As filed with the Securities and Exchange Commission on December 20, 2024.

Registration No. 333-283663

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Flowco Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	3533	99-4382473
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1300 Post Oak Blvd., Suite 450

Houston, Texas 77056

Telephone: 713-997-4877

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph R. Edwards

President and Chief Executive Officer

1300 Post Oak Blvd., Suite 450

Houston, Texas 77056

Telephone: 713-997-4877

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Buck John W. Stribling Sidley Austin LLP 1000 Louisiana Street, Suite 5900 Houston, Texas 77002 Telephone: (713) 495-4500	Ryan J. Maierson Nick S. Dhesi Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Telephone: (713) 546-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated December 20, 2024.

  Shares

Flowco Holdings Inc.

Class A Common Stock

This is an initial public offering of shares of Class A common stock of Flowco Holdings Inc. We are selling      shares of Class A common stock.

Prior to this offering, there has been no public market for the Class A common stock. It is currently estimated that the initial public offering price per share of Class A common stock will be between $   and $  . We intend to apply to list our Class A common stock on The New York Stock Exchange (the “NYSE”) on the under the symbol “FLOC.” This offering is contingent upon final approval of our listing of the Class A common stock on the NYSE.

We will have two classes of common stock outstanding after this offering: Class A common stock and Class B common stock. Each share of our Class A common stock entitles its holder to one vote per share and each share of our Class B common stock entitles its holder to one vote per share on all matters presented to our stockholders generally. Immediately following the consummation of this offering, all of the outstanding shares of our Class B common stock will be held by the Continuing Equity Owners (as defined herein), which will represent in the aggregate approximately  % of the voting power of our outstanding common stock after this offering (or approximately  % if the underwriters exercise in full their option to purchase additional shares).

Our post-offering organizational structure, commonly referred to as an umbrella partnership-C-corporation, or UP-C structure, provides potential future tax benefits to both Flowco Holdings Inc. and our Continuing Equity Owners. Prior to the completion of this offering, Flowco Holdings Inc. will enter into a Tax Receivable Agreement (as defined herein) with certain Continuing Equity Owners and the Blocker Shareholders (as defined herein) that will provide for certain cash payments to be made by Flowco Holdings Inc. to such Continuing Equity Owners and the Blocker Shareholders in respect of certain of the future tax benefits received by Flowco Holdings Inc., utilizing cash for the benefit of such unitholders that otherwise would have been available to us for other uses and for the benefit of all of our stockholders. See “Certain Relationships and Related Person Transactions—Tax Receivable Agreement.”

We will be a holding company, and upon consummation of this offering and the application of proceeds therefrom, our principal asset will consist of LLC Interests (as defined herein) we acquire directly from Flowco MergeCo LLC (“Flowco LLC”) with the proceeds from this offering and indirectly from the Blocker Shareholders (as defined herein) collectively representing an aggregate  % economic interest in Flowco LLC. The remaining  % economic interest in Flowco LLC will be owned by the Continuing Equity Owners through their ownership of LLC Interests.

Flowco Holdings Inc. will be the sole managing member of Flowco LLC. We will operate and control all of the business and affairs of Flowco LLC and its direct and indirect subsidiaries and, through Flowco LLC and its direct and indirect subsidiaries, conduct our business.

Following this offering, we will be a “controlled company” within the meaning of the NYSE rules. See “Our Organizational Structure” and “Management—Controlled Company Exception.”

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, and will be subject to reduced disclosure and public reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our Class A common stock involves risks. See “Risk Factors“ beginning on page 26 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to Flowco Holdings Inc.	$	$

(1)	We refer you to “Underwriting” beginning on page 161 of this registration statement for additional information regarding underwriting compensation.

The underwriters have the option to purchase up to an additional      shares of Class A common stock from us at the initial price to the public less the underwriting discount within 30 days of the date of this prospectus.

The underwriters expect to deliver the shares of Class A common stock against payment in New York, New York on    , 2024.

J.P. Morgan	Jefferies	Piper Sandler

Evercore ISI	BofA Securities	BMO Capital Markets

Pickering Energy Partners	Fearnley Securities	Pareto Securities

TPH&Co.

Prospectus dated    , 2024

Flowco
Flowco

Flowco

The Complete Lifecycle Solution for Every Well.

We have not, and the underwriters have not, authorized anyone to give you any information other than in this prospectus and the information incorporated by reference herein. We can provide no assurances as to the reliability of any other information that others may give you. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus that we file with the Securities and Exchange Commission. This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Through and including    , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a

i

prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States. See “Underwriting.”

BASIS OF PRESENTATION

Organizational Structure

In connection with the closing of this offering, we will undertake certain organizational transactions to reorganize our corporate structure. Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the consummation of the organizational transactions described in the section titled “Our Organizational Structure” and this offering, and the application of the proceeds therefrom, which we refer to collectively as the “Transactions.”

See “Our Organizational Structure” for a diagram depicting our organizational structure after giving effect to the Transactions, including this offering.

Certain Definitions

As used in this prospectus, unless the context otherwise requires, references to:

•

“2024 Business Combination” refers to the acquisition by Flowco LLC, on June 20, 2024, of 100% of the membership interests of each of Estis Intermediate, Flowco Productions and Flogistix Intermediate, as described more fully in “Summary—Recent Developments—2024 Business Combination” and elsewhere in this prospectus.

•

“Blocker Companies” refers to (i) WD Thunder CV Parallel Blocker LP, (ii) WDE Flogistix Upper TE, LLC, (iii) WDE Flogistix Upper FI, LLC, (iv) GEC III-GI FPS Blocker Corp. and (v) GEC III-GI Estis Blocker Corp.

•

“Blocker Shareholders” refer to the owners of the Blocker Companies prior to the Transactions, who will exchange their interests in the Blocker Companies for shares of our Class A common stock in connection with the consummation of the Transactions.

•

“Continuing Equity Owners” refer collectively to holders of LLC Interests and our Class B common stock immediately following consummation of the Transactions, including certain executive officers, employees and other minority investors and their respective permitted transferees who may, following the consummation of this offering, exchange at each of their respective options, in whole or in part from time to time, their LLC Interests (along with an equal number of shares of Class B common stock (and such shares shall be immediately cancelled)) for, at our election, cash or newly-issued shares of our Class A common stock as described in “Certain Relationships and Related Party Transactions—Flowco LLC Agreement—Agreement in Effect Upon Consummation of the Transactions.”

•	“Estis” means Estis Compression, LLC, a Delaware limited liability company. Estis Compression, LLC is the predecessor to Flowco LLC (as defined below).

•	“Estis Intermediate” means Estis Intermediate Holdings, LLC, a Delaware limtied liability company.

•	“Estis Member” means GEC Estis Holdings, LLC, as an Original Equity Owner following the 2024 Business Combination.

•	“Flogistix” means Flogistix, LP, a Texas limited partnership.

•	“Flogistix Intermediate” means Flogistix Intermediate Holdings, LLC, a Delaware limited liability company.

•	“Flogistix Member” means Flogistix Holdings, LLC, as an Original Equity Owner following the 2024 Business Combination.

•	“Flowco LLC” refers to Flowco MergeCo LLC, a Delaware limited liability company. Flowco LLC was formed during June 2024 to effectuate the 2024 Business Combination.

•

“Flowco LLC Agreement” refers to Flowco LLC’s second amended and restated limited liability company agreement, which will become effective substantially concurrently with or prior to the consummation of this offering.

•	“Flowco MasterCo” means Flowco MasterCo LLC, a Delaware limited liability company and a wholly owned subsidiary of Flowco LLC.

•	“Flowco Productions” means Flowco Productions LLC, a Delaware limited liability company.

•

“FPS” or the “FPS Member” means Flowco Production Solutions, L.L.C., as an Original Equity Owner following the 2024 Business Combination. The FPS Member contributed substantially all of its assets to Flowco Productions immediately prior to the contribution of its equity interests in connection with the 2024 Business Combination, and for purposes of such historical financial statement presentations herein, we refer to such entity as “FPS.”

•	“GEC” means GEC Advisors LLC, a Delaware limited liability company.

•	”GEC Affiliates” means GEC and its affiliates, including Jonathan B. Fairbanks.

•	“LLC Interests” refer to the common units of Flowco LLC, including those that we purchase with a portion of the net proceeds from this offering.

•	“Original Equity Owners” refer to the owners of LLC Interests in Flowco LLC prior to the consummation of the Transactions, collectively, which consist of FPS Member, Estis Member and Flogistix Member.

•	“Transactions” refer to the organizational transactions and this offering, and the application of the net proceeds therefrom.

•

“we,” “us,” “our,” the “Company,” “Flowco” and similar references refer: (i) following the consummation of the Transactions, including this offering, to Flowco Holdings Inc., and, unless otherwise stated, all of its direct and indirect subsidiaries, including Flowco LLC; and (ii) prior to the completion of the Transactions, including this offering, to Flowco LLC and, unless otherwise stated, all of its direct and indirect subsidiaries, or, as applicable, the Predecessor.

•	“White Deer” means White Deer Management LLC, a Delaware limited liability company.

•	”White Deer Affiliates” means White Deer and its affiliates.

Flowco Holdings Inc. will be a holding company and the sole managing member of Flowco LLC, and upon consummation of the Transactions, its principal asset will consist of its direct ownership in LLC Interests and a direct non-economic managing member interest in Flowco LLC.

Presentation of Financial Information

Estis and Flowco LLC are accounting predecessors of Flowco Holdings Inc. for financial reporting purposes. Flowco Holdings Inc. will be the public registrant and successor entity following this offering. Accordingly, this prospectus contains the following historical financial statements:

•

Flowco Holdings Inc. Other than the balance sheet, dated as of November 30, 2024, the historical financial information of Flowco Holdings Inc. is not included in this prospectus as it is a newly incorporated entity, has no business transactions or activities to date and had no assets or liabilities during the periods presented in this prospectus. Flowco Holdings Inc. will be the successor upon completion of the organizational transactions discussed in this registration statement.

•

Flowco LLC. Flowco LLC prior to the 2024 Business Combination was determined to lack commercial substance as it had not engaged in any business activities and therefore, one or more of the operating companies would be deemed the accounting acquirer.

•

Estis. Estis was determined to be the accounting acquirer and predecessor to Flowco LLC and Flowco Holdings Inc. primarily based on its relative size when compared to the other two merging entities, majority of economics, majority of board seats nominated as well as significant representation on the executive management team upon the closing of the 2024 Business Combination.

On June 20, 2024, Flowco LLC acquired 100% of the membership interests of each of Estis Intermediate, Flowco Productions and Flogistix Intermediate. We refer to these business combinations as the “2024 Business Combination.” In connection with the 2024 Business Combination, Estis Member contributed substantially all of its assets (including the membership interest of Estis Compression LLC) to Estis Intermediate immediately prior to the consummation of the 2024 Business Combination and the contribution of the membership interest of Estis Intermediate to Flowco LLC. FPS Member also contributed substantially all of its assets to Flowco Productions LLC immediately prior to the consummation of the 2024 Business Combination and the contribution of the membership interests of Flowco productions LLC to Flowco LLC. Flogistix Holdings, LLC also contributed substantially all of its assets (including the equity interests in Flogistix GP, LLC and Flogistix, LP) to Flogistix Intermediate Holdings, LLC immediately prior to the consummation of the 2024 Business Combination and the contribution of the membership interests of Flogistix Intermediate Holdings, LLC to Flowco LLC.

Except as noted in this prospectus, the unaudited pro forma financial information of Flowco Holdings Inc. presented in this prospectus has been derived from the application of pro forma adjustments to the historical consolidated financial statements of Flowco LLC as the predecessor of Flowco Holdings Inc. and the historical consolidated financial statements of FPS and Flogistix as significant acquirees and all are included elsewhere in this prospectus. Subsequent to the 2024 Business Combination on June 20, 2024 the unaudited pro forma financial information of Flowco Holdings Inc. have been derived from the application of pro forma adjustments to the historical consolidated financial statements of Flowco LLC and its subsidiaries. These pro forma adjustments give effect to the 2024 Business Combination and the Transactions as described in “Our Organizational Structure,” including the consummation of this offering, as if all such transactions had occurred on January 1, 2023 in the case of the unaudited pro forma condensed consolidated statements of operations data, and as of September 30, 2024 in the case of the unaudited pro forma condensed consolidated balance sheet data. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a complete description of the adjustments and assumptions underlying the pro forma financial information included in this prospectus. References to the “Pro Forma Fiscal Year 2023” refer to the pro forma financial information derived from or presented in the “Unaudited Pro Forma Condensed Consolidated Financial Information” for the year ended December 31, 2023 and references to the “Pro Forma for the nine months ended September 30, 2024” refer to the pro forma financial information derived from or presented in the “Unaudited Pro Forma Condensed Consolidated Financial Information” for the nine months ended September 30, 2024.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

v

Non-GAAP Financial Measures

We use non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, to supplement financial information presented in accordance with generally accepted accounting principles in the United States, or GAAP. We believe that excluding certain items from our GAAP results provides management additional insight on the consolidated financial performance from period to period to project our future consolidated financial performance as forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, we believe these non-GAAP financial measures provide our stakeholders with useful information to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons. We define EBITDA as net income, plus interest expense, provision for income taxes and depreciation and amortization expense. We define Adjusted EBITDA as EBITDA plus share-based compensation expense, and other non-cash and non-recurring expense. There are limitations to the use of the non-GAAP financial measures presented in this prospectus. For example, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes. See “Prospectus Summary—Summary Historical and Pro Forma Condensed Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

TRADEMARKS

This prospectus includes our trademarks and trade names which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a leading provider of production optimization, artificial lift and methane abatement solutions for the oil and natural gas industry. Our products and services include a full range of equipment and technology solutions that enable our customers to efficiently and cost-effectively maximize the profitability and economic lifespan of the production phase of their operations. Our principal products and services are organized into two business segments: (i) Production Solutions; and (ii) Natural Gas Technologies. Our core technologies include high pressure gas lift (“HPGL”), conventional gas lift, plunger lift and vapor recovery unit (“VRU”) solutions, all of which are overlaid by our proprietary digital technologies and solutions that enable real-time remote monitoring and control to maximize efficiencies of our products and services. These products and services, including proprietary technologies such as HPGL, which was pioneered by Flowco, hold, in their respective categories, leading positions in growing markets, and are used extensively by the largest oil and natural gas producers primarily in the U.S.

We generate revenues throughout the long producing lives of oil and gas wells, which may be able to produce for decades after being drilled and completed. As of September 30, 2024 we operated a fleet of over 4,300 active systems enabling consistent revenue generation. We also sell other products and services that help our customers optimize the value of their assets. We believe that the demand for our products and services is more stable than demand for drilling and completion related services, and this demand has resulted in a more durable, recurring cash flow for our products and services than is typical in many other oilfield services. The production phase of a new oil or natural gas well begins when it is brought online. From this point forward, the rate of production is determined by the geological characteristics of the reservoir from which the well is producing, the design and construction of the wellbore from the reservoir to the surface, and the elapsed time since the well is brought online. This rate of production typically falls over time as the natural reservoir pressure declines and becomes insufficient to bring oil to the surface. This decline is particularly steep for shale wells found in onshore North American oil and natural gas basins.

Artificial lift and production optimization technologies are essential to counteracting this decline, increasing production rates, and maximizing hydrocarbon recovery, all of which improve the economics of a producing well. Artificial lift enables the economic production of oil and natural gas from shale wells that would be otherwise uneconomic. As a result, operating expenses associated with production optimization are less discretionary in nature, placing our solutions on a critical path for producers to generate positive returns and maximize the value of their wells. Furthermore, the production phase is the most stable and least capital-intensive phase of the well lifecycle, driving consistent revenue, durable earnings and stable through-cycle performance for our business. Our products are chosen due to their reliability and ability to aid our customers in achieving maximum output and cash flow from their producing wells. Our products and services also integrate proprietary digital technologies that allow for remote monitoring and other enhanced uses of our equipment.

Our VRUs and other methane abatement solutions capture fugitive emissions of methane, which is a natural byproduct of oil production. As oil flows to the surface and is processed at the wellsite, methane is released as associated gas. Since methane is a very small molecule, much of it escapes as fugitive emissions. In addition, many sources of potential methane emissions exist throughout the natural gas value chain. By capturing these fugitive emissions, our VRUs and other methane abatement solutions allow for monetization of the resulting incremental natural gas volumes and enable our customers to meet their decarbonization goals and comply with regulatory requirements. These innovative and proprietary methane abatement solutions extend across each of our core technologies and can be used on their own as well as in conjunction with our other products and services. Demand for these solutions was initially driven by safety benefits, but accelerated as producers became more aware of the value of monetizing captured vapors, leading to high return on investment outcomes for our customers. Due to recent and emerging regulatory requirements aimed at reducing fugitive methane emissions across oil and natural gas operations from numerous Federal and state-level entities, operating expenses associated with our methane abatement solutions have become increasingly required and therefore non-discretionary in nature. We hold a leading position in the rapidly growing VRU market, which is driven by both economic and environmental benefits, and we have helped drive adoption of our methane abatement solutions with our customers.

We have an operating presence in every major onshore oil and natural gas producing region in the U.S. and have cultivated deep and longstanding customer relationships with leading oil and natural gas producers in each region, including supermajors and large independent producers. We are headquartered in Houston, Texas with major service facilities in Midland, Texas; Carlsbad, New Mexico; and Williston, North Dakota. We operate manufacturing and repair facilities in El Reno, Oklahoma; Houston, Fort Worth, Kilgore and Pampa, Texas; and Lafayette, Louisiana. Our service centers are geographically positioned near our customers’ operations, enabling us to rapidly deploy our solutions and provide responsive, high-quality service nationwide. We had approximately 1,270 full-time employees as of September 30, 2024.

Our business currently operates under two segments: (i) Production Solutions; and (ii) Natural Gas Technologies.

Production Solutions.  We design and deliver products and services that enable our customers to optimize oil and natural gas production rates and volumes to maximize cash flow over the decades-long lives of their wells.

We provide systems applicable to wells from initial production through their natural decline to late-life production, as well as digital technologies that enable the optimization of our systems’ performance and uptime. We also provide methane abatement solutions that enable our customers to capture and monetize fugitive methane emissions, improving the profitability of their wells and their compliance with recent and forthcoming emissions-related regulatory requirements. On a given well, our customers often use three of our production solutions offerings concurrently, utilizing our digital technologies and methane abatement solutions in conjunction with HPGL, conventional gas lift or plunger lift. Furthermore, in many instances, our customers utilize all of our production solutions over the life of a well, as our HPGL transitions to conventional gas lift in mid-stage production, which transitions to plunger lift in later-stage production. In some instances, customers install conventional gas lift components such as side-pocket mandrels at the same time as HPGL, even though the former may not be used for more than a year. We believe our integrated scope of services throughout the life of the well promotes retention and long-term partnerships with our customers. In the nine months ended September 30, 2024, this segment contributed $327.8 million, or 60% of our pro forma revenue. Our production solutions include:

•

High Pressure Gas Lift.  HPGL systems are placed at the wellsite to inject pressurized natural gas into the wellbore. These systems are typically installed when a well is initially brought online and utilized for the first one to two years of the well’s life. High pressure gas injected deep in the well lightens the liquid column, enabling the flow of oil from the formation into the wellbore at flow rates significantly higher than what is otherwise possible. We believe our HPGL systems can deliver the same, or better, production rates when compared to electric submersible pump (“ESP”) systems, which are commonly used for the initial phase of a well’s production. We developed HPGL technology to address several issues in shale well production which became apparent when the shales emerged as a major new source of oil and which can impact the reliability of ESPs. HPGL is designed to operate effectively over a wide range of production rates and to be resilient to produced sand. The rapid decline rates and sand production typical of shale wells can lead to failure of ESP systems, resulting in lost production and a costly intervention and replacement of downhole components. Unlike ESPs, HPGL requires no downhole components beyond the tubing string that is installed on all unconventional wells. The system is entirely controlled and accessible from the surface, leading to improved uptime and return on investment for the producer. HPGL units are provided to customers under contracts which are typically renewed multiple times. We believe the high level of contract renewal is due to the high reliability of our systems and our high levels of customer service.

•

Conventional Gas Lift.  Conventional gas lift systems utilize surface systems placed at the wellsite to inject pressurized natural gas into the wellbore via a series of specifically tuned downhole valves. Conventional gas lift is typically installed after HPGL and utilized in the mid- to late-stage of a well’s producing life. We are the only company capable of providing a comprehensive, customized conventional gas lift system since we provide both surface gas lift systems and high-precision downhole valves, mandrels and gauges. Over the life of the well, we work closely with our customers to modify both the surface and downhole equipment to optimize the value of the well as conditions change. This process of technical consultation and provision of new services and products continues throughout the life of the well, which may span a decade or more.

•

Plunger Lift.  We sell proprietary plunger lift systems that use the well’s natural energy to lift produced liquids to surface. These systems first allow the well’s natural pressure to build and then release the pressure into production equipment at surface, then repeat the cycle. The periodic release of pressure lifts produced liquids to surface, enabling the production of both oil and natural gas. Plunger lift systems are typically installed on wells that have already been producing for multiple years. In many instances, customers transition from our conventional gas lift systems to our plunger lift systems, often as a direct result of our life-of-well integrated solutions. In recent years, plunger usage has increased due to new designs that have widened its applicability, further enhanced by our digital solutions that can optimize the timing of the process. As a result, we are seeing increased adoption of our plunger lift solutions and displacement of rod lift. We sell plunger lift systems to our customers both upon initial installation of a plunger lift system and thereafter as these multi-year solutions require routine maintenance and replacement of key components. Applicability of our plunger lift systems has also expanded with the development of hybrid systems combining gas and plunger lift: plunger-assisted gas lift (“PAGL”); and gas-assisted plunger lift (“GAPL”). In these applications, the build-up of formation gas pressure is supplemented with surface equipment that we also provide for conventional gas lift applications.

•

Digital Solutions.  We employ innovative and proprietary digital solutions to enhance the performance of our various Production Solutions segment offerings, enabling our customers to improve their oil and gas well economics by making more informed and timely operational decisions. Our proprietary Vizion downhole gauges are designed to operate in extreme downhole conditions, providing producers with accurate real-time information about the well, reservoir and lift system to improve critical decision making. Our remote monitoring solutions allow our customers to remotely monitor and optimize production across their well pads. Our automation solutions easily integrate with our gauges, devices and control systems to enable producers to effectively and efficiently operate their wells.

•

Methane Abatement Technologies.  We also manufacture and install proprietary methane abatement technologies that allow producers to reduce fugitive methane emissions associated with their wellsite operations. Marketed under our ZTECH4 brand name, these include Sentry, our bolt-on emissions reduction technology that can be retrofitted to compressor packages; and Vault, our natural gas recycling system that reduces the need to flare or vent methane during maintenance. In all cases, our methane abatement technologies enable the operator to monetize valuable methane and to meet their decarbonization goals.

Natural Gas Technologies.  We design and manufacture products and provide services that allow our customers to optimize cash flow related to natural gas production and monetize or utilize fugitive emissions related to producing oil and natural gas wells and other emissions-prone operations. We also provide ancillary and complementary products and services, as well as develop and sell related digital solutions in connection with these technologies. In the nine months ended September 30, 2024, this segment contributed $219.5 million, or 40% of our pro forma revenue. Our natural gas technologies include:

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Vapor Recovery.  We manufacture, rent, sell and service VRU systems that capture fugitive natural gas vapors through a specialized system stationed on a well pad or in proximity to any methane emissions-prone component in the natural gas and unconventional oil value chains. The fugitive vapors are then compressed and typically delivered into the sales line for monetization by the customer or can be returned downhole to assist with artificial lift or production optimization. Our VRU systems employ digital applications that provide real-time data monitoring, predictive maintenance analytics and remote control, driving uptime and cash flows for our customers and preserving and maintaining our VRU assets. We offer most of our VRU systems on a contracted basis to our customers. We believe we have a high rate of contract renewal and long-term deployments due to the high reliability of our systems and our high levels of customer service. In addition, when requested, we will also sell systems directly to customers.

•	Natural Gas Systems. We manufacture natural gas systems at our domestic facilities. We focus on packaging systems tailored to production optimization applications, including those provided by our

Production Solutions segment. In addition to manufacturing units for our own use in our Production Solutions segment, we also sell these systems directly to traditional contract systems service providers.

We leverage our domestic manufacturing capabilities to ensure delivery of high-quality products with industry-best reliability and uptime, as well as to reduce our exposure to global supply chains. Our vertically integrated business model reduces the capital intensity associated with maintaining and growing our fleet of service equipment by capturing the manufacturing margin, reducing lead times of equipment deliveries and enabling us to optimize our inventory levels. This improves payback periods across most of our major product categories and streamlines commercialization of new innovations being incorporated into our Production Solutions segment. We believe that our control of these processes allows us to optimize inventory levels and to our customers’ evolving needs, while also facilitating innovation and improvements to our solutions offerings.

We supply critical equipment and services to the top oil and natural gas producers, who rely on our expertise to optimize the flow of oil and natural gas for the decades after wells have been drilled and completed. As producers further consolidate, we expect they will continue to manage capital expenditures related to their drilling and completion programs while focusing on optimizing and maximizing the value of their production streams. Our revenue generation is diversified across a wide range of customers. Our top ten customer accounts represent approximately 51% of our total pro forma revenue for the year ended December 31, 2023. We have strong relationships with our key customers, and given our market leadership in our main segments, we have successfully worked with our customers to bring new solutions to market. Our differentiated products and services drive superior returns for our customers and have facilitated strong and lasting relationships with our diversified customer base.

We have a long history and successful track record of innovation and high-quality service to our customers. Flowco’s two business segments are underpinned by well-known and established brands with reputations for superior performance and reliability. These brands include (i) Estis; (ii) Flowco Production Solutions; and (iii) Flogistix. Estis was founded in 2002 as a leader in compression and artificial lift technologies serving the HPGL and traditional gas lift markets. Flowco Production Solutions was founded in 2014 as a leader in gas lift and other artificial lift solutions with a comprehensive offering of gas lift and plunger lift products. Flogistix was founded in 2011 as a premier production optimization and atmospheric solutions provider with an emphasis on vapor recovery solutions. The three brands were combined in June 2024 to create Flowco as a pure play market leader for production optimization, artificial lift and methane abatement solutions. By uniting the three companies, we can offer comprehensive solutions that enable our customers to maximize cash flow over the decades-long lives of their wells.

Competitive Strengths

Our objective is to create value for our stockholders by serving as the leading provider of production optimization, artificial lift and methane abatement solutions that help our customers maximize production and profit at the wellhead through a comprehensive offering of proprietary products and services. We believe that the following strengths differentiate us from our peers and position us well to execute on our strategy.

Pure play market leader for production optimization, artificial lift and methane abatement

We are a leading production optimization, artificial lift and methane abatement solutions provider to producers in every major onshore U.S. oil and natural gas producing region. We are solely focused on this segment of the market and our capital allocation strategy allows us to pursue product development and growth in response to planned and emerging customer demands. We design, manufacture, sell, rent and service products engineered to enable our customers to maximize the value of their assets by optimizing production through the life of their producing oil and natural gas wells. Because our products and services are focused on optimizing oil and natural gas well production throughout a well’s life and driven by our customers’ non-discretionary operating expenditures over the multi-decade lifecycle of their wells, rather than cycle-driven capital expenditure budgets for drilling and completions, we are positioned to generate highly durable earnings. Our products are sold under a collection of premier brands with strong recognition and reputations for superior performance and reliability.

Differentiated technologies and services drive superior returns for our customers

We have built our business through a focus on new product innovation and the development of leading technologies. Our HPGL solutions, a technology that we pioneered in partnership with one of our leading customers, accelerate initial production of oil-producing wells. We believe HPGL is a more reliable alternative to other methods of high-flow artificial lift, including ESP systems, as it has no electrical or moving downhole parts and it eliminates downhole failures which lead to lost production and substantial intervention and pump replacement costs, thereby maximizing producers’ cash flow and return on capital employed. Our vapor recovery systems and methane abatement solutions allow for the safe capture and monetization of high value natural gas that would otherwise be vented or flared, providing a meaningful uplift to our customers’ gas production stream cash flows. In addition, these systems assist our customers to meet tightening emissions regulations and their decarbonization goals. We have made continuous improvements to our plunger lift system design that maximize efficient and economical production for our customers’ wells, positioning our plunger lift solutions as an attractive option for wells in more mature stages of production and which are displacing rod lift for many applications. We believe our product offerings within each of these categories hold leading market positions due to their superior performance, industry-leading reliability and high return on investment for our customers. Our leading fleet mechanical availability across the breadth of our installed equipment further differentiates us as the preferred partner for many of our customers due to the significant costs of failure and downtime for those systems. Our digital and automation technologies further enhance customer outcomes through real time remote monitoring, valuable analytics and remote operations capabilities that help to optimize production and improve operational safety and efficiency. Furthermore, we have an active pipeline of potential new and differentiated technologies across various stages of development to further enhance our existing offerings so that we may continue to play an important role in partnership with our customers.

Broad scope of production services distinguishes us from our competitors and supports retention and long-term partnership with our customers

While our technology offerings individually provide considerable value for our customers on their own, we believe our broad scope of production optimization, artificial lift and methane abatement solutions and our ability to provide seamless service transition across the decades-long lifecycle of a well drives retention and supports long-term partnerships with our customers. Additionally, upstream consolidation is driving customer demand for providers of highly reliable and comprehensive solutions that enable them to optimize the cash flow of their asset base. We believe that our ability to integrate our services and facilitate cost-effective and operationally seamless transitions of our solutions offerings during the long producing lives of wells distinguishes Flowco from our competitors, positioning us as a preferred partner for our customers.

Cash flows driven by our customers’ recurring production operating expenditures rather than short-term drilling and completion capital expenditures

We believe that our focus on oil and natural gas production, rather than drilling and completion, places us on the critical path to maximize the value of our customers’ wells. Our revenues are generated across the long life of a producing well, which after being drilled and completed over several weeks, may remain on production for decades. Furthermore, unlike the drilling and completions markets, which have been volatile in recent years, the more attractive domestic artificial lift market, which is driven by non-discretionary operating expenditures, has grown significantly as producers increasingly focus on production optimization and artificial lift as an enabler for their unconventional reservoir development and a catalyst for improved output from producing wells, which leads to more durable cash flow generation for our business, even in cyclical market scenarios.

Vertically integrated supply chain drives technology implementation and delivers industry leading margins and returns

We operate a vertically integrated business model across all of our product categories which drives our technology leadership and further enhances our competitiveness with regard to reliability, performance and capital investment. We domestically manufacture our core technologies including HPGL and VRU, as well as our traditional surface gas lift systems, gas lift valves, mandrels, plunger lift systems and other products. Our commitment to domestic manufacturing minimizes the risk of delays or quality issues inherent with international and domestic third-party vendors. Additionally, coupled with our experience in developing innovative technological solutions, our vertically integrated supply chain gives us the ability to rapidly refine and advance changes to product design or address customer-specific requests. We believe our vertically integrated supply chain reduces our rental fleet capital expenditures by capturing manufacturing margin, underpins our industry-leading margins, and coupled with the long useful lives and low maintenance capital requirements of our assets, drives our leading returns and free cash flow profile. Moreover, our digital-enabled solutions support optimized operations with real-time monitoring and predictive analytics, further supporting performance and reliability for our products and extending the useful lives of our assets over multiple decades. We believe we are uniquely positioned in the market as an attractive option for our stockholders to participate in continued growth in our core business characterized by attractive free cash flow and returns.

High quality and diverse customer base of leading oil and natural gas producers across every major onshore producing region in the U.S.

Our platform serves substantially all of the top U.S. oil and natural gas producers. These well-capitalized producers provide reliable continuing cash flows, as well as significant opportunities for further growth across our product and service offering. We believe as producers further consolidate, they will continue to focus on optimizing and maximizing the value of their production streams, while exercising capital discipline in drilling and completion programs. Also, as a result of this consolidation, producers will increasingly gravitate toward full-cycle, comprehensive solutions such as those that we offer. Our revenue generation is well diversified across a wide range of customers. Our largest customer during the year ended December 31, 2023 represents approximately 8% of our total pro forma revenue for the period, and our top ten customers comprise approximately 51% of our total pro forma revenue for the same period. Our differentiated products and services have driven superior returns for our customers due to their performance and reliability and have facilitated high retention and low churn with our diversified customer base. We have strong and lasting relationships with our key customers, and given our market leadership in our main segments, we have successfully partnered with our customers to bring new solutions to market. Our products and services are utilized across all major onshore oil and natural gas producing regions in the U.S.

Best-in-industry technical capabilities drive continuous improvement and robust technology pipeline

We leverage our leading technical expertise to make continuous improvements to our suite of proprietary and digital-enabled technologies and solutions, further supported by data collection from our industry-leading installed base of operating equipment. The enhanced application of our products and services through real-time monitoring, actionable analytics, automation and remote operations helps our customers maximize the value of our solutions through safe and efficient operations due to their durability and reliability, which is born out through rigorous testing in accordance with stringent performance standards. We also own a significant portfolio of patents, trademarks, licenses and other intellectual property that underpins our suite of innovative solutions. Furthermore, we have an active pipeline of new differentiated technologies across various stages of development that will add value for the customer through optimized production while helping them decarbonize their operations. We believe our customers will continue to adopt automation to drive productivity and efficiency in the coming years. Digital technology has become increasingly important as producers seek to improve reservoir performance and increase oil and natural gas recovery and profitability throughout the well lifecycle.

Highly experienced management team that has driven substantial value creation for stakeholders in past endeavors

Our highly experienced management team is focused on the operational success of the Company and driving leading returns generation as their interests are aligned with those of investors and customers. The team is led by Joe Bob Edwards, who serves as our President and Chief Executive Officer. With over 26 years in energy private equity, Mr. Edwards brings significant experience across a broad group of energy-focused businesses to his role leading the Company. Additionally, the leadership team is comprised of executives that have long tenure with their respective businesses and are invested in the growth outlook of Flowco, including John Gatlin (Executive Vice President and Chief Operating Officer), Jon Byers (Chief Financial Officer), Chad Roberts (Executive Vice President, Production Solutions), and Mims Talton (Executive Vice President, Natural Gas Technologies). Collectively, our management team has deep industry, operational, managerial and financial experience required to effectively manage the Company and enable it to capitalize on business opportunities. With a proven ability to generate through-cycle returns, our team has been responsible for developing our business and executing our success to date. Additionally, our principal stockholders, Global Energy Capital and White Deer Energy, have proven track records growing companies throughout the energy value chain with a focus on the energy services sector. After giving effect to this initial public offering, management and other employees will have a    % beneficial ownership interest in the Company.

Substantial fleet of service equipment with long useful lives, low maintenance capital requirements and low customer churn drive earnings durability and support strong returns

Several of our service lines include an installed base of equipment that are provided to our customers under term contracts. The majority of our surface systems, including HPGL and conventional gas lift systems, as well as our vapor recovery units, are long-lived assets that require minimal ongoing maintenance expenditures and are deployed for long durations in connection with services to our customers. The breadth of our core technologies enables us to offer our customers solutions that seamlessly transition across the full well lifecycle and changing production profile. Based on the design and operating footprint of our solutions, progressing to other Flowco solutions along the life of the well minimizes switching costs resulting from changing providers and reduces downtime and costs associated with requiring intervention to support such transitions, ultimately improving the cash flow of our customers. This dynamic, bolstered by the enhanced performance and reliability of our solutions, drives customer retention, long-duration deployments and visibility into stable cash flows for our business.

Strong balance sheet provides ample access to capital and flexibility to support our strategic objectives

We believe that maintaining a strong balance sheet provides ample access to capital and financial and operational flexibility which enable us to achieve our strategic objectives. Access to liquidity and conservative leverage has supported our growth through prior industry cycles by allowing us to invest in our human capital and our continuous pursuit of improvement to our production optimization, artificial lift and methane abatement solutions, while also ensuring our high service quality standards are maintained. We believe that our cash flow, liquidity and leverage profile will allow us to meet our organic growth objectives in the near term. Our focus on our financial strength and flexibility through preserving a prudent balance sheet also enables us to take advantage of strategic acquisition opportunities.

Business Strategies

We intend to achieve our primary business objectives by successfully executing on the following strategies.

Pursue continued growth in our core markets of production solutions and natural gas technologies

We are a pure play production optimization, artificial lift and methane abatement solutions provider to the largest oil and natural gas producers in the U.S. We intend to maintain and strengthen our market leading position through continuous product and service offering improvements and a focus on driving superior returns for our customers in their efforts to maximize the profitability and economic lifespans of their producing wells. Through our broad suite of solutions within our Production Solutions and Natural Gas Technologies segments, we are uniquely positioned to serve all of our customers’ requirements in these key disciplines. We expect the demand for production optimization, artificial lift and methane abatement solutions to continue to rise, and many of our customers are currently utilizing Flowco products in one or more but not all of our product categories. We believe there is ample opportunity for us to accelerate growth in our business by capturing additional revenue with key customers through cross-selling of additional Flowco products and services in the near-term.

Focus on generating superior returns and a stockholder-first capital allocation strategy

Our commitment to superior returns, reinforced by our management team’s meaningful ownership in the business, is reflected in our industry-leading returns. We intend to maintain our pursuit of maximizing total stockholder return through a comprehensive capital allocation strategy, including organic growth, M&A and dividends. Each capital allocation decision will be viewed through the lens of enhancing stockholder returns. In addition to our organic growth strategy, we intend to opportunistically pursue inorganic growth through disciplined sourcing and evaluation of M&A opportunities. Any potential acquisitions will focus on providing complementary solutions or capabilities that offer a strong strategic or synergistic fit and that will enable us to generate accretive value to our customers without impairing our profitability, cash flow profile or balance sheet strength. Flowco has an impressive and well-documented history of returning cash to investors through distributions while maintaining low leverage. We expect to initiate a dividend program upon going public.

Focus on serving customer production optimization needs for the full lifecycle of their wells

Through our broad suite of efficiency-driven solutions for optimizing uptime and profitability, we are uniquely positioned to serve customers across their operating geographies and throughout the decades-long lives of their wells. The scope of our product offerings and exclusive focus on the production phase of the well lifecycle allows us to work with customers to provide optimal solutions both as their well production profiles change over time and through continuous product innovation. We strategically target the production phase, as it is the most stable and least capital-intensive phase of the well lifecycle. By targeting products and services in this phase, we have achieved greater durability of revenue, cash flow and through-cycle performance for our business. This focus has also resulted in improved consistency and greater visibility into revenue and stability of cash flow generation due to exposure to customers’ ongoing and non-discretionary operating expense budgets, as opposed to capital expense budgets. Unlike drilling and completion activities, which can be measured in weeks, wells produce oil and natural gas for many decades. Our products and services are chosen by our customers due to their reliability and ability to achieve maximum output from their wells, in addition to assisting them with their decarbonization efforts through monetization and use of fugitive gas emissions.

Pursue disciplined growth in the U.S. by continuing to expand our addressable market through innovation and increased penetration in our key product lines

We expect to grow our presence in the U.S. by capitalizing on important trends in the oil and natural gas industry that play to our strengths. Gas lift, including HPGL, is seeing increasing adoption as oil and gas producers are increasingly concerned about the reliability of their artificial lift systems. We believe gas lift is more reliable than ESPs due to having fewer electrical and moving parts downhole, which leads to a superior value proposition through the elimination of downhole failures which result in lost production and substantial intervention and pump replacement costs. Furthermore, when compared with ESPs, gas lift systems are generally more tolerant of high temperatures and pressures, better suited for handling sand and other solids, more resilient to changing well conditions and easier to maintain. We currently serve a significant portion of the addressed HPGL market and intend to uphold our market leading position as we continue to grow into the largely unaddressed total addressable market (“TAM”). Oil and natural gas producers are also increasingly motivated to capture previously vented methane through the use of our VRUs, due to both economic and regulatory incentives. We were instrumental in helping our customers realize and adopt this technology and we expect to see further adoption by oil and natural gas producers. We believe we are the largest provider serving the largely unaddressed North American market for VRUs. Importantly, the growth outlook for gas lift and VRU demand is not dependent on drilling and completion activity. We are also well-positioned to achieve growth in our methane abatement solutions as industries beyond oil and natural gas producers, such as the midstream, refining and downstream industries and adjacent emissions-prone industries such as waste, ammonia and agriculture, seek to address their emissions challenges across their value chains.

Leverage our vertically integrated supply chain to continuously innovate and invest in production optimization solutions and maximize our returns

We are dedicated to maintaining and enhancing our vertically integrated supply chain to continue our strong track record of innovation and rapid product development, and to enhance our profitability and returns. Our commitment to continuous improvement across our core product suite spurs new product initiatives both internally and while working closely with our customers throughout the product lifecycle. Many of our products are installed and on location with customers for months or years at a time, leading to abundant data and feedback from customers on product performance, outcomes and improvement opportunities. For example, we pioneered the HPGL technology in 2017 alongside one of our key customers in our conventional gas lift market. Today, HPGL has become a preferred alternative to ESPs due to the elimination of downhole equipment failures, which lead to lost production and intervention and pump replacement costs associated with ESP usage. Additionally, our VRUs offer increased safety and economic value capture while making meaningful emissions reductions at the wellhead. While many of our customers initially sought to employ VRUs due to environmental and decarbonization goals, they now leverage VRUs as an economic driver to monetize fugitive emissions with high value gas vapors. As customer demand grows, our domestic manufacturing footprint can support additional scale while mitigating risks associated with sourcing important components, enabling us to capture manufacturing margin and enhance return on our service equipment. We have also strategically positioned our operations near some of the most prolific oil and natural gas plays in the U.S. This enables us to responsively deploy products and services based on market needs to the most significant areas of active oil and natural gas production across the U.S., which maximizes customer uptime and ensures high-quality service.

Partner with our customers to accelerate and enhance the effectiveness of their methane abatement efforts

We continually seek opportunities to enhance our partnerships with customers by innovating and developing methane abatement solutions that help them to optimize the profitability of their production operations, by monetizing their fugitive gas emissions while also supporting their compliance with recent and emerging regulatory requirements. To minimize methane emissions, we provide vapor recovery systems to capture and monetize natural gas and volatile organic compounds during the separation and storage of oil, natural gas and produced water from operating reservoirs, precluding the need to vent or flare these valuable hydrocarbons. We also provide solutions to reduce fugitive emissions from the operations and maintenance of compressors used in oil and natural gas operations. The value proposition of our solutions is reinforced by our data-driven digital offerings, which optimize the performance of equipment at the wellsite and help our customers quantify their economic and environmental benefits. In addition to addressing the growing demand for methane abatement solutions from the oil and natural gas industry, we intend to expand and adapt our portfolio of proprietary emissions solutions to scale our value proposition to customers downstream of the wellsite, such as the midstream and refining industries, as well as adjacent high-emission industries such as waste, ammonia and agriculture.

Drive superior outcomes by attracting and retaining best-in-class personnel and maintaining a strong innovation and customer-focused culture

Our industry leadership and expertise are underpinned by a strong entrepreneurial culture of customer-driven innovation and service and our ability to attract and retain best-in-class talent and leaders. We have attracted, and expect to continue to attract, some of the most experienced and well-respected managers, technical personnel and service professionals in the industry. Our senior management team has extensive operational, financial and managerial experience in businesses operating across multiple stages of the well lifecycle. We will continue to invest in securing and developing top talent at all organizational levels. Our people are a key component of our mission to continue to deliver innovative efficiency-driven solutions and profitability for our customers.

Recent Developments

2024 Business Combination

On June 20, 2024, Flowco LLC acquired 100% of the membership interests of each of Estis Intermediate, Flowco Productions and Flogistix Intermediate. We refer to these business combinations as the “2024 Business Combination.” In connection with the 2024 Business Combination, the FPS Member also contributed substantially all of its assets to Flowco Productions immediately prior to the consummation of the 2024 Business Combination and the contribution of the membership interests of Flowco Productions to Flowco LLC. As a result of the 2024 Business Combination, our Original Equity Owners acquired the following ownership interest in Flowco LLC:

•	GEC Estis Holdings, LLC (i.e., Estis Member) — 51%;

•	Flowco Production Solutions, L.L.C. (i.e., FPS Member) — 26%; and

•	Flogistix Holdings, LLC (i.e., Flogistix Member) — 23%.

The Estis Member and FPS Member are affiliates of GEC Advisors LLC (“GEC”) and its controlling member, Jonathan B. Fairbanks. The Flogistix Member is an affiliate of White Deer.

In connection with the Transactions, and immediately prior to the consummation of this offering, GEC and White Deer will effect transactions that result in the distribution of LLC Interests held directly by the Original Equity Owners to their direct or indirect members, including the Continuing Equity Owners and the Blocker Shareholders that will remain affiliates of GEC and White Deer. In connection with such distribution of LLC Interests, Flowco LLC will repurchase and redeem LLC Interests assigned to certain non-affiliate holders. See “Use of Proceeds.”

2024 Credit Agreement

On August 20, 2024, our wholly owned subsidiaries Flowco MasterCo LLC, Flowco Productions LLC, Estis Intermediate and Flogistix Intermediate, as borrowers, and other loan parties (collectively, the “Loan Parties”) entered into a first lien credit agreement which provides for a $700 million aggregate principal amount senior secured revolving credit facility (as amended to date, the “Credit Agreement”). On November 27, 2024, the Loan Parties entered into an amendment to the Credit Agreement which increased the aggregate revolving commitment to $725 million. The Credit Agreement continues our Prior Estis Credit Facility (as defined below), and borrowings were used to repay all outstanding indebtedness under our prior Flowco Productions and Flogistix Intermediate credit agreements. For additional information regarding the Credit Agreement, please see “Description of Indebtedness—Credit Agreement.”

Stockholders Agreement

Under the Stockholders Agreement, (i) GEC will have the right to designate two (2) of our directors, or the “GEC Directors,” for as long as GEC and its affiliates (the “GEC Affiliates”) beneficially own, directly or indirectly, in the aggregate at least 20% of our issued and outstanding Class A common stock (assuming that all outstanding LLC Interests in Flowco LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis) (our “Deemed Outstanding Class A Shares”), and if at any time the GEC Affiliates beneficially own, directly or indirectly, in the aggregate less than 20% and at least 10% of our Deemed Outstanding Class A Shares, GEC will have the right to designate one (1) of our directors as a GEC Director, and (ii) White Deer will have the right to designate one (1) of our directors, or the “White Deer Director,” which will be the White Deer Director for as long as White Deer beneficially owns, directly or indirectly, in the aggregate, at least 10% of our Deemed Outstanding Class A Shares. The initial directors upon the consummation of this offering will be Jonathan B. Fairbanks and Alexander Chmelev, as the GEC Directors, Ben A. Guill, as the White Deer Director, Joseph R. Edwards, our CEO, and three independent directors mutually agreed by GEC and White Deer.

Following the consummation of this offering, (i) for so long as the GEC Affiliates beneficially own, directly or indirectly, in the aggregate at least 30% of our Deemed Outstanding Class A Shares, GEC will also be entitled to designate for nomination by the board of directors (the “Board”) in any applicable election, that number of individuals who satisfy specified NYSE and SEC independence requirements (the “Independence Requirements”), which, assuming all such individuals are successfully elected to the board, when taken together with any incumbent independent director initially designated at the closing of this offering or subsequently designated for nomination by GEC (an “Independent Director”) not standing for election in such election, would result in there being at least three (3) Independent Directors on the Board (and to designate for nomination by the Board in any applicable election any other directors intended to qualify as Independent Directors), and (ii) if at any time, the GEC Affiliates beneficially own, directly or indirectly, in the aggregate less than 30% but at least 20% of the Deemed Outstanding Class A Shares, GEC will be entitled to designate for nomination by the Board in any applicable election that number of individuals who each satisfy the Independence Requirements, which, assuming all such individuals are successfully elected to the Board, when taken together with any incumbent Independent Director not standing for election in such election, would result in there being two (2) Independent Director serving on the Board. Individuals designated by GEC as Independent Directors do not count against the number of GEC Directors that may be designated. GEC is not entitled to designate any individuals as Independent Directors if at any time the GEC Affiliates beneficially own, directly or indirectly, less than 20% of the Deemed Outstanding Class A Shares.

Under the Stockholders Agreement, GEC and White Deer will also have special consent rights with respect to certain actions by the company and its subsidiaries as long as GEC Affiliates or White Deer Affiliates, respectively, beneficially own, directly or indirectly, at least 10% of the Deemed Outstanding Class A Shares.

For additional information regarding the Stockholder Agreement, please see “Certain Relationships and Related Party Transaction—Stockholder Agreement.”

Summary Risk Factors

Participating in this offering involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading “Risk Factors” included elsewhere in this prospectus may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks we face include the following:

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trends in crude oil and natural gas prices may affect production-related activities and production-related operating expenditures by our customers, and therefore the demand for, and profitability of, our products and services;

•	decreased expenditures by our customers can adversely impact our customers’ demand for our products and services and our revenue;

•	our operations could be adversely affected by global market and economic conditions in ways we may not be able to predict or control;

•	we could lose customers or generate lower revenue, operating profits and cash flows if there are significant increases in the cost of raw materials or if we are unable to obtain raw materials;

•	the loss of one or more significant customers could have an adverse impact on our financial results;

•	investor sentiment towards climate change, fossil fuels and other Environmental, Social and Governance matters could adversely affect our access to and cost of capital and stock price;

•	the inability to protect or obtain patent and other intellectual property rights could adversely affect our revenue, operating profits and cash flows;

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federal, state and local legislative and regulatory initiatives relating to oil and gas development and the potential for related litigation could result in increased costs and additional operating restrictions or delays for our customers, which could reduce demand for our products;

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we and our customers are subject to extensive environmental and health and safety laws and regulations that may increase our costs, limit the demand for our products and services or restrict our operations;

•	tariffs and other trade measures could adversely affect our results of operations, financial position and cash flows;

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following this offering, GEC and White Deer will collectively control us, and each of them will individually have significant influence over us, including control over decisions that require the approval of stockholders; and

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we have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and share price.

Before you invest in our Class A common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”

Summary of the Transactions

Flowco Holdings Inc., a Delaware corporation, was formed on July 25, 2024 and is the issuer of the Class A common stock offered by this prospectus. Prior to this offering, all of our business operations have been conducted through Flowco LLC and its direct and indirect subsidiaries. Prior to the Transactions, we expect there will initially be one holder of common stock of Flowco Holdings Inc., Flowco LLC. We will consummate the following organizational transactions in connection with this offering:

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we will amend and restate the existing limited liability company agreement of Flowco LLC, which will become effective substantially concurrently with or prior to the consummation of this offering, to, among other things: (i) recapitalize all existing ownership interests in Flowco LLC into LLC Interests; and (ii) issue a non-economic member interest and appoint Flowco Holdings Inc. as the sole managing member of Flowco LLC upon its acquisition of LLC Interests in connection with this offering;

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we will amend and restate Flowco Holdings Inc.’s certificate of incorporation to, among other things, provide: (i) for Class A common stock, with each share of our Class A common stock entitling its holder to one vote per share on all matters presented to our stockholders generally; and (ii) for Class B common stock, with each share of our Class B common stock entitling its holder to one vote per share on all matters presented to our stockholders generally, and that shares of our Class B common stock may only be held by the Continuing Equity Owners and their respective permitted transferees as described in “Description of Capital Stock—Common Stock—Class B Common Stock;”

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Flowco Holdings Inc. will acquire, directly or indirectly, the LLC Interests held by certain of the existing indirect owners of Flowco LLC, by means of one or more mergers or otherwise, including mergers of the Blocker Companies, in exchange for      shares of our Class A common stock;

•	we will issue shares of our Class B common stock to the Continuing Equity Owners, which is equal to the number of LLC Interests held by such Continuing Equity Owners, for nominal consideration;

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we will issue      shares of our Class A common stock to the purchasers in this offering (or      shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) in exchange for net proceeds of approximately $   million (or approximately $   million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) based upon an assumed initial public offering price of $   per share (which is the mid-point of the estimated price range set forth on the cover page of this prospectus), less the underwriting discount and estimated offering expenses payable by us;

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we will use the net proceeds from this offering to purchase       newly issued LLC Interests (or       LLC Interests if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from Flowco LLC at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discount and estimated offering expenses payable by us;

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Flowco LLC intends to use the net proceeds from the sale of LLC Interests to Flowco Holdings Inc. to: (i) repay indebtedness under our Credit Agreement; (ii) to redeem approximately $   million of Flowco LLC interests (assuming an initial public offering price of $   per share) from non-affiliate holders; and (iii) for general corporate purposes, in each case, as described under “Use of Proceeds;” and

•

Flowco Holdings Inc. will enter into: (i) the Stockholder Agreement with GEC, White Deer and certain of their affiliates; (ii) the Registration Rights Agreement with the Continuing Equity Owners and Blocker Shareholders; and (iii) the Tax Receivable Agreement with Flowco LLC and each of the TRA Participants. For a description of the terms of the Stockholders Agreement, the Registration Rights Agreement and the Tax Receivable Agreement, see “Certain Relationships and Related Party Transactions.”

Immediately following the consummation of the Transactions (including this offering):

•	Flowco Holdings Inc. will be a holding company and its principal asset will consist of the LLC Interests it acquires directly from Flowco LLC and indirectly from the Blocker Shareholders;

•	Flowco Holdings Inc. will be the sole managing member of Flowco LLC and will control the business and affairs of Flowco LLC and its direct and indirect subsidiaries;

•

Flowco Holdings Inc. will own,       LLC Interests of Flowco LLC, representing approximately  % of the economic interest in Flowco LLC (or       LLC Interests, representing approximately  % of the economic interest in Flowco LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•

GEC Affiliates (directly and indirectly including through certain Blocker Shareholders) will own (i)      shares of Class A common stock of Flowco Holdings Inc. (or      shares of Class A common stock of Flowco Holdings Inc. if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately  % of the combined voting power of all of Flowco Holding’s common stock and approximately  % of the economic interest in Flowco Holdings Inc. (or approximately  % of the combined voting power and approximately  % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), (ii) directly through the GEC Affiliates’ ownership of LLC Interests and indirectly through Flowco Holdings Inc.’s ownership of LLC Interests, approximately  % of the economic interest in Flowco LLC (or approximately  % of the economic interest in Flowco LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (iii)      shares of Class B common stock of Flowco Holdings Inc., representing approximately  % (and, together with the shares of Class A common stock,  %) of the combined voting power of all of Flowco Holdings Inc.’s common stock (or      shares of Class B common stock of Flowco Holdings Inc., representing approximately  % (and, together with the shares of Class A common stock,  %) if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•

White Deer Affiliates (directly and indirectly including through certain Blocker Shareholders) will own (i)      shares of Class A common stock of Flowco Holdings Inc. (or      shares of Class A common stock of Flowco Holdings Inc. if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately  % of the combined voting power of all of Flowco Holding’s common stock and approximately  % of the economic interest in Flowco Holdings Inc. (or approximately  % of the combined voting power and approximately  % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), (ii) directly through the White Deer Affiliates’ ownership of LLC Interests and indirectly through Flowco Holdings Inc.’s ownership of LLC Interests, approximately  % of the economic interest in Flowco LLC (or approximately  % of the economic interest in Flowco LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (iii)      shares of Class B common stock of Flowco Holdings Inc., representing approximately  % (and, together with the shares of Class A common stock,  %) of the combined voting power of all of Flowco Holdings Inc.’s common stock (or      shares of Class B common stock of Flowco Holdings Inc., representing approximately  % (and, together with the shares of Class A common stock,  %) if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•

The Continuing Equity Owners (excluding GEC Affiliates and White Deer Affiliates) will collectively own: (i)      LLC Interests of Flowco LLC, representing approximately  % of the economic interest in Flowco LLC (or      LLC Interests, representing approximately  % of the economic interest in Flowco LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and (ii) shares of Class B common stock of Flowco Holdings Inc., representing approximately  % of the combined voting power of all of Flowco Holdings Inc.’s common stock (or      shares of Class B common stock of Flowco Holdings Inc., representing approximately  % if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

•

the purchasers in this offering will own: (i)      shares of Class A common stock of Flowco Holdings Inc. (or      shares of Class A common stock of Flowco Holdings Inc. if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately  % of the combined voting power of all of Flowco Holdings Inc.’s common stock and approximately  % of the economic interest in Flowco Holdings Inc. (or approximately  % of the combined voting power and approximately  % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and (ii) through Flowco Holdings Inc.’s ownership of LLC Interests, indirectly will hold approximately  % of the economic interest in Flowco LLC (or approximately  % of the economic interest in Flowco LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

As the sole managing member of Flowco LLC, we will operate and control all of the business and affairs of Flowco LLC and, through Flowco LLC and its direct and indirect subsidiaries, conduct our business. Following the Transactions, including this offering, Flowco Holdings Inc. will have a minority economic interest in Flowco LLC, but will control the management of Flowco LLC as its sole managing member. As a result, Flowco Holdings

Inc. will consolidate Flowco LLC and record a significant non-controlling interest in a consolidated entity in Flowco Holdings Inc.’s consolidated financial statements for the economic interest in Flowco LLC held by the Continuing Equity Owners.

For more information regarding the Transactions and our structure, see “Our Organizational Structure.”

Ownership Structure

The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

(1)	Investors in this offering will hold approximately % of the combined voting power of Flowco Holdings Inc. (or approximately % of the combined voting power if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

After giving effect to the Transactions, including this offering, Flowco Holdings Inc. will be a holding company whose principal asset will consist of  % of the outstanding LLC Interests of Flowco LLC (or  % if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). The resulting ownership interests of the Continuing Equity Owners and certain affiliates will be  % of the outstanding LLC Interests of Flowco LLC (or  % if the underwriters exercise in full their option to purchase additional shares of our Class A common stock).

Corporate Information

Flowco Holdings Inc., the issuer of the Class A common stock in this offering, was incorporated as a Delaware corporation on July 25, 2024. Our corporate headquarters are located at 1300 Post Oak Blvd., Suite 450, Houston, Texas 77056. Our telephone number is 713-997-4877. Our principal website address is www.flowco-inc.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As a result:

•

we are required to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

•	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•

we are not required to comply with the requirement of the Public Company Accounting Oversight Board, or PCAOB, regarding the communication of critical audit matters in the auditor’s report on the financial statements;

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

•

we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced reporting and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of this offering, or such earlier time that we are no longer an emerging growth company, including if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to adopt the reduced requirements with respect to our financial statements and the related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, including in this prospectus.

In addition, the JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period. As a result, the information that we provide to stockholders may be different than the information you may receive from other public companies in which you hold equity.

The Offering

Issuer	Flowco Holdings Inc.

Shares of Class A common stock offered by us	shares (or shares if the underwriters exercise in full their option to purchase additional shares).

Underwriters’ option to purchase additional shares of Class A common stock from us	shares.

Shares of Class A common stock to be outstanding immediately after this offering(1)	shares, representing approximately % of the combined voting power of all of Flowco Holdings Inc.’s common stock (or shares, representing approximately % of the combined voting power of all of Flowco Holdings Inc.’s common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock), % of the economic interest in Flowco Holdings Inc. and % of the indirect economic interest in Flowco LLC.

Shares of Class B common stock to be outstanding immediately after this offering	shares, representing approximately % of the combined voting power of all of Flowco Holdings Inc.’s common stock (or shares, representing approximately % of the combined voting power of all of Flowco Holdings Inc.’s common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and no economic interest in Flowco Holdings Inc.

LLC Interests to be held by us immediately after this offering	LLC Interests, representing approximately % of the economic interest in Flowco LLC (or LLC Interests, representing approximately % of the economic interest in Flowco LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

LLC Interests to be held directly by the Continuing Equity Owners immediately after this offering	LLC Interests, representing approximately % of the economic interest in Flowco LLC (or LLC Interests, representing approximately % of the economic interest in Flowco LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Ratio of shares of Class A common stock to LLC Interests	Our amended and restated certificate of incorporation and the Flowco LLC Agreement will require that we and Flowco LLC at all times maintain a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Interests owned by us, except as otherwise determined by us.

Ratio of shares of Class B common stock to LLC Interests	Our amended and restated certificate of incorporation and the Flowco LLC Agreement will require that we and Flowco LLC at all times maintain a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and their respective permitted transferees and

(1)	Does not include restricted stock units (“RSUs”) that we expect to issue to certain directors, officers and other employees in connection with this offering (based on an assumed initial public offering price of $ per share).

the number of LLC Interests owned by the Continuing Equity Owners and their respective permitted transferees, except as otherwise determined by us. Immediately after the Transactions, the Continuing Equity Owners will together own 100% of the outstanding shares of our Class B common stock.

Permitted holders of shares of Class B common stock	Only the Continuing Equity Owners and the permitted transferees of Class B common stock as described in this prospectus will be permitted to hold shares of our Class B common stock. Shares of Class B common stock are transferable for shares of Class A common stock only together with an equal number of LLC Interests. See “Certain Relationships and Related Party Transactions—Flowco LLC Agreement—Agreement in Effect Upon Consummation of the Transactions.”

Voting rights	Holders of shares of our Class A common stock and our Class B common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law or our amended and restated certificate of incorporation. Each share of our Class A common stock entitles its holders to one vote per share and each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally. See “Description of Capital Stock.”

Redemption rights of holders of LLC Interests	The Continuing Equity Owners may, subject to certain exceptions, from time to time at each of their options require Flowco LLC to redeem all or a portion of their LLC Interests in exchange for, at our election, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of our Class A common stock for each LLC Interest so redeemed, in each case, in accordance with the terms of the Flowco LLC Agreement; provided that, at our election, we may effect a direct exchange by Flowco Holdings Inc. of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may, subject to certain exceptions, exercise such redemption right for as long as their LLC Interests remain outstanding. See “Certain Relationships and Related Party Transactions—Flowco LLC Agreement—Agreement in Effect Upon Consummation of the Transactions.” Simultaneously with the payment of cash or shares of Class A common stock, as applicable, in connection with a redemption or exchange of LLC Interests pursuant to the terms of the Flowco LLC Agreement, a number of shares of our Class B common stock registered in the name of the redeeming or exchanging Continuing Equity Owner will automatically be transferred to the Company and will be cancelled for no consideration on a one-for-one basis with the number of LLC Interests so redeemed or exchanged.

Use of proceeds

We estimate, based upon an assumed initial public offering price of $   per share (which is the mid-point of the estimated price range set forth on the cover page of this prospectus), that we will receive net proceeds from this offering of approximately $   million (or $    million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to acquire LLC Interests of Flowco LLC, and Flowco LLC intends to use such proceeds to: (i) repay indebtedness under the Credit Agreement; (ii) to redeem approximately

$ million of Flowco LLC interests (assuming an initial public offering price of $ per share) from certain non-affiliate holders; and (iii) for general corporate purposes. See “Use of Proceeds.”

Dividend policy	We currently intend to pay a dividend from available funds and future earnings on our Class A common stock. Because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from Flowco LLC, and, through Flowco LLC cash distributions and dividends from our other direct and indirect subsidiaries. Our ability to pay dividends may be restricted by the terms of our Credit Agreement and any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries. See “Dividend Policy.”

Controlled company exception	After the consummation of the Transactions, we will be considered a “controlled company” for the purposes of the NYSE rules as GEC, White Deer and their affiliates, as a group, will have more than 50% of the voting power for the election of directors. See “Principal Stockholders.” As a “controlled company,” we will not be subject to certain corporate governance requirements, including that: (i) a majority of our board of directors consists of “independent directors,” as defined under the NYSE rules; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iv) we perform annual performance evaluations of the nominating and corporate governance and compensation committees. As a result, we may not have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees unless and until such time as we are required to do so.

Tax receivable agreement

We will enter into a Tax Receivable Agreement with the Continuing Equity Owners, the Blocker Shareholders, and other persons from time to time that may become a party thereto (collectively the “TRA Participants”) that will provide for the payment by Flowco Holdings Inc. to the TRA Participants of 85% of the amount of tax benefits, if any, that Flowco Holdings Inc. actually realizes (or in some circumstances is deemed to realize) as a result of (i) Flowco Holdings Inc.’s allocable share of existing tax basis acquired in connection with the Transactions and increases to such allocable share of existing tax basis; (ii) Flowco Holdings Inc.’s utilization of certain tax attributes of the Blocker Companies (as defined above) (including the Blocker Companies’ allocable share of existing tax basis); (iii) increases in tax basis resulting from (a) Flowco Holdings Inc.’s (and the Blocker Companies’) purchase of LLC Interests directly from Flowco LLC, as described under “Use of Proceeds,” (b) future redemptions or exchanges (or deemed exchanges in certain circumstances) of LLC Interests for Class A common stock or cash as described above under “—Redemption rights of holders of LLC Interests” and (c) certain distributions (or deemed distributions) by Flowco LLC (any resulting tax basis increases, the “Basis Adjustments”); and (iv) certain additional tax benefits arising from payments made under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement.

Registration rights agreement	Pursuant to the Registration Rights Agreement, we will, subject to the terms and conditions thereof, agree to register the resale of the shares of our Class A common stock that are issuable to the Continuing Equity Owners and the Blocker Shareholders in connection with the Transactions. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement” for a discussion of the Registration Rights Agreement.

Risk factors	See “Risk Factors” beginning on page 26 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Class A common stock.

Trading symbol	We intend to apply to list our Class A common stock on the NYSE under the symbol “FLOC.”

Reserved share program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the Class A common stock offered by this prospectus for sale to some of our directors, officers, employees and business associates through a reserved share program, or Reserved Share Program. If these persons purchase reserved shares, it will reduce the number of shares of Class A common stock available for sale to the general public. Any reserved shares of Class A common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock offered by this prospectus. See “Underwriting—Reserved Share Program.”

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

•

gives effect to the amendment and restatement of the Flowco LLC Agreement that converts all existing ownership interests in Flowco LLC into      LLC Interests, as well as the filing of our amended and restated certificate of incorporation;

•	gives effect to the other Transactions, including the consummation of this offering;

•	excludes shares of Class A common stock reserved for issuance under our Equity and Incentive Plan (the “Incentive Plan”);

•	assumes an initial public offering price of $ per share of Class A common stock, which is the mid-point of the estimated price range set forth on the cover page of this prospectus; and

•	assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock from us.

Pursuant to the terms of the Existing LLC Agreement, the number of LLC Interests to be redeemed and the number of LLC Interests to be held by Continuing Equity Owners will vary depending on the initial public offering price in this offering. The initial public offering price will also impact the relative allocation of LLC

Interests issued in the Transactions by the respective Original Equity Owners to their members and, in turn, certain limited LLC Interests to be redeemed and the shares of Class A common stock and Class B common stock issued to the Continuing Equity Owners in the Transactions. Additionally, while the number of shares of Class A common stock being offered hereby to the public will not change, any increase or decrease in the number of shares of Class A common stock sold by Flowco Holdings Inc. in this offering due to a change in the initial public offering price will result in a corresponding increase or decrease in the number of LLC Interests purchased by Flowco Holdings Inc. directly from Flowco LLC at a price per unit equal to the initial public offering price per share of Class A common stock in this offering. Therefore, the indirect economic interest in Flowco LLC represented by the shares of Class A common stock sold in this offering will be largely unaffected by the initial public offering price other than based on certain applicable redemptions of equity interests from certain non-management employee members of the Original Equity Owners.

For illustrative purposes only, the table below shows the number of LLC Interests held by Continuing Equity Owners, LLC Interests held by Flowco Holdings Inc., and shares of Class A common stock and Class B common stock outstanding after giving effect to the Transactions and this offering (assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock from us) at various initial public offering prices:

	LLC Interests held by Continuing Equity Owners	LLC Interests held by Flowco Holdings Inc.	Class A Common Stock	Class B Common Stock

$

$

$

$

For illustrative purposes only, the table below shows the combined voting power in Flowco Holdings Inc. and the combined direct or indirect (in the case of the Continuing Equity Owners, through Flowco Holdings Inc.’s ownership of LLC Interests) economic interest in Flowco LLC of certain holders of shares of Class A common stock and Class B common stock after giving effect to the Transactions and this offering (assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock from us) at various initial public offering prices:

	Continuing Equity Owners and Blocker Shareholders		Investors in this Offering
	Voting Power	Economic Interest	Voting Power	Economic Interest

$

$

$

$

Summary Historical and Summary Unaudited Pro Forma Condensed Consolidated Financial and Other Data

The following tables present the summary historical consolidated financial and other data for Flowco LLC and its subsidiaries and the summary unaudited pro forma condensed consolidated financial and other data for Flowco Holdings Inc. Flowco LLC, through its predecessor, Estis, is the predecessor of Flowco Holdings Inc. for financial reporting purposes.

The summary historical consolidated statements of operations data for the nine months ended September 2024 and 2023, as well as the summary historical consolidated balance sheet data as of September 30, 2024 are derived from the unaudited condensed consolidated financial statements of Flowco LLC included elsewhere in this prospectus.

The summary historical consolidated statements of operations data for the years ended December 31, 2023 and 2022, as well as the summary historical consolidated balance sheet data as of December 31, 2023 and 2022, are derived from the audited consolidated financial statements of Flowco LLC included elsewhere in this prospectus.

In Flowco LLC’s management’s opinion, such financial statements include all adjustments, consisting of normal recurring adjustments that Flowco LLC’s management considers necessary for a fair presentation of the financial information for those periods.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. The information set forth below should be read together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

The summary unaudited pro forma condensed consolidated financial and other data of Flowco Holdings Inc. presented below have been derived from our unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus. The summary unaudited pro forma condensed consolidated financial information as of September 30, 2024 gives effect to the Transactions, including the consummation of this offering and the use of proceeds therefrom, as described in “Our Organizational Structure” and “Use of Proceeds,” as if all such transactions had occurred on January 1, 2023. The unaudited pro forma condensed consolidated financial information includes various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had this offering and related transactions taken place on the dates indicated, or that may be expected to occur in the future. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma condensed consolidated financial information.

The summary historical consolidated financial and other data of Flowco Holdings Inc. has not been presented because Flowco Holdings Inc. is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

Flowco LLC Historical						Flowco Holdings Inc. Pro Forma
(Amounts in thousands of U.S. dollars)	Nine months ended September 30, 2024		Nine months ended September 30, 2023	Fiscal Year ended December 31, 2023	Fiscal Year ended December 31, 2022	Period ended September 30, 2024			Fiscal Year ended December 31, 2023

	(unaudited	)					(unaudited	)		(unaudited	)
Consolidated Statement of Operations Data:
Total revenues	$349,285		$167,861	$243,323	$148,609		$547,267			$665,311
Income from operations	82,823		55,559	78,334	42,704
Net Income	$57,913		$40,028	$58,089	$32,729	$			$
Net income attributable to non-controlling interests	—		—	—	—
Net income attributable to Flowco Holdings Inc.	—		—	—	—

Non-GAAP Financial Data:
Net income	$57,913		$40,028	$58,089	$32,729	$			$
Interest expense	22,174		14,671	18,956	9,284
Provision for income taxes	702		379	—	—
Depreciation and amortization	56,502		32,078	43,822	36,206		88,351			109,822

EBITDA (1)	137,291		87,156	120,867	78,219
Transaction related expenses	3,083		—	—	—		3,083			—
Share-based compensation expense	509		68	85	493
Loss on sale of equipment	727		764	1,170	51		727			1,170
Loss on debt extinguishment	221		—	—	—		221			—
Inventory valuation adjustment	8,052		—	—	—		—			13,057

Adjusted EBITDA (1)	$149,883		$87,988	$122,122	$78,763	$			$

Consolidated Balance Sheet Data:
Cash	$23,124			$—	$—	$
Working Capital	218,774			60,938	39,867		285,859
Property, plant and equipment, net	694,624			292,223	290,917		694,624
Total assets	1,605,738			392,088	366,211
Long-term debt, net	575,491			235,265	220,029
Total liabilities	689,441			258,337	238,134

(1)	Non-GAAP financial measures. See “Basis of Presentation–Non Financial Measures” and “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations–Non-GAAP Financial Measures.”

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our Class A common stock. The occurrence of any of the events described below could adversely affect our business, results of operations, financial condition, reputation, and prospects. In such an event, the market price of our Class A common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are not material may also impair our business, results of operations, financial condition, and prospects. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

Trends in crude oil and natural gas prices may affect production-related activities and production-related operating expenditures by our customers, and therefore the demand for, and profitability of, our products and services.

The oil and natural gas industry is cyclical in nature and experiences periodic downturns of varying length and severity. Demand for our products and services is sensitive to the level of operating and capital spending by global oil and natural gas companies, and in particular production-related operating expenditures. The level of production-related operating expenditures is directly affected by trends in crude oil and natural gas prices, which are influenced by numerous factors affecting the supply and demand for oil and gas, including:

•	worldwide economic activity, including potential disruption to global trade;

•	supplies of, and demand for, oil and gas both domestically and globally;

•	the level of exploration and production activity;

•	the industry cost of, and access to, capital;

•	environmental regulation;

•	domestic and global political and economic uncertainty, socio-political unrest and instability, terrorism or hostilities;

•	U.S. federal, state and foreign government policies and regulations regarding current and future exploration and development of oil and gas;

•

the ability and/or desire of the Organization of the Petroleum Exporting Countries (“OPEC”) and other major international producers (collectively, with OPEC, “OPEC+”) to set and maintain production levels and influence pricing;

•	the cost of exploring and producing oil and gas;

•	the availability, expiration date and price of onshore and offshore leases;

•	the discovery rate of new oil and gas reserves in onshore and offshore areas;

•	the success of drilling for oil and gas in unconventional resource plays such as shale formations;

•	the depletion rate of existing oil and gas wells in productions;

•	takeaway capacity within oil and natural gas producing basins;

•	alternative investments in onshore exploration and production opportunities;

•	shifts in business and personal travel with increased adoption of remote work arrangements;

•	health pandemics and epidemics;

•	exceptional weather conditions, including severe weather events in the U.S. Gulf Coast; and

•	the pace of adoption and cost of developing alternative energy sources.

We expect continued volatility in both crude oil and natural gas prices (including the possibilities that such prices could remain at current levels or decline further for an extended period of time), as well as in the level of production-related operating expenditures as a result of the level of interest rates and costs of capital, decisions of OPEC and other oil exporting nations regarding production, and the other factors listed above. Our ability to modify and adopt our operating activities in response to lower oilfield service activity levels during periodic industry downturns or in the transition to a lower carbon economy is important to our business, results of operations and prospects. However, a significant further decline in the industry could continue to impact demand for our products and services and could have a material adverse effect on our business, results of operations, financial condition and cash flows, and could result in asset impairments, including an impairment of the carrying value of our goodwill, along with other accounting charges.

Decreased expenditures by our customers can adversely impact our customers’ demand for our products and services and our revenue.

Our business is directly affected by changes in spending by our customers, and reductions in their spending or changes in the allocation of their expenditures could reduce demand for our products and services and have a material adverse effect on our revenue. Some of the factors impacting our customers’ operating and capital spending may include:

•	oil and natural gas prices, as described above;

•

the inability of our customers to access capital on economically advantageous terms, which may be impacted by, among other things, interest rate fluctuations, global market and economic conditions, or a decrease of investors’ interest in hydrocarbon producers due to environmental and sustainability initiatives;

•

changes in customers’ capital allocation, including (i) allocation to alternate suppliers or an increased allocation to the production of renewable energy or other sustainability efforts, leading to less focus on oil and natural gas production growth and (ii) allocation to other production-enhancing activities for existing wells;

•	restrictions on our customers’ ability to get their produced oil and natural gas to market due to infrastructure limitations;

•	consolidation of our customers;

•	customer personnel changes; and

•	adverse developments in the business or operations of our customers, including write-downs of oil and natural gas reserves and borrowing base reductions under customers’ credit facilities.

Our operations could be adversely affected by global market and economic conditions in ways we may not be able to predict or control.

Concerns over global economic conditions, inflation, energy costs, geopolitical issues, supply chain disruptions, the availability and cost of credit, and the continuing conflicts between Russia and Ukraine and in the Middle

East have contributed to increased economic uncertainty. An expansion or escalation of the Russian-Ukraine or Middle East conflicts or an economic slowdown or recession in the United States or in any other country that significantly affects the supply of or demand for oil or natural gas could negatively impact our operations and therefore adversely affect our results. Global economic conditions have a significant impact on oil and natural gas prices and any stagnation or deterioration in global economic conditions could result in less demand for our services and could cause our customers to reduce their planned spending on drilling and production activity. Adverse global economic conditions may cause our customers, vendors and/or suppliers to lose access to the financing necessary to sustain or increase their current level of operations, fulfill their commitments and/or fund future operations and obligations. Furthermore, challenging economic conditions may result in certain of our customers experiencing bankruptcy or otherwise becoming unable to pay vendors, including us. In the past, global economic conditions, and expectations for future global economic conditions, have sometimes experienced significant deterioration in a relatively short period of time and there can be no assurance that global economic conditions or expectations for future global economic conditions will recover in the near term or not quickly deteriorate again due to one or more factors. These conditions could have a material adverse effect on our business, financial condition and results of operations.

We could lose customers or generate lower revenue, operating profits and cash flows if there are significant increases in the cost of raw materials or if we are unable to obtain raw materials.

We purchase raw materials, sub-assemblies and components for use in manufacturing operations, which exposes us to volatility in prices for certain commodities. Significant price increases for these commodities could adversely affect our operating profits. Like others in our industry, we have faced, and continue to face, inflation in raw materials cost. While we will generally attempt to mitigate the impact of increased raw material prices by endeavoring to make strategic purchasing decisions, broadening our supplier base and passing along increased costs to customers, there may be a time delay between the increased raw material prices and the ability to increase the prices of our products. Additionally, we may be unable to increase the prices of products due to the terms of existing contracts, a competitor’s pricing pressure or other factors. The inability to obtain necessary raw materials on acceptable terms could affect our ability to meet customer commitments and satisfy demand for certain products. Certain of our product lines depend on a limited number of third-party suppliers and vendors. The ability of these third parties to deliver raw materials may be affected by events beyond our control. In addition, public health threats, severe influenza and other highly communicable viruses or diseases could limit access to vendors and their facilities, or the ability to transport raw materials from our vendors, which would adversely affect our ability to obtain necessary raw materials for certain of our products or increase the costs of such materials. A significant price increase in or the unavailability of raw materials may result in a loss of customers and adversely impact our business, results of operations, financial condition and cash flows, and could result in asset impairments, including an impairment of the carrying value of our goodwill.

Continuing inflation and cost increases may impact our sales margins and profitability.

Cost inflation including significant increases in raw material and component costs, labor rates, and global transportation and logistics costs have and could continue to impact profitability. In addition, our customers are also affected by inflation and the rising costs of goods and services used in their businesses, which could negatively impact their ability to purchase our products, which could adversely impact our revenue and profitability. There is no guarantee that we can increase selling prices, replace lost revenue, or reduce costs to fully mitigate the effect of inflation on our costs and business, which may adversely impact our sales margins and profitability.

We might be unable to successfully compete with other companies in our industry.

The business in which we operate is highly competitive. The principal competitive factors are customer service, product technology, product quality and performance, breadth of product offering, price, payment terms, allocation of risk, geographic footprint, technical expertise and innovation. In some of our product and service offerings, we compete with the oil and natural gas industry’s largest oilfield service providers. These large national and multinational companies may have longer operating histories, greater brand recognition, and a stronger presence in geographies than us. They may also have more robust organizational and technical capabilities. In addition, we compete with many smaller companies capable of effectively competing on a regional or local basis. Our competitors may be able to respond more quickly to new or emerging technologies and services and for changes in customer requirements. Many contracts are awarded on a bid basis, which further increases competition based on price. As a result of the competitive environment in which we operate, if we are unable to successfully compete in our industry, we may lose competitive share, be unable to maintain or increase prices for our products and services, or be unable to develop new business opportunities, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

If we are unable to develop new products and technologies, our competitive position may be impaired, which could materially and adversely affect our sales and market share.

The businesses in which we operate are characterized by changing technologies and the introduction of new products and services. As a result, our success is dependent upon our ability to develop or acquire new products and services on a cost-effective basis, to introduce them into the marketplace in a timely manner, and to protect and maintain critical intellectual property assets related to these developments. Difficulties or delays in research, development or production of new products and technologies, or failure to gain customer acceptance of new products and technologies, may significantly reduce future revenue and materially and adversely affect our competitive position. While we intend to continue to commit financial resources and effort to the development of new products and services, our ability to do so may be impacted by the prolonged industry downturn and/or we may not be able to successfully differentiate our products and services from those of our competitors. Our customers may not consider our proposed products and services to be of value to them or may not view them as superior to our competitors’ products and services. In addition, our competitors or customers may develop new technologies which are similar to, or improvements on, our existing technologies.

Further, we may not be able to adapt to evolving customer needs and technologies, including the transition to a lower-carbon economy and energy system by our customers, develop new products, and achieve and maintain technological advantages in developing products and services in support of the evolving industry. If we do not successfully compete through the development and introduction of new products and technologies, our business, results of operations, financial condition and cash flows could be materially adversely affected.

Our products are used in operations that are subject to potential hazards inherent in the oil and natural gas industry and, as a result, we are exposed to potential liabilities that may affect our financial condition and reputation.

Our products are used in potentially hazardous production applications in the oil and natural gas industry where an accident or a failure of a product can potentially have catastrophic consequences. Risks inherent in these applications, such as equipment malfunctions and defects, failures, equipment misuse and explosions can cause personal injury, loss of life, suspension of operations, damage to formations, damage to facilities, business interruption and damage to or destruction of property, surface and drinking water resources, equipment and the environment. While we currently maintain insurance protection against some of these risks and seek to obtain indemnity agreements from our customers requiring them to hold us harmless from some of these risks, our current insurance and contractual indemnity protection may not be sufficient or effective enough to protect us under all circumstances or against all risks. The occurrence of a significant event not fully insured or indemnified against, or the failure of a customer to meet its indemnification obligations to us could adversely affect our business, results of operations, financial condition and cash flows.

Consolidation in our industry may impact our results of operations.

Business consolidations within the oil and natural gas industry in recent years have resulted in some of our largest customers combining and using their size and purchasing power to seek economies of scale and pricing concessions. Continuing consolidation within the industry may result in reduced operating and capital spending by some of our customers or the acquisition of one or more of our primary customers, which may lead to decreased demand for our products and services. There is no assurance that we will be able to maintain our level of sales to a customer that has consolidated, or replace that revenue with increased business activity with other customers. As a result, the acquisition of one or more of our primary customers may have a significant adverse impact on our business, results of operations, financial condition and cash flows. We are unable to predict what effect consolidations in the industry may have on prices, operating or capital spending by our customers, our selling strategies, our competitive position, our ability to retain customers or our ability to negotiate favorable agreements with our customers.

The credit risks of our customer base could result in losses.

The majority of our customers are oil and natural gas companies that have faced or may in the future face liquidity constraints during adverse commodity price environments. These customers are also affected by prolonged changes in economic and industry conditions such as geopolitical unrest and instability, volatility in oil and natural gas prices as a result of associated changes in demand for such commodities, and continuing inflationary pressures, including increased interest rates and cost of credit. If a significant number of our customers experience prolonged business declines, disruptions, or bankruptcies, we may incur increased exposure to credit risk and losses from bad debts.

The loss of one or more significant customers could have an adverse impact on our financial results.

We have long-standing customer relationships with many of the largest operators in oil and natural gas drilling and production. Our customers include international and national oil and natural gas companies, large integrated operators as well as independent conventional and unconventional oil and gas companies, major oilfield equipment and service providers, and pipeline companies. Our customer base is generally diverse, but in certain international jurisdictions, our business may be concentrated in and depend on one or a few customers. We do have significant customer concentration in our top ten customers; therefore, the loss of a major customer could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Changes in our customer and product mix could cause our profit margin to fluctuate.

From time to time, we may experience changes in our customer mix or in our product mix. Our customer relationships depend, in part, on our ability to provide customers the products they need when they need them and our ability to provide an appropriate level of service to gain and retain customers. If our customers’ experience is negative or our customers require lower-margin products from us and fewer higher-margin products, our results of operations and financial condition may suffer.

We are subject to information technology, cybersecurity and privacy risks.

We depend on various information technologies and other products and services to store and process business information and otherwise support our business activities. We also manufacture and sell hardware and software to provide monitoring, controls and optimization of customer critical assets in oil and natural gas production and distribution. In addition, certain of our customer offerings include digital components, such as remote monitoring of certain customer operations. We also provide services to maintain these systems. Additionally, our operations rely upon partners, suppliers and other third-party providers of information technology and other products and services. If any of these information technologies, products or services are damaged, cease to properly function, are breached due to employee error, malfeasance, system errors, or other vulnerabilities, or are subject to cybersecurity attacks, such as those involving unauthorized access, malicious software and/or other intrusions, we and our partners, suppliers or other third parties could experience: (i) production downtimes, (ii) operational delays, (iii) the compromising of confidential, proprietary or otherwise protected information, including personal and customer data, (iv) destruction, corruption, or theft of data, (v) security breaches, (vi) other manipulation, disruption, misappropriation or improper use of our systems or networks, (vii) hydrocarbon pollution from loss of containment, (viii) financial losses from remedial actions, (ix) loss of business or potential liability, (x) adverse media coverage, and (xi) legal claims or legal proceedings, including regulatory investigations and actions, and/or damage to our reputation. Increased risks of such attacks and disruptions also exist as a result of geopolitical conflicts, such as the continuing conflict between Russia and Ukraine and the Middle East. While we have not experienced a material breach of our information technologies and we attempt to mitigate these risks by employing a number of measures, including employee training, technical security controls and maintenance of backup and protective systems, the Company’s and our customers’, partners’, vendors’ and other third- parties’ systems, networks, products and services remain potentially vulnerable to known or unknown cybersecurity attacks and other threats, any of which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

While we currently maintain cybersecurity insurance, such insurance may not be sufficient in type or amount to cover us against claims related to cybersecurity breaches or attacks, failures or other data security-related incidents, and we cannot be certain that cyber insurance will continue to be available to us on economically reasonable terms, or at all, or that an insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could materially and adversely affect our results of operations, cash flows, and financial condition.

Our failure to successfully integrate the businesses of Estis, FPS and Flogistix from the 2024 Business Combination may adversely affect the value of our Class A common stock.

We completed the 2024 Business Combination on June 20, 2024, and we are continuing to integrate combined operations. Estis, FPS and Flogistix, including their respective subsidiaries, were operated independently prior to the completion of the business combination. The success of the 2024 Business Combination will depend, in part, on our ability of to realize anticipated benefits from combining the separate businesses of Estis, FPS and Flogistix. If we are unable to achieve our objectives successfully, the anticipated benefits of the business combination may not be realized fully or at all, or may take longer to realize than expected.

We have also incurred, and will continue to incur, fees and expenses related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the business combination. Ongoing integration efforts for the three companies will divert management attention and resources. The integration process could also result in difficulties, including (i) the disruption of each prior company’s ongoing businesses, (ii) the loss of key employees, (iii) inconsistencies in each company’s standards, controls, procedures and policies; and (iv) identifying material weaknesses or significant deficiencies in the internal controls over financial reporting of the other businesses. The occurrence or any unforeseen extended scope of these matters could adversely affect the combined company’s ability to maintain relationships with customers and employees or to achieve anticipated benefits of the business combination. These integration matters could have an adverse effect on our combined business and future results of operations. We will continue to assess the magnitude of both these expenses and achievement of any net benefits.

We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and share price.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses are as follows:

•

We did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we lacked a sufficient complement of resources with an appropriate level of knowledge and experience to establish effective processes and controls. Additionally, the lack of a sufficient number of professionals resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of the financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in the finance and accounting functions.

This material weakness contributed to the following additional material weaknesses:

•

We did not design and maintain effective controls related to the period-end financial reporting process, including designing and maintaining formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures. Additionally, we did not design and maintain controls over the preparation and review of account reconciliations and journal entries, including maintaining appropriate segregation of duties for all significant accounts.

•

We did not design and maintain effective information technology (“IT”) general controls for information systems that are relevant to the preparation of the financial statements. Specifically, we did not design and maintain:

(i)	program change management controls to ensure that program and data changes are identified, tested, authorized and implemented appropriately;

(ii)	user access controls to ensure appropriate segregation of duties and to adequately restrict user and privileged access to appropriate personnel;

(iii)	computer operations controls to ensure that processing and transfer of data, and data backups and recovery are monitored; and

(iv)	program development controls to ensure that new software development is tested, authorized and implemented appropriately.

These material weaknesses resulted in a revision to a disclosure in the consolidated financial statements as of and for the year ended December 31, 2023 and immaterial adjustments to the consolidated financial statements as of and for the years ended December 31, 2023 and 2022. Additionally, these material weaknesses could result in misstatements of substantially all of our accounts or disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected.

We are working to develop a plan to remediate the material weaknesses described above. Those remediation measures will include (i) hiring additional qualified accounting and IT personnel; (ii) designing and implementing controls to formalize roles and review responsibilities and designing and implementing controls over segregation of duties; (iii) designing and implementing formal accounting policies, procedures and controls supporting our period-end financial reporting process, including controls over account reconciliations, journal entries, financial reporting and disclosures; and (iv) designing and implementing IT general controls.

We are working to remediate the material weaknesses as efficiently and effectively as possible. At this time, we cannot provide an estimate of when the remediation will be complete nor the costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time-consuming, will result in us incurring significant costs and will place significant demands on our financial and operational resources.

While we are designing and implementing measures to remediate the existing material weaknesses, we cannot predict the success of such measures or the outcome of the assessment of these measures at this time. We can give no assurance that these measures will remediate any of the deficiencies in our internal control over financial reporting, or additional material weaknesses in our internal control over financial reporting will not be identified in the future. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, personnel, IT systems and applications, or other factors. Any failure to design or maintain effective internal control over financial reporting or any difficulties encountered in our implementation or improvement could increase compliance costs, negatively impact share trading prices, or otherwise harm our operating results or cause us to fail to meet our reporting obligations. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate the material weaknesses, our ability to record, process, summarize and report information within the time periods specified in the rules and forms of the SEC could be adversely affected, which, in turn, may adversely affect our reputation and business and the market price of our Class A common stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

As a public company, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company,” as defined in the JOBS Act. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, in which case our independent registered public accounting firm could not issue an unqualified opinion related to the effectiveness of our internal control over financial reporting. If we are unable to conclude that we have effective internal control over financial reporting and our independent registered public accounting firm is unable to issue an unqualified opinion related to the effectiveness of our internal control over financial reporting, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our Class A common stock.

We are subject to risks relating to existing international operations and expansion into new geographical markets.

While sales outside of the U.S. represented less than 0.6% of our revenue for the nine months ended September 30, 2024, we continue to focus on expanding sales globally as part of our overall growth strategy and expect sales from outside the United States to represent a growing portion of our revenue. Our international operations and global expansion strategy are subject to general risks related to such operations, including:

•	political, social and economic instability and disruptions;

•	export controls, economic sanctions, embargoes or trade restrictions;

•	the imposition of duties and tariffs and other trade barriers;

•	limitations on ownership and on repatriation or dividend of earnings;

•	transportation delays and interruptions;

•	labor unrest and current and changing regulatory environments;

•	increased compliance costs, including costs associated with disclosure requirements and related due diligence;

•	difficulties in staffing and managing multi-national operations;

•	limitations on our ability to enforce legal rights and remedies;

•	access to or control of networks and confidential information due to local government controls and vulnerability of local networks to cyber risks; and

•	fluctuations in foreign currency exchange rates.

If we are unable to successfully manage the risks associated with expanding our global business or adequately manage operational risks of our existing international operations, these risks could have a material adverse effect on our growth strategy into new geographical markets, our reputation, our business, results of operations, financial condition and cash flows.

Adverse health events, such as a pandemic, could adversely affect our business, liquidity, and financial results.

From time to time, various diseases have spread across the globe such as COVID-19, SARS and the avian flu. If a disease spreads sufficiently to cause an epidemic or a pandemic, the ability to operate our business or the businesses of our suppliers, contractors or customers could be reduced due to illness of employees, local restrictions to combat the disease and demand for our products and services or those of our customers could decrease. Our supply chain could be disrupted if access to vendor facilities is limited or they experience labor shortages, or our ability to obtain components from our vendors could be limited, adversely affecting the price or availability of products, which could result in a loss of revenue and profitability. Demand for our products could decrease if our customers curtail their activities, due to lower demand for their products, budget constraints or other capital discipline measures, which may adversely affect our revenue and cash flow.

Our failure to attract, retain and develop personnel could have an adverse effect on our results of operations, financial condition and cash flows.

The delivery of our services and products requires personnel with specialized skills and experience, and our growth, profitability and effectiveness in conducting our operations and executing our strategic plans depend in part on our ability to attract, retain and develop qualified personnel, and align them with appropriate opportunities for key management positions. We may experience employee turnover or labor shortages if our business requirements and/or expectations about when and how often employees work either on-site or remotely are inconsistent with the expectations of our employees or if employees pursue employment in fields with less volatility than in the energy industry. Additionally, during periods of increased investment in the oil and natural gas industry, competition for qualified personnel may increase and the availability of qualified personnel may be further constrained. Although we believe we generally offer competitive compensation packages, our costs of operations and selling, general and administrative expenses could increase in the future if required to attract and retain qualified personnel and there is no assurance that the prices of our products and services could be increased to offset any such increases. If we are unsuccessful in our efforts to attract and retain sufficient qualified personnel on terms acceptable to us, or do so at rates necessary to maintain our liquidity and competitive position, our business, results of operations, financial condition, cash flows, and market share could be adversely affected.

The inability to protect or obtain patent and other intellectual property rights could adversely affect our revenue, operating profits and cash flows.

We own patents, trademarks, licenses and other intellectual property related to our products and services, and we continuously invest in research and development that may result in innovations and intellectual property rights. We employ various measures to develop, maintain and protect our innovations and intellectual property rights. These measures may not be effective in capturing intellectual property rights, and they may not prevent our intellectual property from being challenged, invalidated, circumvented, infringed, misappropriated or otherwise violated, particularly in countries where intellectual property rights are not highly developed or protected. We also may not be successful in fully protecting innovations and intellectual property we develop or acquire. In addition, if licenses to certain intellectual property are no longer available, we may not be able to continue providing services or products relating to that license, which could adversely affect our financial condition, results of operations and cash flows. Unauthorized use of our intellectual property rights and any potential litigation we may initiate or have initiated against us in respect of our intellectual property rights could adversely impact our competitive position and have a negative impact on our business, results of operations, financial condition and cash flows.

Natural disasters and unusual weather conditions could have an adverse impact on our business.

Our business could be materially and adversely affected by natural disasters or severe weather conditions, including the effects of climate change. Hurricanes, tropical storms, tornadoes, flash floods, blizzards, extreme cold weather and other natural disasters or severe weather conditions, which may increase in frequency or intensity as a result of climate change, could result in evacuation of personnel, curtailment of services, damage to equipment and facilities, interruption in transportation of products and materials and loss of productivity. For example, certain of our manufactured products and components are manufactured at a single facility, and disruptions in operations or damage to any such facilities could reduce our ability to manufacture our products and satisfy customer demand. If our customers are unable to operate or are required to reduce operations due to natural disasters or severe weather conditions, our business could be adversely affected as a result of curtailed deliveries of our products and services. Our headquarters and certain manufacturing facilities are located in the U.S. Gulf Coast, and this region is also home to many of our customers and suppliers. Hurricanes or other severe weather events impacting the Gulf Coast could materially and adversely affect our operations, our ability to obtain raw materials at reasonable cost, or at all, and our customers in the region.

Our growth and results of operations may be adversely affected if we are unable to complete future third-party acquisitions on acceptable terms and integrate such acquisitions.

We expect to make future acquisitions that broaden our existing technological, geographic and business offerings, thereby complementing our businesses. However, there can be no assurance that we will be able to find suitable opportunities to purchase or acquire such capabilities on acceptable terms. If we are unsuccessful in our acquisition efforts, our revenue growth could be adversely affected. In addition, we face the risk that a completed acquisition may underperform relative to expectations. We may not achieve the synergies originally anticipated, may become exposed to unexpected liabilities, or may not be able to sufficiently integrate completed acquisitions into our then-current business and growth model. There can be significant challenges inherent in the process of integrating acquired businesses, including the ability to ensure the effectiveness of internal control over financial reporting, integrating information technology, accounting, finance and other systems, as well as retention of key officers and personnel. The successful or cost-effective integration of acquired businesses cannot be assured. These factors could potentially have an adverse impact on our business, results of operations, financial condition and cash flows.

Risks Related to Financial Condition and Markets

Investor sentiment towards climate change, fossil fuels and other Environmental, Social and Governance (“ESG”) matters could adversely affect our access to and cost of capital and stock price.

Increasing attention to climate change, societal expectations on companies to address climate change, investor and societal expectations regarding voluntary ESG initiatives and disclosures, and consumer demand for alternative forms of energy may result in increased costs, including, but not limited to, increased costs related to compliance, stakeholder engagement, contracting and insurance, reduced demand for our products, reduced profits, increased investigations and litigation, and negative impacts on the price of our common units and access to capital markets. For instance, there have been efforts within the investment community (including investment advisors, investment fund managers, sovereign wealth funds, public pension funds, universities and individual investors) to promote the divestment of, or limit investment in, the stock of companies in the oil and natural gas industry. There has also been pressure on lenders and other financial services companies to limit or curtail financing of companies in the oil and natural gas industry. If these efforts continue or expand, our stock price and our ability to raise capital may be negatively impacted.

Members of the investment community are also increasing their focus on ESG practices and disclosures, including practices and disclosures related to climate change and sustainability, D&I initiatives, and heightened governance standards, among companies more generally. In addition, organizations that voluntarily provide information to investors on corporate governance and related matters have developed rating processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings and recent activism directed at shifting funding away from companies with fossil fuel energy-related assets could lead to increased negative investor sentiment toward us, our customers and our industry and to the diversion of investments to other industries, which could have a negative impact on our access to and costs of capital.

As a result, we may continue to face increasing pressure regarding our ESG disclosures and practices. Over the past few years, there has also been an acceleration in investor demand for ESG investing opportunities, and many large institutional investors have committed to increasing the percentage of their portfolios that are allocated towards ESG investments. With respect to any of these investors, our ESG disclosures and efforts may not satisfy the investor requirements or their requirements may not be made known to us. If we are unable to meet the ESG standards or investment criteria set by these investors and funds, we may lose investors or investors may allocate a portion of their capital away from us, our cost of capital may increase, and our stock price may be negatively impacted.

Our Credit Agreement imposes restrictions that limit our operating flexibility and such facility may not be available if financial covenants are violated or if an event of default occurs.

Our Credit Agreement contains a number of covenants restricting, among other things, our ability to incur liens and indebtedness, sell assets, repurchase our equity shares and make certain types of investments. We are also subject to certain financial covenants, including but not limited to compliance with certain leverage and interest coverage ratios as defined in the Credit Agreement. A breach of any covenant or our inability to comply with the required financial ratios could result in a default under our Credit Agreement, and we can provide no assurance that we will be able to obtain the necessary waivers or amendments from our lenders to remedy a default. In the event of any default not cured or waived, the lenders are not obligated to provide funding or issue letters of credit and could declare any outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, thus requiring us to apply available cash to repay any borrowings then outstanding. If we are unable to repay borrowings with respect to our Credit Facility when due, our lenders could proceed against the guarantees of our material domestic subsidiaries. If any indebtedness under our Credit Agreement is accelerated, we can provide no assurance that our assets would be sufficient to repay such indebtedness in full.

Our exposure to exchange rate fluctuations on cross-border transactions and the translation of local currency results into U.S. dollars could negatively impact our results of operations.

A portion of our business is transacted and/or denominated in foreign currencies, and fluctuations in currency exchange rates or the inability to exchange or repatriate foreign currencies could have a significant impact on our results of operations, financial condition and cash flows, which are presented in U.S. dollars. Cross-border transactions, both with external parties and intercompany relationships, result in increased exposure to foreign exchange effects. We conduct business in countries that have restricted or limited trading markets for their local currencies and restrict or limit cash repatriation. We may accumulate cash in those geographies, but we may be limited in our ability to convert our profits into U.S. dollars, repatriate the profits from those countries or reinvest those earnings to fund operations in other countries. Significant changes in currency exchange rates could negatively affect our results of operations. Additionally, a future strengthening of the U.S. dollar potentially exposes us to competitive threats from lower cost producers in other countries and could result in unfavorable translation effects as the results of foreign locations are translated into U.S. dollars for reporting purposes.

Our indebtedness could adversely affect our financial condition and operating flexibility.

Our ability to make payments on, and to refinance, our indebtedness, as well as any future indebtedness that we may incur, will depend upon the level of cash flows generated by our operations, our ability to sell assets, availability under our revolving Credit Agreement and our ability to access the capital markets and/or other sources of financing. Our ability to generate cash is subject to general economic, industry, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are not able to repay or refinance our indebtedness as it becomes due, we may be forced to sell assets or take other disadvantageous actions, including (i) reducing financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes or (ii) dedicating an unsustainable level of cash flow from operations to the payment of principal and interest on the indebtedness. In addition, our ability to withstand competitive pressures and to react to changes in the oil and natural gas industry could be impaired.

Disruptions in the capital and credit markets, low commodity prices, our debt level and other factors may restrict our ability to raise capital on favorable terms, or at all.

Disruptions in the capital and credit markets, in particular with respect to companies in the energy sector, could limit our ability to access these markets or may significantly increase our cost to borrow. Continued low commodity prices, the rapid increases in interest rates by the U.S. Federal Reserve to counteract inflation, as well as other factors, have caused some lenders to increase interest rates, enact tighter lending standards which we may not satisfy as a result of our debt level or otherwise, refuse to refinance existing debt at maturity on favorable terms, or at all, and in certain instances have reduced or ceased to provide funding to borrowers. If we are unable to access the capital and credit markets on favorable terms or at all, it could adversely affect our business, financial condition, results of operations and cash flows.

Legal and Regulatory Risks

Federal, state and local legislative and regulatory initiatives relating to oil and natural gas development and the potential for related litigation could result in increased costs and additional operating restrictions or delays for our customers, which could reduce demand for our products.

Environmental laws, regulations and policies could limit our customers’ exploration and production activities. Although we do not directly engage in drilling or hydraulic fracturing activities, we provide products and services to operators in the oil and natural gas industry. There has been significant growth in opposition to oil and natural gas development both in the United States and globally. This opposition is focused on attempting to limit or stop hydrocarbon development in certain areas. Examples of such opposition include: (i) efforts to reduce access to public and private lands; (ii) delaying or canceling permits for drilling or pipeline construction or export facilities; (iii) limiting or banning industry techniques such as hydraulic fracturing, and/or adding restrictions on the use of water and associated disposal; (iv) delaying or denying air-quality permits; and (v) advocating for increased regulations, punitive taxation, or citizen ballot initiatives or moratoriums on industry activity.

In addition, various state and local governments have implemented, or are considering, increased regulatory oversight of oil and natural gas development through additional permitting requirements, operational restrictions, including on the time, place and manner of drilling activities, disclosure requirements and temporary or permanent bans on hydraulic fracturing, exports of liquified natural gas or other facets of crude oil and natural gas exploration and development in certain areas such as environmentally sensitive watersheds. Increased regulation and opposition to oil and natural gas activities could increase the potential for litigation concerning these activities, and could include companies who provide products and services used in hydrocarbon development, such as us.

From time to time, legislation has been introduced, but not enacted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. Additionally, some states have adopted, and other states are considering adopting, regulations that could impose new or more stringent permitting, disclosure or well construction requirements on hydraulic fracturing operations. The adoption of new laws, regulations or policies at the federal, state or local levels imposing reporting obligations, or otherwise limiting or delaying hydrocarbon development, could make it more difficult for our customers to complete oil and natural gas wells, increase our customers’ costs of compliance and doing business, and otherwise adversely affect the oil and natural gas activities they pursue. Such developments, which could increase costs for our customers, could negatively impact demand for our products and services. In addition, heightened political, regulatory and public scrutiny, including lawsuits, could expose us or our customers to increased legal and regulatory proceedings, which could be time-consuming, costly or result in substantial legal liability or significant reputational harm. We could be directly affected by adverse litigation or indirectly affected if the cost of compliance or the risks of liability limit the ability or willingness of our customers to operate. Such costs and scrutiny could directly or indirectly, through reduced demand for our products and services, have a material adverse effect on our business, results of operations, financial condition and cash flows.

We and our customers are subject to extensive environmental and health and safety laws and regulations that may increase our costs, limit the demand for our products and services or restrict our operations.

Our operations and the operations of our customers are subject to numerous and complex federal, state, local and foreign laws, regulations and policies relating to the protection of human health, safety and the environment. These laws, regulations and policies may adversely affect us by limiting or curtailing our customers’ exploration, drilling and production and export activities, impacting the products and services we design, market and sell and the facilities where we manufacture our products. For example, our operations and the operations of our customers are subject to numerous and complex laws, regulations and policies that, among other things: may regulate the management and disposal of hazardous and non-hazardous wastes; may require acquisition of environmental permits related to our operations; may restrict the types, quantities and concentrations of various materials that can be released into the environment; may limit or prohibit operational activities in certain ecologically sensitive and other protected areas; may regulate specific health and safety criteria addressing worker protection; may require compliance with operational and equipment standards; may impose testing, reporting and record-keeping requirements; and may require remedial measures to mitigate pollution from former and ongoing operations. Sanctions for noncompliance with such laws, regulations and polices may include revocation of permits, corrective action orders, administrative or civil penalties, criminal prosecution and the imposition of injunctions to prohibit certain activities or force future compliance.

Some environmental laws, regulations and policies provide for joint and several strict liability for remediation of spills and releases of hazardous substances. In addition, we or our customers may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources. These laws and regulations may expose us or our customers to liability for the conduct of or conditions caused by others, or for our acts or for the acts of our customers that were in compliance with all applicable laws and regulations at the time such acts were performed. Any of these laws and regulations could result in claims, fines or expenditures that could be material to our business, results of operations, financial condition and cash flows.

Environmental laws, regulations and policies, and the interpretation and enforcement thereof, frequently change, and have tended to become more stringent over time. New laws, regulations treaties, or international agreements related to greenhouse gases (“GHG”) and climate change, including incentives to conserve energy or use alternative energy sources, and temporary or permanent bans on certain activities or licenses or permits for certain activities may have a material adverse effect on our customers by limiting or curtailing their exploration, drilling, and production and export activities, which may adversely affect our operations by limiting demand for our products and services. Additionally, the implementation of new laws, regulations and policies may have a material adverse effect on our operating results by requiring us to modify our operations or products or shut down some or all of our facilities.

Various laws, regulations and policies exist or are under development that seek to regulate the emission of GHG, including establishing GHG “cap and trade” programs, increased efficiency standards, participation in international climate agreements, issuance of executive orders by the U.S. presidential administration and incentives or mandates for pollution reduction, use of renewable energy sources, or use of alternative fuels with lower carbon content. Any regulation of GHG emissions could result in increased compliance costs or additional operating restrictions for us and/or our customers and limit or curtail exploration, drilling and production and export activities of our customers, which could directly or indirectly, through reduced demand for our products and services, adversely affect our business, results of operations, financial condition and cash flows.

In addition, oil and natural gas operations may be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect wildlife. Seasonal restrictions may limit our customers’ ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. These constraints and the resulting shortages or high costs could delay our customers’ operations or materially increase their operating and capital costs, which could in turn reduce demand for our products and services.

Our reputation, ability to do business and results of operations may be impaired by violations of U.S. and international laws and regulations regarding, anti-bribery, trade control, trade sanctions, anti-corruption and similar laws.

Our operations require us to comply with a number of U.S. and international laws and regulations, including those relating to anti-corruption, anti-bribery, fair competition, export and import compliance, money laundering and data privacy. In particular, our international operations are subject to the regulations imposed by the Foreign Corrupt Practices Act as well as anti-bribery and anti-corruption laws of various jurisdictions in which we operate. While we strive to maintain high ethical standards and robust internal controls, we cannot provide assurance that our internal controls, training and compliance systems will always protect us from acts committed by our employees, agents or business partners that would violate such U.S. or international laws or regulations. Any such violations of law or improper actions could subject us to civil or criminal investigations in the United States or other jurisdictions, could lead to substantial civil or criminal, monetary and non-monetary penalties and related stockholder lawsuits, could lead to increased costs of compliance and could damage our reputation, business, results of operations, financial condition and cash flows.

Tariffs and other trade measures could adversely affect our results of operations, financial position and cash flows.

Our material input costs are adversely affected by tariffs imposed by the U.S. government on products imported into the United States and by trade restrictions imposed on business dealings with particular entities and/or individuals. Further trade restrictions, retaliatory trade measures and additional tariffs could result in higher input costs for our products, disrupt our supply chain and logistics, cause adverse financial impacts due to volatility in foreign exchange rates and interest rates, inflationary pressures on raw materials and energy, and heighten cybersecurity threats and other restrictions. We may not be able to fully mitigate the impact of these increased costs or pass price increases on to our customers. We cannot predict future developments, and such existing or future tariffs could have a material adverse effect on our results of operations, financial position and cash flows.

Changes in domestic and foreign governmental laws, regulations and policies, risks associated with emerging markets, changes in statutory tax rates and laws, and unanticipated outcomes with respect to tax audits could adversely affect our business, profitability and reputation.

Our domestic and international sales and operations are subject to risks associated with changes in laws, regulations and policies (including environmental and employment regulations, export/import laws, local content and local ownership requirements, tax policies such as export subsidy programs and research and experimentation credits, carbon emission regulations and other similar programs). Failure to comply with any of the foregoing laws, regulations and policies could result in civil and criminal, monetary and non-monetary penalties, as well as damage to our reputation. In addition, we cannot provide assurance that costs of complying with new and evolving regulatory reporting requirements and current or future laws, including environmental protection, employment, data security, data privacy and health and safety laws, will not exceed our estimates. In addition, we have made investments in certain countries, and we may in the future invest in other countries, which may carry high levels of currency, political, compliance, or economic risk. While these risks or the impact of these risks are difficult to predict, any one or more of them could adversely affect our business, results of operations and reputation.

We are subject to taxation in a number of jurisdictions. Accordingly, our effective tax rate is impacted by changes in the mix among earnings in countries with differing statutory tax rates. A material change in the statutory tax rate or interpretation of local law in a jurisdiction in which we have significant operations could adversely impact our effective tax rate and impact our financial results.

Our tax returns are subject to audit and taxing authorities could challenge our operating structure, taxable presence, application of treaty benefits or transfer pricing policies. If changes in statutory tax rates or laws or audits result in assessments different from amounts estimated, then our business, results of operations, financial condition and cash flows may be adversely affected. In addition, changes in tax laws could have an adverse effect on our customers, resulting in lower demand for our products and services.

War, terrorism or civil unrest could harm our business.

Due to the unsettled political conditions in many natural gas and oil-producing countries, our operations, revenue and profits are subject to adverse consequences of war, terrorism, civil unrest, strikes, currency controls, and governmental actions. These risks cause us to increase spending on security worldwide, cause us to cease operating in certain countries and disrupt financial and commercial markets, including the supply of and pricing for oil and natural gas. In addition, any possible reprisals as a consequence of military or other action, such as acts of terrorism in the United States or elsewhere, could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Organizational Structure

Our principal asset after the completion of this offering will be our interest in Flowco LLC and, as a result, we will depend on distributions from Flowco LLC to pay our taxes and expenses, including payments under the Tax Receivable Agreement. Flowco LLC’s ability to make such distributions may be subject to various limitations and restrictions.

Upon the consummation of this offering and the Transactions, we will be a holding company and will have no material assets other than our ownership of LLC Interests in Flowco LLC. As such, we will have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of Flowco LLC and its subsidiaries and distributions we receive from Flowco LLC. There can be no assurance that Flowco LLC and its subsidiaries will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in our debt instruments, will permit such distributions. Although Flowco LLC is not currently subject to any debt instruments or other agreements that would restrict its ability to make distributions to us, the terms of our Credit Agreement and other outstanding indebtedness restrict the ability of our subsidiaries to pay dividends to Flowco LLC.

Flowco LLC will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, any taxable income of Flowco LLC will be allocated to holders of LLC Interests, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of Flowco LLC. Under the terms of the Flowco LLC Agreement, Flowco LLC will be obligated, subject to various limitations and restrictions, including with respect to our debt agreements, to make tax distributions to holders of LLC Interests, including us. In addition to tax expenses, we will also incur expenses related to our operations, including payments under the Tax Receivable Agreement, which we expect could be significant. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” We intend, as its managing member, to cause Flowco LLC to make cash distributions to the holders of LLC Interests in an amount sufficient to (i) fund all or part of their tax obligations in respect of taxable income allocated to them and (ii) cover our operating expenses, including payments under the Tax Receivable Agreement. However, Flowco LLC’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which Flowco LLC is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering Flowco LLC insolvent. If we do not have sufficient funds to pay tax or other liabilities, or to fund our operations (including, if applicable, as a result of an acceleration of our obligations under the Tax Receivable Agreement), we may have to borrow funds, which could materially and adversely affect our liquidity and financial condition, and subject us to various restrictions imposed by any lenders of such funds. To the extent we are unable to make timely payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement resulting in the acceleration of payments due under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” and “Certain Relationships and Related Party Transactions—Flowco LLC Agreement—Flowco LLC Agreement in Effect Upon Consummation of the Transactions—Distributions.” In addition, if Flowco LLC does not have sufficient funds to make distributions, our ability to declare and pay cash dividends will also be restricted or impaired. See “—Risks Related to the Offering and Ownership of our Class A Common Stock” and “Dividend Policy.”

Under the Flowco LLC Agreement, we intend to cause Flowco LLC, from time to time, to make distributions in cash to its members (including us) in amounts sufficient to cover the taxes imposed on their allocable share of taxable income of Flowco LLC. As a result of (i) potential differences in the amount of net taxable income allocable to us and to Flowco LLC’s other stockholders, (ii) the lower tax rate applicable to corporations as opposed to individuals, and (iii) certain tax benefits that we anticipate from (a) future purchases or redemptions of LLC interests from the Continuing Equity Owners, (b) payments under the Tax Receivable Agreement and (c) any acquisition of interests in Flowco LLC from other stockholders in connection with the consummation of the Transactions, these tax distributions may be in amounts that exceed our tax liabilities. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash) to our stockholders. To the extent we do not distribute such excess cash as dividends on our Class A common stock we may take other actions with respect to such excess cash, for example, holding such excess cash, contributing such cash to Flowco LLC in exchange for additional LLC Interests or lending it (or a portion thereof) to Flowco LLC, some of which may result in shares of our Class A common stock increasing in value relative to the value of LLC Interests. The holders of LLC Interests may benefit from any value attributable to such cash balances if they acquire shares of Class A common stock in exchange for their LLC Interests, notwithstanding that such holders may have participated previously as holders of LLC Interests in distributions that resulted in such excess cash balances.

The Tax Receivable Agreement with the Continuing Equity Owners requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled, and we expect that such payments will be substantial.

In connection with the consummation of this offering, we will enter into a Tax Receivable Agreement with Flowco LLC and each of the TRA Participants. Under the Tax Receivable Agreement, we will be required to make cash payments to the TRA Participants equal to 85% of the tax benefits, if any, that we actually realize, or in certain circumstances are deemed to realize, as a result of: (i) Flowco Holdings Inc.’s allocable share of existing tax basis acquired in connection with the Transactions and increases to such allocable share of existing tax basis; (ii) Flowco Holdings Inc.’s utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of existing tax basis); (iii) the increases in our share of the tax basis of assets of Flowco LLC resulting from (a) the purchase of LLC Interests directly from Flowco LLC, as described under “Use of Proceeds,” (b) any future redemptions or exchanges of LLC Interests from the Continuing Equity Owners as described under “Certain Relationships and Related Party Transactions—Flowco LLC Agreement—Flowco LLC Agreement in Effect Upon Consummation of the Transactions—Common Unit Redemption Right,” and (c) certain distributions (or deemed distributions) by Flowco LLC; and (iv) certain other tax benefits arising from payments under the Tax Receivable Agreement. We will be required to make such payments to the TRA Participants even if all of the Continuing Equity Owners were to exchange or redeem their remaining LLC Interests.

The payment obligation is an obligation of Flowco Holdings Inc. and not of Flowco LLC. We expect that the amount of the cash payments we will be required to make under the Tax Receivable Agreement will be substantial. Any payments made by us to the TRA Participants under the Tax Receivable Agreement will not be available for reinvestment in our business and will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us, provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement resulting in the acceleration of payments due under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of us by the exchanging Continuing Equity Owners. Furthermore, if we experience a change of control (as defined under the Tax Receivable Agreement), which includes certain mergers, asset sales, and other forms of business combinations, we would be obligated to make an immediate payment, and such payment may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. This payment obligation could (i) make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are the subject of the Tax Receivable Agreement and (ii) result in holders of our Class A common stock receiving substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Accordingly, the Continuing Equity Holders’ interests may conflict with those of the holders of our Class A common stock. The existing tax basis acquired in connection with the Transactions, the actual increase in tax basis, and the actual utilization of any resulting tax benefits, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors: including the timing of redemptions by the Continuing Equity Owners; the price of shares of our Class A common stock at the time of the redemption; the extent to which such redemptions are taxable; the amount of gain recognized by such Continuing Equity Owners; the amount and timing of the taxable income allocated to us or otherwise generated by us in the future; the portion of our payments under the Tax Receivable Agreement constituting imputed interest; and the federal and state tax rates then applicable.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Continuing Equity Owners that will not benefit holders of our Class A common stock to the same extent that it will benefit the Continuing Equity Owners.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Continuing Equity Owners that will not benefit the holders of our Class A common stock to the same extent that it will benefit the Continuing Equity Owners. We will enter into the Tax Receivable Agreement with Flowco LLC and each of the TRA Participants in connection with the completion of this offering and the Transactions, which will provide for the payment by us to the TRA Participants of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of: (i) Flowco’s allocable share of existing tax basis acquired in connection with the Transactions and increases to such allocable share of existing tax basis; (ii) Flowco Holdings Inc.’s utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of existing tax basis); (iii) the increases in our share of the tax basis of assets of Flowco LLC resulting from (a) the purchase of LLC Interests directly from Flowco LLC, as described under “Use of Proceeds,” (b) any future redemptions or exchanges of LLC Interests from the Continuing Equity Owners as described under “Certain Relationships and Related Party Transactions—Flowco LLC Agreement—Flowco LLC Agreement in Effect Upon Consummation of the Transactions—Common Unit Redemption Right” and (c) certain distributions (or deemed distributions) by Flowco LLC; and (iv) certain other tax benefits arising from payments under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” Although we will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure may adversely impact the future trading market for the Class A common stock.

Additionally, we are a holding company and have no material assets other than our ownership of LLC Interests. As a consequence, our ability to declare and pay dividends to the holders of our Class A common stock is subject to the ability of Flowco LLC to provide distributions to us. If Flowco LLC makes such distributions, the Continuing Equity Owners that hold LLC Interests will be entitled to receive equivalent distributions from Flowco LLC on a pro rata basis. However, because we must pay taxes, amounts ultimately distributed as dividends to holders of our Class A common stock are expected to be less on a per share basis than the amounts distributed by Flowco LLC to such Continuing Equity Owners on a per unit basis. This and other aspects of our organizational structure may adversely impact the future trading market for our Class A common stock.

In certain cases, payments under the Tax Receivable Agreement to the TRA Participants may be accelerated or significantly exceed any actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement will provide that if (i) we materially breach any of our material obligations under the Tax Receivable Agreement, (ii) certain mergers, asset sales, other forms of business combinations or other changes of control were to occur after the consummation of this offering, or (iii) we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement to make payments would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement.

As a result of the foregoing, we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. We could also be required to make cash payments to the TRA Participants that are greater than the specified percentage of any actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to fund or finance our obligations under the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

We will not be reimbursed for any payments made to the TRA Participants under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the U.S. Internal Revenue Service (the “IRS”) or another tax authority, may challenge all or part of the tax basis increases or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. If the outcome of any such challenge would reasonably be expected to materially affect a recipient’s payments under the Tax Receivable Agreement, then we will not be permitted to settle or fail to contest such challenge without the consent (not to be unreasonably withheld or delayed) of certain TRA Participants. The interests of the TRA Participants in any such challenge may differ from or conflict with our interests and your interests, and the TRA Participants may exercise their consent rights relating to any such challenge in a manner adverse to our interests and your interests. We will not be reimbursed for any cash payments previously made to the TRA Participants under the Tax Receivable Agreement in the event that any tax benefits initially claimed by us and for which payment has been made to a TRA Participants are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a TRA Participant will be netted against any future cash payments we might otherwise be required to make to such TRA Participants, under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to a TRA Participants for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the Tax Receivable Agreement until any such challenge is finally settled or determined. Moreover, the excess cash payments we made previously under the Tax Receivable Agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. The applicable U.S. federal income tax rules for determining applicable tax benefits we may claim are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, payments could be made under the Tax Receivable Agreement significantly in excess of any actual cash tax savings that we realize in respect of the tax attributes with respect to a TRA Participant that are the subject of the Tax Receivable Agreement.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.

We are subject to taxes by the U.S. federal, state, local and foreign tax authorities. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	allocation of expenses to and among different jurisdictions;

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, tax treaties, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other taxes by U.S. federal, state, and local and foreign taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

If Flowco LLC were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and Flowco LLC might be subject to potentially significant tax inefficiencies.

We intend to operate such that Flowco LLC does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, redemptions of LLC Interests pursuant to the redemption right, or other transfers of LLC Interests, could cause Flowco LLC to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that redemptions or other transfers of LLC Interests qualify for one or more such safe harbors.

If Flowco LLC were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for us and for Flowco LLC, including as a result of the inability to file a consolidated U.S. federal income tax return with Flowco LLC.

If we were deemed to be an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act, including as a result of our ownership of Flowco LLC, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities, or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act.

We and Flowco LLC intend to conduct our operations so that we will not be deemed an investment company. As the sole managing member of Flowco LLC, we will control and operate Flowco LLC. On that basis, we believe that our interest in Flowco LLC is not an “investment security” as that term is used in the 1940 Act. However, if we were to cease participation in the management of Flowco LLC, or if Flowco LLC itself becomes an investment company, our interest in Flowco LLC could be deemed an “investment security” for purposes of the 1940 Act.

We and Flowco LLC intend to conduct our operations so that we will not be deemed an investment company. If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties and that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. If we were required to register as an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Risks Related to the Offering and Ownership of Our Class A Common Stock

Following this offering, GEC and White Deer will collectively control us, and each of them individually will have significant influence over us, including pursuant to the Stockholders Agreement and control over decisions that require the approval of stockholders.

Upon consummation of this offering, GEC and White Deer will control, in the aggregate, approximately  % of the voting power represented by all our outstanding classes of stock, and individually will control approximately  % and  %, respectively, of the voting power represented by all our outstanding classes of stock. In connection with this offering, GEC, White Deer and certain of their affiliates will also enter into a Stockholders’ Agreement relating to, among other things, the election of our directors. As a result, such Continuing Equity Owners will continue to exercise significant influence over all matters requiring stockholder approval, including the election and removal of directors and the size of our board, and will continue to have significant control over our business, affairs and policies. The directors such Continuing Equity Owners elect have the authority to incur additional debt, issue or repurchase stock, declare dividends and make other decisions that could be detrimental to stockholders.

We expect that for some period of time following the consummation of this offering, members of our board will continue to be appointed by and/or affiliated with GEC and White Deer, who will have the right pursuant to our

Stockholders Agreement to nominate the majority of our directors. Such Continuing Equity Owners can take actions that have the effect of delaying or preventing a change of control of us or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them. The concentration of voting power with such Continuing Equity Owners may have an adverse effect on the price of our Class A common stock. Such Continuing Equity Owners may have interests that are different from yours and may vote in a way with which you disagree and that may be adverse to your interests.

In addition to rights relating to the nomination of directors and our board, the Stockholders Agreement includes certain consent rights with respect to actions by the company and our subsidiaries as long as GEC Affiliates or White Deer Affiliates, respectively, beneficially own, directly or indirectly, at least 10% of the Deemed Outstanding Class A Shares. The interests of GEC and White Deer may be different than the interests of other stockholders, and such consent rights could limit our ability to engage in certain transactions in a way that is adverse to your interests. For more information, see “Certain Relationships and Related Party Transactions—Stockholders Agreement.

Further, our amended and restated certificate of incorporation, which will be in effect upon the consummation of the Transactions, will provide that the doctrine of “corporate opportunity” will not apply with respect to any director or stockholder who is not employed by us or our subsidiaries. GEC, White Deer and their respective affiliates have investments in other oilfield services companies that may compete with us, and GEC, White Deer and their respective affiliates may invest in such other companies in the future. By renouncing our interest and expectancy in any business opportunity that may be from time to time presented to any member of a GEC or White Deer affiliated entity or any of our directors or officers who is also an employee, partner, member, manager, officer or director of any GEC or White Deer affiliated entity, our business or prospects could be adversely affected if attractive business opportunities are procured by such parties for their own benefit rather than for ours. See “Risk Factors—Risks Related to the Offering and Ownership of Our Class A Common Stock—Our amended and restated certificate of incorporation provides that the doctrine of “corporate opportunity” will not apply with respect to any director or stockholder who is not employed by us or our subsidiaries.”

We cannot predict the effect our dual class structure may have on the market price of our Class A common stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock, in adverse publicity, or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it plans to require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced policies, the dual class structure of our stock would make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to track those indices would not invest in our Class A common stock. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible they may depress valuations, compared to similar companies that are included. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements.

After the consummation of the Transactions, GEC, White Deer and certain of their affiliates collectively, who will be parties to the Stockholders’ Agreement relating to the election of directors, as a group will have more than 50% of the voting power for the election of directors, and, as a result, we will be considered a “controlled company” for the purposes of the NYSE rules. As such, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements, including the requirements to have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or to perform annual performance evaluations of the nominating and corporate governance and compensation committees.

The corporate governance requirements and, specifically, the independence standards are intended to ensure directors who are considered independent are free of any conflicting interest that could influence their actions as directors. Following this offering, we intend to utilize certain exemptions afforded to a “controlled company.” As a result, we will not be subject to certain corporate governance requirements, including that a majority of our board of directors consists of “independent directors,” as defined under the NYSE rules. In addition, we will not be required to have a nominating and corporate governance committee or compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or to conduct annual performance evaluations of the nominating and corporate governance and compensation committees.

Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE rules. Our status as a controlled company could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

Certain provisions of Delaware law and anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions provide for, among other things:

•	a classified board of directors with staggered three-year terms;

•	the ability of our board of directors to issue one or more series of preferred stock without stockholder approval;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	certain limitations on convening special stockholder meetings and actions by stockholders through a written consent;

•	prohibit cumulative voting in the election of directors;

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the removal of directors only for cause and only upon the affirmative vote of the holders of at least a majority of the voting power represented by our then-outstanding common stock entitled to vote generally in the election of directors; and

•

that certain provisions of amended and restated certificate of incorporation may be amended only by the affirmative vote of at least 66-2/3% of the voting power represented by our then-outstanding common stock.

These antitakeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares.

In addition, we have opted out of Section 203 of the General Corporation Law of the State of Delaware(the “DGCL”), but our amended and restated certificate of incorporation will provide that engaging in any of a broad range of business combinations with any “interested” stockholder (any stockholder with 15% or more of our voting stock) for a period of three years following the date on which the stockholder became an “interested” stockholder is prohibited, subject to certain exceptions, including an exclusion for GEC, White Deer and their affiliates. See “Description of Capital Stock.”

The JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC. We cannot be certain if this reduced disclosure will make our Class A common stock less attractive to investors.

The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies.” As defined in the JOBS Act, a public company whose initial public offering of common equity securities occurs after December 8, 2011, and whose annual net revenues are less than $1.235 billion will, in general, qualify as an “emerging growth company” until the earliest of:

•	the last day of its fiscal year following the fifth anniversary of the date of its initial public offering of common equity securities;

•	the last day of its fiscal year in which it has annual gross revenue of $1.235 billion or more;

•	the date on which it has, during the previous three-year period, issued more than $1.0 billion in nonconvertible debt; and

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the date on which it is deemed to be a “large accelerated filer,” which will occur at such time as the company (i) has an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, (ii) has been required to file annual and quarterly reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, for a period of at least 12 months, and (iii) has filed at least one annual report pursuant to the Exchange Act.

Under this definition, we will be an “emerging growth company” upon completion of this offering and could remain an “emerging growth company” until as late as the fifth anniversary of the completion of this offering. For so long as we are an “emerging growth company,” we will, among other things:

•	not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act;

•	not be required to hold a nonbinding advisory stockholder vote on executive compensation pursuant to Section 14A(a) of the Exchange Act;

•	not be required to seek stockholder approval of any golden parachute payments not previously approved pursuant to Section 14A(b) of the Exchange Act;

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be exempt from the requirement of the Public Company Accounting Oversight Board, or PCAOB, regarding the communication of critical audit matters in the auditor’s report on the financial statements; and

•	be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period and, as a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies.

We cannot predict if investors will find our Class A common stock less attractive as a result of our decision to take advantage of some or all of the reduced disclosure requirements above. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

Our ability to pay regular cash dividends on our Class A common stock following this offering may be limited.

Our ability to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, and such other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur, including under our Credit Agreement. Therefore, any return on investment in our Class A common stock is solely dependent upon the appreciation of the price of our Class A common stock on the open market, which may not occur. See “Dividend Policy” for more detail.

No market currently exists for our Class A common stock, and an active, liquid trading market for our Class A common stock may not develop, which may cause our Class A common stock to trade at a discount from the initial offering price and make it difficult for you to sell the Class A common stock you purchase.

Prior to this offering, there has not been a public market for our Class A common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market or how active and liquid that market may become. If an active and liquid trading market does not develop or continue, you may have difficulty selling any of our Class A common stock that you purchase at a price above the price you purchase it or at all. The initial public offering price for the shares was determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our Class A common stock. The market price of our Class A common stock may decline below the initial offering price, and you may not be able to sell your shares of our Class A common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters and the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation will provide (A) (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation.

Our amended and restated certificate of incorporation provides that the doctrine of “corporate opportunity” will not apply with respect to any director or stockholder who is not employed by us or our subsidiaries.

The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers or directors or other fiduciaries from personally benefiting from opportunities that belong to the corporation. Our amended and restated certificate of incorporation, which will be in effect upon the consummation of the Transactions, will provide that the doctrine of “corporate opportunity” will not apply with respect to any director or stockholder who is not employed by us or our subsidiaries. Any director or stockholder who is n ot employed by us or our subsidiaries will, therefore, have no duty to communicate or present corporate opportunities to us, and will have the right to either hold any corporate opportunity for their (and their affiliates’) own account and benefit or to recommend, assign or otherwise transfer such corporate opportunity to persons other than us, including to any director or stockholder who is not employed by us or our subsidiaries.

As a result, certain of our stockholders, directors and their respective affiliates will not be prohibited from operating or investing in competing businesses. We, therefore, may find ourselves in competition with certain of our stockholders, directors or their respective affiliates, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively impact our business, operating results and financial condition.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, or if there is any fluctuation in our credit rating, our stock price and trading volume could decline.

The trading market for our Class A common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of us, the trading price of our shares would likely be negatively impacted. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts stops covering us or fails to publish reports on us regularly, we could lose visibility in the market, which, in turn, could cause our stock price or trading volume to decline.

Additionally, any fluctuation in the credit rating of us or our subsidiaries may impact our ability to access debt markets in the future or increase our cost of future debt, which could have a material adverse effect on our operations and financial condition, which in return may adversely affect the trading price of shares of our Class A common stock.

As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC and NYSE regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.

Upon completion of this offering, we will become a public reporting company subject to the rules and regulations established from time to time by the SEC and the NYSE. These rules and regulations will require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.

In addition, as a public company we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which will require us to document and make significant changes to our internal control over financial reporting. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting at such time as we cease to be an “emerging growth company,” as defined in the JOBS Act, and we become an accelerated or large accelerated filer. As described above, we could potentially qualify as an “emerging growth company” until as late as the fifth anniversary of the completion of this offering.

We expect to incur costs related to implementing an internal audit and compliance function in the upcoming years to further improve our internal control environment. If we identify future deficiencies in our internal control over financial reporting or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. We also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

We will incur significant costs as a result of operating as a public company.

Prior to this offering, we operated on a private basis. After this offering, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NYSE and other applicable securities laws and regulations. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more difficult, time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. We also expect that being a public company and being subject to new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Class A common stock, fines, sanctions and other regulatory action and potentially civil litigation. These factors may, therefore, strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our Class A common stock to decline.

After this offering, the sale of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of the Transactions, we will have outstanding a total of     shares of Class A common stock. Of the outstanding shares, the shares sold in this offering (or shares if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act, other than any shares held by our affiliates. In addition, the shares of Class A common stock issued to the Blocker Shareholders in the Transactions will be eligible for resale pursuant to Rule 144 without restriction or further registration under the Securities Act, other than affiliate restrictions under Rule 144. Any shares of Class A common stock held by our affiliates will be eligible for resale pursuant to Rule 144 under the Securities Act, subject to the volume, manner of sale, holding period and other limitations of Rule 144.

Our directors and executive officers, and substantially all of our stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, subject to certain exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of our Class A common stock, or any options or warrants to purchase any shares of our Class A common stock, or any securities convertible into or exchangeable for or that represent the right to receive shares of our Class A common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant); (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to, or which reasonably could be expected to lead to, or result in, a sale, loan, pledge or other disposition of shares of our Class A common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise; or (iii) make any demand for or exercise any right with respect to the registration of any shares of our Class A common stock or any security convertible into or exercisable or exchangeable for our common stock. See “Underwriting.”

In addition, we have reserved shares of Class A common stock equal to    % of the total number of outstanding LLC Interests following this offering for issuance under the Incentive Plan. Any Class A common stock that we issue under the Incentive Plan or other equity incentive plans that we may adopt in the future would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our shares of Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Class A common stock or other securities.

In the future, we may also issue securities in connection with investments, acquisitions or capital raising activities. In particular, the number of shares of our Class A common stock issued in connection with an investment or acquisition, or to raise additional equity capital, could constitute a material portion of our then- outstanding shares of our Class A common stock. Any such issuance of additional securities in the future may result in additional dilution to you, or may adversely impact the price of our Class A common stock.

Our stock price may change significantly following the offering, and you may not be able to resell shares of our Class A common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

The initial public offering price for the shares was determined by negotiations between us and the underwriters. You may not be able to resell your shares at or above the initial public offering price due to a number of factors included herein, including the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	technology changes, changes in consumer behavior or changes in merchant relationships in our industry;

•	security breaches related to our systems or those of our merchants, affiliates or strategic partners;

•	changes in economic conditions for companies in our industry;

•	changes in market valuations of, or earnings and other announcements by, companies in our industry;

•	declines in the market prices of stocks generally, particularly those of global payment companies;

•	strategic actions by us or our competitors;

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announcements by us, our competitors or our strategic partners of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures, other strategic relationships, or capital commitments;

•	changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the consumer spending environment;

•	changes in business or regulatory conditions;

•	future sales of our Class A common stock or other securities;

•	investor perceptions of the investment opportunity associated with our Class A common stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	announcements relating to litigation or governmental investigations;

•	guidance, if any, that we provide to the public, any changes in this guidance, or our failure to meet this guidance;

•	the development and sustainability of an active trading market for our stock;

•	changes in accounting principles; and

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other events or factors, including those resulting from system failures and disruptions, natural disasters, war, acts of terrorism, an outbreak of highly infectious or contagious diseases, such as COVID-19, or responses to these events;

Furthermore, the stock market may experience extreme volatility that, in some cases, may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our Class A common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business regardless of the outcome of such litigation.

If you purchase shares of Class A common stock in this offering, you will suffer immediate and substantial dilution of your investment.

The initial public offering price of our Class A common stock is substantially higher than the pro forma net tangible book value per share of our Class A common stock. Therefore, if you purchase shares of our Class A common stock in this offering, you will pay a price per share that substantially exceeds our pro forma net tangible book value per share after this offering. You will experience immediate dilution of $   per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the initial public offering price. In addition, investors who purchase Class A common stock from us in this offering will have contributed     % of the aggregate price paid by all purchasers of our outstanding equity but will own only approximately     % of our outstanding equity after this offering. See “Dilution” for more detail, including the calculation of the pro forma net tangible book value per share of our Class A common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the Transactions, including the consummation of this offering, expected growth, future capital expenditures and debt service obligations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms, such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but are not limited to, the following:

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trends in crude oil and natural gas prices may affect production-related activities and production-related operating expenditures by our customers, and therefore the demand for, and profitability of, our products and services;

•	decreased expenditures by our customers can adversely impact our customers’ demand for our products and services and our revenue;

•	our operations could be adversely affected by global market and economic conditions in ways we may not be able to predict or control;

•	we could lose customers or generate lower revenue, operating profits and cash flows if there are significant increases in the cost of raw materials or if we are unable to obtain raw materials;

•	continuing inflation and cost increases may impact our sales margins and profitability;

•	we might be unable to successfully compete with other companies in our industry;

•	if we are unable to develop new products and technologies, our competitive position may be impaired, which could materially and adversely affect our sales and market share;

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our products are used in operations that are subject to potential hazards inherent in the oil and natural gas industry and, as a result, we are exposed to potential liabilities that may affect our financial condition and reputation;

•	consolidation in our industry may impact our results of operations;

•	the credit risks of our customer base could result in losses;

•	the loss of one or more significant customers could have an adverse impact on our financial results;

•	changes in our customer and product mix could cause our profit margin to fluctuate;

•	we are subject to information technology, cybersecurity and privacy risks;

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we identified material weaknesses in our internal control over financial reporting, and if we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and share price;

•	we are subject to risks relating to existing international operations and expansion into new geographical markets;

•	adverse health events, such as a pandemic, could adversely affect our business, liquidity, and financial results;

•	failure to attract, retain and develop personnel could have an adverse effect on our results of operations, financial condition and cash flows;

•	the inability to protect or obtain patent and other intellectual property rights could adversely affect our revenue, operating profits and cash flows;

•	natural disasters and unusual weather conditions could have an adverse impact on our business;

•	our growth and results of operations may be adversely affected if we are unable to complete third party acquisitions on acceptable terms and integrate such acquisitions;

•	investor sentiment towards climate change, fossil fuels and other Environmental, Social and Governance (“ESG”) matters could adversely affect our access to and cost of capital and stock price;

•	our Credit Agreement imposes restrictions that limit our operating flexibility and such facility may not be available if financial covenants are violated or if an event of default occurs;

•	our exposure to exchange rate fluctuations on cross-border transactions and the translation of local currency results into U.S. dollars could negatively impact our results of operations;

•	our indebtedness could adversely affect our financial condition and operating flexibility;

•	disruptions in the capital and credit markets, low commodity prices, our debt level and other factors may restrict our ability to raise capital on favorable terms, or at all;

•	war, terrorism or civil unrest could harm our business;

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federal, state and local legislative and regulatory initiatives relating to oil and natural gas development and the potential for related litigation could result in increased costs and additional operating restrictions or delays for our customers, which could reduce demand for our products;

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we and our customers are subject to extensive environmental and health and safety laws and regulations that may increase our costs, limit the demand for our products and services or restrict our operations;

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our reputation, ability to do business and results of operations may be impaired by violations of U.S. and international laws and regulations regarding, anti-bribery, trade control, trade sanctions, anti-corruption and similar laws;

•	tariffs and other trade measures could adversely affect our results of operations, financial position and cash flows; and

•

changes in domestic and foreign governmental laws, regulations and policies, risks associated with emerging markets, changes in statutory tax rates and laws, and unanticipated outcomes with respect to tax audits could adversely affect our business, profitability and reputation.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Many of the important factors that will determine these results are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

OUR ORGANIZATIONAL STRUCTURE

Flowco Holdings Inc., a Delaware corporation, was formed on July 25, 2024 and is the issuer of the Class A common stock offered by this prospectus. Prior to this offering and the Transactions (as defined below), all of our business operations have been conducted through Flowco LLC and its direct and indirect subsidiaries, and the Original Equity Owners are the only owners of Flowco LLC. We will consummate the Transactions, excluding this offering, substantially concurrently with or prior to the consummation of this offering.

Existing Organization

Flowco LLC is treated as a partnership for U.S. federal income tax purposes and, as such is generally not subject to any U.S. federal entity-level income taxes. Taxable income or loss of Flowco LLC is included in the U.S. federal income tax returns of Flowco LLC’s members. Prior to the consummation of this offering, the Original Equity Owners were the only members of Flowco LLC.

Transactions

Prior to the Transactions, we expect there will initially be one holder of common stock of Flowco Holdings Inc. Pursuant to a Master Reorganization Agreement and related documents, we will consummate the following organizational transactions in connection with this offering:

•

we will amend and restate the existing limited liability company agreement of Flowco LLC, which will become effective substantially concurrently with or prior to the consummation of this offering, to, among other things, (i) recapitalize all existing ownership interests in Flowco LLC into LLC Interests and (ii) issue a non-economic member interest and appoint Flowco Holdings Inc. as the sole managing member of Flowco LLC upon its acquisition of LLC Interests in connection with this offering;

•

we will amend and restate Flowco Holdings Inc.’s certificate of incorporation to, among other things, provide (i) for Class A common stock, with each share of our Class A common stock entitling its holder to one vote per share on all matters presented to our stockholders generally and (ii) for Class B common stock, with each share of our Class B common stock entitling its holder to one vote per share on all matters presented to our stockholders generally, and that shares of our Class B common stock may only be held by the Continuing Equity Owners and their respective permitted transferees as described in “Description of Capital Stock—Common Stock—Class B Common Stock;”

•

Flowco Holdings Inc. will acquire, by means of one or more mergers, the Blocker Companies and will issue to the Blocker Shareholders      shares of our Class A common stock, and the Blocker Companies will be subsequently merged into Flowco Holdings Inc.;

•	we will issue shares of our Class B common stock to the Continuing Equity Owners, which is equal to the number of LLC Interests held by such Continuing Equity Owners, for nominal consideration;

•

we will issue      shares of our Class A common stock to the purchasers in this offering (or shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) in exchange for net proceeds of approximately $   million (or approximately $   million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) based upon an assumed initial public offering price of $   per share (which is the mid-point of the estimated price range set forth on the cover page of this prospectus), less the underwriting discount and estimated offering expenses payable by us;

•

we will use the net proceeds from this offering to purchase     newly issued LLC Interests (or     LLC Interests if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from Flowco LLC at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discount and estimated offering expenses payable by us;

•

Flowco LLC intends to use the net proceeds from the sale of LLC Interests to Flowco Holdings Inc. to (i) repay indebtedness under our Credit Agreement; (ii) to redeem approximately $   million of Flowco LLC interests (assuming an initial public offering price of $   per share) from certain non-affiliate holders; and (iii) for general corporate purposes, in each case, as described under “Use of Proceeds;” and

•

Flowco Holdings Inc. will enter into (i) the Stockholders Agreement with GEC, White Deer and certain of their affiliates, (ii) the Registration Rights Agreement with the Continuing Equity Owners and the Blocker Shareholders and (iii) the Tax Receivable Agreement with Flowco LLC and each of the TRA Participants. For a description of the terms of the Stockholders Agreement, the Registration Rights Agreement and the Tax Receivable Agreement, see “Certain Relationships and Related Party Transactions.”

Organizational Structure Following the Transactions

•

Flowco Holdings Inc. will be a holding company and its principal asset will consist of the LLC Interests it acquires directly from Flowco LLC and indirectly from certain of the Continuing Equity Owners and the Blocker Shareholders;

•	Flowco Holdings Inc. will be the sole managing member of Flowco LLC and will control the business and affairs of Flowco LLC and its direct and indirect subsidiaries;

•

Flowco Holdings Inc. will own      LLC Interests of Flowco LLC, representing approximately  % of the economic interest in Flowco LLC (or      LLC Interests, representing approximately  % of the economic interest in Flowco LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•

GEC Affiliates directly and indirectly (including through certain Blocker Shareholders) will own (i)      shares of Class A common stock of Flowco Holdings Inc. (or      shares of Class A common stock of Flowco Holdings Inc. if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately  % of the combined voting power of all of Flowco Holding’s common stock and approximately  % of the economic interest in Flowco Holdings Inc. (or approximately  % of the combined voting power and approximately  % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), (ii) directly through the GEC Affiliates’ ownership of LLC Interests and indirectly through Flowco Holdings Inc.’s ownership of LLC Interests, approximately  % of the economic interest in Flowco LLC (or approximately  % of the economic interest in Flowco LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (iii)      shares of Class B common stock of Flowco Holdings Inc., representing approximately  % (and, together with the shares of Class A common stock,  %) of the combined voting power of all of Flowco Holdings Inc.’s common stock (or      shares of Class B common stock of Flowco Holdings Inc., representing approximately  % (and, together with the      shares of Class A common stock,  %) if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•

White Deer Affiliates (directly and indirectly including through certain Blocker Shareholders) will own (i)      shares of Class A common stock of Flowco Holdings Inc. (or      shares of Class A common stock of Flowco Holdings Inc. if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately  % of the combined voting power of all of Flowco Holdings Inc.’s common stock and approximately  % of the economic interest in Flowco Holdings Inc. (or approximately  % of the combined voting power and approximately  % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), (ii) directly and indirectly through Flowco Holdings Inc.’s ownership of LLC Interests, approximately  % of the economic interest in Flowco LLC (or approximately  % of the economic interest in Flowco LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (iii)      shares of Class B common stock of Flowco Holdings Inc., representing approximately  % of the combined voting power of all of Flowco Holdings Inc.’s common stock (or      shares of Class B common stock of Flowco Holdings Inc., representing approximately  % if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

•

The Continuing Equity Owners (excluding GEC Affiliates and White Deer Affiliates) will collectively own (i)      LLC Interests of Flowco LLC, representing approximately   % of the economic interest in Flowco LLC (or      LLC Interests, representing approximately  % of the economic interest in Flowco LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (ii)      shares of Class B common stock of Flowco Holdings Inc., representing approximately  % of the combined voting power of all of Flowco Holdings Inc.’s common stock (or      shares of Class B common stock of Flowco Holdings Inc., representing approximately  % if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•

the purchasers in this offering will own (i)      shares of Class A common stock of Flowco Holdings Inc. (or      shares of Class A common stock of Flowco Holdings Inc. if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately  % of the combined voting power of all of Flowco Holdings Inc.’s common stock and approximately   % of the economic interest in Flowco Holdings Inc. (or approximately   % of the combined voting power and approximately  % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (ii) through Flowco Holdings Inc.’s ownership of LLC Interests, indirectly will hold approximately  % of the economic interest in Flowco LLC (or approximately  % of the economic interest in Flowco LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

As the sole managing member of Flowco LLC, we will operate and control all of the business and affairs of Flowco LLC and, through Flowco LLC and its direct and indirect subsidiaries, conduct our business. Following the Transactions, including this offering, Flowco Holdings Inc. will have a minority economic interest in Flowco LLC, but will control the management of Flowco LLC as its sole managing member. As a result, Flowco Holdings Inc. will consolidate Flowco LLC and record a significant non-controlling interest in a consolidated entity in Flowco Holdings Inc.’s consolidated financial statements for the economic interest in Flowco LLC held by the Continuing Equity Owners.

Unless otherwise indicated, this prospectus assumes the shares of Class A common stock are offered at $   per share (the mid-point of the estimated price range set forth on the cover page of this prospectus). Pursuant to the terms of the Existing LLC Agreement, the split between the number of LLC Interests among the Original Equity Owners will vary depending on the initial public offering price in this offering. The initial public offering price will also impact the relative allocation of LLC Interests issued in the Transactions among the Original Equity Owners and, in turn, the shares of Class A common stock and Class B common stock issued to the

Original Equity Owners in the Transactions. Additionally, while the number of shares of Class A common stock being offered hereby to the public will not change, any increase or decrease in the number of shares of Class A common stock sold by Flowco Holdings Inc. in this offering due to a change in the initial public offering price will result in a corresponding increase or decrease in the number of LLC Interests purchased by Flowco Holdings Inc. directly from Flowco LLC at a price per unit equal to the initial public offering price per share of Class A common stock in this offering. Therefore, the indirect economic interest in Flowco LLC represented by the shares of Class A common stock sold in this offering will be largely unaffected by the initial public offering price. See “Use of Proceeds.”

Incorporation of Flowco Holdings Inc.

Flowco Holdings Inc., the issuer of the Class A common stock offered by this prospectus, was incorporated as a Delaware corporation on July 25, 2024. Flowco Holdings Inc. has not engaged in any material business or other activities except in connection with its formation and the Transactions. The amended and restated certificate of incorporation of Flowco Holdings Inc. that will become effective immediately prior to the consummation of this offering will, among other things, authorize two classes of common stock, Class A common stock and Class B common stock, each having the terms described in “Description of Capital Stock.”

Reclassification and Amendment and Restatement of the Flowco LLC Agreement

Prior to or substantially concurrently with the consummation of this offering, the existing limited liability company agreement of Flowco LLC will be amended and restated to, among other things, recapitalize its capital structure by creating a single new class of common units that we refer to as “LLC Interests” and provide for a right of redemption of common units in exchange for, at our election (as determined by at least two of our independent directors (within the meaning of the rules of the NYSE)), newly-issued shares of our Class A common stock on a one-for-one basis or cash. In connection with any such redemption or exchange of LLC Interests, a corresponding number of shares of Class B common stock held by the relevant Continuing Equity Owner will automatically be transferred to Flowco Holdings Inc. and be canceled. See “Certain Relationships and Related Party Transactions—Flowco LLC Agreements.”

USE OF PROCEEDS

We estimate, based upon an assumed initial public offering price of $  per share (which is the mid-point of the estimated price range set forth on the cover page of this prospectus), that we will receive net proceeds from this offering of approximately $   million (or $   million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to acquire LLC Interests of Flowco LLC, and Flowco LLC intends to use such proceeds to: (i) repay indebtedness under our Credit Agreement; (ii) redeem approximately $   million of Flowco LLC interests (assuming an initial public offering price of $   per share) from certain non-affiliate holders; and (iii) for general corporate purposes.

On August 20, 2024, Flowco MasterCo LLC, Flowco Productions, Estis Intermediate and Flogistix Intermediate, as borrowers, entered into a first lien credit agreement, or the Credit Agreement, which currently provides for a $725 million aggregate principal amount senior secured revolving credit facility, which has a maturity date of August 20, 2029. Borrowings under the Credit Agreement are, at the option of the Borrowers, either based on an alternate base rate (“ABR”) or a term SOFR rate. Loans comprising each ABR borrowing under the Credit Agreement accrue interest at the ABR plus an applicable margin ranging from 0.75% to 1.50% per annum, dependent upon the Total Leverage Ratio (as defined in the Credit Agreement). Loans comprising each SOFR rate borrowing accrue interest at a Term SOFR rate plus an applicable margin ranging from 1.75% to 2.50%, depending on the Total Leverage Ratio. Initial borrowings under the Credit Agreement in August 2024 were used to repay outstanding indebtedness under prior credit facilities of Flowco LLC and its subsidiaries and $50.0 million was used in connection with a distribution to members of Flowco LLC. Subsequently, in addition to short-term borrowings used for working capital, proceeds from borrowings under the Credit Agreement were used for an additional $50.0 million distribution to members of Flowco LLC in September 2024. For additional information, see “Description of Indebtedness.”

Assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock, each $1.00 increase (decrease) in the assumed initial public offering price of $   per share (which is the mid-point of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $   million and, in turn, the net proceeds received by Flowco LLC from the sale of LLC Interests to Flowco Holdings Inc. by $   million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discount and estimated offering expenses payable by us.

Each 1,000,000 share increase (decrease) in the number of shares offered by us in this offering would increase (decrease) the net proceeds to us from this offering by approximately $   million and, in turn, the net proceeds received by Flowco LLC from the sale of LLC Interests to Flowco Holdings Inc. by $   million, assuming that the price per share for the offering remains at $   (which is the mid-point of the estimated price range set forth on the cover page of this prospectus), and after deducting the underwriting discount and estimated offering expenses payable by us.

Flowco LLC will bear or reimburse Flowco Holdings Inc. for all of the expenses incurred in connection with the Transactions, including this offering.

CAPITALIZATION

The following table sets forth the cash and capitalization as of September 30, 2024, as follows:

•	of Flowco LLC and its subsidiaries on a historical basis;

•	of Flowco Holdings Inc. and its subsidiaries on an as adjusted basis to give effect to the Transactions, excluding this offering; and

•

of Flowco Holdings Inc. and its subsidiaries on a pro forma basis to give effect to the Transactions, including the sale of the shares of Class A common stock in this offering at an assumed initial public offering price of $   per share (which is the mid-point of the estimated price range set forth on the cover page of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us, and the application of the net proceeds therefrom as described under “Use of Proceeds.”

For more information, please see “Our Organizational Structure,” “Use of Proceeds” and “Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this prospectus. You should read this information in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of September 30, 2024
	Flowco LLC Historical	Flowco Holdings Inc. As Adjusted(4)		Flowco Holdings Inc. Pro Forma
Cash and cash equivalents	$23,124		$23,124	$

Long-term debt (including current portion)(1):
Credit Agreement(2)(3)	$575,491		$575,491	$

Total long-term debt	575,491		575,491
Members’/stockholders’ equity:
Members’ equity:
Class A units	—		—		—
Additional paid-in capital	891,616		—		—
Retained earnings	24,681		—		—
Stockholders’ equity:
Class A common stock, par value $0.0001 per share; no shares authorized, issued and outstanding, actual; ,000,000 shares authorized and shares issued and outstanding, as adjusted	—
Class B common stock, par value $0.0001 per share; no shares authorized, issued and outstanding, actual; ,000,000 shares authorized and shares issued and outstanding, as adjusted	—
Additional paid-in capital	—
Retained earnings	—

Total members’/stockholders’ equity	916,297
Non-controlling interests	—

Total equity	916,297

Total capitalization	$1,514,912	$		$

(1)	See “Description of Indebtedness” for a description of our currently outstanding indebtedness.

(2)	Effective August 20, 2024, the Prior Estis Credit Facility was refinanced by the Credit Agreement. See “Description of Indebtedness” for a description of our currently outstanding indebtedness. As of December 19, 2024, outstanding indebtedness under the Credit Agreement was $615.8 million. In addition, subsequent to September 30, 2024, Flowco LLC has made distributions of cash to its equityholders in an aggregate amount of $66 million and anticipates making additional distributions in the aggregate amount of $34 million prior to January 3, 2025.

(3)	Net of debt issuance costs.

(4)	Does not include restricted stock units (“RSUs”) that we expect to issue to certain directors, officers and other employees in connection with this offering (based on an assumed initial public offering price of $ per share).

Each $1.00 increase (decrease) in the assumed public offering price of $   per share (which is the mid-point of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) each of total indebtedness, additional paid-in capital and total members’ / stockholders’ equity on a pro forma as adjusted basis by approximately $   million, assuming that the price per share for the offering remains at $   (which is the mid-point of the estimated price range set forth on the cover page of this prospectus), and after deducting the underwriting discount and estimated offering expenses payable by us.

Each 1,000,000 share increase or decrease in the number of shares offered in this offering by us would increase or decrease each of total indebtedness, additional paid-in capital and total members’ / stockholders’ equity on a pro forma as adjusted basis by approximately $   million, assuming that the price per share for the offering remains at $   (which is the mid-point of the estimated price range set forth on the cover page of this prospectus), and after deducting the underwriting discount and estimated offering expenses payable by us.

DIVIDEND POLICY

We currently intend to pay a dividend from available funds and future earnings on our Class A common stock. Because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from Flowco LLC and, through Flowco LLC, cash distributions and dividends from our other direct and indirect subsidiaries. Our ability to pay dividends may be restricted by the terms of our Credit Agreement and any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries. See “Description of Capital Stock,” “Description of Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.”

Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability and other factors that our board of directors may deem relevant.

As noted above, immediately following this offering, we will be a holding company, and our principal asset will be the LLC Interests we purchase from Flowco LLC. If and when we decide to pay a dividend in the future, we will need to cause Flowco LLC to make distributions to us in an amount sufficient to cover such dividend. If Flowco LLC makes such distributions to us, the other holders of LLC Interests will be entitled to receive pro rata distributions. See “Risk Factors—Risks Related to Our Organizational Structure—Our principal asset after the completion of this offering will be our interest in Flowco LLC, and, as a result, we will depend on distributions from Flowco LLC to pay our taxes and expenses, including payments under the Tax Receivable Agreement. Flowco LLC’s ability to make such distributions may be subject to various limitations and restrictions.”

DILUTION

The Continuing Equity Owners will own LLC Interests after the Transactions and in such capacity will not have any right to receive distributions from Flowco Holdings Inc. Accordingly, we have presented dilution in pro forma net tangible book value per share both before and after this offering assuming that all of the holders of LLC Interests (other than Flowco Holdings Inc.) had their LLC Interests exchanged for newly-issued shares of Class A common stock on a one-for-one basis (rather than for cash) and the automatic transfer to the Company and cancellation for no consideration of all of their shares of Class B common stock (which are not entitled to receive distributions or dividends, whether cash or stock from Flowco Holdings Inc.) in order to more meaningfully present the dilutive impact on the investors in this offering. We refer to the assumed exchange of all LLC Interests for shares of Class A common stock as described in the previous sentence as the “Assumed Exchange.”

Dilution is the amount by which the offering price paid by the purchasers of the Class A common stock in this offering exceeds the pro forma net tangible book value per share of Class A common stock after the offering. Flowco LLC’s pro forma net tangible book value as of prior to this offering and after giving effect to the other Transactions and the Assumed Exchange was $   million. Pro forma net tangible book value per share prior to this offering is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding after giving effect to the Assumed Exchange.

If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our Class A common stock after this offering.

Pro forma net tangible book value per share after this offering is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding, after giving effect to the Transactions, including this offering and the application of the proceeds from this offering as described in “Use of Proceeds,” and the Assumed Exchange. Our pro forma net tangible book value as of after this offering would have been approximately $   million, or $   per share of Class A common stock. This amount represents an immediate increase in pro forma net tangible book value of $   per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $   per share to new investors purchasing shares of Class A common stock in this offering. We determine dilution by subtracting the pro forma net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of Class A common stock. The following table illustrates this dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of September 30, 2024 before this offering	$

Increase per share attributable to new investors in this offering
Pro forma net tangible book value per share after this offering
Dilution per share to new Class A common stock investors in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $   per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, would increase the pro forma net tangible book value per share after this offering by approximately $  , and dilution in pro forma net tangible book value per share to new investors by approximately $   assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

If the underwriters exercise in full their option to purchase additional shares of Class A common stock, the pro forma net tangible book value after the offering would be $   per share, the increase in pro forma net tangible book value per share to existing stockholders would be $   per share and the dilution in pro forma net tangible book value to new investors would be $   per share, in each case assuming an initial public offering price of $   per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus.

The following table summarizes, as of September 30, 2024 after giving effect to the Transactions (including this offering) and the Assumed Exchange, the number of shares of Class A common stock purchased from us, the total consideration paid, or to be paid, to us and the average price per share paid, or to be paid, by existing owners and by the new investors. The calculation below is based on an assumed initial public offering price of $   per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, before deducting the underwriting discount and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Original Equity Owners		%	$	%	$
New investors		%		%	$

Total		100.0%	$	100.0%

Each $1.00 increase (decrease) in the assumed initial public offering price of $   per share would increase (decrease) the total consideration paid by new investors and the total consideration paid by all stockholders by $   million, assuming the number of shares offered by us remains the same and after deducting the underwriting discount but before estimated offering expenses.

A $1.00 increase (decrease) in the assumed initial public offering price of $   per share would also increase (decrease) the aggregate value of LLC Interests redeemed by Flowco LLC from certain non-affiliate equity holders who are non-accredited investors or would own limited interests in Flowco LLC after giving effect to liquidating distributions by the Original Equity Owners to such holders of profits units, including the number of LLC Interests allocable to such assignees under agreements with the Original Equity Owners, with such aggregate redemption amount changing from an estimated $   to $   (based on a $1.00 increase) or $   (based on a $1.00 decrease), resulting in a change in the total consideration paid and average price per share by Original Equity Owners to $   and $   (based on a $1.00 increase), or to $   and $   (based on a $1.00 decrease). Amounts differing from a $1.00 increase (decrease) will be subject to non-linear changes based on allocations determined under distribution waterfalls for the applicable profits units of the Original Equity Owners.

Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters’ option to purchase additional shares of Class A common stock. In addition, the discussion and tables above exclude shares of Class B common stock, because holders of the Class B common stock are not entitled to distributions or dividends, whether cash or stock, from Flowco Holdings Inc. The number of shares of our Class A common stock outstanding after this offering as shown in the tables above is based on the number of shares outstanding as of September 30, 2024, after giving effect to the Transactions and the Assumed Exchange, and excludes      shares of Class A common stock reserved for issuance under our Incentive Plan (as described in “Executive Compensation—Incentive Plan”), including approximately      shares of Class A common stock issuable pursuant to RSUs we intend to grant to certain of our directors, executive officers and other employees, including certain of our named executive officers, in connection with this offering as described in “Executive Compensation—IPO Grants.”

To the extent any of these RSUs vest, there will be further dilution to new investors. To the extent all these RSUs vest as of September 30, 2024, the pro forma net tangible book value per share after this offering would be $  , and total dilution per share to new investors would be $  .

If the underwriters exercise in full their option to purchase additional shares of Class A common stock:

•

the percentage of shares of Class A common stock held by the Original Equity Owners will decrease to approximately  % of the total number of shares of our Class A common stock outstanding after this offering; and

•	the number of shares held by new investors will increase to , or approximately % of the total number of shares of our Class A common stock outstanding after this offering.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2024 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2024 and for the fiscal year ended December 31, 2023 (collectively, “unaudited pro forma condensed consolidated financial information”) present our financial position and results of operations after giving pro forma effect to the accounting for the following transactions as if such transactions occurred on September 30, 2024 for the unaudited pro forma condensed consolidated balance sheet and on January 1, 2023 for the unaudited pro forma condensed consolidated statements of operations:

(1)	The 2024 Business Combination described elsewhere in this registration statement;

(2)	The organizational transactions as described elsewhere in this registration statement under “Our Organizational Structure;”

(3)	The Tax Receivable Agreement, as described elsewhere in this registration statement under “Our Organizational Structure,” and under “Certain Relationships and Related Party Transactions;”

(4)	This offering and the application of the estimated net proceeds from this offering as described under “Use of Proceeds;” and

(5)	Financing transactions associated with the $700 million revolving credit facility “Financing Transactions.”

We refer to the adjustments related to the 2024 Business Combination, excluding the adjustments related to the offering, as the “2024 Business Combination Adjustments.” We refer to the adjustments related to the organizational transactions, tax receivable agreement and this offering as “Transaction Adjustments.” We refer to the adjustments related to the revolving credit facility as “Financing Transaction Adjustments.”

Following the completion of the Transactions, Flowco Holdings Inc. will be a holding company whose principal asset will consist of  % of the outstanding LLC Interests (or  % of LLC Interests if the underwriters exercise in full their option to purchase additional shares of Class A common stock) that it acquires directly from Flowco LLC. The remaining LLC Interests will be held by the Continuing Equity Owners. Flowco Holdings Inc. will act as the sole managing member of Flowco LLC, will operate and control the business and affairs of Flowco LLC and its direct and indirect subsidiaries and, through Flowco LLC and its direct and indirect subsidiaries, conduct its business.

The unaudited pro forma condensed consolidated statement of operations and unaudited pro forma condensed consolidated balance sheet are derived from and should be read in conjunction with the following, which are all included elsewhere in this prospectus:

•	Audited financial statement of Flowco Holdings Inc. as of November 30, 2024 and related notes included elsewhere within this prospectus;

•

Unaudited consolidated financial statements of Flowco MergeCo LLC (Predecessor) (“Flowco LLC”) as of September 30, 2024 and for the nine months ended September 30, 2024 and 2023 and the related notes included elsewhere within this registration statement, and the audited consolidated financial statements of Flowco LLC as of December 31, 2023 and for the years ended December 31, 2023 and 2022 and the related notes included elsewhere within this registration statement;

•

Unaudited consolidated financial statements of Flowco Production Solutions, L.L.C. (“FPS”) as of March 31, 2024 and for the three months ended March 31, 2024 and the related notes, and the audited consolidated financial statements of FPS as of December 31, 2023 and for the years ended December 31, 2023 and 2022 and the related notes included elsewhere within this registration statement; and

•

Unaudited consolidated financial statements of Flogistix, LP (“Flogistix”) as of March 31, 2024 and for the three months ended March 31, 2024 and the related notes, and the audited consolidated financial statements of Flogistix as of December 31, 2023 and for the years ended December 31, 2023 and 2022 and the related notes included elsewhere within this registration statement.

The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” These unaudited pro forma condensed consolidated financial statements do not present any estimatable synergies and only present the 2024 Business Combination Adjustments, Financing Transaction Adjustments and Transaction Adjustments. These unaudited pro forma condensed consolidated financial statements have been presented to provide relevant information necessary for an understanding of the transactions discussed above. The unaudited pro forma condensed consolidated financial information reflects adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable but are subject to change.

The 2024 Business Combination Adjustments are described in the notes to the unaudited pro forma condensed consolidated financial information, and principally include the impact to the statement of operations for costs incurred to complete the transaction and the ongoing impacts resulting from the application of Accounting Standards Codification Topic 805—Business Combinations. Estis has been determined to be both the accounting acquirer and accounting predecessor of Flowco LLC and Flowco Holdings Inc. in the 2024 Business Combination for financial reporting purposes primarily based on its relative size when compared to the other two merging entities, majority of economics, majority of board seats nominated as well as significant representation on the executive management team upon the closing. Flowco LLC prior to the 2024 Business Combination was determined to lack commercial substance as it had not engaged in any business activities and therefore, one or more of the operating companies would be deemed the accounting acquirer. For a description of the 2024 Business Combination, see “Business—2024 Business Combination.”

The Transaction Adjustments are described in the notes to the unaudited pro forma condensed consolidated financial information and principally include the following:

•

the amendment and restatement of the limited liability company agreement of Flowco LLC to, among other things, issue a non-economic member interest and appoint Flowco Holdings Inc. as the sole managing member of Flowco LLC and provide certain redemption rights to the Continuing Equity Owners;

•

the redemption by Flowco LLC of LLC Interests from non-affiliate equity holders who are non-accredited investors or would own limited interests in Flowco LLC after giving effect to liquidating distributions by the Original Equity Owners, for an aggregate of approximately $   (based on an assumed initial public offering price of $   per share, the mid-point of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discount);

•

the issuance of      shares of our Class A common stock to the investors in this offering in exchange for net proceeds of approximately $   (based on an assumed initial public offering price of $   per share, the mid-point of the estimated price range set forth on the cover page of this prospectus), after deducting the underwriting discount but before estimated offering expenses payable by us;

•

the payment of fees and expenses related to this offering and the application of the net proceeds from the sale of Class A common stock in this offering to purchase LLC Interests directly from Flowco LLC, at a purchase price per LLC Interest equal to the initial public offering price per share of Class A common stock less the underwriting discount and estimated offering expenses payable by us, with such LLC Interests representing % of the outstanding LLC Interests; and

•	the application by Flowco LLC of the proceeds from the sale of LLC Interests to us as described under “Use of Proceeds.”

Except as otherwise indicated, the unaudited pro forma condensed consolidated financial information presented assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock in the offering.

As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these additional procedures and processes and, among other things, additional directors’ and officers’ liability insurance, director fees, additional expenses associated with complying with the reporting requirements of the SEC, transfer agent fees, costs relating to additional accounting, legal and administrative personnel, increased auditing, tax and legal fees, stock exchange listing fees and other public company expenses. We have not included any pro forma adjustments relating to these costs in the information below.

The unaudited pro forma condensed consolidated financial information is included for informational purposes only. The unaudited pro forma condensed consolidated financial information should not be relied upon as being indicative of our results of operations or financial condition had the 2024 Business Combination, Financing Transaction and the Transaction including this offering, occurred on the dates assumed. The unaudited pro forma condensed consolidated financial information also does not project our results of operations or financial position for any future period or date. The unaudited pro forma condensed consolidated statement of operations and balance sheet should be read in conjunction with the “Risk Factors,” “Prospectus Summary—Summary Historical and Pro Forma Condensed Consolidated Financial and Other Data,” “Selected Historical Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Flowco Holdings Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2024

(Amounts in thousands of U.S. dollars, except share data)

	Flowco LLC	Financing Adjustments		Transaction Adjustments			Pro Forma

Assets

Current Assets
Cash and cash equivalents	$23,124	$		$		(1)	$
						(8)
Accounts receivable—trade, net	110,311				-			110,311
Inventory	169,113				-			169,113
Prepaid expenses and other assets	6,435				-			6,435

Total current assets	308,983
Property, plant and equipment, net	694,624				-			694,624
Operating lease right-of-use assets	18,109				-			18,109
Finance lease right-of-use assets	21,535				-			21,535
Intangible assets, net	285,856				-			285,856
Deferred tax assets	-					(2)
Goodwill	267,524				-			267,524
Other assets	9,107					(7)

Total assets	$1,605,738

Liabilities And Members’/Stockholders’ Equity

Current Liabilities
Accounts payable	32,348				-			32,348
Accrued expenses	36,239				-			36,239
Current portion of operating lease obligations	6,381				-			6,381
Current portion of finance lease obligations	9,185				-			9,185
Deferred revenue	6,056				-			6,056

Total current liabilities	90,209				-			90,209
Long-term Liabilities
Tax receivable agreement liability	-					(3)
Long-term debt	575,491		(9)			(8)
Operating lease obligations, net of current portion	11,751				-			11,751
Finance lease obligations, net of current portion	11,990				-			11,990

Total long-term liabilities	599,232

Total Liabilities	689,441
Members’/Stockholders’ Equity
Class A units	-				-			-
Class A common stock, par value $0.0001 per share	-					(5)
Class B common stock, par value $0.0001 per share	-					(5)
Additional paid-in capital	891,616		(9)			(6)
Retained Earnings	24,681		(9)		-			24,681

Total Members’/Stockholders’ Equity	916,297

Non-controlling interests	-					(4)

Total equity	916,297

Total Liabilities and Members’/Stockholders’ Equity	$1,605,738	$		$			$

See accompanying “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements”

Flowco Holdings Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2024

(Amounts in thousands of U.S. dollars, except share and per share data)

	Flowco LLC	FPS (6) (3/31)	Flogistix (6) (3/31)	FPS (6) (4/1-6/19)	Flogistix (6) (4/1-6/19)	2024 Business Combination Adjustments		Pro Forma as adjusted for the 2024 Business Combination Adjustments	Financing Transaction Adjustments	Transaction Adjustments			Pro Forma

Revenues
Rentals	$184,982	$—	$34,953	$—	$31,732	$—		$251,667	$—		$—			$251,667
Sales	164,303	60,638	9,663	52,640	8,356	—		295,600	—		—			295,600

Total revenues	349,285	60,638	$44,616	52,640	40,088	—		547,267	—		—			547,267

Operating expense
Cost of rentals (exclusive of depreciation and amortization disclosed separately below)	48,956	—	12,052	—	11,326	—		72,334	—		—			72,334
Cost of sales (exclusive of depreciation and amortization disclosed separately below)	124,073	39,069	6,926	33,614	5,900	(7,921	)(1iii)	201,661	—		—			201,661
Selling, general and administrative expenses	36,204	8,710	7,390	8,615	6,275			67,194	—			(5)
Depreciation and amortization	56,502	2,098	8,895	2,044	8,378	11,224	(1i)	88,351	—		—			88,351
						(790	)(1ii)
Loss on sale of equipment	727	204	—	122	—	—		1,053	—		—			1,053

Income (loss) from operations	82,823	10,557	9,353	8,245	8,209	(2,513)		116,674	—

Other income (expense)
Interest expenses	(22,174)	(671)	(4,231)	(480)	(3,937)	—		(31,493)	(1,402) (7)			(8)
Loss on debt extinguishment	(221)	—	—	—	—	—		(221)	—		—			(221)
Other income	—	8	66	144	—	—		218	—		—			218
Other expenses	(1,813)	(138)	—	—	(877)	—		(2,828)	—		—			(2,828)

Total other income (expense)	(24,208)	(801)	(4,165)	(336)	(4,814)	—		(34,324)	(1,402)

Income before provision for income taxes	58,615	9,756	5,188	7,909	3,395	(2,513)		82,350	(1,402)
Provision for income taxes	(702)	(188)	—	(637)	—	—		(1,527)	—			(2)

Net income	57,913	9,568	5,188	7,272	3,395	(2,513)		80,823	(1,402)

Net income attributable to non-controlling interests	—	—	—	—	—	—		—	—			(3)

Net income attributable to members and class A common stockholders	$57,913	$9,568	$5,188	$7,272	$3,395	$(2,513)		$80,823	$(1,402)	$			$

Pro forma net income per share(4):
Earnings per unit attributable to Flowco LLC Members (basic and diluted)	$8.34
Weighted average Class A Units outstanding (basic and diluted)	6,941,971												$
Earnings per unit attributable to Flowco Holdings, Inc.’s shareholders (basic and diluted)
Weighted average of shares of Class A common stock outstanding (basic)
Incremental shares of Class A common stock attributable to dilutive instruments
Weighted average of shares of Class A common stock outstanding (diluted)

See accompanying “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements”

Flowco Holdings Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2023

(Amounts in thousands of U.S. dollars, except share and per share data)

	Flowco LLC	FPS (6)	Flogistix (6)	2024 Business Combination Adjustments		Pro Forma as adjusted for the 2024 Business Combination Adjustments	Financing Transaction Adjustments		Transaction Adjustments			Pro Forma

Revenues
Rentals	$168,801	$—	$120,183	$—		$288,984	$—			$—			$288,984
Sales	74,522	229,468	72,337	—		376,327	—			—			376,327

Total revenues	243,323	229,468	192,520	—		665,311	—			—			665,311

Operating expense
Cost of rentals (exclusive of depreciation and amortization disclosed separately below)	42,179		43,401	—		85,580	—			—			85,580
Cost of sales (exclusive of depreciation and amortization disclosed separately below)	62,599	148,036	52,382	13,057	(1iii)	276,074	—			—			276,074
Selling, general and administrative expenses	15,219	32,483	26,690			74,392	—				(5)
Depreciation and amortization	43,822	7,392	30,016	23,273	(1i)	109,822	—			—			109,822
				5,319	(1ii)
Loss on sale of equipment, net	1,170	95	—	—		1,265	—			—			1,265

Income from operations	78,334	41,462	40,031	(41,649)		118,178

Other income (expense)
Interest expense	(18,956)	(2,439)	(14,743)	—		(36,138)	(10,697	)(7)			(8)
Other income	—	1,006	203	—		1,209	—						1,209
Other expense	(1,289)	(808)	—	—		(2,097)	—						(2,097)

Total other income (expense)	(20,245)	(2,241)	(14,540)	—		(37,026)	(10,697)

Income before provision for income taxes	58,089	39,221	25,491	(41,649)		81,152	(10,697)
Provision for income taxes	—	(624)	—	—		(624)	—				(2)

Net income	58,089	38,597	25,491	(41,649)		80,528	(10,697)

Net income attributable to non-controlling interests	—	—	—	—		—	—				(3)

Net income attributable to members and common stockholders	$58,089	$38,597	$25,491	$(41,649)		$80,528	$(10,697)		$			$

Pro forma net income per share(4):

Earnings per unit attributable to Flowco LLC Members (basic and diluted)	$11.39
Weighted average Class A Units outstanding (basic and diluted)	5,100,000
Earnings per unit attributable to Flowco Holdings, Inc.’s shareholders (basic and diluted)												$
Weighted average of shares of Class A common stock outstanding (basic)
Incremental shares of Class A common stock attributable to dilutive instruments
Weighted average of shares of Class A common stock outstanding (diluted)

See accompanying “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements”

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria, which simplified requirements to depict the accounting for the transactions and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur. These unaudited pro forma condensed consolidated financial statements do not present any anticipated synergies, operating efficiencies, tax savings, or cost savings and only present the 2024 Business Combination Adjustments and Transaction Adjustments. These unaudited pro forma condensed consolidated financial statements have been presented to provide relevant information necessary for an understanding of the transactions discussed above.

The unaudited pro forma adjustments detailed below are based on currently available information and assumptions and methodologies that management believes are reasonable. The pro forma adjustments described below, may be revised as additional information becomes available and is evaluated. Therefore, it is likely the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. The unaudited pro forma combined financial information does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the 2024 Business Combination, organizational transactions, tax receivable agreement, financing transactions and this offering occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The pro forma balance sheet as of September 30, 2024 assumes that the 2024 Business Combination, organizational transactions, tax receivable agreement, financing transactions and this offering occurred on September 30, 2024 while the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2024 and for the fiscal year ended December 31, 2023 assume these transactions occurred on January 1, 2023.

Pro forma adjustments to the condensed consolidated balance sheet

Total consideration for the 2024 Business Combination was $854.6 million comprised of $589.3 million of identifiable net assets acquired and $265.3 million of goodwill from the contributed businesses of Flogistix and Flowco LLC. The effects of the 2024 Business Combination are reflected in the historical balance sheet of Flowco LLC and therefore no 2024 Business Combination Adjustments are reflected within the unaudited pro forma condensed consolidated balance sheet. The net assets acquired consisted of primarily property, plant and equipment; intangible assets; accounts receivable; lease assets; accounts payable; accrued liabilities; long-term debt and lease liabilities. Preliminary fair value measurements were made for acquired assets and liabilities, and adjustments to those measurements may be made in subsequent periods (up to one year from the acquisition date) as information necessary to complete the fair value analysis is obtained. Fair value was determined in accordance with ASC 805, Business Combinations, and ASC 820, Fair Value Measurements. The

balance sheet effects of the 2024 Business Combination were made assuming the adjustments were made as of the beginning of the fiscal year presented.

Gross proceeds	$
Payment of underwriting discount

Net proceeds to Flowco Holdings Inc.

Flowco Holdings Inc. purchase of Flowco LLC Units
Redemption of LLC interests
Payment of other offering expenses

Available net proceeds of Flowco LLC	$

(1) Reflects the net effect on cash of the receipt of offering proceeds to us of $   million, based on the assumed sale of      shares of Class A common stock at an assumed initial public offering of $   per share, the mid-point of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discount, purchase of newly issued LLC Interests, redemption of certain LLC interests and estimated offering expenses payable by us. These amounts, as described in “Use of Proceeds,” relate to:

(a) payment of $   million to purchase       newly issued LLC Interests (or       LLC Interests if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from Flowco LLC at an assumed initial public offering price of $   per share, the mid-point of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us;

(b) payment by Flowco LLC of $   million to redeem LLC Interests from certain non-affiliate holders, based on an assumed initial public offering price of $   per share, the mid-point of the estimated price range set forth on the cover page of this prospectus;

(c) payment of approximately $   million of underwriting discount; and

(d) payment of approximately $   million of estimated other offering expenses, exclusive of the underwriting discount.

(2) We are subject to U.S. federal, state, and local income taxes. This adjustment reflects the recognition of deferred taxes in connection with the organizational transactions of Flowco Holdings Inc. assuming a pro forma blended statutory tax rate, which includes a provision for U.S. federal, state and local taxes. We have recorded a pro forma deferred tax asset adjustment of $   million. The deferred tax asset includes (i) $   million related to temporary differences in the book basis as compared to the tax basis of our investment in Flowco LLC, (ii) $   million related to tax benefits from future deductions attributable to payments under the Tax Receivable Agreement as described further in note (3) below and (iii) $   million related to the book versus tax basis differences inside the entities owned by Flowco LLC.

(3) As described in greater detail under “Our Organizational Structure” and “Certain Relationships and Related Party Transactions—Tax Receivable Agreement,” in connection with the completion of this offering, we will enter into a Tax Receivable Agreement with Flowco LLC and each of the TRA Participants that will provide for the payment by Flowco Holdings Inc. to the TRA Participants of 85% of the amount of certain tax benefits, if any, that Flowco Holdings Inc. actually realizes, or in some circumstances is deemed to realize for purposes of tax reporting, as a result of: (i) Flowco Holdings Inc.’s allocable share of existing tax basis acquired in connection with the Transactions and increases to such allocable share of existing tax basis; (ii) Flowco Holdings Inc.’s utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of existing tax basis); (iii) increases in tax basis resulting from (a) the purchase of LLC Interests directly from Flowco LLC, as described under “Use of Proceeds,” (b) any future redemptions or exchanges of LLC Interests from the Continuing Equity Owners, as described under “Certain Relationships and Related Party Transactions— Flowco Agreement—Agreement in Effect Upon Consummation of this Offering—Common Unit

Redemption Right,” and (c) certain distributions (or deemed distributions) by Flowco LLC; and (iv) certain additional tax benefits arising from payments made under the Tax Receivable Agreement.

Due to the uncertainty in the amount and timing of future redemptions or exchanges of LLC Interests by the Continuing Equity Owners, the unaudited pro forma consolidated financial information assumes that no redemptions or exchanges of LLC Interests have occurred and, therefore, no increases in tax basis in Flowco LLC’s assets or other tax benefits that may be realized thereunder have been assumed in the unaudited pro forma consolidated financial information.

Assuming there are no material changes in the relevant tax laws and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, and assuming all exchanges or redemptions would occur immediately after the initial public offering, based on the assumed initial public offering price of $   per share of our Class A common stock, which is the midpoint of the range set forth on the cover page of this prospectus, we would be required to pay approximately $   million over the fifteen-year period from the date of this offering. The actual amounts we will be required to pay under the Tax Receivable Agreement and the actual amount of deferred tax assets and related liabilities that we will recognize as a result of any such future exchanges or redemptions will differ based on, among other things: (i) the amount and timing of future exchanges or redemptions of the LLC Interests, as applicable, and the extent to which such exchanges or redemptions are taxable; (ii) the price per share of our Class A common stock at the time of the exchanges or redemptions; (iii) the amount and timing of future income against which to offset the tax benefits; and (iv) the tax rates then in effect.

(4) Upon completion of the Transactions, we will become the sole managing member of Flowco LLC. Although we will have a minority economic interest in Flowco LLC, we will have the sole voting interest in, and control of the management of, Flowco LLC. As a result, we will consolidate the financial results of Flowco LLC and will report a noncontrolling interest related to the interests in Flowco LLC held by the Continuing Equity Holders on our consolidated balance sheet. Immediately following the Transactions, the economic interests held by the noncontrolling interest will be approximately  %. If the underwriters were to exercise their option to purchase additional shares of our Class A common stock in full, the economic interests held by the noncontrolling interest would be approximately  %.

(5) Reflects (a) the issuance of      shares of our Class A common stock as consideration for the Blocker Mergers (in exchange for our acquisition of the Blocker Companies), and (b) the issuance of a number of shares of our Class B common stock to the Continuing Equity Holders, equal to the number of LLC Interests retained by each, for nominal consideration.

(6) The following table is a reconciliation of the adjustments impacting additional paid-in-capital:

Net adjustment from recognition of deferred tax asset and Tax Receivable Agreement liability	$
Costs associated with offering (excluding underwriting costs)
Underwriting costs associated with this offering
Adjustment for non-controlling interest
Sale of Class A common stock
Disbursements from redemption of LLC Interests

Net additional paid-in capital pro forma adjustment	$

(7) We have deferred certain costs associated with this offering. These costs primarily represent legal, accounting and other direct costs recorded in other assets in our combined balance sheet. Upon completion of this offering, these deferred costs will be charged against the proceeds from this offering with a corresponding reduction to additional paid-in capital.

(8) Reflects the use of proceeds from this offering to repay indebtedness under the Credit Agreement and to redeem approximately $   million of Flowco LLC interests (assuming an initial public offering price of $   per share) from certain non-affiliate holders.

(9) Reflects additional draws on debt to pay distribution to Members.

Pro forma adjustments to the condensed consolidated statement of operations

(1) Represents (i) the change in depreciation expense resulting from the fair value adjustment to property and equipment related to the 2024 Business Combination, (ii) the change in amortization expenses resulting from the fair value adjustment to intangible assets related to the 2024 Business Combination, (iii) general and administrative expenses associated with the resetting of operating and finance leases through purchase accounting in connection with the 2024 Business Combination, and (iv) the incremental cost of sales resulting from the fair value adjustment to inventory related to the 2024 Business Combination. The following tables represents the pro forma adjustment to depreciation and amortization expense for the nine months ended September 30, 2024 and the year ended December 31, 2023:

(i)(ii)

	Elimination of historical expense for the year ended December 31, 2023	Estimated expense for the year ended December 31, 2023	Pro forma adjustment
Depreciation expense	$(29,716)	$35,035	$5,319
Amortization expense	(3,225)	26,498	23,273

	Elimination of historical expense for the period ended June 19, 2024	Estimated expense for the period ended June 19, 2024	Pro forma adjustment
Depreciation expense	$(17,345)	$16,555	$(790)
Amortization expense	(1,297)	12,521	11,224

FPS Property, plant and equipment	Preliminary fair value	Weighted average useful life in years	Estimated expense for the year ended December 31, 2023	Estimated expense for the period ended June 19, 2024
Land	$—	N/A	$—	$—
Buildings	2	5 - 28	—	—
Machinery and Equipment	20,675	1 - 7.5	1,880	888
Furniture and Fixture	21	2.5 - 4.5	9	4
Computers and IT Equipment	530	2 - 12	241	114
Vehicles	2,335	3 - 8	8	4
Leasehold Improvements	27	1 - 7	338	160

Total	$23,590		$2,476	$1,170

Flogistix property, plant and equipment	Preliminary fair value	Weighted average useful life in years	Estimated expense for the year ended December 31, 2023	Estimated expense for the period ended June 19, 2024
Land	$172	N/A	$—	$—
Buildings	1,042	35	30	14
Furniture and Fixtures	1,365	3 - 9	254	120
Software	2,461	5	537	254
Machinery and Equipment	343,377	4 - 11.5	30,884	14,593
Vehicles	1,859	8	228	108
Leasehold Improvements	5,111	8	626	296

Fair value of property and equipment acquired	$355,387		$32,559	$15,385

Total	$378,977		$35,035	$16,555

FPS intangible assets	Preliminary fair value	Weighted average useful life in years	Estimated expense for the year ended December 31, 2023	Estimated expense for the period ended June 19, 2024
Customer relationships	$113,000	9.0	$12,556	$5,933
Trade Name	39,000	10.0	3,900	1,843
Developed technology	39,000	10.0	3,900	1,843

Total	$191,000		$20,356	$9,619

Flogistix intangible assets	Preliminary fair value	Weighted average useful life in years	Estimated expense for the year ended December 31, 2023	Estimated expense for the period ended June 19, 2024
Customer relationships	$28,400	14.0	$2,104	$994
Trade Name	16,650	10.0	1,665	787
Developed technology	47,450	20.0	2,373	1,121

Fair value of intangible assets required	$92,500		$6,142	$2,902

Total	$283,500		$26,498	$12,521

Expense resulting from the 2024 Business Combination is calculated by estimating the fair value of the property and equipment and intangible assets and then assessing the appropriate useful life. We then depreciated and amortized those assets, respectively, for the period of time they were not included within the consolidated Flowco LLC statement of operations to understand the pro forma adjustment. Assets are depreciated and amortized using the straight-line method.

(iii)

Reflects the impact to the pro forma condensed consolidated statement of operations resulting from an incremental $13 million inventory fair value step-up. The $13 million is reflected as an increase to cost of sales for the year ended December 31, 2023 as it is expected to be sold within one year from the 2024 Business Combination date. The pro forma condensed consolidated statement of operations for the nine months ended September 30, 2024 is also adjusted to decrease cost of sales by the amount expensed within the September 30, 2024 financial statements.

(2) Following the Transactions, we will be subject to United States federal income taxes, in addition to applicable state and local taxes, with respect to our allocable share of any net taxable income of Flowco LLC. As a result, the unaudited pro forma consolidated statement of operations includes an adjustment to our income tax expense to reflect an effective income tax rate of  %, which includes a provision for United States federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction.

(3) After the Transactions we will become the managing member of Flowco LLC. We will own  % of the economic interest in Flowco LLC, but will have  % of the voting power and control the management of Flowco LLC. The Continuing Equity Owners will own the remaining  % of the economic interest in Flowco LLC, which will be accounted for as a noncontrolling interest in our future consolidated financial results.

(4) The weighted average number of shares underlying the basic earnings per share calculation reflects only the      shares of Class A common stock outstanding after the offering as they are the only outstanding shares which participate in distributions or dividends by Flowco Holdings Inc. The net proceeds from the sale of      shares of Class A common stock in this offering will be used to (i) acquire   newly issued LLC Interests from Flowco LLC, and (ii) for Flowco LLC to redeem   outstanding LLC Interests in Flowco LLC from certain of non-affiliate equity holders, in each case at a purchase price per LLC Interest equal to the initial offering price per share of Class A common stock in this offering, less the underwriting discount. In turn, Flowco LLC intends to apply the balance of the net proceeds it receives to (i) repay indebtedness under the Credit Agreement, and (ii) for general corporate purposes. The remaining      shares of Class A common stock to be sold in the offering are not included in the pro forma basic and diluted net income per share calculations as the proceeds received from the sale of these shares will be used for general corporate purposes, see “Use of Proceeds.” Pro forma diluted earnings per share is computed by adjusting pro forma net loss attributable to Flowco Holdings Inc. and the weighted average shares of Class A common stock outstanding to give effect to potentially dilutive securities that qualify as participating securities using the treasury stock method, as applicable.

	Nine months ended September 30, 2024	Year ended December 31, 2023
Earnings per share of common stock
Numerator:
Net income attributable to Flowco Holdings Inc.’s stockholders (basic)	$	$
Net income attributable to Flowco Holdings Inc.’s stockholders (diluted)	$	$
Denominator:
Weighted average of shares of Class A common stock outstanding (basic)
Incremental shares of Class A common stock attributable to dilutive instruments(a)

Weighted average of shares of Class A common stock outstanding (diluted)	$	$
Basic earnings per share	$	$

Diluted earnings per share	$	$

(a)	The incremental shares of Class A common stock attributable to dilutive instruments includes shares of Class B common stock assumed to be exchanged by non-controlling interest holders and that RSU awards were issued and outstanding as of January 1, 2023.

(5) Reflects incremental compensation expense for existing profit units held by employees of Flowco LLC that will vest in connection with the organizational transactions. While the existing profit units are held at the Estis Member, FPS Member and Flogistix Member levels, these profits units are held by employees of Flowco LLC. The existing profit units are held at Estis Member, FPS Member and Flogistix Member but held by employees of Flowco LLC. As such, upon completion of the organizational transactions, the respective plans governing these profit units will end with all profits units vesting. The vesting of the legacy plans results in any unrecognized compensation expense associated to the profits units being recognized. A portion of the profits units previously outstanding are referenced within the Predecessor Member Profit Units section included elsewhere in this prospectus.

Additionally, reflects an aggregate of   restricted stock units (“RSUs”) that we expect to issue to certain directors, officers and other employees in connection with this offering based on an assumed initial public offering price of $   per share.

(6) Reflects the reclassification of historical Flogistix and FPS financial statement line items to conform to the expected financial statement line items of the combined company following the 2024 Business Combination.

Pro Forma Combined Statement of Operations reclassification adjustments included the following (in thousands):

Flogistix historical condensed consolidated statement of operations line items	Combined condensed consolidated statement of operations line items	4/1/2024 - 6/19/2024	Three months ended March 31, 2024	Year ended December 31, 2023
Field services revenue	Rental revenue	$31,732	$34,953	$120,183
Compressor and fabricated equipment sales revenue	Sales revenue	5,334	4,617	58,270
Aftermarket part sales and services revenue	Sales revenue	2,702	4,738	13,179
Other revenue	Sales revenue	320	308	888

	Total revenues	$40,088	$44,616	$192,520
Cost of field services revenue	Cost of rentals	$11,326	$12,052	$43,401
Cost of compressor and fabricated equipment sales	Cost of sales	3,593	3,288	41,517
Cost of aftermarket part sales and services	Cost of sales	2,041	3,355	9,931
Cost of other revenue	Cost of sales	266	283	934

	Total cost of rentals and sales	$17,226	$18,978	$95,783

Reclassed flogistix historical condensed consolidated statement of operations line items	4/1/2024 - 6/19/2024	Three months ended March 31, 2024	Year ended December 31, 2023
Rental revenue	$31,732	$34,953	$120,183
Sales revenue	8,356	9,663	72,337

Total revenue	$40,088	$44,616	$192,520

Costs of rentals	$11,326	$12,052	$43,401
Cost of sales	5,900	6,926	52,382

Total cost of rentals and sales	$17,226	$18,978	$95,783

FPS historical condensed consolidated statement of operations line items	Combined condensed consolidated statement of operations line items	Three months ended March 31, 2024	Year ended December 31, 2023
Sales revenue	Sales revenue	$49,504	$189,192
Service revenue	Sales revenue	11,134	40,276

		$60,638	$229,468

Sales	Cost of sales	$26,727	$101,611
Service	Cost of sales	4,624	18,555

		$31,351	$120,166

Reclassed FPS historical condensed consolidated statement of operations line items	Three months ended March 31, 2024	Year ended December 31, 2023
Sales revenue	$60,638	$229,468

Total Revenue	$60,638	$229,468

Cost of sales	$31,351	$120,166
Reclassification from selling, general and administrative expenses	7,718	27,870

Total cost of sales	$39,069	$148,036

Historical selling, general and administrative expenses	Three months ended March 31, 2024	Year ended December 31, 2023
Selling, general and administrative expenses	$16,428	$60,353
Reclassification adjustment to cost of sales	(7,718)	(27,870)

Total selling, general and administrative expenses	$8,710	$32,483

(7) The adjustment to record interest expense assumes the $575.5 million outstanding on the Revolving Credit Facility was obtained on January 1, 2023 and was outstanding for the entire year ended December 31, 2023 and nine months ended September 30, 2024. The interest rate assumed for purposes of preparing this unaudited pro forma condensed consolidated financial information is 7.3%. This rate is the benchmark rate of 5.3% on September 30, 2024, plus the margins specified in the agreement.

The following adjustments have been recorded to Interest Expense:

	Nine months ended September 30, 2024	Year ended December 31, 2023
Estimated interest expense on the Revolving Credit Facility	$31,508	$42,011
Amortization of debt issuance costs associated with Revolving Credit Facility	911	1,215
Additional interest on subsequent borrowings
Removal of historical interest expense	(31,017)	(32,529)

Financing adjustments to interest expense	$1,402	$10,697

A 1/8 of a percentage point increase or decrease in the benchmark rate would result in a change in interest expense of approximately $0.7 million for the year ended December 31, 2023 and approximately $0.5 million for the nine months ended September 30, 2024.

(8) Reflects the decrease in interest expense due to the use of proceeds from this offering to repay indebtedness under the Credit Agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section presents management’s perspective on our financial condition and results of operations. The following discussion and analysis are intended to highlight and supplement data and information presented elsewhere in this prospectus, including the consolidated financial statements and related notes, and should be read in conjunction with the accompanying tables and our annual audited financial statements. To the extent that this discussion describes prior performance, the descriptions relate only to the periods listed, which may not be indicative of our future financial outcomes. In addition to historical information, this discussion contains forward- looking statements that involve risks, uncertainties and assumptions that could cause results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections titled “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Unaudited Pro Forma Condensed Consolidated Financial Information.” We assume no obligation to update any of these forward-looking statements. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Business Overview

We are a leading provider of production optimization, artificial lift and methane abatement solutions for the oil and natural gas industry. Our principal products and services are organized into two business segments: (i) Production Solutions; and (ii) Natural Gas Technologies. We generate revenues throughout the long producing lives of oil and natural gas wells. Our products are chosen due to their reliability and ability to aid our customers in achieving maximum output and cash flow from their producing wells. Our products and services also integrate proprietary digital technologies that allow for remote monitoring and controls, and other enhanced uses of our equipment. We have an operating presence in every major onshore oil and natural gas producing region in the U.S.

Key Factors Affecting Our Performance

Business Environment

We monitor macroeconomic conditions and industry-specific drivers and key risk factors affecting our business segments as we formulate our strategic plans and make decisions related to allocating capital and human resources. Our business segments provide products and services to support oil and natural gas production. As a result, we are substantially dependent upon global oil production levels, as well as operating expenditures and new investment activity levels in the oil and natural gas sector. Demand for our products and services is impacted by overall global demand for oil and natural gas, ongoing depletion rates of existing oil and natural gas wells, and our customers’ willingness to invest in the development of new oil and natural gas resources. Our customers determine their operating and capital budgets based on current and expected future crude oil and natural gas prices and expectation of industry cost levels, among other factors. Crude oil and natural gas prices are impacted by supply and demand, which are influenced by geopolitical, macroeconomic, and local events, and have historically been subject to substantial volatility and cyclicality.

Management utilizes Adjusted EBITDA as our key performance metric. We have included a discussion and reconciliation of Adjusted EBITDA below within our results of operations. The underlying performance of our business is directly affected by our customer base, product mix, key contract terms and geographic footprint. We aim to provide customers the products they need when they need them, and high-quality service to gain and retain customers across our geographical markets. We continuously track the number and diversification of active systems we offer, as well as the length and competitive pricing of our contracts. The customer, product and geographical mix and concentration as well as pricing and contract length are all performance areas that are monitored and evaluated by us on an ongoing basis; however, we do not currently have specific performance metrics we regularly measure surrounding these areas.

Industry Conditions and Outlook

Oil prices in 2024 have remained volatile due to continued geopolitical turmoil, offset by concerns over production levels of major producing countries and a declining demand outlook.

In early 2024, crude oil prices strengthened amid concerns that escalating conflict in the Middle East could spread, threatening critical shipping routes and global oil supply. However, as global oil production remained stable, supply uncertainty dissipated, causing oil prices to decline from April highs. In June, OPEC+ agreed to extend production cuts of 3.7 million barrels per day until the end of 2025 and prolonged voluntary production cuts of 2.2 million barrels per day through September 2024.

During the second half of 2024, oil prices continued to fluctuate. Initial fears of a U.S. recession weighed on prices, but were offset by continued geopolitical tensions in the Middle East, easing U.S. recession concerns, and the extension of OPEC+ voluntary production cuts through November 2024, which drove prices to rebound from six-month lows. After the U.S. presidential election, oil prices trended lower as concerns for ongoing supply and demand imbalances persisted. The IEA currently forecasts global oil supply to exceed demand by more than one million barrels per day in 2025, even with OPEC+ production cuts, due in part to increasing U.S. oil production.

Longer term, the U.S. Energy Information Administration (“EIA”) forecasts U.S. crude oil production will continue to grow over the next five years, driven in part by increases in well efficiency, even with the deployment of fewer active drilling rigs, and assuming no new adverse laws or regulations. This growth in U.S. oil production follows approximately 15 years of U.S. unconventional shale development, a period in which spot oil prices fluctuated between approximately $120 per barrel to below $0 per barrel and U.S. onshore active rig count declined from approximately 1,800 rigs to below 600 rigs. During this same period, U.S. oil production grew from 5 million barrels per day to 13 million barrels per day, and the U.S. is currently the largest global producer of oil.

While we anticipate continued variability in oil and natural gas prices, we believe commodity prices will remain constructive to incentivize oil producer operational spending, particularly within our key markets. We expect ongoing investment in the U.S. onshore market, driven by population growth, increased per capita energy consumption, energy security concerns, growing importance of U.S. oil and natural gas production, production optimization for decline management, the short-cycle nature of unconventional shale wells and continued investment in exploration and appraisal activity.

In recent years, U.S. producers focused on capital discipline have been able to realize operational efficiencies and to increase total U.S. production despite onshore rig count remaining below previous peak levels.

Producers are increasingly focused on optimizing production to limit production decline rates and to maximize production in a capital efficient manner. Our services and products provide solutions to meet these industry needs and demands by maximizing production, minimizing downtime and limiting decline rates at all stages of a well’s lifecycle.

Costs Related to Becoming a Public Company

Following this offering, we expect to incur increased costs associated with the requirements of operating as a public company. We will be required to comply with the rules and regulations of the Securities and Exchange Commission, the Sarbanes-Oxley Act, the Securities Exchange Act of 1934, as amended, and other applicable law. These requirements will increase our accounting, legal and financial compliance costs and may also significantly impact the time and attention of our senior management team.

2024 Business Combination and Subsequent Transactions

Flowco MergeCo LLC (“Flowco LLC”) was formed as a Delaware limited liability company pursuant to a certificate of formation filed with the Secretary of State of Delaware in June 2024. Flowco LLC entered into a contribution agreement with (i) GEC Estis Holdings LLC (“Estis Member”),(ii) Flowco Production Solutions, L.L.C. (“FPS Member”) and (iii) Flogistix Holdings, LLC, (“Flogistix Member”, collectively, the “Members”), pursuant to which, the Members contributed 100% of the membership interests of each of Estis Intermediate Holdings, LLC (“Estis Intermediate”), Flowco Productions LLC (“Flowco Productions”) and Flogistix Intermediate Holdings, LLC (“Flogistix Intermediate”) to Flowco LLC in exchange for Series A Units of Flowco LLC proportionate to the value of the contributed entities (hereinafter the “2024 Business Combination”). In connection with the 2024 Business Combination, (i) the Estis Member contributed substantially all of its assets (including membership interests in Estis Compression LLC (“Estis”)) to Estis Intermediate immediately prior to the consummation of the 2024 Business Combination and the contribution of the membership interests of Estis Intermediate to Flowco LLC; (ii) FPS Member also contributed substantially all of its assets to Flowco Productions LLC immediately prior to the consummation of the 2024 Business Combination and the contribution of the membership interests of Flowco Productions LLC to Flowco LLC; and (iii) Flogistix Member also contributed substantially all of its assets (including the equity interests in Flogistix GP, LLC and Flogistix, LP (“Flogistix”). The 2024 Business Combination was consummated on June 20, 2024. As a result of the 2024 Business Combination, our Members acquired the ownership interests in Flowco LLC: (i) GEC Estis Holdings, LLC (i.e., the Estis Member)—51%; Flowco Production Solutions, L.L.C. (i.e., the FPS Member)—26%; and Flogistix Holdings, LLC (i.e., the Flogistix Member)—23%.

In August 2024, Flowco LLC contributed all of the equity interest in each of Estis Intermediate, Flowco Productions and Flogistix to another wholly owned subsidiary, Flowco MasterCo LLC, which is the current direct owner of Estis Intermediate, Flowco Productions and Flogistix Intermediate. The purpose of Flowco LLC is to carry on the business activities of each of the contributed entities, including production optimization and related oilfield services business lines.

Flowco Holdings Inc. was incorporated on Delaware in July 25, 2024 in connection with this offering and has engaged to date only in activities in contemplation of this offering. After giving effect to the transactions contemplated by this offering, Flowco Holdings Inc. will be a holding company, and its sole material assets will be its ownership interests in Flowco LLC. Upon completion of this offering, all of our business will be conducted through Flowco LLC and its subsidiaries, and the financial results of Flowco LLC will be included in the consolidated financial statements of Flowco Holdings Inc.

Flowco LLC has been treated as a partnership for U.S. federal income tax purposes and accordingly has not been subject to U.S. federal income tax. After consummation of this offering, Flowco LLC will continue to be treated as a pass-through entity for U.S. federal income tax purposes. As a result of its direct or indirect ownership of partnership units in Flowco LLC, Flowco Holdings Inc. will become subject to U.S. federal, state and local income taxes with respect to its allocable share of any taxable income of Flowco LLC and will be taxed at the prevailing corporate tax rates. In addition to tax expenses, Flowco Holdings Inc. also will incur expenses related to our operations and it will be required to make payments under the Tax Receivable Agreement to the TRA Participants. Due to the uncertainty of various factors, the payments that we may be required to make under the Tax Receivable Agreement to the TRA Participants may be significant and are dependent upon sufficient taxable income to fully utilize the potential future tax benefits that are subject to the Tax Receivable Agreement.

Results of Operations

The following discussions relating to significant line items from our consolidated statements of operations are based on available information and represent our analysis of significant changes or events that impact the comparability of reported amounts. Where appropriate, we have identified specific events and changes that affect comparability or trends and, where reasonably practicable, have quantified the impact of such items.

We currently have two operating segments: Production Solutions (“PS”); and Natural Gas Technologies (“NGT”). Our corporate headquarters and certain functional departments do not earn revenues but incur costs which do not constitute business activities. Therefore, these corporate headquarters and certain functional departments do not qualify as an operating segment and have been included within corporate and other, which is also not considered a reportable segment. Corporate and other includes (i) corporate and overhead costs, and (ii) capitalized costs related to the initial public offering (the “IPO”) and debt issuance and does not include any immaterial and aggregated operating segments. Our results of operations are evaluated by the Chief Executive Officer on a consolidated basis as well as at the segment level. The performance of our operating segments is primarily evaluated based on revenue and Adjusted EBITDA with respect to such segments, in addition to other measures.

Nine Months Ended September 30, 2024 Compared to Nine Months Ended September 30, 2023

The following table presents our summary condensed consolidated operating results for the periods presented. Prior to June 20, 2024, all operating results reflect our predecessor Estis.

	Nine Months Ended September 30,

(in thousands of U.S. dollars)	2024	2023	Change ($)	Change (%)
Revenues
Rentals	$184,982	$123,905	$61,077	49%
Sales	164,303	43,956	120,347	274%

Total revenues	349,285	167,861	181,424	108%
Operating expenses
Cost of rentals (exclusive of depreciation and amortization disclosed separately below)	48,956	31,382	17,574	56%
Cost of sales (exclusive of depreciation and amortization disclosed separately below)	124,073	36,390	87,683	241%
Selling, general and administrative expenses	36,204	11,688	24,516	210%
Depreciation and amortization	56,502	32,078	24,424	76%
Loss on sale of equipment	727	764	(37)	-5%

Income from operations	82,823	55,559	27,264	49%
Other expenses
Interest expense	(22,174)	(14,671)	(7,503)	51%
Loss on debt extinguishment	(221)	—	(221)	100%
Other expenses	(1,813)	(481)	(1,332)	277%

Total other expenses	(24,208)	(15,152)	(9,056)	60%

Income before provision for income taxes	58,615	40,407	18,208	45%
Provision for income taxes	(702)	(379)	(323)	85%

Net income	$57,913	$40,028	$17,885	45%

Revenue—Rentals. Rental revenue was $185.0 million for the nine months ended September 30, 2024, an increase of $61.1 million, or 49%, from $123.9 million for the nine months ended September 30, 2023. $43.1 million of increase in rental revenue relates to the Natural Gas Technologies segment from companies acquired in the 2024 Business Combination. The remaining $18.0 million increase in rental revenue relates to the Production Solutions segment, which was driven by an increase of 27 average active systems from 1,398 for the nine months ended September 30, 2023 to 1,425 average active systems for the nine months ended September 30, 2024, and a $1,219 increase in average monthly price from $9,851 per unit for the nine months ended September 30, 2023 to $11,070 per unit for the nine months ended September 30, 2024. Thus, of the increase in rental revenue related to the Production Solutions segment, 14% is attributable to an increase in average active systems, and 86% is due to an increase in average monthly price.

Revenue—Sales. Sales revenue was $164.3 million for nine months ended September 30, 2024, an increase of $120.3 million, or 274%, from $44.0 million for nine months ended September 30, 2023. This increase in revenue was partially due to $72.6 million of revenue related to Flowco Productions within the Production Solutions segment and $20.5 million of revenue related to Flogistix within the Natural Gas Technologies segment as part of the 2024 Business Combination. The remainder of the increase was primarily due to an increase of $27.3 million of sales of natural gas systems to third parties. We sell our natural gas systems through intercompany transactions for further use in the Production Solutions segment as well as sales to our customers. During the first three quarters of 2023, intercompany sales comprised a significant portion of total natural gas system sales as we continued to increase the volume of active systems within Production Solutions segment. Due to the change in focus of sales to third parties rather than our Production Solutions segment, third party sales volume of natural gas systems increased 62% year-over-year while pricing remained flat.

Cost of Rentals. Rental cost was $49.0 million for the nine months ended September 30, 2024, an increase of $17.6 million, or 56%, from $31.4 million for the nine months ended September 30, 2023. This increase was partially attributable to $14.7 million of costs related to Flogistix as part of the 2024 Business Combination within the Natural Gas Technologies segment. The remaining increase is due to an increase of $1.4 million in personnel expense and an increase of $1.5 million for equipment maintenance and repair expense due to the increased fleet count, as well as inflationary costs within the Production Solutions segment.

Cost of Sales. Sales cost was $124.1 million for the nine months ended September 30, 2024 , an increase of $87.7 million, or 241%, from $36.4 million for the nine months ended September 30, 2023. The increase is primarily attributable to increased sale volumes and mix of products sold within the Natural Gas Technologies segment. Additionally, the increase was partially attributable to $51.8 million of costs related to Flowco Productions within the Production Solutions segment and $15.6 million of costs related to Flogistix within the Natural Gas Technologies segment as part of the 2024 Business Combination.

Selling, general and administrative expenses. Selling, general and administrative expenses for the nine months ended September 30, 2024 were $36.2 million, an increase of $24.5 million from $11.7 million for the nine months ended September 30, 2023. This increase was primarily attributable to $11.5 million of costs related to Flowco Productions within the Production Solutions segment and $8.8 million of expenses related to Flogistix within the Natural Gas Technologies segment as part of the 2024 Business Combination. The remaining increase is due to increases in personnel expense and sales and marketing expense, of which $1.2 million has been included within corporate and other.

Depreciation and amortization. Depreciation and amortization was $56.5 million for the nine months ended September 30, 2024, an increase of $24.4 million, from $32.1 million for the nine months ended September 30, 2023. The increase in depreciation expense was primarily due to $6.8 million related to Flowco Productions within the Production Solutions segment and $14.4 million related to Flogistix within the Natural Gas Technologies segment as part of the 2024 Business Combination. The remainder of the increase in depreciation expense was primarily due to purchases of machinery and equipment in the prior period, which primarily relates to the Production Solutions segment as depreciation and amortization within the Natural Gas Technologies remained consistent year-over-year.

Loss on sale of equipment. Loss on sale of equipment was $0.7 million for the nine months ended September 30, 2024, compared to $0.8 million for the nine months ended September 30, 2023, a decrease of $0.1 million, which is all related to the Production Solutions segment. The decrease is due to a fewer number of unit disposals in the first nine months of the current period compared to the prior period.

Interest expense. Interest expense was $22.2 million for the nine months ended September 30, 2024 compared to interest expense of $14.7 million for the nine months ended September 30, 2023. This increase in interest expense of $7.5 million is due to interest expense of $5.9 million related to Flowco Productions and Flogistix as part of the 2024 Business Combination, in addition to the associated on increased borrowings under the Credit Agreement (the “Credit Agreement”).

Loss on debt extinguishment. Loss on debt extinguishment was $0.2 million for the nine months ended September 30, 2024, compared to $0.0 million for the nine months ended September 30, 2023, an increase of $0.2 million, which is related to the Credit Agreement, entered into on August 20, 2024, as amended to date, which currently provides for a $725 million five-year senior secured revolving credit facility.

Other expense. Other expense was $1.8 million for the nine months ended September 30, 2024, compared to $0.5 million for the nine months ended September 30, 2023, an increase of $1.3 million. The increase is due to $0.3 million related to Flowco Productions and Flogistix as part of the 2024 Business Combination as well as $1.3 million of transaction costs incurred in connection with the 2024 Business Combination and $0.7 million of professional service fees not determined to be direct and incremental to the registration statement and not part of the core operating costs of the business. These costs were partially offset by $0.5 million of other expenses incurred during the nine months ended September 30, 2023 that did not recur during the nine months ended September 30, 2024.

Provision for income taxes. Provision for income taxes was $0.7 million for the nine months ended September 30, 2024, compared to $0.4 million for the nine months ended September 30, 2023, an increase of $0.3 million, which is due to Flowco Productions and Flogistix as part of the 2024 Business Combination.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

The following table presents summary consolidated operating results of our predecessor Estis for the periods indicated:

	Year Ended December 31,

(in thousands of U.S. dollars)	2023	2022	Change ($)	Change (%)
Revenues
Rentals	$168,801	$120,237	$48,564	40%
Sales	74,522	28,372	46,150	163%

Total revenues	243,323	148,609	94,714	64%

Operating expenses
Cost of rentals (exclusive of depreciation and amortization disclosed separately below)	42,179	33,214	8,965	27%
Cost of sales (exclusive of depreciation and amortization disclosed separately below)	62,599	22,261	40,338	181%
Depreciation and amortization	43,822	36,206	7,616	21%
Selling, general and administrative expenses	15,219	14,173	1,046	7%
Loss on sale of equipment	1,170	51	1,119	2194%

Income from operations	78,334	42,704	35,630	83%

Other expense
Interest expense	(18,956)	(9,284)	(9,672)	104%
Other expense	(1,289)	(691)	(598)	87%

Total other expense	(20,245)	(9,975)	(10,270)	103%

Net income	$58,089	$32,729	$25,360	77%

Revenue—Rentals. Rental revenue was $168.8 million for 2023, an increase of $48.6 million, or 40%, from $120.2 million for 2022. All rental revenue is included within the Production Solutions segment. This increase in rental revenue was driven by an increase of 191 average active systems from 1,210 for the year ended December 31, 2022 to 1,401 average active systems for the year ended December 31, 2023; and $1,764 increase in average monthly price from $8,279 per unit for the year ended December 31, 2022 to $10,043 per unit for the year ended December 31, 2023. Thus, of the increase in rental revenue, 43% is attributable to an increase in average active systems, and 57% is due to an increase in average monthly price.

Revenue—Sales. Sales revenue was $74.5 million for 2023, an increase of $46.1 million, or 163%, from $28.4 million for 2022. All sales revenue is included within the Natural Gas Technologies segment. This increase in revenue was primarily due to a $45.5 million increase in sales of natural gas systems to third parties. We sell our natural gas systems through intercompany transactions for further use in the Production Solutions segment as well as sales to our customers. During 2022, Natural Gas Technologies segment had $99.9 million intercompany natural gas system sales to the Production Solutions segment as we continued to increase the volume of active systems. Due to the change in focus of sales to third parties rather than our Production Solutions segment, third party sales volume of natural gas systems increased 111% year-over-year while pricing remained flat.

Cost of Rentals. Rental cost of $42.2 million in 2023 increased $9.0 million, or 27%, from $33.2 million in 2022. All rental costs are within the Production Solutions segment. This increase was primarily attributable to an increase of $3.8 million for equipment maintenance and repair expense, $2.5 million of additional personnel expense, and $1.2 million of shop repair and maintenance expense due to the increased fleet count, as well as inflationary costs.

Cost of Sales. Sales cost of $62.6 million in 2023 increased $40.3 million, or 181%, from $22.3 million in 2022. All sales costs are within the Natural Gas Technologies segment. This increase was primarily attributable to increased sale volumes and mix of products sold.

Depreciation and amortization. Depreciation and amortization was $43.8 million for 2023 an increase of $7.6 million, from $36.2 million in 2022. The increase in depreciation expense was primarily due to depreciation on purchases of property, plant and equipment of $43.5 million during 2023, as well as a full year of depreciation on $107.0 million of purchases of property, plant and equipment in 2022. The entirety of the change relates to the Production Solutions segment as depreciation and amortization within the Natural Gas Technologies remained consistent year-over-year.

Selling, general and administrative expenses. Selling, general and administrative expenses for 2023 were $15.2 million, an increase of $1.0 million from $14.2 million for 2022. This increase was primarily attributable to increases in personnel expense and sales and marketing expense. The entirety of the change relates to the Production Solutions segment as the selling, general and administrative expenses within the Natural Gas Technologies remained consistent year-over-year.

Loss on sale of equipment. Loss on sale of equipment, net was $1.2 million in 2023 compared to $0.1 million in 2022, an increase of $1.1 million, due to a higher number of unit disposals in the Production Solutions segment in the first and fourth quarters of 2023 compared to 2022, which had minimal disposals during the year.

Income from operations. Income from operations was $78.3 million for 2023 compared to $42.7 million for 2022, an increase of $35.6 million.

Within the Production Solutions segment, rental revenue increased $48.6 million and cost of rentals increased $9.0 million. Additionally, selling, general and administrative expenses increased $1.1 million and depreciation and amortization expense increased $7.5 million, and loss on sales of equipment increased $1.1 million. Overall, income from operations within the Production Solutions segment increased $30.0 million. Refer above for additional details of the change in the period.

Within the Natural Gas Technologies segment, sales revenue increased $46.2 million and cost of sales increased $40.3 million. Additionally, selling, general and administrative expenses decreased $0.03 million and depreciation and amortization expense increased $0.1 million. Overall, income from operations within the Natural Gas Technologies segment increased $5.6 million. Refer above for additional details of the change in the period.

Interest expense. Interest expense was $19.0 million in 2023 compared to interest expense of $9.3 million in 2022. This increase in interest expense of $9.7 million was related to the timing of additional borrowings of $188.4 million, partially offset by the timing of payments of $173.5 million on the revolving credit facility of Estis and its subsidiaries (the “Prior Estis Credit Facility”), as well as increased borrowing costs.

Other expense. Other expense was $1.3 million in 2023 compared to $0.7 million in 2022, an increase of $0.6 million. The increase was primarily due to an increase in Texas margin taxes and bank fee expenses for appraisals and audits.

Non-GAAP Financial Measures

We use non-GAAP financial information and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provides additional insight and transparency into how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions and evaluate our performance. We have detailed the non-GAAP adjustments that we make in our non-GAAP definitions below. We believe the non-GAAP measures should always be considered along with, and not as substitutes for, the related GAAP financial measures. We have provided the reconciliations between the GAAP and non-GAAP financial measures below, and we also discuss our underlying GAAP results throughout this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section.

Our primary non-GAAP financial measures are listed below and reflect how we evaluate our current and prior- year operating results. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

EBITDA and Adjusted EBITDA

We report our financial results in accordance with GAAP; however, management believes evaluation of operating results may be enhanced by a presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA is defined as net income adjusted to exclude interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude share- based compensation expense, business combination related expenses and other non-cash and non-recurring expenses. The Company is not a tax paying entity for federal income tax purposes, and thus no provision for income taxes has been recognized in the historical period.

EBITDA and Adjusted EBITDA are key performance indicators we use in evaluating our operating performance and in making financial, operating and planning decisions. In particular, the exclusion of certain expenses in calculating EBITDA and Adjusted EBITDA provides additional visibility on operating performance across reporting periods by removing the effect of non-cash and/or non-recurring expenses. Accordingly, we believe that this measure provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

We believe it is useful to exclude non-cash charges, such as depreciation, amortization, and share-based compensation because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. We believe it is useful to exclude tax expense and net interest expense as these items are not components of our core business operations. These non-GAAP measures have limitations as a financial measure and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•

although depreciation and amortization are non-cash, the assets being depreciated and amortized may have to be replaced in the future and these non-GAAP measures do not reflect capital expenditure requirements for such replacements or for new capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital;

•	we may incur non-recurring items from time to time; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces their usefulness as comparative measures.

A reconciliation from net income to EBITDA and Adjusted EBITDA is set forth as follows:

	Nine Months Ended September 30,
(in thousands of U.S. dollars)	2024	2023
Net income	$57,913	$40,028
Interest expense	22,174	14,671
Provision for income taxes	702	379
Depreciation and amortization	56,502	32,078

EBITDA	137,291	87,156
Transaction related expenses(1)	3,083	—
Share-based compensation expense(2)	509	68
Loss on sale of equipment	727	764
Loss on debt extinguishment	221	—
Inventory valuation adjustments(4)	8,052	—

Adjusted EBITDA	$149,883	$87,988

	Year Ended December 31,
(in thousands of U.S. dollars)	2023	2022
Net income	$58,089	$32,729
Interest expense	18,956	9,284
Provision for income taxes	—	—
Depreciation and amortization	43,822	36,206

EBITDA	120,867	78,219
Share-based compensation expense(3)	85	493
Loss on sale of equipment	1,170	51

Adjusted EBITDA	$122,122	$78,763

(1)	Represents the transaction-related expenses as part of the 2024 Business Combination, and non-capitalizable IPO related costs, which were expensed as incurred and included in the condensed consolidated statements of operations.

(2)	Reflects compensation expense for profit units held by our employees under plans provided by the Members.

(3)	Reflects compensation expense for profit units held by our employees under a plan provided by the Estis Member.

(4)	Reflects non-cash adjustment related to inventory fair value step-up from 2024 Business Combination which has been included in cost of sales.

During the nine months ended September 30, 2024, we changed the measure used by our CODM to evaluate segment profitability from income from operations to Adjusted EBITDA, which is consistent with how our CODM evaluates the results of operations and makes strategic decisions about the business.

The effect of the change was an additional $50.0 million and $15.9 million in the measurement of segment profitability for Production Solutions and Natural Gas Technologies for the nine months ended September 30, 2024, respectively; and $31.7 million and $0.8 million in the measurement of segment profitability for Production Solutions and Natural Gas Technologies for the nine months ended September 30, 2023, respectively. The primary driver of the change in these two measures of profitability is depreciation and amortization, as well as other non-cash and non-recurring adjustments being included in segment Adjusted EBITDA. Additionally, there are $1.2 million of expenses within corporate and other in the nine months ended September 30, 2024 related to salaries, professional services and facilities expenses that did not exist in the nine months ended September 30, 2023.

Adjusted EBITDA. Adjusted EBITDA was $149.9 million for the nine months ended September 30, 2024 compared to $88.0 million for the nine months ended September 30, 2023, an increase of $61.9 million.

Overall, Adjusted EBITDA within the Production Solutions segment increased $29.1 million and Adjusted EBITDA within the Natural Gas Technologies segment increased $31.6 million. Refer above for additional details of the change in the period.

Additionally, Corporate and other net income decreased by $1.2 million resulting from salaries, professional services and facilities for the nine months ended September 30, 2024, which did not exist in the nine months ended September 30, 2023.

Liquidity and Capital Resources

At September 30, 2024, we had $23.1 million of cash and cash equivalents. Our primary sources of liquidity and capital resources are cash flows generated by operating activities and continued borrowings under the Credit Agreement, which was effective August 20, 2024 and has a maturity date of August 20, 2029 that is payable upon maturity. Our interest rate is Term SOFR for one month plus 0.1% (“Adjusted REVSOFR30”) plus a contractual applicable margin based on the Company’s calculated leverage ratio that approximates 7.4% per annum at the effective date with interest due monthly. If such rate is below contractual minimums, the interest rate will be calculated based on Adjusted Term SOFR Rate, Adjusted REVSOFR30 Rate or the Adjusted Daily Simple SOFR Rate. Depending upon market conditions and other factors, we may also have the ability to issue additional equity and debt if needed. As of September 30, 2024, we had $575.5 million of borrowings outstanding with $121.9 million of available borrowing capacity. We were in compliance with the covenants as of and for the period ended September 30, 2024. On November 27, 2024, the Company amended its Credit Agreement for an additional revolving commitment of $25 million.

We expect that our cash generated from operations and available capacity under our Credit Agreement will be sufficient for the next 12 months to meet our material cash requirements, including working capital requirements, debt service obligations, anticipated capital expenditures, and lease obligations.

During the nine months ended September 30, 2024, capital expenditures were approximately $61.6 million, mostly related to growing our fleet of service equipment. We expect to continue to invest in our fleet of service equipment; however, we continuously evaluate our capital expenditures, and the amount we ultimately spend will depend on a number of key factors affecting our performance, as described above, including, among other things, demand for service equipment, prevailing economic conditions, market conditions in the E&P industry, customers’ forecasts and company initiatives.

Flowco Holdings Inc. is a holding company with no material assets other than its ownership of the LLC Interests. As a consequence, our ability to declare and pay dividends to the holders of our Class A common stock, pay taxes and make payments under the Tax Receivable Agreement is subject to the ability of Flowco LLC to provide distributions to us. Deterioration in the financial condition, earnings or cash flow of Flowco LLC for any reason could limit or impair Flowco LLC’s ability to pay such distributions. Additionally, to the extent that we need funds and Flowco LLC is restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or Flowco LLC is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition. We anticipate that the distributions we will receive from Flowco LLC may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. Our board of directors, in its sole discretion, may make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A common stock. We have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders.

The Tax Receivable Agreement will provide for payment to the TRA Participants of 85% of the tax benefits, if any, that we actually realize or are deemed to realize in certain circumstances (calculated using certain assumptions), pursuant to U.S. federal, state and local income tax laws, as a result of (1) our allocable share of existing tax basis acquired in connection with the Transaction and increases to such allocable share of existing tax basis; (2) our utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of existing tax basis); (3) increases in tax basis resulting from (a) our purchase of LLC Interests directly from Flowco LLC, as described under “Use of Proceeds,” (b) future redemptions or exchanges (or deemed exchanges in certain circumstances) of LLC Interests for Class A common stock or cash as described above under “—Redemption rights of holders of LLC Interests” and (c) certain distributions (or deemed distributions) by Flowco LLC; and (4) certain tax benefits (such as interest deductions) arising from payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. These payments will be our obligations and not obligations of Flowco LLC. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or Flowco LLC and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us; provided, however that nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and, therefore, may accelerate payments due under the Tax Receivable Agreement, as described in “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Assuming there are no material changes in the relevant tax laws and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, and assuming all exchanges or redemptions would occur immediately after the initial public offering, based on the assumed initial public offering price of $   per share of our Class A common stock, which is the midpoint of the range set forth on the cover page of this prospectus, we would be required to pay approximately $   million over the fifteen year period from the date of this offering. The actual amounts we will be required to pay under the Tax Receivable Agreement and the actual amount of deferred tax assets and related liabilities that we will recognize as a result of any such future exchanges or redemptions will differ based on, among other things: (i) the amount and timing of future exchanges or redemptions of the LLC Interests, as applicable, and the extent to which such exchanges or redemptions are taxable; (ii) the price per share of our Class A common stock at the time of the exchanges or redemptions; (iii) the amount and timing of future income against which to offset the tax benefits; and (iv) the tax rates then in effect.

Our ability to satisfy our long-term liquidity requirements depends on our future operating performance, which is affected by, and subject to, prevailing economic conditions, market conditions in the E&P industry, availability and cost of raw materials, and financial, business and other factors, many of which are beyond our control. We will not be able to predict or control many of these factors, such as economic conditions in the markets where we operate and competitive pressures. If necessary, we could choose to further reduce our spending on capital projects and operating expenses to ensure we operate within the cash flow generated from our operations.

We have not entered into any off-balance sheet arrangements, as defined in Regulation S-K.

Cash Flows

Nine Months Ended September 30, 2024 Compared to Nine Months Ended September 30, 2023

The following table presents our summary cash flows for the periods presented. Prior to June 20, 2024, all cash flow activity reflect our predecessor Estis.

	Nine Months Ended September 30,
(in thousands of U.S. dollars)	2024	2023
Net cash provided by operating activities	$117,208	$61,360
Net cash (used in) investing activities	$(58,903)	$(37,414)
Net cash (used in) financing activities	$(35,181)	$(20,353)

Operating activities

Net cash provided by operating activities was $117.2 million for the nine months ended September 30, 2024 compared to $61.4 million for the nine months ended September 30, 2023. Operating cash flows increased primarily due to higher net income of $17.9 million and depreciation and amortization of $24.4 million. In addition, cash outflows associated with working capital increased $11.0 million, largely due to a decrease in inventory of $17.1 million.

Investing activities

Net cash used in investing activities was $58.9 million and $37.4 million for the nine months ended September 30, 2024 and 2023, respectively. The change was primarily due to net cash acquired in the 2024 Business Combination of $3.1 million offset by an increase of $23.8 million in purchases of property, plant and equipment and decrease of $0.7 million in proceeds from sale of property, plant and equipment.

Financing activities

Net cash used in financing activities was $35.2 million for the nine months ended September 30, 2024 compared to net cash provided by financing activities of $20.4 million for the nine months ended September 30, 2023. The increase in net cash used in financing activities was primarily related to $141.4 million of payments on long-term debt and $5.4 million of debt issuance costs, increased distributions to Members by $92.5 million, change in payments on finance lease obligations of $2.3 million, and proceeds from finance lease terminations of $0.2 million. The increase in cash flows from financing activities were slightly offset by the proceeds of debt of $226.6 million.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

The following table summarizes our cash flows of our predecessor Estis for the periods indicated.

	Year Ended December 31,
(in thousands of U.S. dollars)	2023	2022
Net cash provided by operating activities	$81,862	$66,564
Net cash (used in) investing activities	$(42,673)	$(106,930)
Net cash (used in) provided by financing activities	$(39,189)	$40,366

Operating activities

Net cash provided by operating activities was $81.9 million in 2023 compared to $66.6 million in 2022. Operating cash flows increased primarily due to higher net income of $25.4 million and depreciation and amortization of $7.6 million. This increase was partially offset by an increase in cash outflows associated with working capital of $20.7 million, largely due to increases in inventory of $15.9 million and accounts receivable of $3.1 million.

Investing activities

Net cash used in investing activities was $42.7 million and $106.9 million for 2023 and 2022, respectively. The change was primarily due to a decrease of $63.4 million in purchases of property, plant and equipment from 2022 when the Company implemented a strategic investment into the rental fleet.

Financing activities

Net cash used in financing activities was $39.2 million for 2023 compared to net cash provided by financing activities of $40.4 million for 2022. The increase in net cash used in financing activities was primarily related to $65.7 million of payments on our Prior Estis Credit Facility and increased distributions to its sole member by $15.5 million. The decrease in cash flows from financing activities were slightly offset by the decrease in debt issuance costs of $1.2 million.

Critical Accounting Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in the preparation of these financial statements include but are not limited to the following: inventory valuation, impairment of goodwill, intangible assets and long-life assets, share-based compensation, and useful lives of property, plant and equipment and intangible assets. Management believes these estimates and assumptions provide a reasonable basis for the fair presentation of the consolidated financial statements. Actual results could differ from those estimates.

Inventory Valuation

Inventory is composed of components, parts and materials used in the fabrication, repair and maintenance of natural gas systems. Inventory is recorded at the lower of cost or net realizable value. We evaluate the components of inventory on a regular basis for excess and obsolescence. We record the decline in the carrying value of estimated excess or obsolete inventory as a reduction of inventory and as an expense included in cost of goods and services in the period in which it is identified. Our estimate of excess and obsolete inventory is susceptible to change from period to period and requires management to make judgments about the future demand of inventory. There were no changes in this estimate year-over-year and the estimate has a low degree of estimation uncertainty as the historical write-offs are generally consistent without material fluctuations. Typically, our write-offs approximate $1 million each year due to factors that include historical usage, estimated product demand, technological developments and current market conditions. We believe our inventory valuation reserve is adequate to properly value excess and obsolete inventory as of September 30, 2024 and December 31, 2023. However, any significant changes to the factors mentioned above could lead our estimate to change.

Goodwill and long-lived assets

We test goodwill for impairment for each of our reporting units on an annual basis on December 31 or when events occur, or circumstances indicate the fair value of a reporting unit may be below its carrying value. We perform the annual assessment using the qualitative method. Where deemed appropriate, we may perform a quantitative assessment that uses market data and discounted cash flow analysis, which involve estimates of future revenues, operating cash flows, terminal value growth rates, capital expenditures projections, assumed tax rates, discount rates and other assumptions deemed reasonable by management. Changes in these estimates and assumptions or a significant decrease in earnings could materially affect the fair value of goodwill and could result in a goodwill impairment charge.

The annual impairment assessment for goodwill does not change our requirements to assess goodwill on an interim date between scheduled annual testing dates if triggering events are present.

We review our long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. For long-lived assets, except goodwill, an impairment loss is indicated when the undiscounted future cash flows estimated to be generated by the asset group are not sufficient to recover the unamortized balance of the asset group.

When performing the annual impairment test, we used a qualitative assessment to determine if any facts or circumstances during the period could require a quantitative analysis. When performing a qualitative assessment, we consider factors including, but not limited to, current macroeconomic conditions, industry and market conditions, cost factors, financial performance, and other events relevant to the entity or reporting unit under evaluation to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.

As part of the qualitative assessment performed, management leveraged guideline peer company revenue and EBITDA multiples to assess industry conditions and performance. Based on the analysis performed, the guideline peer company median revenue multiple was 1.6x and the median EBITDA multiple was 8.3x. There was no change in the risk-free weighted average cost of capital. As management prepared the qualitative assessment, there was no indication that the fair value of the reporting units were below their carrying values. Therefore, a quantitative goodwill impairment analysis was not required and no impairment was recorded.

In the current year, there have been no changes to the methodology applied or significant assumptions used. To the extent a quantitative assessment is required, we will provide qualitative and quantitative information necessary to understand the estimation uncertainty surrounding the significant assumptions.

Share based compensation

The Estis Member, as the parent member of Estis prior to the 2024 Business Combination, issued profits interests to certain employees of Estis. FPS Member and Flogistix Member also issued profits interest to certain employees of Flowco Productions and Flogistix. All of the entities account for these awards in accordance with ASC 718, Compensation – Stock Compensation. While the awards are issued by the Estis Member, FPS Member, and Flogistix Member, the costs have been recognized by Estis, Flowco Productions, and Flogistix, respectively.

We estimate grant date fair value using the Black-Scholes option-pricing model. The use of a valuation model requires management to make certain assumptions with respect to selected model inputs, such as enterprise value, volatility, risk-free rate, and term. Estis last issued profit interest awards in 2021 which had a grant date fair value of $11.71 per unit. In comparison, the Company first issued profit interest awards in 2019, which had a grant date fair value of $2.00 per unit, or a $9.71 increase in the value per unit. The enterprise value increased by $237 million and the volatility increased by 7.19% between the first and last issuances, which were the primary drivers in the change in value. Flogistix last issued profit interest awards in 2022 and Flowco Productions last issued profit interest awards in 2023. There were no other issuances during the historical financial statement periods presented.

The risk-free rate and term are key inputs with a low degree of estimation uncertainty. The key estimates that have a higher degree of estimation uncertainty were the enterprise value and volatility. Enterprise value and volatility are subject to uncertainty given the forward-looking inputs such as future cash flows and expected volatility based on public company peers. The estimate and key assumptions have not changed during the current year as no new units were issued. The volatility in particular is highly sensitive due to the Company’s current stage in its life cycle relative to its public company peers.

Total share-based compensation expense for the nine months ended September 30, 2024 was $509. Total share-based compensation expense for the year ended December 31, 2023 and 2022 was $85 and $493, respectively. Because the Company has not issued new material units during these years, we do not expect material changes to this estimate.

The expected term represents the period that the share-based awards are expected to be outstanding. We determine the expected term using the simplified method as provided by the Securities and Exchange Commission. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the profit units. Since the Members’ Equity is not publicly or privately traded, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the options is based on the U.S. Treasury yield curve at the date of the grant. Forfeitures are recognized as they occur.

Useful lives of property, plant and equipment and intangible assets

Our industry is capital intensive, as property and equipment represented 43% of our total assets as of September 30, 2024 and depreciation and amortization represented 21% of our total operating costs and expenses in the nine months ended September 30, 2024. As of December 31, 2023, property and equipment represented 75% of our total assets and depreciation and amortization represented 56% of our total operating costs and expenses prior to the 2024 Business Combination. Our property, plant and equipment and intangible assets with finite useful lives are carried at cost less accumulated depreciation and amortization. For acquired intangible assets, we amortize the cost over their estimated useful lives using either a straight- line or an accelerated method that most accurately reflects the estimated pattern in which the economic benefit of the respective asset is consumed. No provision for salvage value is considered in determining depreciation of our property, plant and equipment. We calculate depreciation and amortization on our assets based on the estimated useful lives that we believe are reasonable. The estimated useful lives are subject to key assumptions such as maintenance and utilization. These estimates may change due to a number of factors such as changes in operating conditions or advances in technology. The estimate has a low degree of estimation uncertainty as there were no changes in the useful lives utilized by management in the periods presented. To illustrate the impact and sensitivity of the estimate, a 5 year increase in the useful life of buildings, furniture and fixtures, machinery and equipment, software and vehicles would result in a decrease in depreciation of 11%, 42%, 25%, 50%, and 50%, respectively, assuming all assets incur a full year of depreciation. Similarly, a 5 year increase in the useful life of trade name, customer relationships and developed technology intangible assets would result in a decrease in amortization of 33%, 27%, and 20%, respectively, assuming all assets incur a full year of amortization. Maintenance and repairs are charged to expense when incurred. Improvements which extend the life or improve the existing asset are capitalized.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies, and our consolidated financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

We will cease to be an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three years.

Recent Accounting Pronouncements

For a discussion of new accounting pronouncements recently adopted and not yet adopted, see the notes to the audited consolidated financial statements included elsewhere in this prospectus.

Internal Control Over Financial Reporting

Prior to this offering, we were a private company with limited accounting and financial reporting personnel and other resources with which to address our internal control over financial reporting. In connection with the preparation of our financial statements, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

We identified the following material weaknesses in our internal control over financing reporting:

•

We did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we lacked a sufficient complement of resources with an appropriate level of knowledge and experience to establish effective processes and controls. Additionally, the lack of a sufficient number of professionals resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of our financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in the finance and accounting functions.

This material weakness contributed to the following additional material weaknesses:

•

We did not design and maintain effective controls related to the period-end financial reporting process, including designing and maintaining formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures. Additionally, we did not design and maintain controls over the preparation and review of account reconciliations and journal entries, including maintaining appropriate segregation of duties for all significant accounts.

•

We did not design and maintain effective information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain:

(i)	program change management controls to ensure that program and data changes are identified, tested, authorized and implemented appropriately;

(ii)	user access controls to ensure appropriate segregation of duties and to adequately restrict user and privileged access to appropriate personnel;

(iii)	computer operations controls to ensure that processing and transfer of data, and data backups and recovery are monitored; and

(iv)	program development controls to ensure that new software development is tested, authorized and implemented appropriately.

These material weaknesses resulted in a revision to a disclosure in the consolidated financial statements as of and for the year ending December 31, 2023 and immaterial adjustments to the consolidated financial statements as of and for the years ending December 31, 2023 and 2022. Additionally, these material weaknesses could result in misstatements of substantially all of our accounts or disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected.

We plan on taking steps to address the internal control deficiencies that contributed to the material weaknesses, including the following:

•

hiring, and continuing to hire, additional accounting, internal audit, and information technology personnel to establish effective processes and controls, including establishing appropriate segregation of duties;

•

developing formal accounting policies, procedures and controls related to the period-end financial reporting process including designing and maintaining controls over account reconciliations, journal entries, and financial reporting and disclosures; and

•

enhancing information technology governance processes, including our program change management, computer operations, program development, and user access controls, enhancing role-based access, and implementing more robust information technology policies and procedures.

While we believe that these efforts will improve our internal control over financial reporting once implemented, these measures will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

In the normal course of business, we are exposed to market risk from changes in interest rates.

The Company is subject to interest rate volatility with regard to existing and future issuances of debt. At September 30, 2024, there was $575.5 million borrowings outstanding.

On August 20, 2024, we entered into the Credit Agreement by and among Flowco MasterCo LLC (“Parent Borrower”), Flowco Productions, Estis Intermediate and, Flogistix Intermediate, as borrowers, certain other direct and indirect subsidiaries of the Parent Borrower party thereto as guarantors, the lenders named therein, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). The Credit Agreement, as amended to date, currently provides for an aggregate revolving commitment of $725 million (the “Aggregate Revolving Commitment”).

Borrowings under the Credit Agreement are, at the option of the Borrowers, either based on an alternate base rate (“ABR”) or a term SOFR rate. Loans comprising each ABR borrowing under the Credit Agreement accrue interest at the ABR plus an applicable margin ranging from 0.75% to 1.50% per annum, dependent upon the Total Leverage Ratio (as defined in the Credit Agreement). Loans comprising each SOFR rate borrowing accrue interest at a Term SOFR rate plus an applicable margin ranging from 1.75% to 2.50%, depending on the Total Leverage Ratio.

Inflation

While inflationary cost increases can affect our income from operations’ margin, we believe that inflation generally has not had, and is not expected to have, a material adverse effect on our results of operations. In 2022, the United States experienced the highest inflation in decades primarily due to supply-chain issues, a shortage of labor and a higher demand for goods and services. The most noticeable adverse impact to our business was increased costs associated with materials, personnel expenses, consumables and vehicle-related costs. Most of our costs moderated in 2023 except for wages. We believe it is highly unlikely that salaries and wages will decrease to the levels experienced in prior years.

INDUSTRY OVERVIEW

Rystad Energy has provided us certain statistical and graphical information contained in this prospectus, including the industry information and data presented in this section. Rystad Energy has advised us that the statistical and graphical information presented in this prospectus is drawn from its database and other sources. We do not have any knowledge that the information provided by Rystad Energy is inaccurate in any material respect. Rystad Energy has advised that: (i) certain of the information provided is based on estimates or subjective judgments, (ii) the information in the databases of other data collection agencies may differ from the information in its database and (iii) while it has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data collection is subject to limited audit and validation procedures.

Drivers of Energy Consumption and Oil & Natural Gas Demand

Population growth, increased per capita energy consumption and the modernization of the developing world will continue to drive higher demand for oil and natural gas. The Organisation for Economic Co-operation and Development (“OECD”) member countries, with a combined population of nearly 1.4 billion people, consume, on average, 10.5 barrels of oil per person per year. Meanwhile, non-OECD countries, with a combined population of more than 6.6 billion people, consume, on average, just 2.7 barrels of oil per person per year. While energy efficiency gains are expected to reduce the developed world’s per capita oil consumption, these declines are anticipated to be more than offset by demand growth from developing nations as their economies modernize and increase their citizens’ standard of living. Since 2014, according to the U.S. Energy Information Administration (“EIA”), non-OECD oil and NGL consumption has grown, on average, at 2.6% per year as compared to consumption within OECD countries, which has grown at 0.8% per year during the same time period (excluding 2020 and 2021, which were impacted by COVD-19 related disruptions).

2023 World Population (Billions)	2023 Global Oil Consumption (Billion Barrels)	2023 Global Per Capita Oil Consumption (Barrels / Year)

Source: Rystad Energy. Includes condensate and excludes NGLs.

Rystad Energy estimates that approximately 48 million incremental barrels of oil production per day will be needed to offset natural production declines and meet 2030 demand, with approximately 19% of incremental production coming from onshore unconventional shale reservoirs, 34% from offshore reservoirs and 47% from all other sources.

Global Oil Production from Currently Producing Wells vs. Demand (MMBbl/d)

Source: Rystad Energy. Includes condensate and excludes NGLs.

Similarly, Rystad Energy estimates that approximately 230 billion cubic feet per day of natural gas will be required to meet 2030 demand, with approximately 39% coming from unconventional shale reservoirs, 24% from offshore reservoirs and 37% from all other sources.

Global Natural Gas Production from Currently Producing Wells vs. Demand (Bcf/d)

Source: Rystad Energy. Includes condensate and excludes NGLs.

With the current degree of geopolitical conflict, and in view of recent demand patterns, the importance of U.S. oil and natural gas production has never been more pronounced in meeting the world’s energy requirements. U.S. producers benefit from comparatively stable U.S. political and regulatory regimes as well as established legal venues that govern contracts, commercial agreements and mineral ownership rights. As a result, the U.S. has been a meaningful producer of oil and natural gas for decades.

In 1970, domestic oil production reached a peak of nearly ten million barrels per day, then stabilized and subsequently declined for multiple decades to a low of five million barrels per day in 2008. However, following numerous technological advancements including production optimization, horizontal drilling and hydraulic fracturing, U.S. producers began to successfully exploit unconventional reservoirs, leading to a resurgence in U.S. oil and natural gas production. Presently, the U.S. is the largest global producer of oil with almost 13 million barrels per day of average oil production in 2023. Rystad Energy estimates that U.S. oil production will undergo steady and significant growth, increasing more than 400 thousand barrels per day in 2024 and nearly 1.4 million barrels per day by 2030, while offsetting 9.6 million barrels per day of natural declines from currently producing wells. In addition, U.S. natural gas production is expected to grow from nearly 103 billion cubic feet per day in 2023 to more than 120 billion cubic feet per day by 2030, while offsetting more than 69 billion cubic feet per day of natural decline.

Given underlying production decline rates, producers are increasingly focused on optimizing production to better manage decline rates and maximize production in the most capital efficient manner. As the world’s largest producer of oil and the world’s largest producer of natural gas, accounting for approximately a quarter of global natural gas production, the U.S. plays a vital role in meeting the world’s energy demand. The importance of U.S. oil and natural gas production has increased due to numerous geopolitical instabilities, underscoring the global emphasis on energy security and independence. Moreover, U.S. oil and natural gas production has demonstrated its reliability by maintaining consistent production levels through economic downturns, fluctuating commodity prices and during the Covid-19 pandemic, with legacy production declines more than offset by shale production growth. Production from unconventional shale reservoirs is critical to U.S. oil and natural gas supply, contributing 77% and 91% of incremental oil and natural gas production in 2030, respectively.

2010 — 2030 U.S. Average Annual Oil Production (MMBbl/d)

Source: Rystad Energy. Includes condensate and excludes NGLs.

Evolution of U.S. and Global Oil Production (MMBbl/d) — 2010 versus 2023

Evolution of U.S. and Global Natural Gas Production (Bcf/d) — 2010 versus 2023

Source: Rystad Energy. Includes condensate and excludes NGLs.

Growing Importance of U.S. and Permian Basin Oil and Natural Gas Production

The Permian Basin is one of the oldest oil and natural gas producing regions in the U.S. and, moving forward, the region is expected to remain highly active and drive U.S. oil production growth. After experiencing decades of declining production, Permian Basin oil and natural gas production saw a significant resurgence due to the adoption of horizontal drilling and hydraulic fracturing technologies and advancements in production optimization. With its multiple stacked pay zones, the Permian Basin continues to offer the most prolific inventory of drilling opportunities with attractive extraction economics.

Comparison of Key U.S. Producing Regions: Oil Breakeven Price ($/Bbl) vs. 2023 Production (MMBbl/d)

Source: Rystad Energy.

Over the last decade, the Permian Basin has consistently held the largest share of U.S. drilling activity, regardless of oil and natural gas prices. Consequently, today the Permian Basin produces approximately six million barrels of oil per day, accounting for approximately 46% of total U.S. oil production. Additionally, the region produces about 18% of U.S. natural gas and a meaningful portion of U.S. NGL production. To illustrate the Permian Basin’s global significance, the region alone would rank as the world’s fourth largest oil producing country.

Top Oil Producing Countries vs. the Permian Basin in 2023 (MMBbl/d)

Permian Basin vs. All Other U.S. Regions Oil Production (MMBbl/d), 2010 — 2023

Source: Rystad Energy and EIA. Includes condensate and excludes NGLs.

Increasing Importance of Production Optimization Against a Backdrop of Industry Consolidation

The U.S. oil and natural gas industry is undergoing a period of significant consolidation, and both companies and energy investors are increasingly focused on cash flow generation, returns on capital employed and returning capital to shareholders. Consolidation of production companies has resulted in net reductions to the number of active drilling rigs and hydraulic fracturing crews. However, the outlook for U.S. oil production remains positive, as producers are expected to realize operational efficiencies to overcome decreased drilling and completion activity. For example, the U.S. produces more oil and natural gas today than ever before, despite the onshore rig count remaining well below previous peak levels. In 2014, the U.S. onshore rig count averaged 1,861 and the U.S. recorded average annual oil production of nearly nine million barrels per day. In 2023, the U.S. onshore rig count averaged approximately 687 rigs while the U.S. produced nearly 13 million barrels per day, a level enabled by technological advancements such as production optimization, horizontal drilling and hydraulic fracturing.

U.S. Rig Count vs. U.S. Oil Production (MMBbl/d), 2013 — 2023

Source: Baker Hughes and EIA. Includes condensate and excludes NGLs.

As industry focus shifts to the new paradigm, producers are prioritizing solutions that optimize well productivity. Artificial lift solutions maximize production, minimize downtime, and limit decline rates from producing wells at all stages of a well’s lifecycle, and their costs are materially lower than those required to drill and complete new wells. As such, demand for artificial lift technologies is linked to the number of producing wells and oil and natural gas production levels rather than drilling and completion activity, making artificial lift one of the most stable sub-segments within oilfield products and services. Historically, in response to significant oil and natural gas prices declines, producers reduce drilling and completion-related capital expenditures, but production-related spending or operating expenses decline less than capital expenditures given the importance of maintaining legacy production. Going forward, Rystad Energy estimates that producers will increase spending on operating expenses by more than 4% per year through 2030 as compared to capital expenditures, which are expected to grow at less than 1% per year during the same time period.

Producer Operating Expenses — 2023 vs. 2030 ($Bn)	Producer Capital Expenditures — 2023 vs. 2030 ($Bn)

U.S.
RoW
4.1% CAGR
$647
$292
$355
$854
$459
$395
2023
2030

U.S.
RoW
$355
0.4% CAGR
$364
$222
$245
$133
$119
2023
2030

Source: Rystad Energy.

Artificial Lift Required Across All Stages of a Well’s Lifecycle

Artificial lift is required throughout a well’s lifecycle beginning shortly after a well is put on production. The form of lift changes over a well’s lifecycle driven by various factors including, but not limited to, production rate, gas-to-liquid ratio, well depth, fluid properties and reservoir pressure. The primary types of artificial lift solutions include rod lift systems, conventional gas lift (“CGL”) systems, electric submersible pumps (“ESPs”), plunger lift systems and new forms of lift including high pressure gas lift (“HPGL”).

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HPGL—HPGL systems are placed at the wellsite to inject pressurized natural gas into the wellbore and are typically installed when a well is initially brought online and utilized for the first one to two years of the well’s life. To enhance production, high pressure gas is injected deep into the well to lighten the liquid column, enabling the flow of oil from the formation into the well at flow rates significantly higher than what would be otherwise possible. Unlike ESPs, HPGL requires no downhole components beyond the tubing string that is installed on all unconventional wells. The system is entirely controlled and accessible from the surface, leading to improved uptime and return on investment for the producer. With estimated operational uptime exceeding 99%, we estimate that annualized cost savings of utilizing HPGL rather than ESPs can exceed 30%, yielding benefits of up to $1.0 million per well.

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ESPs—ESPs consist of a multi-stage centrifugal pump and sealed electric motor placed at the bottom of a wellbore and powered via an electrical cable extended from the surface to the motor. These systems are used to lift fluids to the surface via the production tubing. Historically, ESPs have been used on wells shortly after they are put on to production. However, ESPs are prone to fail when production levels decline below their designated operating envelopes or as downhole components are damaged from high volumes of produced sand and highly variable downhole conditions found in early-stage producing shale wells.

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Conventional Gas Lift—CGL systems utilize surface systems placed at the wellsite to inject pressurized natural gas into the wellbore via a series of specifically tuned downhole valves. Conventional gas lift is typically installed after HPGL or ESPs and utilized in the mid- to late-stage of a well’s producing life. When a well’s gas-to-oil ratio (“GOR”) exceeds operational limits for early-stage artificial lift systems (e.g., HPGL or ESPs), producers typically switch to conventional gas lift solutions.

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Plunger Lift—Plunger lift systems use a well’s natural energy to lift produced liquids to surface. These systems follow a cyclical process where pressure initially builds up below the plunger at the bottom of the well due to natural gas from the formation. Once sufficient pressure builds up, a valve at the surface is automatically opened and the plunger is able to push the fluid above the plunger to the surface. When the plunger reaches the surface, it falls back to the bottom of the well and the process is repeated. Plunger lift systems are typically installed on wells that have already been producing for multiple years. In many instances, customers transition from conventional gas lift systems to a plunger lift system. Plunger lift systems can be combined with gas lift solutions to further optimize production depending on well characteristics (e.g., gas-assisted plunger lift (“GAPL”) and plunger-assisted gas lift (“PAGL”)) and can stay on the well until it is plugged and abandoned, or until producers choose to employ other low-cost artificial lift solutions, including rod lift.

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Rod Lift—When production rates decline, and HPGL, ESPs and conventional gas lift solutions are no longer economic, producers can switch to rod lift systems. Rod lift systems consist of a surface pumpjack, a downhole pump and a series of rods (i.e., sucker rods) that connect the surface equipment to the downhole pump. The pumpjack converts a motor’s rotational energy into a vertical reciprocation motion, which activates the downhole pump to help lift fluids to the surface. Producers may utilize rod lift systems until the well is plugged and abandoned, or the producer chooses to employ a different low-cost artificial lift solution.

Typical Artificial Lift Solutions Utilized Over the Life of a Well

Artificial lift solutions in the U.S. have evolved significantly, driven by technological advancements, changing industry conditions and unique challenges of extracting oil and natural gas from shale formations. Shale wells necessitate artificial lift to counter rapid production declines when natural reservoir pressure becomes insufficient to lift oil to the surface. Without artificial lift, producers could not sustain profitable operations in unconventional shale formations. To address these challenges, service providers applied new technologies to design more sophisticated artificial lift solutions tailored for downhole environments typical of unconventional shale wells. In particular, artificial lift solution providers have integrated programable logic controllers (“PLCs”) with advanced software and modernized equipment, enhancing performance, reliability and safety while also reducing costs. These integrated systems enable autonomous operations that optimize performance through continuous analysis of real-time data, allowing for rapid and precise adjustments to operational parameters.

These innovations have not only improved the profitability of developing unconventional shale wells, but have also expanded applications of certain artificial lift solutions to broader portions of a shale well’s productive life. For instance, HPGL and conventional gas lift systems can be utilized for up to five years following initial production and hybrid solutions, such as PAGL and GAPL, have expanded the use of plunger lift systems to both earlier and later in a well’s productive life as well as for mature oil wells that traditionally employed rod lift. While artificial lift solutions have been utilized for decades, their applications on unconventional shale wells are relatively nascent. In fact, the first conventional gas lift system deployed in the Permian Basin occurred in 2015 and the first HPGL system was deployed in 2017. Today, HPGL and conventional gas lift solutions are increasingly employed, as producers leverage prior investments in infrastructure to source, process, compress and deliver gas that will eventually be injected downhole to enhance production. Rystad Energy estimates that as of December 31, 2023, the penetration of the total U.S. addressable market for HPGL systems was approximately 14%.

Across all artificial lift offerings, the total addressable market in the U.S. is expected to grow by more than $3.5 billion from 2023 to 2030 to more than $10 billion, representing greater than 6% compounded annual growth. However, the fastest growing artificial lift segments, namely HPGL, conventional gas lift and plunger lift offerings are anticipated to expand their market share, outpacing other forms of artificial lift and growing their addressable market by nearly 10% per year. Rystad Energy estimates that as of 2023 approximately 600,000 producing wells likely require an artificial lift solution. The industry expects the number of U.S. onshore producing wells to continue to steadily increase as producers bring online approximately 14,000 new wells each year through 2030.

U.S. Artificial Lift Total Addressable Market ($Billions), 2021 — 2030

Source: Rystad Energy.

Increased Focus on Reducing Emissions Intensity of Oil and Natural Gas Production and Maximizing Sales Volumes

Producers face mounting pressure to minimize emissions and extract oil and natural gas in a more environmentally responsible manner. An increasing number of countries and energy companies are directing their focus towards reducing the emissions intensity of oil and natural gas production while still satisfying global energy demand. In pursuit of these objectives, countries and companies are adopting emissions detection, emissions capture, carbon capture and sequestration and other technologies aimed at limiting emissions. U.S. companies, in particular, are especially focused on methane capture, abatement and monetization strategies.

Since 2005, methane emissions reduction rules and regulations have become increasingly stringent in the U.S., as oil and natural gas production from unconventional reservoirs has grown rapidly. Initially, producers developing unconventional reservoirs flared and vented co-produced methane and other natural gases, which substantially increased carbon emissions. In response, federal, state, and local agencies along with private sector participants have progressively called for reducing carbon emissions, with catalysts including penalties, taxes and incentives. For instance, the U.S. Methane Emissions Reduction Action Plan aims to cut pollution from the largest methane emitters through increased regulations, financial incentives, data transparency, disclosure, and public and private partnerships. Furthermore, the Inflation Reduction Act (“IRA”) established a Waste Emissions Charge (“WEC”) for excess methane emissions. The WEC was established at $900 per metric ton of excess emissions for 2024, and it is set to increase to $1,500 per metric ton by 2026. In addition, multiple governmental agencies have proposed rules and roadmaps to reduce methane and other greenhouse gas (“GHG”) emissions. Currently, the U.S. Environmental Protection Agency (“EPA”) is proposing updated regulations for methane emissions from new oil and natural gas production and the first set of limits on legacy oil and natural gas production, aiming to reduce emissions from covered sources, equipment, and operations by approximately 80% by 2038. Meanwhile, the Department of the Interior is focusing on methane venting and flaring within oil and gas operations. In addition, the Department of Transportation’s Pipeline and Hazardous Materials Safety Administration (“PHMSA”) is implementing the PIPES Act that will expand pipeline rules to require operators to curtail methane leaks.

In response to widespread pressure to reduce their emissions profile, U.S. producers are rapidly implementing vapor recovery units (“VRUs”) to achieve multiple objectives, including addressing regulatory and investor emission reduction targets, enhancing cash flow, and improving investor return metrics. The adoption of VRUs has been led by integrated majors and large U.S. producers utilizing VRUs and emissions controls to address investor, environmental, emissions management and public reputational pressures. Midsize and smaller U.S. producers are increasingly adopting VRUs due to improving economics and the value proposition of capturing and monetizing fugitive methane emissions. The widespread adoption of VRUs throughout the U.S. has played a crucial role in reducing the emissions intensity of U.S. onshore oil and natural gas production while also maximizing producers’ sales volumes, revenue and cash flow. With estimated operational uptime exceeding 99%, we estimate that VRUs can enable oil and gas companies to reduce emissions by 98%, which can result in operational paybacks on the purchase of a VRU of 2-6 months.

The total addressable market in the U.S. for VRU solutions is expected to grow by over $2.5 billion from 2023 to 2030, implying compounded annual growth of 5% per year. Rystad Energy estimates that as of December 31, 2023, the penetration of the total U.S. addressable market for VRUs was approximately 12%. VRU demand is accelerating, with large emitters doubling their VRU adoption rate since 2015 and growth is disproportionately driven by producers deploying VRUs on horizontal well sites. Demand for horizontal wells is expected to grow more than 8% annually through 2030 versus approximately 3% for conventional and legacy wells. Rystad believes that roughly 600,000 currently producing horizontal, conventional and legacy wells could employ VRU solutions. Going forward, more stringent regulations and the growing value proposition of VRU solutions are likely to continue to increase adoption rates for the roughly 14,000 new wells expected to come online each year through 2030.

U.S. Vapor Recovery Total Addressable Market ($Billions), 2021 — 2030

Source: Rystad Energy.

BUSINESS

Overview

We are a leading provider of production optimization, artificial lift and methane abatement solutions for the oil and natural gas industry. Our products and services include a full range of equipment and technology solutions that enable our customers to efficiently and cost-effectively maximize the profitability and economic lifespan of the production phase of their operations. Our principal products and services are organized into two business segments: (i) Production Solutions; and (ii) Natural Gas Technologies. Our core technologies include high pressure gas lift (“HPGL”), conventional gas lift, plunger lift and vapor recovery unit (“VRU”) solutions, all of which are overlaid by our proprietary digital technologies and solutions that enable real-time remote monitoring and control to maximize efficiencies for our products and services. These products and services, including proprietary technologies such as HPGL, which was pioneered by FPS, hold, in their respective categories, leading positions in growing markets, and are used extensively by the largest oil and natural gas producers primarily in the U.S.

We generate revenues throughout the long producing lives of oil and natural gas wells, which may be able to produce for decades after being drilled and completed. As of September 30, 2024 we had a fleet of over 4,300 active systems enabling consistent revenue generation. We also sell other products and services that help our customers optimize the value of their assets. We believe that the demand for our products and services is more stable than demand for drilling and completion related services, and this demand has resulted in a more durable, recurring cash flow for our products and services than is typical in many other oilfield services. The production phase of a new oil or natural gas well begins when it is brought online. From this point forward, the rate of production is determined by the geological characteristics of the reservoir from which the well is producing, the design and construction of the wellbore from the reservoir to the surface, and the elapsed time since the well is brought online. This rate of production typically falls over time as the natural reservoir pressure declines and becomes insufficient to bring oil to the surface. This decline is particularly steep for shale wells found in onshore North American oil and natural gas basins.

Artificial lift and production optimization technologies are essential to counteracting this decline, increasing production rates, and maximizing hydrocarbon recovery, all of which improve the economics of a producing well. Artificial lift enables the economic production of oil and natural gas from shale wells that would be otherwise uneconomic. As a result, operating expenses associated with production optimization are less discretionary in nature, placing our solutions on a critical path for producers to generate positive returns and maximize the value of their wells. Furthermore, the production phase is the most stable and least capital-intensive phase of the well lifecycle, driving consistent revenue, durable earnings and stable through-cycle performance for our business. Our products are chosen due to their reliability and ability to aid our customers in achieving maximum output and cash flow from their producing wells. Our products and services also integrate proprietary digital technologies that allow for remote monitoring, and other enhanced uses of our equipment.

Our VRUs and other methane abatement solutions capture fugitive emissions of methane, which is a natural byproduct of oil production. As oil flows to the surface and is processed at the wellsite, methane is released as associated gas. Since methane is a very small molecule, much of it escapes as fugitive emissions. In addition, many sources of potential methane emissions exist throughout the natural gas value chain. By capturing these fugitive emissions, our VRUs and other methane abatement solutions allow for monetization of the resulting incremental natural gas volumes and enable our customers to meet their decarbonization goals and comply with regulatory requirements. These innovative and proprietary methane abatement solutions extend across each of our core technologies and can be used on their own as well as in conjunction with our other products and services. Demand for these solutions was initially driven by safety benefits, but accelerated as producers became more aware of the value of monetizing captured vapors, leading to high return on investment outcomes for our customers. Due to recent and emerging regulatory requirements aimed at reducing fugitive methane emissions across oil and natural gas operations from numerous Federal and state-level entities, operating expenses associated with our methane abatement solutions have become increasingly required and therefore non-discretionary in nature. We hold a leading position in the rapidly growing VRU market, which is driven by both economic and environmental benefits, and we have helped drive adoption of our methane abatement solutions with our customers.

We have an operating presence in every major onshore oil and natural gas producing region in the U.S. and have cultivated deep and longstanding customer relationships with leading oil and natural gas producers in each region, including supermajors and large independent producers. We are headquartered in Houston, Texas with major service facilities in Midland, Texas; Carlsbad, New Mexico; and Williston, North Dakota. We operate manufacturing and repair facilities in El Reno, Oklahoma; Houston, Fort Worth, Kilgore and Pampa, Texas; and Lafayette, Louisiana. Our service centers are geographically positioned near our customers’ operations, enabling us to rapidly deploy our solutions and provide responsive, high-quality service nationwide. We had approximately 1,270 full-time employees as of September 30, 2024.

Our business currently operates under two segments: (i) Production Solutions; and (ii) Natural Gas Technologies.

Production Solutions. We design and deliver products and services that enable our customers to optimize oil and natural gas production rates and volumes to maximize cash flow over the decades-long lives of their wells. We provide systems applicable to wells from initial production through their natural decline to late-life production, as well as digital technologies that enable the optimization of our systems’ performance and uptime. We also provide methane abatement solutions that enable our customers to capture and monetize fugitive methane emissions, improving the profitability of their wells and their compliance with recent and forthcoming emissions-related regulatory requirements. On a given well, our customers often use three of our production solutions offerings concurrently, utilizing our digital technologies and methane abatement solutions in conjunction with HPGL, conventional gas lift or plunger lift. Furthermore, in many instances, our customers utilize all of our production solutions over the life of a well, as our HPGL transitions to conventional gas lift in mid-stage production, which transitions to plunger lift in later-stage production. In some instances, customers install conventional gas lift components such as side-pocket mandrels at the same time as HPGL, even though the former may not be used for more than a year. We believe our integrated scope of services throughout the life of the well promotes retention and long-term partnerships with our customers. In the nine months ended September 30, 2024, this segment contributed $327.8 million, or 60% of our pro forma revenue. Our production solutions include:

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High Pressure Gas Lift.  HPGL systems are placed at the wellsite to inject pressurized natural gas into the wellbore. These systems are typically installed when a well is initially brought online and utilized for the first one to two years of the well’s life. High pressure gas injected deep in the well lightens the liquid column, enabling the flow of oil from the formation into the wellbore at flow rates significantly higher than what is otherwise possible. We believe our HPGL systems can deliver the same, or better, production rates when compared to ESP systems, which are commonly used for the initial phase of a well’s production. We developed HPGL technology to address several issues in shale well production which became apparent when the shales emerged as a major new source of oil and which can impact the reliability of ESPs. HPGL is designed to operate effectively over a wide range of production rates and to be resilient to produced sand. The rapid decline rates and sand production typical of shale wells can lead to failure of ESP systems, resulting in lost production and a costly intervention and replacement of downhole components. Unlike ESPs, HPGL requires no downhole components beyond the tubing string that is installed on all unconventional wells. The system is entirely controlled and accessible from the surface, leading to improved uptime and return on investment for the producer. HPGL units are provided to customers under contracts which are typically renewed multiple times. We believe the high level of contract renewal is due to the high reliability of our systems and our high levels of customer service.

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Conventional Gas Lift. Conventional gas lift systems utilize surface systems placed at the wellsite to inject pressurized natural gas into the wellbore via a series of specifically tuned downhole valves. Conventional gas lift is typically installed after HPGL and utilized in the mid- to late-stage of a well’s producing life. We are the only company capable of providing a comprehensive, customized conventional gas lift system since we provide both surface gas lift systems and high-precision downhole valves, mandrels and gauges. Over the life of the well, we work closely with our customers to modify both the surface and downhole equipment to optimize the value of the well as conditions change. This process of technical consultation and provision of new services and products continues throughout the life of the well, which may span a decade or more.

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Plunger Lift. We sell proprietary plunger lift systems that use the well’s natural energy to lift produced liquids to surface. These systems first allow the well’s natural pressure to build and then release the pressure into production equipment at surface, then repeat the cycle. The periodic release of pressure lifts produced liquids to surface, enabling the production of both oil and natural gas. Plunger lift systems are typically installed on wells that have already been producing for multiple years. In many instances, customers transition from our conventional gas lift systems to our plunger lift systems, often as a direct result of our life-of-well integrated solutions. In recent years, plunger usage has increased due to new designs that have widened its applicability, further enhanced by our digital solutions that can optimize the timing of the process. As a result, we are seeing increased adoption of our plunger lift solutions and displacement of rod lift. We sell plunger lift systems to our customers both upon initial installation of a plunger lift system and thereafter as these multi-year solutions require routine maintenance and replacement of key components. Applicability of our plunger lift systems has also expanded with the development of hybrid systems combining gas and plunger lift: PAGL; and gas-assisted plunger lift (“GAPL”). In these applications, the build-up of formation gas pressure is supplemented with surface equipment that we also provide for conventional gas lift applications.

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Digital Solutions. We employ innovative and proprietary digital solutions to enhance the performance of our various Production Solutions segment offerings, enabling our customers to improve their oil and natural gas well economics by making more informed and timely operational decisions. Our proprietary Vizion downhole gauges are designed to operate in extreme downhole conditions, providing producers with accurate real-time information about the well, reservoir and lift system to improve critical decision making. Our remote monitoring solutions allow our customers to remotely monitor and optimize production across their well pads. Our automation solutions easily integrate with our gauges, devices and control systems to enable producers to effectively and efficiently operate their wells.

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Methane Abatement Technologies. We also manufacture and install proprietary methane abatement technologies that allow producers to reduce fugitive methane emissions associated with their wellsite operations. Marketed under our ZTECH4 brand name, these include Sentry, our bolt-on emissions reduction technology that can be retrofitted to compressor packages; and Vault, our natural gas recycling system that reduces the need to flare or vent methane during maintenance. In all cases, our methane abatement technologies enable the operator to monetize valuable methane and to meet their decarbonization goals.

Natural Gas Technologies. We design and manufacture products and provide services that allow our customers to optimize cash flow related to natural gas production and monetize or utilize fugitive emissions related to producing oil and natural gas wells and other emissions-prone operations. We also provide ancillary and complementary products and services, as well as develop and sell related digital solutions in connection with these technologies. In the nine months ended September 30, 2024, this segment contributed $219.5 million, or 40% of our pro forma revenue. Our natural gas technologies include:

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Vapor Recovery. We manufacture, rent, sell and service VRU systems that capture fugitive natural gas vapors through a specialized system stationed on a well pad or in proximity to any methane emissions-prone component in the natural gas and unconventional oil value chains. The fugitive vapors are then compressed and typically delivered into the sales line for monetization by the customer or can be returned downhole to assist with artificial lift or production optimization. Our VRU systems employ digital applications that provide real-time data monitoring, predictive maintenance analytics and remote control, driving uptime and cash flows for our customers and preserving and maintaining our VRU assets. We offer most of our VRU systems on a contracted basis to our customers. We believe we have a high rate of contract renewal and long-term deployments due to the high reliability of our systems and our high levels of customer service. In addition, when requested, we will also sell systems directly to customers.

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Natural Gas Systems. We manufacture natural gas systems at our domestic facilities. We focus on packaging systems tailored to production optimization applications, including those provided by our Production Solutions segment. In addition to manufacturing units for our own use in our Production Solutions segment, we also sell these systems directly to traditional contract systems service providers.

We leverage our domestic manufacturing capabilities to ensure delivery of high-quality products with industry-best reliability and uptime, as well as to reduce our exposure to global supply chains. Our vertically integrated business model reduces the capital intensity associated with maintaining and growing our fleet of service equipment by capturing the manufacturing margin, reducing lead times of equipment deliveries and enabling us to optimize our inventory levels. This improves payback periods across most of our major product categories and streamlines commercialization of new innovations being incorporated into our Production Solutions segment. We believe that our control of these processes allows us to optimize inventory levels and to our customers’ evolving needs, while also facilitating innovation and improvements to our solutions offerings.

We supply critical equipment and services to the top oil and natural gas producers, who rely on our expertise to optimize the flow of oil and natural gas for the decades after wells have been drilled and completed. As producers further consolidate, we expect they will continue to manage capital expenditures related to their drilling and completion programs while focusing on optimizing and maximizing the value of their production streams. Our revenue generation is diversified across a wide range of customers. Our top ten customer accounts represent approximately 51% of our total pro forma revenue for the year ended December 31, 2023. We have strong relationships with our key customers, and given our market leadership in our main segments, we have successfully worked with our customers to bring new solutions to market. Our differentiated products and services drive superior returns for our customers and have facilitated strong and lasting relationships with our diversified customer base.

We have a long history and successful track record of innovation and high-quality service to our customers. Flowco’s two business segments are underpinned by well-known and established brands with reputations for superior performance and reliability. These brands include (i) Estis; (ii) Flowco Production Solutions; and (iii) Flogistix. Estis was founded in 2002 as a leader in compression and artificial lift technologies serving the HPGL and traditional gas lift markets. Flowco Production Solutions was founded in 2014 as a leader in gas lift and other artificial lift solutions with a comprehensive offering of gas lift and plunger lift products. Flogistix was founded in 2011 as a premier production optimization and atmospheric solutions provider with an emphasis on vapor recovery solutions. The three brands were combined in June 2024 to create Flowco as a pure play market leader for production optimization, artificial lift and methane abatement solutions. By uniting the three companies, we can offer comprehensive solutions that enable our customers to maximize cash flow over the decades-long lives of their wells.

Competitive Strengths

Our objective is to create value for our stockholders by serving as the leading provider of production optimization, artificial lift and methane abatement solutions that help our customers maximize production and profit at the wellhead through a comprehensive offering of proprietary products and services. We believe that the following strengths differentiate us from our peers and position us well to execute on our strategy.

Pure play market leader for production optimization, artificial lift and methane abatement

We are a leading production optimization, artificial lift and methane abatement solutions provider to producers in every major onshore U.S. oil and natural gas producing region. We are solely focused on this segment of the market and our capital allocation strategy allows us to pursue product development and growth in response to planned and emerging customer demands. We design, manufacture, sell, rent and service products engineered to enable our customers to maximize the value of their assets by optimizing production through the life of their producing oil and natural gas wells. Because our products and services are focused on optimizing oil and natural gas well production throughout a well’s life and driven by our customers’ non-discretionary operating expenditures over the multi-decade lifecycle of their wells, rather than cycle-driven capital expenditure budgets for drilling and completions, we are positioned to generate highly durable earnings. Our products are sold under a collection of premier brands with strong recognition and reputations for superior performance and reliability.

Differentiated technologies and services drive superior returns for our customers

We have built our business through a focus on new product innovation and the development of leading technologies. Our HPGL solutions, a technology that we pioneered in partnership with one of our leading customers, accelerate initial production of oil-producing wells. We believe HPGL is a more reliable alternative to other methods of high-flow artificial lift, including ESP systems, as it has no electrical or moving downhole parts and it eliminates downhole failures which lead to lost production and substantial intervention and pump replacement costs, thereby maximizing producers’ cash flow and return on capital employed. Our vapor recovery systems and methane abatement solutions allow for the safe capture and monetization of high value natural gas that would otherwise be vented or flared, providing a meaningful uplift to our customers’ gas production stream cash flows. In addition, these systems assist our customers to meet tightening emissions regulations and their decarbonization goals. We have made continuous improvements to our plunger lift system design that maximize efficient and economical production for our customers’ wells, positioning our plunger lift solutions as an attractive option for wells in more mature stages of production and which are displacing rod lift for many applications. We believe our product offerings within each of these categories hold leading market positions due to their superior performance, industry-leading reliability and high return on investment for our customers. Our leading fleet mechanical availability across the breadth of our installed equipment further differentiates us as the preferred partner for many of our customers due to the significant costs of failure and downtime for those systems. Our digital and automation technologies further enhance customer outcomes through real time remote monitoring, valuable analytics and remote operations capabilities that help to optimize production and improve operational safety and efficiency. Furthermore, we have an active pipeline of potential new and differentiated technologies across various stages of development to further enhance our existing offerings so that we may continue to play an important role in partnership with our customers.

Broad scope of production services distinguishes us from our competitors and supports retention and long-term partnership with our customers

While our technology offerings individually provide considerable value for our customers on their own, we believe our broad scope of production optimization, artificial lift and methane abatement solutions and our ability to provide seamless service transition across the decades-long lifecycle of a well drives retention and supports long-term partnerships with our customers. Additionally, upstream consolidation is driving customer demand for providers of highly reliable and comprehensive solutions that enable them to optimize the cash flow of their asset base. We believe that our ability to integrate our services and facilitate cost-effective and operationally seamless transitions of our solutions offerings during the long producing lives of wells distinguishes Flowco from our competitors, positioning us as a preferred partner for our customers.

Cash flows driven by our customers’ recurring production operating expenditures rather than short-term drilling and completion capital expenditures

We believe that our focus on oil and natural gas production, rather than drilling and completion, places us on the critical path to maximize the value of our customers’ wells. Our revenues are generated across the long life of a producing well, which after being drilled and completed over several weeks, may remain on production for decades. Furthermore, unlike the drilling and completions markets, which have been volatile in recent years, the more attractive domestic artificial lift market, which is driven by non-discretionary operating expenditures, has grown significantly as producers increasingly focus on production optimization and artificial lift as an enabler for their unconventional reservoir development and a catalyst for improved output from producing wells, which leads to more durable cash flow generation for our business, even in cyclical market scenarios.

Vertically integrated supply chain drives technology implementation and delivers industry leading margins and returns

We operate a vertically integrated business model across all of our product categories which drives our technology leadership and further enhances our competitiveness with regard to reliability, performance and capital investment. We domestically manufacture our core technologies including HPGL and VRU, as well as our traditional surface gas lift systems, gas lift valves, mandrels, plunger lift systems and other products. Our commitment to domestic manufacturing minimizes the risk of delays or quality issues inherent with international and domestic third-party vendors. Additionally, coupled with our experience in developing innovative technological solutions, our vertically integrated supply chain gives us the ability to rapidly refine and advance changes to product design or address customer-specific requests. We believe our vertically integrated supply chain reduces our rental fleet capital expenditures by capturing manufacturing margin, underpins our industry-leading margins, and coupled with the long useful lives and low maintenance capital requirements of our assets, drives our leading returns and free cash flow profile. Moreover, our digital-enabled solutions support optimized operations with real-time monitoring and predictive analytics, further supporting performance and reliability for our products and extending the useful lives of our assets over multiple decades. We believe we are uniquely positioned in the market as an attractive option for our stockholders to participate in continued growth in our core business characterized by attractive free cash flow and returns.

High quality and diverse customer base of leading oil and natural gas producers across every major onshore producing region in the U.S.

Our platform serves substantially all of the top U.S. oil and natural gas producers. These well-capitalized producers provide reliable continuing cash flows, as well as significant opportunities for further growth across our product and service offering. We believe as producers further consolidate, they will continue to focus on optimizing and maximizing the value of their production streams, while exercising capital discipline in drilling and completion programs. Also, as a result of this consolidation, producers will increasingly gravitate toward full-cycle, comprehensive solutions such as those that we offer. Our revenue generation is well diversified across a wide range of customers. Our largest customer during the year ended December 31, 2023 represents approximately 8% of our total pro forma revenue for the period, and our top ten customers comprise approximately 51% of our total pro forma revenue for the same period. Our differentiated products and services have driven superior returns for our customers due to their performance and reliability and have facilitated high retention and low churn with our diversified customer base. We have strong and lasting relationships with our key customers, and given our market leadership in our main segments, we have successfully partnered with our customers to bring new solutions to market. Our products and services are utilized across all major onshore oil and natural gas producing regions in the U.S.

Best-in-industry technical capabilities drive continuous improvement and robust technology pipeline

We leverage our leading technical expertise to make continuous improvements to our suite of proprietary and digital-enabled technologies and solutions, further supported by data collection from our industry-leading installed base of operating equipment. The enhanced application of our products and services through real-time monitoring, actionable analytics, automation and remote operations helps our customers maximize the value of our solutions through safe and efficient operations due to their durability and reliability, which is born out through rigorous testing in accordance with stringent performance standards. We also own a significant portfolio of patents, trademarks, licenses and other intellectual property that underpins our suite of innovative solutions. Furthermore, we have an active pipeline of new differentiated technologies across various stages of development that will add value for the customer through optimized production while helping them decarbonize their operations. We believe our customers will continue to adopt automation to drive productivity and efficiency in the coming years. Digital technology has become increasingly important as producers seek to improve reservoir performance and increase oil and natural gas recovery and profitability throughout the well lifecycle.

Highly experienced management team that has driven substantial value creation for stakeholders in past endeavors

Our highly experienced management team is focused on the operational success of the Company and driving leading returns generation as their interests are aligned with those of investors and customers. The team is led by Joe Bob Edwards, who serves as our President and Chief Executive Officer. With over 26 years in energy private equity, Mr. Edwards brings significant experience across a broad group of energy-focused businesses to his role leading the Company. Additionally, the leadership team is comprised of executives that have long tenure with their respective businesses and are invested in the growth outlook of Flowco, including John Gatlin (Executive Vice President and Chief Operating Officer), Chad Roberts (Executive Vice President, Production Solutions), and Mims Talton (Executive Vice President, Natural Gas Technologies). Collectively, our management team has deep industry, operational, managerial and financial experience required to effectively manage the Company and enable it to capitalize on business opportunities. With a proven ability to generate through-cycle returns, our team has been responsible for developing our business and executing our success to date. Additionally, our principal stockholders, Global Energy Capital and White Deer Energy, have proven track records growing companies throughout the energy value chain with a focus on the energy services sector. After giving effect to this initial public offering, management and other employees will have a   % beneficial ownership interest in the Company.

Substantial fleet of service equipment with long useful lives, low maintenance capital requirements and low customer churn drive earnings durability and support strong returns

Several of our service lines include an installed base of equipment that are provided to our customers under term contracts. The majority of our surface systems, including HPGL and conventional gas lift systems, as well as our vapor recovery units, are long-lived assets that require minimal ongoing maintenance expenditures and are deployed for long durations in connection with services to our customers. The breadth of our core technologies enables us to offer our customers solutions that seamlessly transition across the full well lifecycle and changing production profile. Based on the design and operating footprint of our solutions, progressing to other Flowco solutions along the life of the well minimizes switching costs resulting from changing providers and reduces downtime and costs associated with requiring intervention to support such transitions, ultimately improving the cash flow of our customers. This dynamic, bolstered by the enhanced performance and reliability of our solutions, drives customer retention, long-duration deployments and visibility into stable cash flows for our business.

Strong balance sheet provides ample access to capital and flexibility to support our strategic objectives

We believe that maintaining a strong balance sheet provides ample access to capital and financial and operational flexibility which enable us to achieve our strategic objectives. Access to liquidity and conservative leverage has supported our growth through prior industry cycles by allowing us to invest in our human capital and our continuous pursuit of improvement to our production optimization, artificial lift and methane abatement solutions, while also ensuring our high service quality standards are maintained. We believe that our cash flow, liquidity and leverage profile will allow us to meet our organic growth objectives in the near term. Our focus on our financial strength and flexibility through preserving a prudent balance sheet also enables us to take advantage of strategic acquisition opportunities.

Business Strategies

We intend to achieve our primary business objectives by successfully executing on the following strategies.

Pursue continued growth in our core markets of production solutions and natural gas technologies

We are a pure play production optimization, artificial lift and methane abatement solutions provider to the largest oil and natural gas producers in the U.S. We intend to maintain and strengthen our market leading position through continuous product and service offering improvements and a focus on driving superior returns for our customers in their efforts to maximize the profitability and economic lifespans of their producing wells. Through our broad suite of solutions within our Production Solutions and Natural Gas Technologies segments, we are uniquely positioned to serve all of our customers’ requirements in these key disciplines. We expect the demand for production optimization, artificial lift and methane abatement solutions to continue to rise, and many of our customers are currently utilizing Flowco products in one or more but not all of our product categories. We believe there is ample opportunity for us to accelerate growth in our business by capturing additional revenue with key customers through cross-selling of additional Flowco products and services in the near-term.

Focus on generating superior returns and a stockholder-first capital allocation strategy

Our commitment to superior returns, reinforced by our management team’s meaningful ownership in the business, is reflected in our industry-leading returns. We intend to maintain our pursuit of maximizing total stockholder return through a comprehensive capital allocation strategy, including organic growth, M&A and dividends. Each capital allocation decision will be viewed through the lens of enhancing stockholder returns. In addition to our organic growth strategy, we intend to opportunistically pursue inorganic growth through disciplined sourcing and evaluation of M&A opportunities. Any potential acquisitions will focus on providing complementary solutions or capabilities that offer a strong strategic or synergistic fit and that will enable us to generate accretive value to our customers without impairing our profitability, cash flow profile or balance sheet strength. Flowco has an impressive and well-documented history of returning cash to investors through distributions while maintaining low leverage. We expect to initiate a dividend program upon going public.

Focus on serving customer production optimization needs for the full lifecycle of their wells

Through our broad suite of efficiency-driven solutions for optimizing uptime and profitability, we are uniquely positioned to serve customers across their operating geographies and throughout the decades-long lives of their wells. The scope of our product offerings and exclusive focus on the production phase of the well lifecycle allows us to work with customers to provide optimal solutions both as their well production profiles change over time and through continuous product innovation. We strategically target the production phase, as it is the most stable and least capital-intensive phase of the well lifecycle. By targeting products and services in this phase, we have achieved greater durability of revenue, cash flow and through-cycle performance for our business. This focus has also resulted in improved consistency and greater visibility into revenue and stability of cash flow generation due to exposure to customers’ ongoing and non-discretionary operating expense budgets, as opposed to capital expense budgets. Unlike drilling and completion activities, which can be measured in weeks, wells produce oil and natural gas for many decades. Our products and services are chosen by our customers due to their reliability and ability to achieve maximum output from their wells, in addition to assisting them with their decarbonization efforts through monetization and use of fugitive gas emissions.

Pursue disciplined growth in the U.S. by continuing to expand our addressable market through innovation and increased penetration in our key product lines

We expect to grow our presence in the U.S. by capitalizing on important trends in the oil and natural gas industry that play to our strengths. Gas lift, including HPGL, is seeing increasing adoption as oil and natural gas producers are increasingly concerned about the reliability of their artificial lift systems. We believe gas lift is more reliable than ESPs due to having fewer electrical and moving parts downhole, which leads to a superior value proposition through the elimination of downhole failures which result in lost production and substantial intervention and pump replacement costs. Furthermore, when compared with ESPs, gas lift systems are generally more tolerant of high temperatures and pressures, better suited for handling sand and other solids, more resilient to changing well conditions and easier to maintain. We currently serve a significant portion of the addressed HPGL market and intend to uphold our market leading position as we continue to grow into the largely unaddressed TAM. Oil and natural gas producers are also increasingly motivated to capture previously vented methane through the use of our VRUs, due to both economic and regulatory incentives. We were instrumental in helping our customers realize and adopt this technology and we expect to see further adoption by oil and natural gas producers. We believe we are the largest provider serving the largely unaddressed North American market for VRUs. Importantly, the growth outlook for gas lift and VRU demand is not dependent on drilling and completion activity. We are also well-positioned to achieve growth in our methane abatement solutions as industries beyond oil and natural gas producers, such as the midstream, refining and downstream industries and adjacent emissions-prone industries such as waste, ammonia and agriculture, seek to address their emissions challenges across their value chains.

Leverage our vertically integrated supply chain to continuously innovate and invest in production optimization solutions and maximize our returns

We are dedicated to maintaining and enhancing our vertically integrated supply chain to continue our strong track record of innovation and rapid product development, and to enhance our profitability and returns. Our commitment to continuous improvement across our core product suite spurs new product initiatives both internally and while working closely with our customers throughout the product lifecycle. Many of our products are installed and on location with customers for months or years at a time, leading to abundant data and feedback from customers on product performance, outcomes and improvement opportunities. For example, we pioneered the HPGL technology in 2017 alongside one of our key customers in our conventional gas lift market. Today, HPGL has become a preferred alternative to ESPs due to the elimination of downhole equipment failures, which lead to lost production and intervention and pump replacement costs associated with ESP usage. Additionally, our VRUs offer increased safety and economic value capture while making meaningful emissions reductions at the wellhead. While many of our customers initially sought to employ VRUs due to environmental and decarbonization goals, they now leverage VRUs as an economic driver to monetize fugitive emissions with high value gas vapors. As customer demand grows, our domestic manufacturing footprint can support additional scale while mitigating risks associated with sourcing important components, enabling us to capture manufacturing margin and enhance return on our service equipment. We have also strategically positioned our operations near some of the most prolific oil and natural gas plays in the U.S. This enables us to responsively deploy products and services based on market needs to the most significant areas of active oil and natural gas production across the U.S., which maximizes customer uptime and ensures high-quality service.

Partner with our customers to accelerate and enhance the effectiveness of their methane abatement efforts

We continually seek opportunities to enhance our partnerships with customers by innovating and developing methane abatement solutions that help them to optimize the profitability of their production operations, by monetizing their fugitive gas emissions while also supporting their compliance with recent and emerging regulatory requirements. To minimize methane emissions, we provide vapor recovery systems to capture and monetize natural gas and volatile organic compounds during the separation and storage of oil, natural gas and produced water from operating reservoirs, precluding the need to vent or flare these valuable hydrocarbons. We also provide solutions to reduce fugitive emissions from the operations and maintenance of compressors used in oil and natural gas operations. The value proposition of our solutions is reinforced by our data-driven digital offerings, which optimize the performance of equipment at the wellsite and help our customers quantify their economic and environmental benefits. In addition to addressing the growing demand for methane abatement solutions from the oil and natural gas industry, we intend to expand and adapt our portfolio of proprietary emissions solutions to scale our value proposition to customers downstream of the wellsite, such as the midstream and refining industries, as well as adjacent high-emission industries such as waste, ammonia and agriculture.

Drive superior outcomes by attracting and retaining best-in-class personnel and maintaining a strong innovation and customer-focused culture

Our industry leadership and expertise are underpinned by a strong entrepreneurial culture of customer-driven innovation and service and our ability to attract and retain best-in-class talent and leaders. We have attracted, and expect to continue to attract, some of the most experienced and well-respected managers, technical personnel and service professionals in the industry. Our senior management team has extensive operational, financial and managerial experience in businesses operating across multiple stages of the well lifecycle. We will continue to invest in securing and developing top talent at all organizational levels. Our people are a key component of our mission to continue to deliver innovative efficiency-driven solutions and profitability for our customers.

2024 Business Combination

Flowco LLC entered into a contribution agreement with (i) the Estis Member, (ii) the FPS Member and (iii) the Flogistix Member, pursuant to which, the Members contributed the direct equity interests of Estis Intermediate, Flowco Productions and Flogistix Intermediate to Flowco LLC in exchange for Series A Units of Flowco LLC proportionate to the value of the contributed entities. In connection with the 2024 Business Combination, the FPS Member also contributed substantially all of its assets to Flowco Productions immediately prior to the consummation of the 2024 Business Combination and the contribution of the membership interests of Flowco Productions to Flowco LLC. The 2024 Business Combination was consummated effective as of June 20, 2024. As a result of the 2024 Business Combination, our Original Equity Owners acquired the following ownership interest in Flowco LLC: (i) GEC Estis Holdings, LLC (i.e., the Estis Member) – 51%; Flowco Production Solutions, L.L.C. (i.e., the FPS Member) – 26%; and Flogistix Holdings, LLC (i.e., the Flogistix Member) – 23%.

Employees and Human Capital Management

At Flowco our people are essential to the execution of our strategy. In addition to providing competitive compensation, we have implemented systems and programs that allow us to attain the high levels of expertise, commitment and productivity we require of our employees.

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Training. We provide both in-person and online training to our employees. In general, more technical, service-oriented training is conducted in a hands-on, in-person setting; while general business training is provided online. Training is provided when new employees join our Company, as well as on a monthly basis throughout the year. In certain instances we also have employees participate in training provided by certain of our vendors.

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Health and Welfare Benefits. We provide benefits to our employees and their dependents that we believe are competitive with other companies within our industry and in the geographies where we operate. We regularly benchmark our benefits and work with consultants. In general, we make modifications to our benefits annually during open enrollment. As part of this process we conduct in-person and online sessions in order to enable employees to make the best use of the benefits we provide.

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Safety. We provide our employees with the tools and instruction they need in order to operate in a safe manner. Under our Stop Work Authority program, every employee, regardless of role, responsibility or tenure, has the authority to stop an activity when they feel unsafe conditions then exist or may arise absent intervention. All safety incidents are investigated and reviewed by supervisors. Finally, we track our Total Recordable Incident Rate (TRIR) as an indicator of workplace safety.

As of September 30, 2024, we employed 1,270 full-time employees. None of our employees are represented by a labor union or are party to a collective bargaining agreement, and we have had no labor-related work stoppages. We believe that we have good relationships with our employees.

Facilities

Our principal executive office is located in Houston, Texas. We have 43 field locations and eight service centers across the U.S. Our major service facilities are located in Midland, Texas; Carlsbad, New Mexico; and Williston, North Dakota. We operate manufacturing and repair facilities in El Reno, Oklahoma; Houston, Fort Worth, Kilgore and Pampa, Texas; and Lafayette, Louisiana. We believe that our facilities are adequate for our needs and believe that we should be able to renew any of our leases or secure similar property without an adverse impact on our operations.

Patents, Trademarks and Other Intellectual Property

We rely on a combination of patent, copyright, trademark and trade secret laws as well as confidentiality procedures and contractual provisions to protect our proprietary software and our brands. We have registered patents with respect to certain of our products. We have registered or applied to register certain of our trademarks in the United States and several other countries. We also license intellectual property from third parties, including software that is incorporated in or bundled with our proprietary software applications. We generally control access to and use of our proprietary software and other confidential information through the use of internal and external controls, including entering into non-disclosure and confidentiality agreements with both our employees and third parties.

Seasonality

Our results of operations have not historically been materially affected by seasonality, and we do not currently have reason to believe that seasonal fluctuations will have a material impact in the foreseeable future.

Legal Proceedings

We are, from time to time, party to various claims and legal proceedings arising out of our ordinary course of business, but we do not believe that any of these claims or proceedings will have a material effect on our business, consolidated financial condition or results of operations.

Insurance

We believe that our insurance coverage is customary for the industry and adequate for our business. As is customary in the energy services industry, we review our safety equipment and procedures, and carry insurance against most, but not all, risks of our business. To address the hazards inherent in our business, we maintain insurance coverage that includes physical damage coverage, third-party general liability insurance, employer’s liability, environmental and pollution, cybersecurity, and other coverage. These coverages are subject to deductibles, and coverage for environmental- and pollution-related losses is subject to significant limitations. Certain types of losses are also generally not insured by us because they are either uninsurable or not economically insurable, such as losses caused as a result of inability to deliver on time or at the right quality, or losses occasioned by willful misconduct, criminal acts, fines and penalties and various perils associated with war and terrorism. Accordingly, our insurance policies may not be sufficient to adequately insulate us from a claim that exceeds policy limits or against every circumstance or hazard to which we could be subject. An uninsured loss, a loss that exceeds the limits of our insurance policies or a succession of such losses could have a material adverse effect on our business, operations and financial condition.

In addition to the property damage, personal injury and other losses from these accidents, the frequency and severity of these incidents may affect our operating costs and insurability and our relationships with customers, employees, regulatory agencies and other parties. Any significant increase in the frequency or severity of these incidents, or the general level of compensation awards or regulatory enforcement sanctions, could adversely affect the cost of, or our ability to obtain, workers’ compensation and other forms of insurance, and could have other material adverse effects on our financial condition, our results of operations or our ability to operate. Please read “Risk Factors–Our products are used in operations that are subject to potential hazards inherent in the oil and natural gas industry and, as a result, we are exposed to potential liabilities that may affect our financial condition and reputation.”

Governmental Regulations

We are subject to stringent federal, state and local governmental laws and regulations pertaining to protection of the environment and occupational safety and health. Compliance with environmental legal requirements in the United States at the federal, state or local levels may require acquiring permits to conduct regulated activities, incurring costs to limit or prevent emissions, discharges and any unauthorized releases, and complying with stringent practices to handle, recycle and dispose of certain wastes. Permits and approvals can be denied or delayed, which may cause us to lose potential and current customers, interrupt our operations, and limit our growth and revenue. Moreover, failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, imposition of remedial obligations, and the issuance of injunctions delaying or prohibiting operations. These laws and regulations include, among others:

•	The Clean Air Act (the “CAA”);

•	The Clean Water Act (the “CWA”);

•	The Safe Drinking Water Act (the “SDWA”);

•	The Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”);

•	Resource Conservation and Recovery Act (“RCRA”);

•	Endangered Species Act (“ESA”);

•	The Occupational Safety and Health Act (“OSHA”); and

•	Rules surrounding regulations of GHG and climate change.

The trend in environmental regulation has been to place more restrictions and limitations on activities that may affect the environment and thus any changes in environmental laws and regulations or re-interpretation of enforcement policies that result in more stringent and costly waste handling, storage transport, disposal, or remediation requirements could have a material adverse effect on our financial position and results of operations. We may be unable to pass on such increased compliance costs to our customers. While any changes, or additions to, or more stringent enforcement of existing environmental laws and regulations could have a material adverse effect on us, we believe that we are in substantial compliance with all of these environmental laws and regulations. While compliance with existing environmental laws and regulations has not had a material adverse effect on our operations, we can provide no assurance that this will continue in the future. See “Risk Factors – Risks Related to Governmental Legislation and Regulation – We and our customers are subject to extensive environmental and health and safety laws and regulations that may increase our costs, limit the demand for our products and services or restrict our operations.”

Air emissions. The CAA and comparable state laws regulate emissions of air pollutants from various industrial sources, and impose certain monitoring and reporting requirements. Such emissions are regulated by air emissions permits, which are applied for and obtained through various state or federal regulatory agencies. Any such determinations could have the effect of making projects more costly than our customers expected and could require the installation of more costly emissions controls, which may lead some of our customers not to pursue certain projects.

Increased obligations of operators to reduce air emissions of nitrogen oxides and other pollutants from internal combustion engines in transmission service have been imposed by governmental authorities. For example, the U.S. Environmental Protection Agency (“EPA”) has published regulations under the CAA to control emissions of hazardous air pollutants from existing stationary reciprocal internal combustion engines, also known as Quad Z regulations. The NYSE rule requires us to undertake certain expenditures and activities, including emissions control equipment on certain compressor engines and generators.. We also are subject to air regulation at the state level. For example, the Texas Commission on Environmental Quality (“TCEQ”) has adopted revisions to certain air permit programs that significantly increase the air permitting requirements for new and certain existing oil and natural gas production and gathering sites for 15 counties in the Barnett Shale production area. The TCEQ has stated it will consider expanding application of the air permit program statewide. Although at this point we cannot predict the cost to comply with such requirements if the geographic scope is expanded, any additional regulation of air emissions from the oil and natural gas sector could result in increased expenditures for pollution control equipment, which could impact our customers’ operations and negatively impact our business. There can be no assurance that future requirements compelling the installation of more sophisticated emissions control equipment would not have a material adverse impact on our business, financial condition, results of operations, and cash available for distribution.

Climate change. State, national and foreign governments and agencies continue to evaluate, and in some instances adopt, climate-related legislation and other regulatory initiatives that would restrict emissions of greenhouse gases. Changes in environmental requirements related to GHG emissions, climate change, hydraulic fracturing and alternative energy sources may negatively impact demand for our services. Other energy legislation and initiatives could include a carbon tax or cap-and-trade program. At the state level, many states, including the states in which we or our customers conduct operations, have adopted legal requirements that have imposed new or more stringent permitting, disclosure, or well construction requirements on oil and natural gas activities. In addition, almost half of the states have begun to address GHG emissions, primarily through the planned development of emissions inventories or regional GHG cap-and-trade programs. Depending on the particular program, we could be required to control GHG emissions or to purchase and surrender allowances for GHG emissions resulting from our operations.

Since our business depends on the level of activity in the oil and natural gas industry, existing or future laws, regulations, treaties or international agreements related to GHG emissions and climate change, may reduce demand for oil and natural gas and could have a negative impact on our business. In addition, our business, compliance obligations and financial and operational results could be impacted by initiatives to address GHG emissions and climate change and incentives to conserve energy or use alternative energy sources. For example, the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) appropriates significant federal funding for the development of renewable energy, clean hydrogen, clean fuels, electric vehicles and supporting infrastructure and carbon capture and sequestration, amongst other provisions. In addition, the Inflation Reduction Act imposes the first ever federal fee on the emission of greenhouse gases (“GHG”) through a methane emissions charge. In January 2024, the EPA issued a proposed rule to impose and collect the methane emissions charge authorized under the Inflation Reduction Act. At the international level, President Biden issued an executive order on January 20, 2021, recommitting the United States to the “Paris Agreement,” a United Nations-sponsored agreement for nations to limit their GHG emissions through individually-determined reduction goals every five years after 2020. In April 2021, President Biden announced a new, more rigorous nationally determined emission level of 50-52% reduction from 2005 levels in economy-wide net GHG emissions by 2030. In November 2021, the international community gathered at the COP26 in Glasgow, during which multiple announcements were made, including a call for parties to eliminate certain fossil fuel subsidies and further action on non-carbon dioxide GHGs. More recently, at the COP28 hosted by the United Arab Emirates in December 2023, parties signed onto an agreement to transition “away from fossil fuels in energy systems in a just, orderly, and equitable manner” and increase renewable energy capacity so as to achieve net zero by 2050, although no timeline for doing so was set. The impact of these orders, pledges, and agreements, and any legislation or regulation promulgated to fulfil the United States’ commitments under the Paris Agreement, COP26, COP28, or other international conventions cannot be predicted at this time and it is unclear what additional initiatives may be adopted or implemented. These developments could further accelerate the transition of the U.S. economy away from the use of fossil fuels towards lower- or zero-carbon emissions alternatives, which could reduce demand for our products and services and negatively impact our business.

Many of our products and services are designed to facilitate our customer’s needs to decrease emissions and integrate alternative energy sources into their operations, and we also attempt to do the same to pursue economically beneficial opportunities to reduce our environmental footprint. To that end, we are reducing the use of pneumatic devise and improving cylinder packing materials to reduce our emissions of nitrogen oxide, carbon monoxide, carbon dioxide, and VOCs.

Water discharge. The CWA and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, such as dredge and fill material, into waters of the U.S. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA also requires the development and implementation of spill prevention, control, and countermeasures, including the construction and maintenance of containment berms and similar structures, if required, to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture, or leak at such facilities. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Federal and state regulatory agencies can impose administrative, civil, and criminal penalties as well as other enforcement mechanisms for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations.

Our artificial lift and production enhancement products and our related services do not generate process wastewaters that are discharged to waters of the U.S. In any event, our customers assume responsibility under the majority of our standard service contracts for obtaining any permits, including permits that may be required under the CWA, whether for discharges or developing property by filling wetlands. On January 18, 2023, the EPA and the U.S. Army Corps of Engineers issued a final rule revising the standard for what constitutes jurisdictional waters and wetlands subject to the protections and requirements of the CWA (“2023 WOTUS Rule”). On May 25, 2023, the U.S. Supreme Court invalidated parts of the 2023 WOTUS Rule in its decision in Sackett vs. EPA. In response to Sackett, the EPA issued a final rule conforming its definition of WOTUS to the Sackett decision and narrowing federal jurisdiction under the CWA. That rule became effective on September 8, 2023. Changes to the jurisdictional reach of the CWA could cause our customers to face increased costs and delays due to additional permitting and regulatory requirements, and possible challenges to permitting decisions.

Safe Drinking Water Act. A significant portion of our customers’ oil and natural gas production is developed from unconventional sources that require hydraulic fracturing as part of the completion process. Legislation to amend the SDWA to repeal the exemption for hydraulic fracturing from the definition of “underground injection” and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, have been proposed from time to time and the U.S. Congress continues to consider legislation to amend the SDWA. Several states also have proposed or adopted legislative or regulatory restrictions on hydraulic fracturing, including prohibitions on the practice. We cannot predict the future of such legislation and what additional, if any, provisions would be included. If additional levels of regulation, restrictions, and permits were required through the adoption of new laws and regulations at the federal or state level, or if the agencies that issue the permits develop new interpretations of those requirements, it could lead to delays, increased operating costs, and process prohibitions that could reduce demand for our services and products, which could materially adversely affect our revenue and results of operations.

Site remediation. CERCLA and comparable state laws may impose strict, joint, and several liability without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the current and former owners and operators of the site where the hazardous substance release occurred and any company that transported, disposed of, or arranged for the transport or disposal of the hazardous substance released at the site. Under CERCLA, such persons may be liable for the costs of remediating the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. In addition, where contamination may be present, neighboring landowners and other third parties sometimes file claims for personal injury, property damage, and recovery of response costs. While we generate materials in the course of our operations that may be regulated as hazardous substances, we have not received notification that we may be potentially responsible for cleanup costs under CERCLA at any site.

Our revenue-generating compression units typically are installed on properties owned or leased by third-party customers and operated by us pursuant to terms set forth in services contracts executed by those customers. Under most of our services contracts, our customers must contractually indemnify us for certain damages we may suffer as a result of the release into the environment of hazardous and toxic substances. We are not currently responsible for any remedial activities at any properties we use; however, there always is the possibility that our future use of those properties may result in spills or releases of petroleum hydrocarbons, wastes, or other regulated substances into the environment that may cause us to become subject to remediation costs and liabilities under CERCLA, the Resource Conservation and Recovery Act or other environmental laws. We cannot provide any assurance that the costs and liabilities associated with the future imposition of such remedial obligations upon us would not have a material adverse effect on our operations or financial position.

Resource Conservation and Recovery Act. RCRA and comparable state statutes regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Pursuant to rules issued by the EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and most of the other wastes associated with the exploration, development and production of crude oil or natural gas are currently regulated under RCRA’s non-hazardous waste provisions. However, it is possible that certain oil and natural gas drilling and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. The possible removal of RCRA’s exemption for exploration and production wastes has the potential to significantly increase waste disposal costs to manage, which in turn may result in increased operating costs and could adversely impact our customers and, in turn, reduce demand for our products and services and negatively impact our business results and financial position.

Endangered Species Act: The federal ESA and comparable state laws were established to protect endangered and threatened species. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species’ habitat. Our customers may conduct operations on oil and natural gas leases in areas where certain species that are listed as threatened or endangered are known to exist. The listing of new species under the ESA in the areas where our customers operate could potentially adversely impact their operations, limit their exploration and production activities, and, in turn, reduce demand for our products and services. For example, in November 2022, the U.S. Fish and Wildlife Service (the “FWS”) listed two Distinct Population Segments (“DPS”) of the Lesser Prairie Chicken under the ESA. The Southern DPS, the habitat of which includes portions of the southwestern Texas panhandle, was listed as endangered. Additionally, in May 2024 the FWS listed the Dune Sagebrush Lizard as endangered, the population of which is concentrated in the Permian Basin. The FWS may also designate critical habitat and suitable habitat areas that it believes are necessary for the survival of a threatened or endangered species. A critical habitat or suitable habitat designation could result in further material restrictions to federal land use and may materially delay or prohibit land access for oil and natural gas development. This could reduce demand for our products and services and negatively impact our business results and financial position.

Safety and health. OSHA and comparable state laws strictly govern the protection of the health and safety of employees. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of CERCLA, and similar state statutes require that we organize and, as necessary, disclose information about hazardous materials used or produced in our operations to various federal, state, and local agencies, as well as to employees.

MANAGEMENT

The following table provides information regarding our executive officers and members of our board of directors as of the date of this prospectus:

Name	Age	Position(s)

Joseph R. Edwards	52	President and Chief Executive Officer and Director

Jonathan W. Byers	46	Chief Financial Officer

John Gatlin	51	Executive Vice President and Chief Operating Officer

Chad Roberts	38	Executive Vice President, Production Solutions

Brooks Mims Talton III	58	Executive Vice President, Natural Gas Technologies

Joel Lambert	56	Senior Vice President, General Counsel and Secretary

Alexander Chmelev	40	Director

Jonathan B. Fairbanks	58	Chairman, Director

Ben A. Guill	73	Director

Paul W. Hobby	64	Director Nominee

Cynthia L. Walker	48	Director Nominee

William H. White	70	Director Nominee

Prior to the consummation of this offering, we expect to appoint and name additional directors, including independent directors.

Executive Officers

Joseph R. Edwards has served as our President and Chief Executive Officer since June 2024. Prior to June 2024, Mr. Edwards served in various capacities at the energy-focused private equity firm White Deer Energy since 2011, including as Managing Partner from 2018-2024. Mr. Edwards previously served in various capacities at First Reserve Corporation from 1998-2011, including Managing Director and head of energy services investing from 2007-2011. Mr. Edwards has a BBA, Finance from The University of Texas at Austin.

We believe Mr. Edwards is qualified to serve on Flowco Holdings Inc.’s board of directors due to his extensive experience in the energy services industry, including private equity, as well as valuable outside board experience from his previous tenures as director of Superior Energy Services, Inc., T-3 Energy Services, Inc. and Quintana Maritime, Inc.

Jonathan W. Byers has served as our Chief Financial Officer since October 2024. Prior to October 2024, Mr. Byers served as Chief Financial Officer of CSI Compressco LP from January 2021 until April, 2024 (as well as a director from January 2021 until April 2024). In March 2010, Mr. Byers co-founded and served as Vice President, Corporate Development of Spartan Energy Partners LP (“Spartan”) until Spartan acquired a controlling interest in CSI Compressco LP in January of 2021. Prior to his employment with Spartan, Mr. Byers served as Vice President, Corporate Development at Price Gregory Services, Inc., a pipeline construction company, and also served in different capacities in the corporate finance, energy investment and private equity space. Mr. Byers has a B.S. in Business Administration from Georgetown University and an MBA from Harvard Business School.

John Gatlin has served as our Executive Vice President and Chief Operating Officer since June 2024, having previously served as President of our subsidiary Estis since July 2019. Mr. Gatlin previously held the position of Chief Operating Officer and Senior Vice President at Tesco Corporation, a publicly traded company, prior to its sale to Nabors Industries; and CEO and President of ChemEOR, Inc., a company engaged in oilfield chemistry. Mr. Gatlin previously served in various senior management roles at NOV Inc. from 2003-2014, including both domestic and international roles in corporate finance and strategy, operations, and manufacturing. Mr. Gatlin has a B.S. in Petroleum Engineering from The University of Texas at Austin, and an MBA from the Wharton Business School.

Chad Roberts has served as our Executive Vice President, Production Solutions since June 2024, having previously served as Chief Executive Officer of our subsidiary Estis since January 2019. Mr. Roberts previously held the position of Chief Operating Officer of Estis from 2017 until January 2019. Mr. Roberts previously served in operations, supply chain, and commercial roles with EnPro Inc., Dedicated Computing LLC, and Kohler Co. Mr. Roberts has a B.S. in Logistics and Supply Chain Management from the University of North Texas, and an MBA from Auburn University.

Brooks Mims Talton III has served as our Executive Vice President, Natural Gas Technologies since June 2024, having previously served as President and Chief Executive Officer of our subsidiary Flogistix since 2011. Mr. Talton previously founded Compressco Inc. in 1999 and served as its President and Chief Executive Officer until its sale to Tetra in 2004. Mr. Talton has a BA from University of Oklahoma.

Joel Lambert has served as our Senior Vice President, General Counsel and Secretary since December 2024, having previously served at Crestwood Equity Partners LP as Executive Vice President and Chief Legal Counsel since January 2020 and Senior Vice President and General Counsel from 2013 to 2020. Mr. Lambert has also previously held other legal roles at First Reserve Corporation and Vinson and Elkins LLP. Mr. Lambert has a B.A. in Environmental Design, Architecture from Texas A&M University and a JD from The University of Texas as Austin.

Directors

Alexander Chmelev has served as a director since 2024. Mr. Chmelev is a Partner of GEC and has served on the investment team since joining Global Energy Capital in 2014. Mr. Chmelev previously worked for Quintana Energy Partners from July 2008 until July 2011, where he focused on energy private equity investments. He also worked at Simmons & Company International as an investment banker from June 2006 until June 2008, advising energy executives in mergers, acquisitions and capital markets transactions.

We believe Mr. Chmelev is qualified to serve on Flowco Holdings Inc.’s board of directors due to his extensive experience in the energy services industry, including private equity and investment banking.

Jonathan B. Fairbanks has served as our non-executive Chairman and a director since 2024. Mr. Fairbanks has served as Managing Partner of Global Energy Capital since its founding in 2008. From 1997 until 2008, Mr. Fairbanks was a founder and director of the following public companies: Seajacks International; Scorpion Offshore; Floatel International; Chiles Offshore; and a founder and director of Hercules Offshore prior to its public offering.

We believe Mr. Fairbanks is qualified to serve on Flowco Holdings Inc.’s board of directors due to his extensive experience in the energy services industry.

Ben A. Guill has served as a director since 2024. Since 2010, Mr. Guill has been a founding Partner of White Deer Energy, a private equity fund focused on the exploration & production, oilfield service and equipment, and midstream sectors of the oil and natural gas industry. Until April 2007, he was President of First Reserve

Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill was the Managing Director and Co-head of Investment Banking of Simmons & Company International, an investment banking firm specializing in the oil service industry. Mr. Guill serves as a director of NOV Inc.

We believe Mr. Guill is qualified to serve on Flowco Holdings Inc.’s board of directors due to his extensive experience as an investment banker and private equity investor in the energy services industry, including valuable outside board experience from his previous tenures as a director of: Emerald Oil, Inc., Dresser, Inc., Quanta Services, Inc., T-3 Energy Services, Inc., Chart Industries, Inc. and the general partner of Cheniere Energy Partners, L.P.

Paul W. Hobby will become a member of our board of directors upon the closing of this offering. Mr. Hobby founded Genesis Park in 1999 and has served as a Managing Member since its foundation. Mr. Hobby has also served as a board member of NRG Energy since March 2006. Mr. Hobby has previously served as a board member to FloTek Industries, Inc. from March 2019 to May 2021. Mr. Hobby has previously served as Chairman and Chief Executive Officer of Texas Monthly from Nov 2016 to July 2019. Mr. Hobby has also previously served as Chairman and Chief Executive Officer of Alpheus Communications from May 2004 to December 2011.

We believe Mr. Hobby is qualified to serve on Flowco Holdings Inc.’s board of directors due to his extensive experience as a private equity investor and his extensive experience in the energy services industry, including his previous experience as a board member of NRG Energy and FloTek Industries, Inc.

Cynthia L. Walker will become a member of our board of directors upon the closing of this offering. Ms. Walker is the founder and currently serves as President and Chief Executive Officer of Mobius Fuels LLC, a renewable natural gas development and operating company in the United States. Prior to starting Mobius in 2024, she served as Chief Executive Officer of TES-H2, Americas and Chief Strategy Officer, TES-H2 Group, a green hydrogen company, where she served since October 2022. Prior to TES, Ms. Walker served as an executive at Occidental Petroleum Corporation (NYSE: OXY), including as Senior Vice President, Midstream & Marketing from 2016 until 2019, as Senior Vice President, Strategy & Corporate Development from 2014 until 2016, and Senior Vice President, Chief Financial Officer from 2012 until 2014. Prior to such time, Ms. Walker was a managing director in the Global Natural Resources Group and Mergers & Acquisitions Group in the Investment Banking Division at Goldman Sachs & Co. Ms. Walker also previously served as an independent director on the boards of publicly traded companies, Sempra Energy (NYSE: SRE) and Chord Energy (NASDAQ: CHRD).

We believe Ms. Walker is qualified to serve on the board of directors of Flowco Holdings Inc. due to her extensive executive experience across the energy industry and her independent board expertise and experience at Sempra Energy and Chord Energy.

William H. White will become member of our board of directors upon the closing of this offering. Since January 2024, Mr. White has served as the principal of White Interests LLC, an investment and advisory firm. Mr. White served as Chairman of Houston, Lazard Freres LLC from June 2012 to December 2023. From January 2004 to December 2009, Mr. White served as the mayor of the City of Houston. Mr. White has also served as a board member for BJ Services, Pioneer Drilling, CB&I, USEC, and the North American Electric Reliability Council. He was also President and Chief Executive Officer of WEDGE Group Incorporated, a firm with oil and gas services and equipment manufacturing subsidiaries. Mr. White served as Deputy Secretary of Energy of the United States from June 1993 to June 1995, and was in a partner in a firm specializing in antitrust and securities law.

We believe Mr. White is qualified to serve on Flowco Holdings Inc.’s board of directors due to his extensive experience in the energy industry, including his prior experience as a board member of BJ Services and other public firms.

Composition of Our Board of Directors

Our business and affairs are managed under the direction of our board of directors, which will consist of members upon consummation of the Transactions. Our amended and restated certificate of incorporation will provide that, subject to the rights of the holders of preferred stock, the number of directors on our board of directors shall be fixed exclusively by resolution adopted by our board of directors (provided that such number shall not be less than the aggregate number of directors that the parties to the Stockholders Agreement are entitled to designate from time to time). Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that our board of directors will be divided into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders.

When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Prior to the consummation of the Transactions, we will enter into the Stockholders Agreement with GEC, White Deer and certain of their affiliates, pursuant to which each party thereto will agree to vote, or cause to be voted, all of their outstanding shares of our Class A common stock and Class B common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of certain GEC designees and White Deer designee. Immediately following the consummation of the Transactions, affiliates of GEC will own      shares of Class A common stock of Flowco Holdings Inc. and      shares of Class B common stock of Flowco Holdings Inc., which represents in the aggregate approximately  % of the combined voting power of all of Flowco Holdings Inc.’s common stock, and affiliates of White Deer will own      shares of Class A common stock of Flowco Holdings Inc. and      shares of Class B common stock of Flowco Holdings Inc., which represents in the aggregate approximately  % of the combined voting power of all of Flowco Holdings Inc.’s common stock. For a description of the terms of the Stockholders Agreement, see “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

In accordance with our amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect immediately prior to the consummation of the Transactions, our board of directors will be divided into three classes with staggered three year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors will be divided among the three classes as follows:

•	the Class I directors will be Joseph R. Edwards and Cynthia L. Walker and their terms will expire at the annual meeting of stockholders to be held in 2026;

•	the Class II directors will be Alexander Chmelev and William H. White and their terms will expire at the annual meeting of stockholders to be held in 2027; and

•	the Class III directors will be Jonathan B. Fairbanks, Ben A. Guill and Paul W. Hobby, and their terms will expire at the annual meeting of stockholders to be held in 2028.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of the Company. See “Description of Capital Stock—Anti-Takeover Provisions.”

Director Independence

Prior to the consummation of the Transactions, our board of directors undertook a review of the independence of our directors and considered whether any director has a relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that Cynthia L. Walker, Paul W. Hobb and William H. White are each an “independent director,” as defined under the NYSE rules. In making these determinations, our board of directors considered the current and prior relationships that each director has with the Company and all other facts and circumstances our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Controlled Company Exception

After the consummation of the Transactions, will have more than 50% of the combined voting power of our common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE rules and intend to elect not to comply with certain corporate governance standards, including that: (i) a majority of our board of directors consists of “independent directors,” as defined under the NYSE rules; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iv) we perform annual performance evaluations of the nominating and corporate governance and compensation committees. Therefore, immediately following the consummation of the Transactions, we may not have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, or an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees unless and until such time as we are required to do so. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors—Risks Related to the Offering and Ownership of our Class A Common Stock—We are a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements.”

Committees of Our Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and its standing committees. We will have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee will be responsible for, among other things:

•	appointing, approving the fees of, retaining and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	discussing with our independent registered public accounting firm any audit problems or difficulties and management’s response;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of complaints regarding questionable accounting, internal controls or auditing matters.

Upon the consummation of the Transactions, our audit committee will consist of Cynthia L. Walker, William H. White and Paul W. Hobby, with Cynthia L. Walker serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our audit committee have at least one independent member upon the listing of our Class A common stock, have a majority of independent members within 90 days of the date of this prospectus and be composed entirely of independent members within one year of the date of this prospectus. Our board of directors has affirmatively determined that Cynthia L. Walker, William H. White and Paul W. Hobby each meet the definition of “independent director” for purposes of serving on the audit committee under the NYSE rules and the independence standards under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our audit committee meets the financial literacy requirements of the NYSE rules. In addition, our board of directors has determined that will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our principal corporate website at www.flowco-inc.com substantially concurrently with the consummation of the Transactions. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be responsible for, among other things:

•

identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors as set forth in our corporate governance guidelines and in accordance with the terms of the Stockholders Agreement;

•	annually reviewing the committee structure of the board of directors and recommending to the board of the directors the directors to serve as members of each committee; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.

Upon the consummation of the Transactions, our nominating and corporate governance committee will consist of Ben A. Guill, Alexander Chmelev and William H. White, with Ben A. Guill serving as chair. We intend to avail ourselves of the “controlled company” exception under the NYSE rules, which exempts us from the requirement that we have a nominating and corporate governance committee composed entirely of independent directors. Ben A. Guill, and Alexander Chmelev do not qualify as “independent directors” under the NYSE rules. Our board of directors will adopt a written charter for the nominating and corporate governance committee, which will be available on our principal corporate website at www.flowco-inc.com substantially concurrently with the consummation of the Transactions. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending that the board of directors approve, the compensation of our Chief Executive Officer and other executive officers;

•	making recommendations to the board of directors regarding director compensation; and

•	reviewing and approving incentive compensation and equity-based plans and arrangements and making grants of cash-based and equity-based awards under such plans.

Upon the consummation of the Transactions, our compensation committee will consist of Jonathan B. Fairbanks, William H. White and Paul W. Hobby, with Jonathan B. Fairbanks serving as chair. We intend to avail ourselves of the “controlled company” exception under the NYSE rules, which exempts us from the requirement that we have a compensation committee composed entirely of independent directors. Jonathan B. Fairbanks, Alexander Chmelev and Ben A. Guill do not qualify as under the NYSE rules. Our board of directors will adopt a written charter for the compensation committee, which will be available on our principal corporate website at www.flowco-inc.com substantially concurrently with the consummation of the Transactions. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management policies and strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

Prior to the completion of the Transactions, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our website, www.flowco-inc.com. In addition, we intend to post on our website all disclosures that are required by law or the NYSE rules concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2023 Summary Compensation Table” below. For the year ended December 31, 2023, our “named executive officers” and their positions were as follows:

•	Chad Roberts, current Executive Vice President—Production Solutions; and

•	John Gatlin, current Executive Vice President and Chief Operating Officer.

Mr. Roberts served as Chief Executive Officer of Estis during 2023, and Mr. Gatlin served as President of Estis during 2023, and were appointed as executive officers of the Company following the 2024 Business Combination. No other former officers of Estis, our accounting predecessor prior to the 2024 Business Combination, are executive officers following the 2024 Business Combination. Our current President and Chief Executive Officer and Executive Vice President – Natural Gas Technologies were not executive officers during 2023 and, accordingly, no information is being provided with respect to their 2023 compensation. We are currently evaluating employment agreements and bonus plans applicable to our executive officers to be implemented during 2024, or prior to or concurrent with the IPO.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the IPO may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

2023 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers with respect to our accounting predecessor for the year ended December 31, 2023.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($) (1)	All Other Compensation ($) (2)	Total ($)
Chad Roberts	2023	298,498	333,521	60,168	692,187
Executive Vice President—Production Solutions
John Gatlin	2023	300,048	333,521	68,364	701,933
Executive Vice President and Chief Operating Officer

(1)	Amounts reflect annual cash performance-based bonuses and discretionary bonuses earned during the year ended December 31, 2023. For additional information about the annual cash performance-based bonuses and discretionary bonuses, please see the section titled “2023 Bonuses” below.
(2)	Amount reflects (i) payment of medical, short-term and long-term disability, and general term life insurance premiums for each of Mr. Roberts and Mr. Gatlin in the amounts of $18,530; (ii) matching contributions under the Estis 401(k) plan paid to Mr. Roberts and Mr. Gatlin in the amounts of $17,878 and $23,914, respectively; and (iii) vehicle allowances paid to Mr. Roberts and Mr. Gatlin in the amounts of $23,760 and $25,920, respectively.

General

The 2023 compensation described herein represents compensation paid by Estis, our accounting predecessor prior to the 2024 Business Combination. In connection with this offering, we expect that our executive compensation program will evolve to reflect our status as a newly publicly-traded company, while still supporting our overall business and compensation objectives. In connection with this offering, we have retained Willis Towers Watson, an independent executive compensation consultant, to help advise on our post-2024 Business Combination and post-offering executive compensation program, including salaries, bonuses and equity-based compensation.

2023 Salaries

The named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

2023 Bonuses

For 2023, Estis paid performance-based bonuses to its executive officers, including the named executive officers, based on EBITDA growth (weighted 35%), Active Gas Lift Unit Count Growth (weighted 15%), fleet return on assets (weighted 25%), ESG/Operational Excellence (weighted 10%), TRIR (weighted 10%) and Debt/EBITDA Leverage Ratio (weighted 5%). Annual bonuses are generally paid after the end of the fiscal year in which they were earned. For 2023 the Estis board of directors further allocated an additional discretionary bonus above the performance-based bonuses. Please see the Non-Equity Incentive Compensation column in the “2023 Summary Compensation Table” for the annual performance-based bonuses earned by the named executive officers in 2023.

Share-Based Compensation

Our named executive officers currently hold profits interests in GEC Estis Holdings, LLC, the prior parent entity of Estis (the “Estis Member”), that were issued under a Profit Units Plan (the “Profit Units Plan”) pursuant to which the Estis Member may grant profit units in form of Class B Units to certain Estis employees (the “Estis Profits Units”). The Estis Profits Units vest over a service period of three years from the date of the grant. However, no grants of such Estis Profits Units were made to our named executive officers during 2023. In additional to the three-year vesting requirement, all Estis Profits Units that have not vested shall vest in full upon the occurrence of a change of control event (as defined in the Profits Units Plan); provided the holder of such Estis Profits Units remains employed by Estis during such change of control event. Upon a change of control event, if Estis requests the holder of Estis Profits Units to continue to perform services for the benefit of Estis within the holder’s same scope and responsibility, up to twelve months after such change of control event, and the Holder terminates such services, the holder will forfeit the additional rights to receive consideration payable under vested Estis Profits Units. A change of control event did not occur during 2023 and therefore, no additional share-based compensation was recorded for the year ended December 31, 2023. Estis Profits Units, whether vested or unvested, are also subject to forfeiture in connection with a termination of holder’s employment for cause. Estis, through the Estis Member, has the right and not the obligation to repurchase the Estis Profits Units at fair value in an event of termination of its employees (“call option”).

In connection with this offering, the Estis Member expects to modify the terms of applicable grant agreements or profits interest to provide for the acceleration of vesting of such Estis Profits Units concurrent with the consummation of this offering, and profit interest grants are not expected to be a component of our executive compensation program going forward.

In connection with this offering, we intend to adopt the Incentive Plan in order to facilitate the grant of cash and equity incentives to our directors, employees (including our named executive officers) and consultants of the Company and to enable us to obtain and retain services of these individuals, which we believe is essential to our long-term success. We expect that the Incentive Plan will be effective prior to the effectiveness of this offering. For additional information about the Incentive Plan, please see the section titled “Incentive Plan” below.

Predecessor Member Profit Units

Parent entities of Estis and certain predecessor entities issued profit units to certain executive officers, including our named executive officers, prior to the consummation of the 2024 Business Combination. Grants of such profit units remain subject to the terms of such awards following the 2024 Business Combination, with the value based on the performance and value of the equity interests in Flowco LLC owned by our Original Equity Owners. In connection with this offering, the Original Equity Owners expect to modify the terms of applicable grant agreements of profit units to provide for the acceleration of vesting of such awards concurrent with the consummation of this offering, and the profit units grants are not expected to be a component of our executive compensation program going forward.

Other Elements of Compensation

Retirement Plans

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match 100% of contributions made by participants in the 401(k) plan up to 3% of participant compensation, and a further 50% of contributions made by participants from 3% to 5% (for a maximum match of 4% of participant compensation), and these matching contributions vest immediately. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions that vest immediately adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Executive Compensation Arrangements

In connection with the acquisition of Estis by GEC in 2019, Estis Compression Management LLC entered into severance agreements with Messrs. Roberts and Gatlin (the “Severance Agreements”), pursuant to which such executive officers are each entitled to continue receiving his base salary in accordance with Estis’ normal payroll practices for one year following a termination of his employment by Estis Compression Management LLC or any of their respective affiliates (the “Company Group”) without “cause” or by such officer for “good reason” (each as defined in the Severance Agreements). Such payments are contingent on such officer signing and not revoking a release of claims in favor of the Company Group and such officer’s continued compliance with any restrictive covenants he agreed to with the Company Group.

We have entered into the New Employment Agreements with each of our named executive officers. For more information, see “Certain Relationships and Related Party Transactions—New Employment Agreements.”

Director Compensation

None of our non-employee directors received any compensation for his or her service as a non-employee director during the year ended December 31, 2023 and none of our non-employee directors held Profits Units (vested or unvested) as of December 31, 2023.

In connection with this offering, we intend to implement a compensation policy that, effective upon the closing of this initial public offering, will be applicable to all of our non-employee directors. Under this compensation policy, each such non-employee director will receive an annual cash retainer of $125,000. In addition, each such non-employee director will receive an initial restricted stock unit award with a grant date value of $375,000, with all such restricted stock unit awards vesting in twelve equal installments on each of the first twelve quarterly anniversaries following the grant date of the award, subject to such non-employee director continuing in service through such date. The vesting of all restricted stock unit awards will accelerate and vest in full upon a change in control (as defined in the Equity and Incentive Plan, described below). In addition, each non-employee director will be reimbursed for out-of-pocket expenses in connection with his or her services.

Incentive Plan

In connection with this offering, our board of directors will adopt, and our current stockholders will approve, the 2025 Equity and Incentive Plan, referred to herein as the “Incentive Plan,” effective as of the day prior to the effective date of this Registration Statement.

The purposes of the Incentive Plan are to align the interests of our stockholders and those eligible for awards, to retain officers, directors, employees, and other service providers, and to encourage them to act in our long-term best interests. Our Incentive Plan provides for the grant of incentive stock options (within the meaning of Internal Revenue Code Section 422), nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, other stock awards, and performance awards. The material terms of the Incentive Plan are expected to be as follows:

Eligibility. Officers, directors, employees, consultants, agents and independent contractors who provide services to us or to any subsidiary of ours are eligible to receive awards under the Incentive Plan.

Stock Subject to the Incentive Plan. The number of shares reserved for issuance under the Incentive Plan is  , plus an annual increase added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2025 and continuing until, and including, the fiscal year ending December 31, 2034. The annual increase will be equal to the lesser of (i)      shares of Class A common stock, (ii)  % of the number of shares of Class A common stock issued and outstanding on December 31 of the immediately preceding calendar year, and (iii) an amount determined by our board of directors. To the extent an equity award granted under the Incentive Plan (other than any substitute award), expires or otherwise terminates without having been exercised or paid in full, or is settled in cash, the shares subject to such award will become available for future grants under the Incentive Plan. In addition, to the extent shares subject to an award granted under the Incentive Plan are withheld to satisfy a participant’s tax withholding obligation upon the exercise or settlement of such award (other than any substitute award) or to pay the exercise price of a stock option, such shares will become available for future grants under the Incentive Plan.

Plan Administration. Our compensation committee will administer the Incentive Plan. Our board of directors has the authority to amend and modify the Incentive Plan, subject to any stockholder approval required by applicable law or stock exchange rules. Subject to the terms of the Incentive Plan, our compensation committee will have the authority to determine the eligibility for awards and the terms, conditions, and restrictions of awards, including vesting terms, the number of shares subject to an award, and any performance goals applicable to grants made under the Incentive Plan. The compensation committee also will have the authority, subject to the terms of the Incentive Plan, to construe and interpret the Incentive Plan and awards, and amend outstanding awards at any time.

Stock Options and Stock Appreciation Rights. Our compensation committee may grant incentive stock options, nonqualified stock options, and stock appreciation rights under the Incentive Plan, provided that incentive stock options are granted only to employees. Other than with respect to substitute awards, the exercise price of stock options and stock appreciation rights under the Incentive Plan will be fixed by the compensation committee, but must equal at least 100% of the fair market value of our Class A common stock on the date of grant. The term of an option or stock appreciation right may not exceed ten years; provided, however, that an incentive stock option held by an employee who owns more than 10% of all of our classes of stock, or of certain of our affiliates, may not have a term in excess of five years, and must have an exercise price of at least 110% of the fair market value of our Class A common stock on the grant date. Subject to the provisions of the Incentive Plan, the compensation committee will determine the remaining terms of the options and stock appreciation rights (e.g., vesting). Upon a participant’s termination of service, the participant may exercise his or her option or stock appreciation right, to the extent vested (unless the compensation committee permits otherwise), as specified in the award agreement.

Stock Awards. Our compensation committee will decide at the time of grant whether an award will be in the form of restricted stock, restricted stock units, or other stock award. The compensation committee will determine the number of shares subject to the award, vesting, and the nature of any performance measures. Unless otherwise specified in the award agreement, the recipient of restricted stock will have voting rights and be entitled to receive dividends with respect to his or her shares of restricted stock. The recipient of restricted stock units will not have voting rights, but his or her award agreement may provide for the receipt of dividend equivalents. Our compensation committee may grant other stock awards that are based on or related to shares of our Class A common stock, such as awards of shares of Class A common stock granted as bonus and not subject to any vesting conditions, deferred stock units, stock purchase rights, and shares of our Class A common stock issued in lieu of our obligations to pay cash under any compensatory plan or arrangement.

Performance Awards. Our compensation committee will determine the value of any performance award, the vesting and nature of the performance measures, and whether the award is denominated or settled in cash or in shares of our Class A common stock. The performance goals applicable to a particular award will be determined by our compensation committee at the time of grant.

Transferability of Awards. The Incentive Plan does not allow awards to be transferred other than by will or the laws of inheritance following the participant’s death, and options may be exercised, during the lifetime of the participant, only by the participant. However, an award agreement may permit a participant to assign an award to a family member by gift or pursuant to a domestic relations order, or to a trust, family limited partnership or similar entity established for one of the participant’s family members. A participant may also designate a beneficiary who will receive outstanding awards upon the participant’s death.

Certain Adjustments. If any change is made to our Class A common stock subject to the Incentive Plan, or subject to any award agreement under the Incentive Plan, without the receipt of consideration by us, such as through a stock split, stock dividend, extraordinary distribution, recapitalization, combination of shares, exchange of shares or other similar transaction, appropriate adjustments will be made in the number, class, and price of shares subject to each outstanding award and the numerical share limits contained in the plan.

Change in Control. Subject to the terms of the applicable award agreement, upon a “change in control” (as defined in the Incentive Plan), our board of directors may, in its discretion, determine whether some or all outstanding options and stock appreciation rights will become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and restricted stock unit awards will lapse in full or in part and whether the performance measures applicable to some or all outstanding awards will be deemed to be satisfied. Our board of directors may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, or other property be substituted for some or all of our shares of Class A common stock subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder and be immediately cancelled by us in exchange for a cash payment, shares of Class A common stock of the corporation resulting from or succeeding us, other property or a combination of cash, such shares of stock or other property.

Clawback. Awards granted under the Incentive Plan and any cash payment or shares of our Class A common stock delivered pursuant to an award are subject to forfeiture, recovery, or other action pursuant to the applicable award agreement or any clawback or recoupment policy that we may adopt.

Plan Termination and Amendment. Our board of directors has the authority to amend, suspend, or terminate the Incentive Plan, subject to stockholder approval (i) as required by law or stock exchange rules or (ii) if such amendment seeks to modify the non-employee director compensation limit set forth in the Incentive Plan. Our Incentive Plan will terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of its effective date, unless we terminate it earlier.

New Plan Benefits. The compensation committee has the discretion to grant awards under the Incentive Plan, and therefore it is not possible at the time of filing of this prospectus to determine future awards that will be received by our named executive officers or others under the Incentive Plan. All officers, directors, employees, consultants, agents and independent contractors of the Company and its subsidiaries are eligible for consideration to participate in the Incentive Plan.

IPO Grants. In connection with this offering, we intend to make initial grants of restricted stock units (“RSUs”) to certain of our directors, officers and other employees; however, we have not approved any such grants as of the date of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following are summaries of certain provisions of our related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We, therefore, urge you to review the agreements in their entirety. Copies of the forms of the agreements have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

The Transactions

In connection with the Transactions, we will engage in certain transactions with certain of our directors, executive officers and other persons and entities which are or will become holders of 5% or more of our voting securities upon the consummation of the Transactions. These transactions are described in “Our Organizational Structure.”

We intend to use the net proceeds from this offering (including any net proceeds from any exercise of the underwriters’ option to purchase additional shares of Class A common stock) to purchase      LLC Interests (or      LLC Interests if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from Flowco LLC at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discount and estimated offering expenses payable by us.

Flowco LLC intends to use the net proceeds from the sale of LLC Interests to Flowco Holdings Inc. to (i) repay indebtedness under our Credit Agreement; (ii) to redeem approximately $    million of Flowco LLC interests (assuming an initial public offering price of $    per share) from certain non-affiliate holders; and (iii) for general corporate purposes, in each case, as described under “Use of Proceeds.”

Tax Receivable Agreement

Our post-offering organizational structure, commonly referred to as an Up-C structure, provides potential future tax benefits to both Flowco Holdings Inc. and the Continuing Equity Owners. In connection with the Transactions, Flowco Holdings Inc. will enter into a Tax Receivable Agreement with the TRA Participants, that provides for the payment by Flowco Holdings Inc. to the TRA Participants of 85% of the tax benefits, if any, that Flowco Holdings Inc. actually realizes, or is deemed to realize (calculated using certain assumptions), pursuant to U.S. federal, state and local income tax laws, as a result of (1) Flowco Holdings Inc.’s allocable share of existing tax basis acquired in connection with the Transaction and increases to such allocable share of existing tax basis; (2) Flowco Holdings Inc.’s utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of existing tax basis); (3) increases in tax basis resulting from (a) Flowco Holdings Inc.’s purchase of LLC Interests directly from Flowco LLC, as described under “Use of Proceeds,” (b) future redemptions or exchanges (or deemed exchanges in certain circumstances) of LLC Interests for Class A common stock or cash as described above under “—Redemption rights of holders of LLC Interests” and (c) certain distributions (or deemed distributions) by Flowco LLC; and (4) certain tax benefits (such as interest deductions) arising from payments made under the Tax Receivable Agreement. Flowco Holdings Inc. expects to benefit from the remaining 15% of cash tax benefits, if any, Flowco Holdings Inc. realizes from such tax benefits. There is existing depreciable and amortizable tax basis in the assets of Flowco LLC, and subsequent sales or exchanges of LLC Interest are expected to result in increases in the tax basis of the assets of Flowco LLC. The existing depreciable and amortizable tax basis, as well as future increases in Flowco Holdings Inc.’s allocable share of existing depreciable and amortizable tax basis, Basis Adjustments and other tax attributes subject to the Tax Receivable Agreement, may increase the depreciation and amortization deductions available to Flowco Holdings Inc. for tax purposes, decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets or otherwise be available to reduce Flowco Holdings Inc.’s taxable income, and, therefore, may reduce the amount of U.S. federal, state and local tax that Flowco Holdings Inc. would otherwise be required to pay in the future. Any payments made by Flowco Holdings Inc. to the TRA Participants under the Tax Receivable Agreement will generally reduce the amount of cash that might have otherwise been available to Flowco Holdings Inc. for other uses and for the benefit of all of its stockholders. Due to uncertainty regarding various factors, Flowco Holdings Inc. cannot precisely quantify the likely tax benefits Flowco Holdings Inc. will realize as a result of the purchase of LLC Interests and LLC Interest exchanges, and the resulting amounts Flowco Holdings Inc. is likely to pay out to the TRA Participants pursuant to the Tax Receivable Agreement. However, Flowco Holdings Inc. estimates that such payments will be substantial. The IRS may challenge all or part of the validity of such tax basis or other tax attributes, and a court could sustain such a challenge. Actual tax benefits realized by Flowco Holdings Inc. may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including those described in this summary.

The payment obligations under the Tax Receivable Agreement will be obligations of Flowco Holdings Inc. and not obligations of Flowco LLC. For purposes of the Tax Receivable Agreement, the cash tax benefits will be computed by comparing the actual income tax liability of Flowco Holdings Inc. to the amount of income taxes that Flowco Holdings Inc. would have been required to pay had there been no existing depreciable and amortizable tax basis in connection with the Transaction, no Basis Adjustments and no utilization of Blocker Companies tax attributes (including the Blocker Companies’ allocable share of existing tax basis), and had Flowco Holdings Inc. not entered into the Tax Receivable Agreement. The actual and hypothetical tax liabilities determined in the Tax Receivable Agreement will be calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed, weighted-average state and local income tax rate based on apportionment factors for the applicable period (along with the use of certain other assumptions). Although the actual timing and amount of any payments that we may make under the Tax Receivable Agreement will vary, we expect the payments we may be required to make to the TRA Participants could be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual cash tax benefits that Flowco Holdings Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or if distributions to Flowco Holdings Inc. by Flowco LLC are not sufficient to permit Flowco Holdings Inc. to make payments under the Tax Receivable Agreement after it has paid taxes and other expenses. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will accrue interest until paid by us; provided, however that nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and, therefore, may accelerate payments due under the Tax Receivable Agreement, as described below. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of us by the Continuing Equity Owners.

Assuming there are no material changes in the relevant tax laws and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, and assuming all exchanges or redemptions would occur immediately after the initial public offering, based on the assumed initial public offering price of $    per share of our Class A common stock, which is the midpoint of the range set forth on the cover page of this prospectus, we would be required to pay approximately $    million over the fifteen-year period from the date of this offering. The actual amounts we will be required to pay under the Tax Receivable Agreement will depend on, among other things, the timing of subsequent redemptions or exchanges of LLC Interests by the Continuing Equity Owners, the price of our shares of Class A common stock at the time of each such redemption or exchange, and the amounts and timing of our future taxable income, and may be significantly different from the amounts described in the preceding sentence. Any payments made by us to the

Continuing Equity Owners under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to Flowco LLC and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and, therefore, may accelerate payments due under the Tax Receivable Agreement. Pursuant to the Tax Receivable Agreement, will shall use commercially reasonable efforts to obtain sufficient available funds for the purpose of making payments under the Tax Receivable Agreement and avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any payments under the Tax Receivable Agreement. We anticipate funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of Flowco LLC, available cash, or available borrowings under any future debt agreements. Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations, or other changes in control, may influence the timing and amount of payments we pay to a redeeming Continuing Equity Owner under the Tax Receivable Agreement. For example, the disposition of assets following an exchange or acquisition transaction may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless Flowco Holdings Inc. exercises its right to terminate the Tax Receivable Agreement early, certain changes of control occur (as described in more detail below) or Flowco Holdings Inc. breaches any of its material obligations under the Tax Receivable Agreement, in which case all obligations generally will be accelerated and due as if Flowco Holdings Inc. had exercised its right to terminate the Tax Receivable Agreement. Flowco Holdings Inc. may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of the anticipated future cash tax benefits with respect to all LLC Interests. In determining such anticipated future cash tax benefits, the Tax Receivable Agreement includes several assumptions, including that (i) any LLC Interests that have not been exchanged are deemed exchanged for the market value of the shares of Class A common stock at the time of termination, (ii) Flowco Holdings Inc. will have sufficient taxable income in each future taxable year to fully realize all potential tax benefits, (iii) Flowco Holdings Inc. will have sufficient taxable income to fully utilize net operating losses generated by deductions arising from any tax attributes covered by the Tax Receivable Agreement on a pro rata basis over the shorter of the statutory expiration date for such net operating losses or the five-year period after the early termination or change in control, (iv) the tax rates for future years will be those specified in the law as in effect at the time of the early termination or change of control and (v) certain non-amortizable assets are deemed disposed at the end of the fifteen-year period after the early termination or change in control. As a result of such assumptions, Flowco Holdings Inc. could be required to make payments under the Tax Receivable Agreement that are greater than the specified percentage of the actual cash tax benefits that Flowco Holdings Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement or that are prior to the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity. Changes in law or changes in tax rates following the date of acceleration may also result in payments being made in excess of the future tax benefits, if any. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The increase in Flowco Holdings Inc.’s allocable share of existing depreciable and amortizable tax basis and the anticipated Basis Adjustments upon the redemption or exchange of LLC Interests for shares of Class A common stock, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

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the timing of future redemptions or exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of Flowco LLC at the time of each redemption or exchange as well as the amount of remaining existing tax basis at the time of such redemption or exchange;

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the price of shares of our Class A common stock at the time of the redemption or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Flowco LLC, is directly proportional to the price of shares of our Class A common stock at the time of the redemption or exchange;

•	the extent to which such redemption or exchanges are taxable—if a redemption or an exchange is not taxable for any reason, increased deductions will not be available;

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the amount of tax attributes—the amount of applicable tax attributes of the Blocker Companies at the time of the Blocker Mergers will impact the amount and timing of payments under the Tax Receivable Agreement;

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changes in tax rates—payments under the Tax Receivable Agreement will be calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed, weighted-average state and local income tax rate based on apportionment factors for the applicable period, so changes in tax rates will impact the magnitude of cash tax benefits covered by the Tax Receivable Agreement and the amount of payments under the Tax Receivable Agreement; and

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the amount and timing of our income—Flowco Holdings Inc. is obligated to pay 85% of the cash tax benefits under the Tax Receivable Agreement as and when realized. If Flowco Holdings Inc. does not have taxable income, Flowco Holdings Inc. is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for a taxable year in which it does not have taxable income because no cash tax benefits will have been realized. However, any tax attributes that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in cash tax benefits that will result in payments under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will generally be based on the tax reporting positions that we will determine. Flowco Holdings Inc. will not be reimbursed for any payments previously made under the Tax Receivable Agreement if Flowco Holdings Inc.’s allocable share of existing depreciable and amortizable tax basis acquired in this offering and increased upon the redemption or exchange of LLC Interests for shares of Class A common stock, the anticipated Basis Adjustments or our utilization of tax attributes are successfully challenged by the IRS, although such amounts may reduce our future obligations, if any, under the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments, if any, we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement that are substantially greater than Flowco Holdings Inc.’s actual cash tax benefits.

We will have full responsibility for, and sole discretion over, all our tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by the TRA Participants’ representative. If the outcome of any challenge to all or part of the Basis Adjustments or other tax benefits we claim would reasonably be expected to adversely affect the rights and obligations of the TRA Participants in any material respect under the Tax Receivable Agreement, then we will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of the TRA Participants’ representative. The interests of the TRA Participants in any such challenge may differ from or conflict with our interests and your interests, and the TRA Participants may exercise their consent rights relating to any such challenge in a manner adverse to our interests and your interests.

The form of Tax Receivable Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, and the foregoing description of the Tax Receivable Agreement is qualified in its entirety by reference thereto.

Flowco LLC Agreements

Flowco LLC Agreement in Effect Before Consummation of the Transactions

Flowco LLC and the Original Equity Owners are parties to the Amended and Restated Limited Liability Company Agreement of Flowco LLC, dated as of June 20, 2024, which governs the business operations of Flowco LLC and defines the relative rights and privileges associated with the existing units of Flowco LLC. We refer to this agreement as the Existing LLC Agreement. Under the Existing LLC Agreement, the board of managers of Flowco LLC has the full, exclusive and complete right, authority and discretion to manage and control the business and affairs of Flowco LLC, to interpret the provisions of the Existing LLC Agreement, to make all decisions affecting the business and affairs of Flowco LLC, to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company, and the day-to-day business operations of Flowco LLC are overseen and implemented by officers of Flowco LLC. Each Original Equity Owner’s rights under the Existing LLC Agreement continue until the effective time of the new Flowco LLC operating agreement to be adopted in connection with the Transactions, as described below, at which time the Continuing Equity Owners will continue as members that hold LLC Interests with the respective rights thereunder.

Flowco LLC Agreement in Effect Upon Consummation of the Transactions

In connection with the consummation of the Transactions, we and the Continuing Equity Owners will enter into Flowco LLC’s Second Amended and Restated Limited Liability Company Agreement, which we refer to as the “Flowco LLC Agreement.”

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Appointment as Managing Member. Under the Flowco LLC Agreement, we will become a member and the sole manager of Flowco LLC. As the sole manager, we will be able to control all of the day-to-day business affairs and decision-making of Flowco LLC without the approval of any other member. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of Flowco LLC and daily management of Flowco LLC’s business. Pursuant to the terms of the Flowco LLC Agreement, we cannot be removed or replaced as the sole manager of Flowco LLC except by our resignation, which may be given at any time by written notice to the members.

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Compensation, Fees and Expenses. We will not be entitled to compensation for our services as the manager of Flowco LLC. We will be entitled to reimbursement by Flowco LLC for reasonable fees and expenses incurred on behalf of Flowco LLC, including all expenses associated with the Transactions, any subsequent offering of our Class A common stock, being a public company and maintaining our corporate existence. The Original Equity Owners will be entitled to the reimbursement of certain reasonable expenses incurred in connection with the Transaction.

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Distributions. The Flowco LLC Agreement will require “tax distributions,” as that term is used in the agreement to be made by Flowco LLC to its members on a pro rata basis, except to the extent such distributions, would render Flowco LLC insolvent or are otherwise prohibited by law, our Credit Agreement or any of our future debt agreements. Tax distributions will be made on a quarterly basis, to each member of

Flowco LLC, including us, based on such member’s allocable share of the taxable income of Flowco LLC and an assumed tax rate that will be determined by us, as described below. For this purpose, Flowco Holdings Inc.’s allocable share of Flowco LLC’s taxable income shall be net of its share of taxable losses of Flowco LLC and shall be determined without regard to any Basis Adjustments (as described above under “—Tax Receivable Agreement”). The assumed tax rate for purposes of determining tax distributions from Flowco LLC to its members will be equal to the combined federal, state, and local statutory tax rate applicable to Flowco Holdings Inc. (taking into account the deductibility of state and local taxes for federal purposes to the extent deductible under the Internal Revenue Code). The Flowco LLC Agreement will also allow for “supplemental tax distributions,” as that term is used in the agreement, to its members on a pro rata basis, which will be calculated based on an assumed tax rate equal to the highest marginal combined U.S. federal, state and local income tax rate for a Fiscal Year, applicable to an individual, resident in New York, New York. The Flowco LLC Agreement will also allow for cash distributions to be made by Flowco LLC (subject to our sole discretion as the sole manager of Flowco LLC) to its members on a pro rata basis out of “distributable cash,” as that term is defined in the agreement. We expect Flowco LLC may make distributions out of distributable cash periodically and as necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, except to the extent such distributions would render Flowco LLC insolvent or are otherwise prohibited by law, our Credit Agreement or any of our future debt agreements.

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Transfer Restrictions. The Flowco LLC Agreement generally does not permit transfers of LLC Interests by members, except for transfers to permitted transferees, transfers pursuant to the participation right described below and other limited exceptions. The Flowco LLC Agreement will impose additional restrictions on transfers (including redemptions described below with respect to each common unit) that are necessary or advisable so that Flowco LLC is not treated as a “publicly-traded partnership” for U.S. federal income tax purposes. In the event of a permitted transfer under the Flowco LLC Agreement, such member will be required to simultaneously transfer shares of Class B common stock to such transferee equal to the number of LLC Interests that were transferred to such transferee in such permitted transfer.

The Flowco LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock, each of which we refer to as a Pubco Offer, is approved by our board of directors or otherwise effected or to be effected with the consent or approval of our board of directors, each holder of LLC Interests shall be permitted to participate in such Pubco Offer by delivering a redemption notice, which shall be effective immediately prior to, and contingent upon, the consummation of such Pubco Offer. If a Pubco Offer is proposed by Flowco Holdings Inc., then Flowco Holdings Inc. is required to use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of such LLC Interests to participate in such Pubco Offer to the same extent as or on an economically equivalent basis with the holders of shares of Class A common stock, provided that in no event shall any holder of LLC Interests be entitled to receive aggregate consideration for each common unit that is greater than the consideration payable in respect of each share of Class A common stock pursuant to the Pubco Offer.

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Recapitalization. The Flowco LLC Agreement will recapitalize the units currently held by the existing members of Flowco LLC into a new single class of common units, which we refer to as LLC Interests. Each common unit generally will entitle the holder to a pro-rata share of the net profits and net losses and distributions of Flowco LLC.

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Maintenance of One-to-one Ratio between Shares of Class A Common Stock and LLC Interests Owned by the Company, and One-to-one Ratio between Shares of Class B Common Stock and LLC Interests Owned by Continuing Equity Owners. Except as otherwise determined by us, the Flowco LLC Agreement requires Flowco LLC to take all actions with respect to its LLC Interests, including issuances, reclassifications, distributions, divisions or recapitalizations, such that (i) we at all times maintain a ratio of one common unit owned by us, directly or indirectly, for each share of Class A common stock issued and outstanding, and (ii) Flowco LLC at all times maintains (a) a one-to-one ratio between the number of shares of Class A common stock issued and outstanding and the number of LLC Interests owned by us and (b) a one-to-one ratio between the number of shares of Class B common stock issued and outstanding and the number of LLC Interests owned by the Continuing Equity Owners and their permitted transferees, collectively. This ratio requirement disregards (i) shares of our Class A common stock under unvested options issued by us, (ii) treasury stock, and (iii) preferred stock or other debt or equity securities (including warrants, options or rights) issued by us that are convertible into or exercisable or exchangeable for shares of Class A common stock, except to the extent we have contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, to the equity capital of Flowco LLC. If we issue, transfer or deliver from treasury stock or repurchase shares of Class A common stock in a transaction not contemplated by the Flowco LLC Agreement, we as manager of Flowco LLC have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding LLC Interests we own equals, on a one-for-one basis, the number of outstanding shares of Class A common stock. If we issue, transfer or deliver from treasury stock or repurchase or redeem any of our preferred stock in a transaction not contemplated by the Flowco LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries repurchases or redemptions, we hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any repurchase or redemption) equity interests in Flowco LLC which (in our good faith determination) are in the aggregate substantially equivalent to our preferred stock so issued, transferred, delivered, repurchased or redeemed. Flowco LLC is prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, recapitalization or similar event) of the LLC Interests that is not accompanied by an identical subdivision or combination of (i) our Class A common stock to maintain at all times a one-to-one ratio between the number of LLC Interests owned by us and the number of outstanding shares of our Class A common stock and (ii) our Class B common stock to maintain at all times a one-to-one ratio between the number of LLC Interests owned by the Continuing Equity Owners and their permitted transferees, collectively, and the number of outstanding shares of our Class B common stock, as applicable, in each case, subject to exceptions.

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Issuance of LLC Interests upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options issued by us (as opposed to options issued by Flowco LLC), or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will have the right to acquire from Flowco LLC a number of LLC Interests equal to the number of our shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of Flowco LLC or its subsidiaries, we will make, or be deemed to make, a capital contribution in Flowco LLC equal to the aggregate value of such shares of Class A common stock and Flowco LLC will issue to us a number of LLC Interests equal to the number of shares we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of Flowco LLC or its subsidiaries, then we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we will be deemed to have sold directly to Flowco LLC (or the applicable subsidiary of Flowco LLC) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of Flowco LLC or its subsidiaries, on each applicable vesting date we will be deemed to have sold to Flowco LLC (or such subsidiary) the number of vested shares at a price equal to the market price per share, Flowco LLC (or such subsidiary) will deliver the shares to the applicable person, and we will be deemed to have made a capital contribution in Flowco LLC equal to the purchase price for such shares in exchange for an equal number of LLC Interests.

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Dissolution. The Flowco LLC Agreement will provide that the consent of Flowco Holdings Inc., as the managing member of Flowco LLC, and members holding a majority of the voting units will be required to voluntarily dissolve Flowco LLC. In addition to a voluntary dissolution, Flowco LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up Flowco LLC; (ii) second, to pay debts and liabilities owed to creditors of Flowco LLC, other than members; and (iii) third, to the members pro-rata in accordance with their respective percentage ownership interests in Flowco LLC (as determined based on the number of LLC Interests held by a member relative to the aggregate number of all outstanding LLC Interests).

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Confidentiality. We, as manager, and each member agree to maintain the confidentiality of Flowco LLC’s confidential information. This obligation excludes information independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member, in either such case not in violation of a confidentiality obligation of the Flowco LLC Agreement or approved for release by written authorization of the certain designated officers of either Flowco Holdings Inc. or Flowco LLC.

•	Indemnification. The Flowco LLC Agreement will provide for indemnification of the manager, members and officers of Flowco LLC and their respective subsidiaries or affiliates.

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Common Unit Redemption Right. The Flowco LLC Agreement will provide a redemption right to the Continuing Equity Owners which will entitle them to have their LLC Interests redeemed for, at our election (as determined by at least two of our independent directors (within the meaning of the rules of the NYSE)), newly-issued shares of our Class A common stock on a one-for-one basis or, to the extent there is cash available from a secondary offering, a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC interest so redeemed, in each case in accordance with the terms of the Flowco LLC Agreement; provided that, at our election, we may effect a direct exchange by Flowco Holdings Inc. of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may exercise such redemption right, subject to certain exceptions and reasonable timing procedures, for as long as their LLC Interests remain outstanding. In connection with the exercise of the redemption or exchange of LLC Interests (i) the Continuing Equity Owners will be required to surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner, and therefore, will be transferred to the Company and will be canceled for no consideration on a one-for-one basis with the number of LLC Interests so redeemed or exchanged and (ii) all redeeming members will surrender LLC Interests to Flowco LLC for cancellation.

Each Continuing Equity Owner’s redemption rights will be subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of our Class A common stock that may be applicable to such Continuing Equity Owner and the absence of any liens or encumbrances on such LLC Interests redeemed. Additionally, in the case we elect a cash settlement, such Continuing Equity Owner may rescind its redemption request within a specified period of time. Moreover, in the case of a settlement in Class A common stock, such redemption may be conditioned on the closing of an underwritten distribution of the shares of Class A common stock that may be issued in connection with such proposed redemption. In the case of a settlement in Class A common stock, such Continuing Equity Owner may also revoke or delay its redemption request if the following conditions exist: (i) any registration statement pursuant to which the resale of the Class A common stock to be registered for such Continuing Equity Owner at or immediately following the consummation of the redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) we failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such redemption; (iii) we exercised our right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Continuing Equity Owner to have its Class A common stock registered at or immediately following the consummation of the redemption; (iv) such Continuing Equity Owner is in possession of any material non-public information concerning us, the receipt of which results in such Continuing Equity Owner being prohibited or restricted from selling Class A common stock at or immediately following the redemption without disclosure of such information (and we do not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A common stock was to be registered by such Continuing Equity Owner at or immediately following the redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A common stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental entity that restrains or prohibits the redemption; (viii) we shall have failed to comply in all material respects with our obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Continuing Equity Owner to consummate the resale of the Class A common stock to be received upon such redemption pursuant to an effective registration statement; or (ix) the redemption date would occur three business days or less prior to, or during, a black-out period.

The Flowco LLC Agreement will require that in the case of a redemption by a Continuing Equity Owner we contribute cash or shares of our Class A common stock, as applicable, to Flowco LLC in exchange for an amount of newly-issued LLC Interests that will be issued to us equal to the number of LLC Interests redeemed from the Continuing Equity Owner. Flowco LLC will then distribute the cash or shares of our Class A common stock, as applicable, to such Continuing Equity Owner to complete the redemption. In the event of an election by a Continuing Equity Owner, we may, at our option, effect a direct exchange by Flowco Holdings Inc. of cash or our Class A common stock, as applicable, for such LLC Interests in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Interests that we own equals the number of our outstanding shares of Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).

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Amendments. In addition to certain other requirements, our consent, as manager, and the consent of members holding a majority of the LLC Interests then outstanding and entitled to vote (excluding LLC Interests held directly or indirectly by us) will generally be required to amend or modify the Flowco LLC Agreement.

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Company Redemption Right. The Flowco LLC Agreement will provide that we have the right under certain circumstances to cause a mandatory redemption or exchange of all outstanding LLC Interests (other than the LLC Interests we own). In addition, under certain circumstances, we will have the right to cause a mandatory redemption or exchange of all outstanding LLC Interests held by any Continuing Equity Owner that holds less than 1% of the LLC Interests then outstanding (excluding LLC Interests we directly or indirectly hold).

Stockholders Agreement

Under the Stockholders Agreement, (i) GEC will have the right to designate two (2) of our directors, or the “GEC Directors,” for as long as GEC and its affiliates (the “GEC Affiliates”) beneficially own, directly or indirectly, in the aggregate at least 20% of our issued and outstanding Class A common stock (assuming that all outstanding LLC Interests in Flowco LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis) (our “Deemed Outstanding Class A Shares”) and if at any time the GEC Affiliates beneficially own, directly or indirectly, in the aggregate less than 20% and at least 10% of our Deemed Outstanding Class A Shares, GEC will have the right to designate one (1) of our directors, and (ii) White Deer will have the right to designate one (1) of our directors, or the “White Deer Director,” which will be the White Deer Director for as long as White Deer beneficially owns, directly or indirectly, in the aggregate, at least 10% of our Deemed Outstanding Class A Shares. The initial directors upon the consummation of this offering will be Jonathan B. Fairbanks and Alexander Chmelev, as the GEC Directors, Ben A. Guill, as the White Deer Director, Joseph R. Edwards, our CEO, and three independent directors mutually agreed by GEC and White Deer.

Following the consummation of this offering, (i) for so long as the GEC Affiliates beneficially own, directly or indirectly, in the aggregate at least 30% of our Deemed Outstanding Class A Shares, GEC will be entitled to designate for nomination by the board of directors (the “Board”) in any applicable election, that number of individuals who satisfy specified NYSE and SEC independent requirements (the “Independence Requirements”), which, assuming all such individuals are successfully elected to the board, when taken together with any incumbent independent director initially designated at the closing of this offering or subsequently designated for nomination by GEC (an “Independent Director”) not standing for election in such election, would result in there being at least three (3) Independent Directors on the Board (and to designate for nomination by the Board in any applicable election any other directors intended to qualify as Independent Directors), and (ii) if at any time, the GEC Affiliates beneficially own, directly or indirectly, in the aggregate less than 30% but at least 20% of the Deemed Outstanding Class A Shares, GEC will be entitled to designate for nomination by the Board in any applicable election that number of individuals who each satisfy the Independence Requirements, which, assuming all such individuals are successfully elected to the Board, when taken together with any incumbent Independent Director not standing for election in such election, would result in there being two (2) Independent Director serving on the Board. Individuals designated by GEC as Independent Directors do not count against the number of GEC Directors that may be designated. GEC is not entitled to designate any individuals as Independent Directors if at any time the GEC Affiliates beneficially own, directly or indirectly, less than 20% of the Deemed Outstanding Class A Shares.

Each of GEC, White Deer, and affiliates party to the Stockholders Agreement, and their permitted transferees, will also agree to vote, or cause to vote, all of their outstanding shares of our Class A common stock and Class B common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the GEC Directors and White Deer Director. Additionally, pursuant to the Stockholders Agreement, we shall take all commercially reasonable actions to cause (i) the board of directors to be comprised of at least seven (7) and not more than eight (8) directors or such other number of directors as our board of directors may determine; (ii) the individuals designated in accordance with the terms of the Stockholders Agreement to be included in the slate of nominees to be elected to the board of directors at the next annual or special meeting of our stockholders at which directors are to be elected and at each annual meeting of our stockholders thereafter at which a director’s term expires; and (iii) the individuals designated in accordance with the terms of the Stockholders Agreement to fill the applicable vacancies on the board of directors. The Stockholders Agreement allows for the board of directors to reject the nomination, appointment or election of a particular director if such nomination, appointment or election would constitute a breach of the board of directors’ fiduciary duties to our stockholders or does not otherwise comply with any requirements of our amended and restated certificate of incorporation or our amended and restated bylaws or the charter for, or related guidelines of, the board of directors’ nominating and corporate governance committee. Jonathan B. Fairbanks will serve as the initial Chairperson of the Board for his initial term (or for such longer period as GEC Affiliates beneficially own at least 10% of the Deemed Outstanding Class A Shares), after which the Chairperson of the Board shall be determined in accordance with the Stockholders Agreement and our bylaws. For so long as GEC Affiliates beneficially own, at least 20% of the Deemed Outstanding Class A Shares, with respect to any committee of directors established by the Board, the Stockholders Agreement provides that we will cause each Board committee to include (and the Board to designate to such committee), one GEC Director (or, in the absence of such inclusion, to require the inclusion of an Independent Director specified by GEC) on any committee, subject to such person meeting applicable requirements for service on such committee under applicable NYSE and SEC rules. See “Management—Composition of our Board of Directors.”

In addition, the Stockholders Agreement provides that we will not take, and will cause our subsidiaries not to take, certain actions (whether by merger, consolidation or otherwise) without the prior written approval of GEC, for as long as GEC Affiliates beneficially own, directly or indirectly, in the aggregate 10% or more of the Deemed Outstanding Class A Shares, and White Deer, for as long as White Deer Affiliates beneficially own, directly or indirectly, in the aggregate 10% or more of the Deemed Outstanding Class A Shares, including:

•	the reorganization, recapitalization, voluntary bankruptcy, liquidation, dissolution or winding-up of Flowco Holdings Inc., Flowco LLC or any of their respective subsidiaries;

•	the (i) resignation, replacement or removal of Flowco Holdings Inc. as the sole manager of Flowco LLC or (ii) appointment of any additional person as a manager of Flowco LLC;

•	the creation of a new class or series of capital stock or equity securities of Flowco Holdings Inc., Flowco LLC or any of their respective subsidiaries;

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any amendment or modification of the organizational documents of Flowco Holdings Inc. (other than in connection with a merger or acquisition in which Class A common stock is exchanged for cash and/or marketable securities of another entity listed on a national stock exchange);

•	any increase or decrease of the size of the Board below seven (7) or above eight (8);

•	any material change to the primary nature of Flowco Holdings Inc.’s and its subsidiaries’ business; or

•	any agreement, authorization or commitment to do any of the foregoing.

The Stockholders Agreement also provides for an observer right to a GEC-designated individual based on continued ownership by former members of Flowco Production Solutions, L.L.C. The Stockholders Agreement will terminate upon the earlier to occur of (i) each of the GEC parties and White Deer parties cease to beneficially own, directly and indirectly, any shares of our Class A common stock or Class B common stock or (ii) by unanimous consent of us, GEC and White Deer.

Registration Rights Agreement

We intend to enter into a Registration Rights Agreement with the Continuing Equity Owners and the Blocker Shareholders in connection with this offering. The Registration Rights Agreement will provide that we will agree to use our reasonable best efforts to file, on or prior to the first business day that is at least 181 days following the consummation of our initial public offering, a registration statement registering the sale of our Class A common stock issuable to or held by the Continuing Equity Owners and the Blocker Shareholders and to use our reasonable best efforts to have such registration statement declared effective as a promptly as reasonably practicable thereafter. We will also thereafter be required to maintain an effective registration statement or to cause the registration statement to regain effectiveness in the event that it ceases to be effective. Certain of the Continuing Equity Holders and Blocker Shareholders will be entitled to initiate underwritten offerings, subject to certain customary limitations. The Registration Rights Agreement will also provide for customary “piggyback” registration rights for all parties to the agreement.

New Employment Agreements

Employment Terms

During October and November 2024, we entered into employment agreements with each of our named executive officers (the “New Employment Agreements”). The material terms of the New Employment Agreements for Joseph R. Edwards, John Gatlin, Jonathan W. Byers, Chad Roberts, Mims Talton and Joel Lambert are summarized below:

Employment Term and Position. The New Employment Agreements do not provide for a term of employment, and each named executive officer is employed at-will and may be terminated at any time pursuant to the terms and conditions of the New Employment Agreements. During their respective terms of employment, Joseph R. Edwards will serve as President and Chief Executive Officer, John Gatlin will serve as Executive Vice President and Chief Operating Officer, Jonathan W. Byers will serve as Chief Financial Officer, Chad Roberts will serve as Executive Vice President, Production Solutions, Mims Talton will serve as Executive Vice President, Natural Gas Technologies and Joel Lambert will serve as Senior Vice President and General Counsel.

Base Salary. Pursuant to their New Employment Agreements: Joseph R. Edwards will be entitled to a base salary of $700,000, John Gatlin will be entitled to a base salary of $500,000, Jonathan W. Byers will be entitled to a base salary of $450,000, Chad Roberts will be entitled to a base salary of $450,000, Mims Talton will be entitled to a base salary of $450,000 and Joel Lambert will be entitled to a base salary of $400,000.

Non-Competition and Non-Solicitation Restrictions. Each of Joseph R. Edwards, John Gatlin, Jonathan W. Byers, Chad Roberts, Mims Talton and Joel Lambert are subject to post-termination non-competition and non-solicitation restrictions for a period of 24 months or, in the event the applicable named executive officer is entitled to receive severance benefits, 12 months.

Bonus

Annual Cash Incentive. In addition to their base salary, each named executive officer will be eligible to receive a discretionary, annual performance-based cash bonus upon the attainment of individual performance goals and the performance goals of Flowco Holdings Inc. established by our board of directors in its sole discretion. Under the New Employment Agreements, subject to certain conditions, Joseph R. Edwards will be eligible to receive an annual cash bonus commencing with calendar year 2025 with a target bonus opportunity equal to 100% of his annual base salary; each of John Gatlin and Jonathan W. Byers will be eligible to receive an annual cash bonus commencing with calendar year 2025 with a target bonus opportunity equal to 85% of his annual base salary; and each of Chad Roberts, Mims Talton and Joel Lambert will be eligible to receive an annual cash bonus commencing with calendar year 2025 with a target bonus opportunity equal to 75% of his annual base salary. For the period beginning on the effective date of such New Employment Agreement and ending on the last day of the 2024 calendar year, such executive officer shall be eligible to receive a prorated annual performance bonus pursuant to, and in accordance with, the terms and conditions of the previously approved bonus plan for each of GEC Estis Holdings, LLC, Flowco Production Solutions, L.L.C. and Flogistix Holdings, LLC (calculated as the annual performance bonus that would have been paid under such bonus plans for the entire 2024 calendar year, if any, multiplied by a fraction, the numerator of which is equal to the number of days that elapsed between the effective date of such New Employment Agreement and December 31, 2024, and the denominator of which is equal to the total number of days in the 2024 calendar year). All other terms and conditions applicable to the annual cash bonus, including, without limitation, the criteria for earning an annual cash bonus, whether any annual cash bonus will be paid and, if paid, the amount of any such annual cash bonus, shall be determined by the board of directors in its sole discretion.

Long Term Incentive Compensation. Pursuant to the New Employment Agreements, each named executive officer is eligible to participate in any equity incentive plan, under which we may grant cash and equity incentive awards to eligible employees and other service providers. Each named executive officer’s participation in such equity incentive plans is subject to the terms and conditions of any such plan and the applicable award agreement, as determined by our board of directors or its designee, in its discretion.

Compensation Clawback. Any incentive-based or other compensation paid to a named executive officer which is subject to recovery under any law, government regulation or stock exchange listing requirements will be subject to such deductions and claw back as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by Flowco Holdings Inc. pursuant to any such law, government regulation or stock exchange listing requirement).

Other Benefits. Each named executive officer and, to the extent applicable, each named executive officer’s family, dependents and beneficiaries, are entitled to participate in all employee benefits plans, practices and programs made available to named executive officers and/or similarly situated senior executives. Such benefits plans, practices and programs include, but are not limited to, health insurance or health care plans, vacation and holiday plans, life insurance and disability insurance. Additionally, each named executive officer is entitled to be reimbursed for reasonable and necessary business-related expenses incurred in connection with performance of his duties and responsibilities, subject to standard policies and procedures with respect to expense reimbursement as applied to similarly situated senior executives.

Termination and Change of Control

Termination for Convenience or Good Reason. Each of the New Employment Agreements provides that we may terminate such agreement for convenience and each named executive officer may terminate such agreement for good reason at any time. Upon either such termination, the named executive officer will be entitled to receive (i) a cash payment equal to his base salary for a period of 12 months, (ii) a cash payment equal to his annual cash bonus for the calendar year in which the termination occurs, in addition to any unpaid bonus payments and (iii) continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of up to 12 months.

Termination Upon Death or Disability. If a named executive officer is terminated due to his death or disability, then such named executive officer will be entitled to receive (i) a pro rata portion of the annual cash bonus described above, (ii) any portion of the base salary and any vacation or paid time off, as applicable, that has been earned, but remains unpaid, in each case, as of the termination date and (iii) reimbursement for any expenses properly incurred and submitted for reimbursement in accordance with our policies, which remain unpaid as of the termination date.

Termination upon Change in Control. Each of the New Employment Agreements provides that, in the event Flowco Holdings Inc. undergoes a change in control and the New Employment Agreement is terminated by Flowco Holdings Inc. for convenience or by the named executive officer for good reason, in either case within 12 months following such change in control of Flowco Holdings Inc., then the named executive officer will be entitled to receive (i) a cash payment equal to two times the sum of (a) his base salary and (b) his annual cash bonus for the calendar year in which the termination occurs and (ii) continued health insurance coverage under COBRA for a period of up to 12 months.

Reserved Share Program

At our request, an affiliate of BofA Securities, Inc., a participating underwriter, has reserved for sale, at the initial public offering price, up to 5% of the Class A common stock offered by this prospectus for sale to certain of our directors, officers and employees, business associates and related persons. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. See “Underwriting—Reserved Share Program” for more information.

Director and Officer Indemnification and Insurance

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors’ and officers’ liability insurance. See “Description of Capital Stock—Limitations on Liability and Indemnification of Officers and Directors.”

Our Policy Regarding Related Party Transactions

Our board of directors will adopt a written related person transaction policy, to be effective upon the closing of this offering, setting forth the policies and procedures for the review and approval or ratification by our audit committee of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock (i) immediately following the consummation of the Transactions (excluding this offering), as described in “Our Organizational Structure” and (ii) as adjusted to give effect to this offering, for:

•	each person known by us to beneficially own more than 5% of our Class A common stock or our Class B common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

As described in “Our Organizational Structure” and “Certain Relationships and Related Party Transactions,” each common unit (other than LLC Interests held by us) is redeemable from time to time at each holder’s option for, at our election, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Interest so redeemed, in each case, in accordance with the terms of the Flowco LLC Agreement; provided that, at our election, we may effect a direct exchange by Flowco Holdings Inc. of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may, subject to certain exceptions, exercise such redemption right for as long as their LLC Interests remain outstanding. See “Certain Relationships and Related Party Transactions—Flowco LLC Agreement.” In connection with this offering, we will issue to each Continuing Equity Owner, for nominal consideration, one share of Class B common stock for each common unit of Flowco LLC such Continuing Equity Owner will own, respectively. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of LLC Interests Jonathan B. Fairbanks (including GEC), White Deer and certain other principal stockholders will beneficially own immediately after the Transactions. Although the number of shares of Class A common stock being offered hereby to the public and the total number of LLC Interests outstanding after the offering will remain fixed regardless of the initial public offering price in this offering, the shares of Class B common stock held by the beneficial owners set forth in the table below after the consummation of the Transactions will vary, depending on the initial public offering price in this offering. The table below assumes the shares of Class A common stock are offered at $   per share (the mid-point of the estimated price range set forth on the cover page of this prospectus). See “Our Organizational Structure.”

The number of shares beneficially owned by each stockholder as described in this prospectus is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above with respect to each common unit, held by such person that are currently exercisable or will become exercisable within 60 days of the date of this prospectus, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. The percentage ownership of each individual or entity after giving effect to the Transactions and before this offering is computed on the basis of      shares of our Class A common stock outstanding and      shares of our Class B common stock outstanding. The percentage ownership of each individual or entity after the Transactions is computed on the basis of      shares of our Class A common stock outstanding and      shares of our Class B common stock outstanding. Unless otherwise indicated, the address of all listed stockholders is 1300 Post Oak Blvd., Suite 450, Houston, Texas 77056.

Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

The following table assumes the underwriters’ option to purchase additional shares is not exercised.

	Class A common stock beneficially owned (after giving effect to the Transactions)(1)				Class B common stock beneficially owned (after giving effect to the Transactions)(1)				Combined common stock owned after this offering(2)
	Before this offering		After this offering		Before this offering		After this offering
	Number	%	Number	%	Number	%	Number	%
5% Stockholders
GEC Advisors LLC(3)		%		%		%		%	%
White Deer Management LLC(4)		%		%		%		%	%
Genesis Park II, LP(5)	—	%		%	—	%		%	%

Named Executive Officers and Directors
Jonathan W. Byers		%		%		%		%	%
Joseph R. Edwards		%		%		%		%	%
John Gatlin		%		%		%		%	%
Chad Roberts		%		%		%		%	%
Alexander Chmelev	—	%		%	—	%		%	%
Jonathan B. Fairbanks(3)		%		%		%		%	%
Ben A. Guill(4)		%		%		%		%	%
Paul W. Hobby		%		%		%		%	%
Cynthia L. Walker		%		%		%		%	%
William H. White		%		%		%		%	%
All directors, director designees and executive officers as a group ( 12 persons)		%		%				%	%

*	Represents beneficial ownership of less than 1%.

(1)	Each common unit is redeemable from time to time at each holder’s option for, at our election newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Interest so redeemed, in each case, in accordance with the terms of the Flowco LLC Agreement; provided that, at our election, we may effect a direct exchange by Flowco Holdings Inc. of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may, subject to certain exceptions, exercise such redemption right for as long as their LLC Interests remain outstanding. See “Certain Relationships and Related Party Transactions—Flowco LLC Agreement.” In these tables, beneficial ownership of LLC Interests has been reflected as beneficial ownership of shares of our Class A common stock for which such LLC Interests may be exchanged. When an LLC Interest common unit is exchanged by a holder of shares of our Class B common stock for a share of Class A common stock, a corresponding share of Class B common stock will be cancelled.

(2)	Represents the percentage of voting power of our Class A common stock and Class B common stock voting as a single class. Each share of Class A common stock entitles the registered holder to one vote per share and each share of Class B common stock entitles the registered holder thereof to one vote per share on all matters presented to stockholders for a vote generally, including the election of directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or our amended and restated certificate of incorporation.

(3)

Prior to this offering and the Transactions, represents shares currently owned directly by GEC Estis Holdings, LLC and Flowco Production Solutions, L.L.C. Prior to this offering and in connection with the Transactions, GEC Estis Holdings, LLC and Flowco Production Solutions, L.L.C. will effect certain liquidating transactions with respect to such entities and their affiliates, including distributions of LLC Interests to certain Blocker Companies. After giving effect to such transactions and the Transactions prior to the closing, the following Blocker Shareholders and affiliates of GEC and its affiliates will directly own Class A common stock: GEC Partners III GI LP; and GEC Partners III-B GI LP; and the following will directly own Class B common stock and LLC Interests: GEC Partners III LP; GEC Capital Group III LP; Partners and GEC Estis Co-Invest II LLC. GEC Capital Group III LP is the general partner of each of GEC Partners III LP and GEC III-GI LP, and GEC Group Ltd. is the general partner of GEC Capital Group III LP. GEC Capital Group III-B LP is the general partner of each of GEC Estis Co-Invest II LLC and GEC Partners II-B LP, and GEC Group B. Ltd. is the general partner of GEC Capital Group III-B LP. Mr. Fairbanks is the manager and controlling member of GEC, GEC Group Ltd.

and GEC Group B. Ltd, as well as GEC Advisors LLC, a registered investment advisor to the funds that beneficially own such shares, with discretionary authority over each such fund’s accounts..

(4)	Prior to this offering and the Transactions, represents shares owned directly by Flogistix Holdings, LLC. Prior to this offering and in connection with the Transactions, Flogistix Holdings, LLC will effect certain liquidating transactions with respect to such entity and its affiliates, including distributions of LLC Interests to a Blocker Company. After giving effect to such transactions and the Transactions prior to the closing, the following Blocker Shareholder and affiliates of White Deer and its affiliates will directly own Class A common stock: WD Thunder CV IND, LP (“CF IND”), WD Thunder CV Parallel, LP (“CF Parallel”) and WD Thunder CV, LP (“CF Main”); and the following will directly own Class B common stock and LLC Interests: CF IND and CF Main. WD Thunder CV GP, LP (“CV GP”) is the general partner of each of CF Parallel, CF IND and CF Main. CV GP is controlled by WD Thunder CV Ultimate GP LLC, which is controlled by its board of managers which consists of four members. Mr. Guill is a Managing Partner of White Deer.

(5)	Prior to this offering and the Transactions, Genesis Park II, LP is a member of GEC Estis Holdings, LLC; however, such member has no control over the voting or disposition of securities owned by GEC Estis Holdings, LLC and thus no beneficial ownership of such securities. Prior to this offering and in connection with the Transactions, GEC Estis Holdings, LLC has informed Genesis Park II, LP that it intends to effect certain liquidating transactions with respect to such entity and its affiliates, including distributions of LLC Interests to Genesis Park II, LP. After giving effect to such transactions and the Transactions prior to the closing, Genesis Park II, LP has been informed that it will receive and directly own Class B common stock and LLC Interests as set forth in the table. Genesis Park II GP, LLC is the general partner of Genesis Park II, LP. The managers of Genesis Park II GP, LLC are Paul W. Hobby, Peter Shaper and Steven Gibson. The business address of Genesis Park II, LP is 520 Post Oak Boulevard, Suite 850, Houston, Texas 77027.

DESCRIPTION OF CAPITAL STOCK

General

Prior to the consummation of this offering, we will adopt and file an amended and restated certificate of incorporation and we will adopt and file our amended and restated bylaws. Our amended and restated certificate of incorporation will authorize capital stock consisting of:

•	shares of Class A common stock, par value $0.0001 per share;

•	shares of Class B common stock, par value $0.0001 per share; and

•	shares of preferred stock, par value $0.0001 per share.

We are selling      shares of Class A common stock in this offering (     shares if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). All shares of our Class A common stock outstanding upon consummation of this offering will be fully paid and non-assessable. We are issuing      shares of Class B common stock to the Continuing Equity Owners in connection with the Transactions for nominal consideration.

The following summary describes the material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and on which the holders of the Class A common stock are entitled to vote.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock.

Holders of shares of our Class A common stock will vote together with holders of our Class B common stock, as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to the amended and restated certificate of incorporation or as otherwise required by applicable law or our amended and restated certificate of incorporation. Any amendment to our amended and restated

certificate of incorporation that gives holders of the Class B common stock (i) any rights to receive dividends (subject to certain exceptions) or any other kind of distribution, (ii) any right to convert into or be exchanged for shares of Class A common stock, or (iii) any other economic rights (except for payments in cash in lieu of receipt of fractional stock) shall, in addition to the vote of the holders of shares of any class or series of our capital stock required by law, also require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A common stock voting separately as a class.

Class B Common Stock

Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally.

Shares of Class B common stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by the Continuing Equity Owners and the number of shares of Class B common stock issued to the Continuing Equity Owners. Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Only permitted transferees of LLC Interests held by the Continuing Equity Owners will be permitted transferees of Class B common stock. See “Certain Relationships and Related Party Transactions—Flowco LLC Agreement.”

Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our amended and restated certificate of incorporation relating to the terms, number of shares, powers, designations, preferences or relative, participating or other special rights, or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon or as otherwise required by applicable law or the amended and restated certificate of incorporation.

Except in certain limited circumstances, holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock. Upon the redemption or exchange of an LLC Interest (together with a share of Class B common stock) for Class A common stock, the shares of Class B common stock will be automatically transferred to Flowco Holdings Inc. for no consideration and will be canceled and no longer outstanding. Such shares of Class B common stock may not be reissued. Any amendment of our amended and restated certificate of incorporation that gives holders of our Class B common stock (i) any rights to receive dividends or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A common stock or (iii) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class.

Upon the consummation of the Transactions, the Continuing Equity Owners will own, in the aggregate,      shares of our Class B common stock.

Preferred Stock

Upon the consummation of the Transactions and the effectiveness of our amended and restated certificate of incorporation that will become effective immediately prior to the consummation of the Transactions, the total authorized shares of preferred stock will be      shares. Upon the consummation of the Transactions, we will have no shares of preferred stock outstanding.

Under the terms of our amended and restated certificate of incorporation that will become effective immediately prior to the consummation of the Transactions, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Registration Rights

We intend to enter into a Registration Rights Agreement with the Continuing Equity Owners and the Blocker Shareholders in connection with this offering pursuant to which such parties will have specified rights to require us to register all or a portion of their shares under the Securities Act. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Forum Selection

Our amended and restated certificate of incorporation will provide (i) (a) any derivative action or proceeding brought on behalf of the Company under Delaware law, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, or (e) any other action asserting an “internal corporate claim,” as defined in the DGCL, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (ii) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; provided, however, that the foregoing choice of forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation will also provide that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We currently intend to pay a dividend from available funds and future earnings on our Class A common stock. Because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from Flowco LLC and, through Flowco LLC, cash distributions and dividends from our other direct and indirect subsidiaries. Our ability to pay dividends may be restricted by the terms of our Credit Agreement and any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries. See “Description of Capital Stock,” “Description of Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation --Liquidity and Capital Resources.” See “Dividend Policy” and “Risk Factors—Risks Related to the Offering and Ownership of our Class A Common Stock—Because we have no current plans to pay regular cash dividends on our Class A common stock following this offering, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.”

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect immediately prior to the consummation of the Transactions, will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the NYSE rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and, as described under “Certain Relationships and Related Party Transactions—Flowco LLC Agreement—Agreement in Effect Upon Consummation of the Transactions—Common Unit Redemption Right,” funding of redemptions of LLC Interests. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Pursuant to the terms of the Stockholders Agreement, directors designated by GEC and White Deer may only be removed with or without cause by the request of the party entitled to designate such director. In all other cases and at any other time, directors may only be removed from our board of directors for cause by the affirmative vote of a majority of the shares entitled to vote. See “Management—Composition of our Board of Directors.” These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Special Meetings of Stockholders; Action by Written Consent of Stockholders

Our amended and restated bylaws will provide that only the chairperson of our board of directors or a majority of our board of directors may call special meetings of our stockholders. Our amended and restated certificate of incorporation will provide that, at any time when GEC Affiliates beneficially own, in the aggregate, at least 35% of the voting power of our outstanding capital stock, our stockholders may take action by consent without a meeting, and at any time when GEC Affiliates beneficially own, in the aggregate, less than 35% of the voting power of our outstanding capital stock, our stockholders may not take action by consent without a meeting, but may only take action at a meeting of stockholders. These provisions may delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Amendment of Certificate of Incorporation or Bylaws

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation will provide that the affirmative vote of holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the size of our board, removal of directors, director and officer liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive forum. Our amended and restated certificate of incorporation will provide that the board of directors may adopt, amend, alter, or repeal our bylaws. In addition, our amended and restated certificate of incorporation will provide that the stockholders may not adopt, amend, alter or repeal our bylaws unless such action is approved, in addition to any other vote required by our amended and restated certificate of incorporation, (a) prior to the time when the GEC Affiliates cease to beneficially own, in the aggregate, 35% of the voting power of the then outstanding shares of our capital stock, by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class, or (b) from and after the time when the GEC Affiliates cease to beneficially own, in the aggregate, 35% of the voting power of the then outstanding shares of our capital stock, by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class. Upon consummation of the Transactions, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors.

Section 203 of the DGCL

We will opt out of Section 203 of the DGCL. However, our amended and restated certificate of incorporation will contain provisions that are similar to Section 203. Specifically, our amended and restated certificate of incorporation will provide that, subject to certain exceptions, we will not be able to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person, but will exclude GEC, White Deer and their affiliates.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Prior to the consummation of the Transactions, we intend to enter into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to GEC, White Deer or any of our directors who are employees of or affiliated with GEC, White Deer or any director or stockholder who is not employed by us or our subsidiaries. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, GEC, White Deer or any of our directors who are employees of or affiliated with GEC, White Deer or any director or stockholder who is not employed by us or our affiliates will not have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, if GEC, White Deer or any of our directors who are employees of or affiliated with GEC, White Deer or any director or stockholder who is not employed by us or our subsidiaries acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity, unless such opportunity was expressly offered to them solely in their capacity as a director, executive officer or employee of us or our affiliates. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (i) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the amended and restated certificate of incorporation, (ii) we or our subsidiaries, at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) we have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of our or our subsidiaries’ business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of Flowco Holdings Inc.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Flowco Holdings Inc. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is ComputerShare Trust Company.

Trading Symbol and Market

We intend to apply to list our Class A common stock on the NYSE under the symbol “FLOC.” This offering is contingent upon final approval of our listing of Class A common stock on the NYSE.

DESCRIPTION OF INDEBTEDNESS

Credit Agreement

General

On August 20, 2024, we entered into the Credit Agreement, as amended to date, by and among Flowco MasterCo LLC (“Parent Borrower”), Flowco Productions, Estis Intermediate and Flogistix Intermediate, as borrowers, certain other direct and indirect subsidiaries of the Parent Borrower party thereto as guarantors, the lenders named therein, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). The Credit Agreement was entered into in connection with a continuation and upsize of the credit facility established by an existing credit agreement with Estis and certain of its subsidiaries as loan parties thereto.

The Credit Agreement currently provides for an aggregate revolving commitment of $725,000,000 (the “Aggregate Revolving Commitment”). The Borrowers have the ability to request the issuance of letters of credit under the Credit Agreement in an aggregate amount of up to $20,000,000. The Borrowers also have the ability to borrow swingline loans under the Credit Agreement in an aggregate principal amount of up to $50,000,000.

The borrowing base under the Credit Agreement is equal to the sum of (i) 85% of eligible accounts receivable of the Borrowers and each of the direct and indirect subsidiaries of the Parent Borrower that are subsidiary guarantors (the Borrowers and such subsidiary guarantors, collectively, the “Loan Parties”), plus (ii) 90% of eligible investment grade accounts receivable of the Loan Parties, plus (iii) 85% of the net orderly liquidation value of the Loan Parties’ eligible inventory plus (iv) the lesser of (x) 120% of the net book value of the Loan Parties’ eligible appraised rental compressor fleet and (y) the product of 80% multiplied by the net orderly liquidation value percentage identified in the most recent appraisal multiplied by the net book value of the Loan Parties’ eligible appraised rental compressor fleet, plus (v) 80% of the lesser of (x) the cost and (y) the net book value of the Loan Parties’ eligible new rental compressor fleet plus (vi) the lesser of (x) 85% of the net orderly liquidation value of the Borrowers’ eligible equipment and (y) not to exceed 10% of the borrowing base, less (vii) reserves established by the administrative agent in its permitted discretion pursuant to the terms of the Credit Agreement. Our ability to borrow loans or obtain letters of credit under the Credit Agreement is subject to there being sufficient availability under the Credit Agreement, which is calculated as (i) the lesser of (a) the Aggregate Revolving Commitment under the Credit Agreement and (b) the borrowing base at such time, minus (ii) the aggregate outstanding principal amount of all loans and the aggregate outstanding amount of all letters of credit under the Credit Agreement at such time.

Interest Rates and Fees

Borrowings under the Credit Agreement are, at the option of the Borrowers, either based on an alternate base rate (“ABR”) or a term SOFR rate. Loans comprising each ABR borrowing under the Credit Agreement accrue interest at the ABR plus an applicable margin ranging from 0.75% to 1.50% per annum, dependent upon the Total Leverage Ratio (as defined in the Credit Agreement). Loans comprising each SOFR rate borrowing accrue interest at a Term SOFR rate plus an applicable margin ranging from 1.75% to 2.50%, depending on the Total Leverage Ratio.

In addition to paying interest on the principal amounts outstanding under the Credit Agreement, the Borrowers are required to pay a commitment fee of (a) 0.375% per annum if the average daily Aggregate Revolving Exposure (as defined in the Credit Agreement) for the applicable quarter is greater than or equal to 50% of the Aggregate Revolving Commitment and (b) 0.50% per annum if the average daily Aggregate Revolving Exposure for the applicable quarter is less than 50% of the Aggregate Revolving Commitment, on the average daily amount of the unused commitment of the applicable Lender. The Borrowers are also subject to customary letter of credit and agency fees.

Mandatory Prepayments

The Credit Agreement requires that the Borrowers, in the event that the sum of the aggregate loans outstanding and the letter of credit obligations outstanding exceeds the lesser of the Aggregate Revolving Commitment and the borrowing base then in effect, prepay the loans under the Credit Agreement and cash collateralize any outstanding letter of credit obligations in an amount equal to such excess.

The Credit Agreement also requires that the Borrowers, in the event that any net proceeds are received by or on behalf of any Loan Party or any subsidiary as a result of (i) certain asset dispositions, (ii) certain casualty/condemnation events, (iii) the issuance of any equity during a cash dominion period and (iv) the incurrence of non-permitted indebtedness, to prepay the loans under the Credit Agreement and cash collateralize any outstanding letter of credit obligations in an amount equal to 100% of such net proceeds, subject to certain reinvestment rights.

Final Maturity

The credit facility provided in the Credit Agreement has a scheduled maturity date of August 20, 2029.

Guarantees and Security

The Borrowers’ obligations under the Credit Agreement are guaranteed by certain of the Borrowers’ subsidiaries (including any future material domestic subsidiaries). All obligations under the Credit Agreement are secured by a first priority lien on substantially all of the assets of the Borrowers, including a pledge of all of the equity interests of their respective material domestic subsidiaries, as well as future material domestic subsidiaries.

Covenants and Other Matters

The Credit Agreement contains a number of covenants that, among other things and subject to certain exceptions, restrict the Borrowers’ and their subsidiaries’ ability to:

•	incur indebtedness;

•	incur certain liens;

•	consolidate, merge or sell or otherwise dispose of assets;

•	make investments, loans, advances, guarantees and acquisitions;

•	pay dividends or make other distributions on equity interests, or redeem, repurchase or retire equity interests;

•	enter into transactions with affiliates;

•	alter the business conducted by us and our subsidiaries;

•	change their fiscal year; and

•	amend or modify governing documents.

In addition, the Credit Agreement contains financial covenants with respect to minimum interest coverage ratio and maximum total leverage ratio, as detailed below.

•

The Borrowers will not permit the Interest Coverage Ratio (as defined in the Credit Agreement), as of the end of any calendar quarter commencing with the calendar quarter ending September 30, 2024, to be less than 2.50 to 1.00; and

•

The Borrowers will not permit the Total Leverage Ratio (as defined in the Credit Agreement), as of the end of any calendar quarter commencing with the calendar quarter ending September 30, 2024, to be greater than 3.50 to 1.00.

The Borrowers are in compliance with all covenants as of August 28, 2024.

The Credit Agreement also contains certain customary representations and warranties and affirmative covenants, and certain reporting obligations. In addition, the lenders under the Credit Agreement will be permitted to accelerate all outstanding borrowings and other obligations, terminate outstanding commitments and exercise other specified remedies upon the occurrence of certain events of default (subject to certain grace periods and exceptions), which include, among other things, payment defaults, breaches of representations and warranties, covenant defaults, certain cross-defaults and cross-accelerations to other indebtedness, certain events of bankruptcy and insolvency, certain judgments and changes of control.

The foregoing summary describes certain material provisions of the Credit Agreement, but may not contain all information that is important to you. We urge you to read the provisions of the Credit Agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Prior Credit Facilities

Prior Estis Intermediate Holdings, LLC Credit Facility

Estis Intermediate Holdings, LLC had a Revolving Credit Facility (the “Prior Estis Credit Facility”) with a syndication of financial institutions. On June 20, 2024, Estis amended its credit agreement to, among other things, replace GEC Estis Holdings, LLC with Estis Intermediate as “Holdings” under the credit agreement. Borrowings under the credit agreement are, at the option of the Borrower, either alternate base rate, or ABR, loans or SOFR loans. Loans comprising each ABR borrowing under the credit agreement accrue interest at the ABR plus an applicable rate equal to 1.50% to 2.50% per annum, dependent upon the Total Leverage Ratio. Loans comprising each SOFR rate borrowing accrue interest at the Adjusted Term SOFR Rate for the interest period in effect for such borrowing plus an applicable rate equal to 2.50% to 3.50% per annum, dependent upon the Total Leverage Ratio. Principal is due at maturity on August 11, 2026. The Prior Estis Credit Facility was subject to certain financial and operational covenants and is collateralized by all the assets of Estis and its subsidiaries. The Prior Estis Credit Facility included a Fixed Charge Coverage Ratio requirement that must be greater than 1.10 to 1.00 and a Total Leverage Ratio requirement to be less than 3.75 to 1.00 on a monthly basis. Estis was in compliance with the debt covenants as of and for the year ended December 31, 2023.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our Class A common stock. Future sales of substantial amounts of Class A common stock in the public market (including shares of Class A common stock issuable upon redemption or exchange of LLC Interests of our Continuing Equity Owners), or the perception that such sales may occur, could adversely affect the market price of our Class A common stock. Although we intend to apply to have our Class A common stock listed on the NYSE, we cannot assure you that there will be an active public market for our Class A common stock.

Upon the closing of this offering, we will have outstanding an aggregate of      shares of Class A common stock, assuming the issuance of      shares of Class A common stock offered by us in this offering and the issuance of      shares of Class A common stock to the Blocker Shareholders in the Transactions. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

The remaining      shares of Class A common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including Rules 144 or 701 under the Securities Act, which are summarized below.

In addition, each common unit held by our Continuing Equity Owners will be redeemable, at the election of each Continuing Equity Owner, for, at our election, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for LLC Interest so redeemed, in each case, in accordance with the terms of the Flowco LLC Agreement; provided that, at our election, we may effect a direct exchange by Flowco Holdings Inc. of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may, subject to certain exceptions, exercise such redemption right for as long as their LLC Interests remain outstanding. See “Certain Relationships and Related Party Transactions—Flowco LLC Agreement.” Upon consummation of the Transactions, our Continuing Equity Owners will hold LLC Interests, all of which will be exchangeable for shares of our Class A common stock. The shares of Class A common stock we issue upon such exchanges would be “restricted securities” as defined in Rule 144 unless we register such issuances. However, we will enter into a Registration Rights Agreement with certain of the Original Equity Owners that will require us, subject to customary conditions, to register under the Securities Act these shares of Class A common stock. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Lock-Up Agreements

We, our director nominees, executive officers, funds affiliated with GEC and White Deer and other stockholders holding an aggregate of approximately     % of the outstanding shares of our Class A common stock have agreed not to sell any Class A common stock for a period of 180 days from the date of this prospectus, subject to certain exceptions and extensions. In addition, we have agreed not to permit any exchanges of LLC Interests into shares of our Class A common stock during such period, subject to certain exceptions. The lock-up restrictions and specified exceptions are described in more detail under “Underwriting.”

Rule 144

In general, a person who has beneficially owned our Class A common stock that are restricted shares for at least six months would be entitled to sell such securities, provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale; and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned our Class A common stock that are restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of our Class A common stock then outstanding; or

•

the average weekly trading volume of our Class A common stock on the during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale; provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Our affiliates can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

Equity Plans

We intend to file a registration statement on Form S-8 to register the issuance of an aggregate of      shares of our Class A common stock reserved for issuance under our Incentive Plan. Such registration statement will become effective upon filing with the SEC, and shares of our Class A common stock covered by such registration statement will be eligible for resale in the public market immediately after the effective date of such registration statement, subject to the lock-up agreements described in this prospectus.

Registration Rights

See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS OF CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case, in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. We cannot assure that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A common stock.

This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our Class A common stock as part of a hedge, straddle, or other risk-reduction strategy, or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an applicable financial statement;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code, and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of an owner in such an entity will depend on the status of the owner, the activities of such entity, and certain determinations made at the owner level. Accordingly, entities treated as partnerships for U.S. federal income tax purposes holding our Class A common stock and the owners in such entities should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we currently intend to pay a dividend from available funds and future earnings on our Class A common stock. Such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A common stock will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. However, under proposed Treasury Regulations (on which taxpayers may rely until final Treasury Regulations are issued), withholding under FATCA will not apply to the gross proceeds from the sale or disposition of our Class A common stock. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class A common stock described in this prospectus. J.P. Morgan Securities LLC, Jefferies LLC and Piper Sandler & Co. are acting as the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock indicated in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Jefferies LLC
Piper Sandler & Co.
Evercore Group L.L.C.
BofA Securities, Inc.
BMO Capital Markets Corp.
Fearnley Securities AS
Fearnley Securities, Inc.
Pareto Securities AS
PEP Advisory LLC
Tudor, Pickering, Holt & Co. Securities, LLC

Total

The underwriters are committed to purchase all the shares of Class A common stock offered by us if they purchase any shares of Class A common stock. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

Fearnley Securities AS and Pareto Securities AS are not US registered broker-dealers and may not make sales of any financial instruments in the United States or to US persons except in compliance with applicable US laws and regulations. To the extent that Fearnley Securities AS or Pareto Securities AS intend to effect sales of financial instruments in the United States, they will do so only through their respective US registered broker-dealers, Fearnley Securities, Inc. or Pareto Securities Inc., or otherwise as permitted by applicable US law. The activities of Fearnley Securities AS and Pareto Securities AS in the United States will be effected only to the extent permitted by Rule 15a-6 under the Exchange Act.

The underwriters propose to offer the shares of Class A common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain securities dealers at that price less a concession not in excess of $   per share of Class A common stock. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $   per share of Class A common stock from the initial public offering price. After the initial offering of the shares of Class A common stock to the public, if any shares of the Class A common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The offering of the shares of Class A common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of any shares of Class A common stock made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to      additional shares of Class A common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares of Class A common stock. If any shares of Class A common stock are purchased with this option to purchase additional shares of Class A common stock, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares of Class A common stock on the same terms as those on which the shares of Class A common stock are being offered.

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $   per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of Class A common stock.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $  . We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $  .

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of Class A common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, Jefferies LLC and Piper Sandler & Co. for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable or exchangeable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (“RSUs”) (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of any equity compensation plan in effect as of the closing of this offering and described in this prospectus; (iii) the issuance of up to  % of the outstanding shares of our common stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, our common stock, immediately following the closing of this offering, in acquisitions or other similar strategic transactions, provided that such recipients enter into a lock-up agreement with the underwriters; or (iv) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction; (v) the issuance of shares of our common stock or securities convertible or exchangeable for shares of our common stock in connection with the Transactions; or (vi) the issuance of shares of our common stock upon the redemption or exchange of LLC Interests and Class B common stock for shares of our Class A common stock in accordance with the Flowco LLC Agreement.

Our director nominees, executive officers, funds affiliated with GEC and White Deer and other stockholders holding an aggregate of approximately  % of the outstanding shares of our Class A common stock (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC, Jefferies LLC and Piper Sandler & Co. (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (ii) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of lock-up securities, in cash or otherwise, (iii) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (iv) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership,

limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to members or stockholders of the lock-up party; (vii) by operation of law, (viii) to us from an employee upon death, disability or termination of employment of such employee, (ix) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement or exercise of RSUs, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all stockholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion or exchange of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock (including the redemption or exchange of LLC Interests and Class B common stock for shares of our Class A common stock in accordance with the Flowco LLC Agreement), provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; (d) the issuance of shares of our common stock or securities convertible or exchangeable for shares of our common stock in connection with the Transactions; and (e) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted.

J.P. Morgan Securities LLC, Jefferies LLC and Piper Sandler & Co. in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We intend to apply to list our Class A common stock on the under the symbol “FLOC.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares of Class A common stock referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares of Class A common stock, in whole or in part, or by purchasing shares of Class A common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of Class A common stock available for purchase in the open market compared to the price at which the underwriters may purchase shares of Class A common stock through the option to purchase additional shares of Class A common stock. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of Class A common stock in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares of Class A common stock as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of Class A common stock, or that the shares of Class A common stock will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Reserved Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the Class A common stock offered by this prospectus for sale to some of our directors, officers and employees through a reserved share program, or Reserved Share Program. If these persons purchase reserved shares, it will reduce the number of shares of Class A common stock available for sale to the general public. Any reserved shares of Class A common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock offered by this prospectus.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to prospective investors in the United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”);

provided that no such offer of the shares shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA. Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Switzerland

This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any shares. No shares have been offered or will be offered to the public in Switzerland, except that offers of shares may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):

(a)	to any person which is a professional client as defined under the FinSA;

(b)	to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of J.P. Morgan Securities LLC, Jefferies LLC Piper, Sandler & Co., Evercore Group L.L.C., BofA Securities, Inc., BMO Capital Markets Corp., Fearnley Securities AS, Fearnley Securities, Inc., Pareto Securities AS, PEP Advisory LLC and Tudor, Pickering, Holt & Co. Securities, LLC for any such offer; or

(c)	in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance;

provided that no such offer of shares shall require the Company or any investment bank to publish a prospectus pursuant to Article 35 FinSA.

The shares have not been and will not be listed or admitted to trading on a trading venue in Switzerland.

Neither this document nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to prospective investors in the Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Law, DIFC Law No. 1 of 2012, as amended. This document is intended for distribution only to persons of a type specified in the Markets Law, DIFC Law No. 1 of 2012, as amended. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority (“DFSA”) has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to prospective investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab Emirates (and the DIFC)

governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority (FSRA) or DFSA.

Notice to prospective investors in Australia

This prospectus:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia, except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.

571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong)) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to prospective investors in Singapore

J.P. Morgan Securities LLC, Jefferies LLC, Piper Sandler & Co., Evercore Group L.L.C., BofA Securities, Inc., BMO Capital Markets Corp., Fearnley Securities AS, Fearnley Securities, Inc., Pareto Securities AS, PEP Advisory LLC and Tudor, Pickering, Holt & Co. Securities, LLC have acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, J.P. Morgan Securities LLC, Jefferies LLC, Piper Sandler & Co., Evercore Group L.L.C., BofA Securities, Inc., BMO Capital Markets Corp., Fearnley Securities AS, Fearnley Securities, Inc., Pareto Securities AS, PEP Advisory LLC and Tudor, Pickering, Holt & Co. Securities, LLC have represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

(a)	to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)	to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(i)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), unless otherwise specified before an offer of shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Sidley Austin LLP, Houston, Texas. Latham & Watkins LLP, Houston, Texas, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements of Flowco MergeCo LLC as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statement of Flowco Holdings Inc. as of November 30, 2024 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Flowco Production Solutions, L.L.C. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Flogistix, LP included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov. We also maintain a website at www.flowco-inc.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

GLOSSARY OF OIL AND NATURAL GAS TERMS

Basin	A large depression on the earth’s surface in which sediments accumulate and may be a source of oil and natural gas

Bbl	Barrel

Bbl/d	Barrels per day

Completion	The process of preparing a drilled well for the production of oil or natural gas

Condensate	Low-density, very low-viscosity, liquid hydrocarbons that typically occur along with natural gas, whose density or gravity is less than crude oil. Condensates are the liquid form of vaporized hydrocarbons, and are a form of natural gas liquids (NGLs). They are named “condensates” from the process of removing them from the gas stream by processing with specific temperature and pressure.

E&P	Exploration and production

ESP	Electric submersible pump

GAPL	Gas-assisted plunger lift

GHG	Greenhouse gases, including methane and carbon dioxide

GOR	Gas-to-oil ratios

HPGL	High pressure gas lift

Hydraulic fracturing	A stimulation treatment routinely performed on oil and natural gas wells in low-permeability reservoirs

NGLs	Natural gas liquids

OECD	The Organisation for Economic Co-operation and Development

Pad	Location where well operators perform drilling operations. A pad may include a location with multiple wells.

PAGL	Plunger-assisted gas lift

PCP	Progressing cavity pump

Reservoir	A subsurface body of rock having sufficient permeability to store and transmit fluids

Sentry	A closed system used to capture fugitive emissions at numerous points on compressors

Unconventional resource or reservoir	A term for oil and natural gas, or oil and natural gas reservoir, that is produced from lower permeability reservoirs by unconventional means, such as horizontal drilling and multistage fracturing

Vault	A closed loop system used to capture methane otherwise vented to the atmosphere during compressor shutdowns and then return this captured methane to the compressor upon restarting

VRU	Vapor recovery unit

Well; wellbore	The hole drilled by the bit that is equipped for oil or natural gas production on a completed well. Alternatively called a well, wellbore or borehole.

F-i

F-ii

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Flowco Holdings Inc.

Opinion on the Financial Statement – Balance Sheet

We have audited the accompanying balance sheet of Flowco Holdings Inc. (the “Company”) as of November 30, 2024, including the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of November 30, 2024 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of this financial statement in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 6, 2024

We have served as the Company’s auditor since 2024.

Flowco Holdings Inc.

Balance Sheet

As of November 30,
2024

Assets
Total assets	$—

Liabilities and stockholder’s equity
Total liabilities	$—

Stockholder’s Equity:
Contribution receivable	$(10)
Class A Common stock, $0.01 par value per share, 1,000 authorized, 1,000 shares issued and outstanding	$10

Total liabilities and stockholder’s equity	$—

The accompanying notes are an integral part of this financial statement.

Notes to the Balance Sheet

1. Organization

Flowco Holdings Inc. (the Corporation) was formed as a Delaware corporation on July 25, 2024. The Corporation was formed for the purpose of completing a public offering and related transactions in order to carry on the business of Flowco MergeCo LLC and subsidiaries (the “Company”). The Corporation will be the managing member of the Company and will operate and control all of the businesses and affairs of the Company and, through the Company, continue to conduct the business now conducted by the Company. The Company received approvals to issue share capital on July 29, 2024. The Corporation did not have any activity outside of the formation and share issuance as of November 30, 2024.

2. Summary of Significant Accounting Policies

Basis of Presentation

The balance sheet has been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) set by the Financial Accounting Standards Board (“FASB”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Separate statements of operations, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented in the financial statement because there have been no activities in this entity.

3. Stockholder’s Equity

The Corporation is authorized to issue 1,000 shares of Class A common stock, par value $0.01 per share. On July 29, 2024, 1,000 shares of common stock were issued for future cash consideration of $10 which was not received as of the date of formation. The purchase of the shares was not cash funded, therefore there is a $10 contra-equity receivable on the balance sheet.

4. Subsequent Events

We evaluated subsequent events through December 6, 2024 which is the date the financial statement was available to be issued.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Unit holders of Flowco MergeCo LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Flowco MergeCo LLC and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, of changes in member’s equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 30, 2024, except for the inclusion of the Lessor Accounting disclosure in Note 5 to the consolidated financial statements, as to which the date is October 11, 2024

We have served as the Company’s auditor since 2019.

Flowco MergeCo LLC (Predecessor)

Consolidated Balance Sheets

December 31, 2023 and 2022

(Amounts in thousands of U.S. dollars, except units data)	2023	2022

Assets
Current assets
Cash and cash equivalents	$—	$—
Accounts receivable—trade, net	44,399	27,823
Inventory	31,336	27,213
Prepaid expenses and other current assets	2,837	1,542

Total current assets	78,572	56,578
Right-of-use assets	7,815	3,138
Property, plant and equipment, net	292,223	290,917
Intangible Assets, net	11,254	13,354
Goodwill	2,224	2,224

Total assets	$392,088	$366,211

Liabilities and Member’s Equity
Current liabilities
Accounts payable—trade	$6,351	$6,866
Accrued expenses	8,906	8,101
Current portion of lease liabilities	2,377	1,744

Total current liabilities	17,634	16,711

Long-term liabilities
Lease liabilities, net of current portion	5,438	1,394
Long-term debt	235,265	220,029

Total long-term liabilities	240,703	221,423

Total liabilities	258,337	238,134

Commitments and contingencies (Note 12)

Member’s equity
Common Units, no par value and 1,000 authorized, issued and outstanding as of December 31, 2023 and 2022	—	—
Additional paid-in capital	36,479	88,894
Accumulated earnings	97,272	39,183

Total member’s equity	133,751	128,077

Total liabilities and member’s equity	$392,088	$366,211

The accompanying notes are an integral part of these consolidated financial statements.

Flowco MergeCo LLC (Predecessor)

Consolidated Statements of Operations

Years Ended December 31, 2023 and 2022

(Amounts in thousands of U.S. dollars, except unit and per unit data)	2023	2022
Revenues
Rentals	$168,801	$120,237
Sales	74,522	28,372

Total revenues	243,323	148,609

Operating expenses
Cost of rentals (exclusive of depreciation and amortization disclosed separately below)	42,179	33,214
Cost of sales (exclusive of depreciation and amortization disclosed separately below)	62,599	22,261
Depreciation and amortization	43,822	36,206
Selling, general and administrative expenses	15,219	14,173
Loss on sale of equipment, net	1,170	51

Income from operations	78,334	42,704

Other expense
Interest expense	(18,956)	(9,284)
Other expense	(1,289)	(691)

Total other expense	(20,245)	(9,975)

Net income	$58,089	$32,729

Earnings per unit
Basic and diluted	$58,089	$32,729

Weighted average number of units outstanding
Basic and diluted	1,000	1,000

The accompanying notes are an integral part of these consolidated financial statements.

Flowco MergeCo LLC (Predecessor)

Consolidated Statements of Changes in Member’s Equity

Years Ended December 31, 2023 and 2022

(Amounts in thousands of U.S. dollars, except units data)
	Common Units		Additional Paid-in Capital	Accumulated Earnings	Member’s Equity
	Units	Amount
Balance, December 23, 2021	1,000	$—	$125,401	$6,454	$131,855
Distribution to Members	—	—	(37,000)		(37,000)
Net income	—	—	—	32,729	32,729
Share based compensation	—	—	493	—	493

Balance, December 31, 2022	1,000	—	88,894	39,183	128,077

Distribution to Members	—	—	(52,500)	—	(52,500)
Net income	—	—	—	58,089	58,089
Share based compensation	—	—	85	—	85

Balance, December 31, 2023	1,000	$—	$36,479	$97,272	$133,751

The accompanying notes are an integral part of these consolidated financial statements.

Flowco MergeCo LLC (Predecessor)

Consolidated Statements of Cash Flows

Years Ended December 31, 2023 and 2022

(Amounts in thousands of U.S. dollars, except units data)	2023	2022

Cash flows from operating activities

Net income	$58,089	$32,729
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	43,822	36,206
Provision for inventory obsolescence	2,510	335
Amortization of operating right-of-use assets	508	219
Amortization of deferred financing costs	400	400
Loss on sale of equipment, net	1,170	51
Share based compensation	85	493
Allowance for (recovery of) credit losses	310	509
Changes in operating assets and liabilities:
Accounts receivable - trade, net	(16,886)	(13,779)
Inventory	(6,633)	9,274
Prepaid expenses and other current assets	(1,295)	(171)
Operating lease liabilities	(508)	(219)
Accounts payable - trade	(515)	(2,411)
Accrued expenses	805	2,928

Net cash provided by operating activities	81,862	66,564

Cash flows from investing activities
Purchase of property, plant and equipment	(43,514)	(106,961)
Proceeds from sale of property, plant and equipment	841	31

Net cash used in investing activities	(42,673)	(106,930)

Cash flows from financing activities
Payments on long-term debt	(173,525)	(107,789)
Proceeds from long-term debt	188,361	188,118
Payments on finance lease obligations	(1,525)	(1,748)
Payment of debt issuance costs	—	(1,215)
Distribution to member	(52,500)	(37,000)

Net cash (used in) provided by financing activities	(39,189)	40,366

Net change in cash	—	—

Cash
Beginning of year	—	—

End of year	$—	$—

Supplemental disclosures of cash flow information
Cash paid during the year for
Interest expense	$18,899	$8,668
Lease liabilities arising from obtaining operating right-of-use assets	4,524	2,434
Lease liabilities arising from obtaining finance right-of-use assets	2,186	234

The accompanying notes are an integral part of these consolidated financial statements.

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

1. Nature of Operations and Organization

Estis Compression, LLC (“Estis”) and its wholly owned subsidiary, McClung Energy Services LLC (“McClung”), is a full-service gas compression equipment and service provider. Estis offers equipment sales, rentals, installation, maintenance and repair of natural gas compressors.

On June 20, 2024, Flowco MergeCo LLC (the “Company”) entered into a Contribution Agreement with GEC Estis Holdings LLC (parent company of Estis) (“Estis Member”), Flowco Production Solutions, L.L.C. (“Flowco”) and Flogistix Holdings, LLC (“Flogistix Member”)(parent company of Flogistix, LP (“Flogistix”)) (Estis Member, Flowco and Flogistix Member collectively, the “Members”), pursuant to which, the Members contributed 100% of the direct equity interests of Estis Intermediate Holdings, LLC (“Estis Intermediate”), Flowco Productions LLC (“Flowco Productions”) and Flogistix Intermediate Holdings, LLC (“Flogistix Intermediate”) to the Company in exchange for Series A Units of the Company proportionate to the value of the contributed entities. In connection with the transaction, (i) Estis Member contributed substantially all of its net assets (including membership interests in Estis Compression LLC (“Estis”)) to Estis Intermediate immediately prior to the consummation of the business combination and the contribution of the membership interests of Estis Intermediate to the Company, (ii) Flowco also contributed substantially all of its net assets to Flowco Productions immediately prior to the consummation of the business combination and the contribution of the membership interests of Flowco Productions to the Company, and (iii) Flogistix Member also contributed substantially all of its net assets (including the equity interests in Flogistix GP, LLC and Flogistix) to Flogistix Intermediate immediately prior to the consummation of the business combination and the contribution of the membership interests of Flogistix Intermediate to the Company.

The purpose of the Company is to directly, or indirectly through subsidiaries or joint ventures, carry on the business activities of each of the contributed entities, including production optimization and related oilfield services business lines.

In accordance with ASC 805, Business Combinations, Estis will be the accounting acquirer and Flowco and Flogistix will be acquirees. Additionally, Estis has been identified as the predecessor and as such, these financial statements reflect the name change to Flowco MergeCo LLC as the transaction has already been consummated, however the equity structure in place reflects that of Estis through December 31, 2023.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated statements include the accounts of the Company. All significant intercompany balances and transactions, including profits recognized by McClung on sales of equipment to Estis, have been eliminated in consolidation.

The Company does not have any components of other comprehensive income within its consolidated financial statements, and, therefore, does not separately present a statement of comprehensive income in its consolidated financial statements.

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in the preparation of these financial statements include but are not limited to the following: revenue recognition, allowance for credit losses, inventory reserve, impairment of goodwill, intangible assets and long-life assets, share-based compensation, useful lives of property, plant and equipment and intangible assets, and estimation of contingencies. Management believes these estimates and assumptions provide a reasonable basis for the fair presentation of the consolidated financial statements. Actual results could differ from those estimates.

Segment Information

The Company determined its operating segments in accordance with ASC 280, Segment Reporting (“ASC 280”).

Segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) to allocate resources and assess performance. The CODM reviews income from operations as the measure of segment profit or loss, which is presented on a business unit level for the purposes of allocating resources and evaluating operating and financial performance. Accordingly, the Company operates and manages its business units in the following two operating and reporting segments:

•	Production Solutions: rental services.
•	Natural Gas Technologies: service gas compression parts and equipment sales.

Concentrations of Business Relationships

Substantially all of the Company’s business is in east Texas, west Texas, Oklahoma, North Dakota and Appalachia and could therefore be materially affected by economic fluctuations in these geographic areas as well as activities in the oil and gas industry.

Concentrations of Credit Risk

Financial instruments which subject the Company to concentrations of credit risk consist principally of cash and trade receivables. Cash is maintained with financial institutions in the United States. Deposits may exceed the amount of federal deposit insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and therefore bear minimal risk. In monitoring this credit risk, the Company periodically evaluates the stability of the financial institutions.

One customer in the Natural Gas Technologies segment accounted for approximately 39% of trade receivables as of December 31, 2023, and two customers accounted for approximately 24% of trade receivables as of

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

December 31, 2022. One customer in the Natural Gas Technologies segment accounted for approximately 17% and 10% of revenue for the years ended December 31, 2023 and 2022, respectively.

Significant Vendors

Two vendors in the Natural Gas Technologies segment represented 32% and 22% of purchased inventory for the years ended December 31, 2023 and 2022, respectively. In management’s opinion, alternatives to these vendors are available.

Cash and Cash Equivalents

The Company considers all cash in the bank and highly liquid investments with original maturities of three months or less to be cash equivalents. As of December 31, 2023 and 2022, the Company had no restricted cash. At December 31, 2023 and 2022, the Company had $0 million of cash and cash equivalents as any excess in cash was transferred to pay down the Revolving Credit Facility, which is then drawn for any cash on an as needed basis.

Accounts Receivables

Accounts receivable are stated at amounts management expects to collect from outstanding balances. The Company’s accounts receivable are due from customers to whom we have rented or sold compression equipment. The Company bills its customers in accordance with contractual agreements. Generally, no collateral or other security is required to support a customer’s receivables.

The trade accounts receivable is recorded net of an allowance for credit losses. The allowance for credit losses is based upon the amount of losses expected to be incurred in the collection of these accounts pursuant to the guidance outlined in Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses (ASU 2016-13, Topic 326, or ASC 326), which the Company adopted effective January 1, 2023 as further discussed in the “Recently Adopted Accounting Standards” section of this Note. The estimated losses are calculated using the loss rate method based upon a review of outstanding receivables, including specific accounts, related aging, and on historical collection experience based on the invoice due date. These allowances reflect our estimate of the amount of our receivables that we will be unable to collect based on historical write-off experience and, as applicable, current conditions and reasonable and supportable forecasts that affect collectability. Our estimate could require a change based on changing circumstances, including changes in the economy or in the circumstances of individual customers. In addition, specific accounts are written off against the allowance when management determines the account is uncollectible.

The balance of allowance for credit losses amounted to $1,259 and $949 as of December 31, 2023 and 2022, respectively, and is believed to be adequate to cover expected amounts to be written off in future periods.

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

The following table summarizes the change in the accounts receivables allowance for credit losses:

	December 31,
	2023	2022
Beginning balance	$949	$440
Reversal of allowance for credit losses	(72)	(757)
Allowance for credit losses	382	1,266

Ending balance	$1,259	$949

Inventory

Inventory is composed of components, parts and materials used in the fabrication, repair and maintenance of natural gas compressors. Inventory is valued at the lower of cost or market. Production Solutions inventory is measured using the first in, first out (FIFO) costing method. Natural Gas Technologies inventory is measured using the average costing method, which is based on historical purchases at an individual item level. The cost of fabrication of compressor packages, including labor and shop overhead, is charged to cost of sales during the period in which revenue from sale of such equipment is recognized.

We regularly review inventory quantities on hand and record provisions for excess or obsolete inventory based primarily on historical usage, estimated product demand and technological developments.

Property, Plant and Equipment, net

Property, plant and equipment, net are stated at cost. Depreciation of property, plant and equipment is provided over the estimated useful lives of the respective assets, principally using the straight-line method.

Expenditures for additions, major renewals, and betterments are capitalized, and expenditures for maintenance and repairs are charged to earnings as incurred. The estimated useful lives of major asset categories are as follows:

Compressor equipment	10 years
Buildings	40 years
Furniture, fixtures, machinery and equipment	3–10 years
Vehicles	5 years

When assets are retired or otherwise disposed of, the cost and the applicable accumulated depreciation is removed from the respective accounts and the resulting gain or loss is reflected in earnings.

Impairment of Long-Lived Assets

The Company reviews the carrying values of property, plant and equipment for impairment whenever current events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present, the Company analyzes the projected undiscounted cash flows associated

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

with property, plant and equipment to determine the fair value of these assets. If the assets are determined to be impaired, a loss is recorded in the amount that the carrying value of the assets exceeds their fair value.

Leases

Effective December 31, 2021, the Company adopted the guidance in ASC 842, Leases. It results in almost all leases being recognized on the balance sheet, as the distinction between operating and finance leases is removed. Under the new standard, a right-of-use (“ROU”) asset (the right to use the leased item) and a financial liability to make lease payments are recognized.

The Company determines if an arrangement is a lease at inception of the arrangement and classifies it as an operating lease or finance lease. ROU assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payment made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The lease liability is based on the present value of unpaid lease payments over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate.

Contracts may contain both lease and non-lease components. To the extent applicable, the Company allocates the consideration in the contract to the lease and non-lease components based on their relative stand-alone prices. However, for leases of real property for which the Company is a lessee, it has elected not to separate lease and non-lease components and instead accounts for these as a single lease component.

The two components of operating lease expense, amortization and interest, are recognized on a straight-line basis over the lease term as a single expense element within depreciation and amortization on the consolidated statements of operations. For finance leases, interest on the accrued lease liability is recognized in interest expense, and amortization of ROU assets are recognized on the consolidated statements of operations within depreciation and amortization.

Goodwill

The Company evaluates goodwill for impairment at least annually at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the Company’s reporting units that are expected to benefit from the combination. The Company evaluates changes in its reporting structure to assess whether that change impacts the composition of one or more of its reporting units. If the composition of the Company’s reporting units’ changes, goodwill is reassigned between reporting units using the relative fair value allocation approach.

The Company performs its annual impairment test of goodwill at December 31. In addition, the Company performs impairment tests during any reporting period in which events or changes in circumstances indicate

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

that impairment may have occurred. In assessing the fair value of the reporting units, the Company considers the market approach, the income approach, or a combination of both. Under the market approach, the fair value of the reporting unit is based on quoted market prices of companies comparable to the reporting unit being valued. Under the income approach, the fair value of the reporting unit is based on the present value of estimated cash flows. The income approach is dependent on a number of significant management assumptions, including estimated future revenue growth rates, gross margin on sales, operating margins, capital expenditures, tax rates and discount rates.

If the carrying amount of the reporting unit exceeds the calculated fair value, an impairment charge is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Additionally, the Company considers the income tax effect from any tax-deductible goodwill on the carrying amount of the reporting unit, if applicable, when measuring the goodwill impairment charge.

The Company did not record an impairment to goodwill for the years ended December 31, 2023 and 2022.

Intangible Assets Other Than Goodwill

Intangible assets that have finite useful lives are measured at cost less accumulated amortization and impairment losses, if any. Subsequent expenditures for intangible assets are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. Amortization is recognized in profit or loss on a straight-line basis over the estimated useful lives of intangible assets. The Company has customer relationships, developed technology and trade name assets which are amortized using the straight-line method over their respective estimated useful lives of 10 years.

The Company reviews intangible assets subject to amortization at the relevant asset group level for impairment when circumstances indicate that the carrying amount of an intangible asset is not recoverable and its carrying value exceeds its fair value in accordance with ASC 360.

Amortization of intangible assets is included in other depreciation and amortization on the consolidated statements of operations. There was no impairment of intangible assets during the years ended December 31, 2023 and 2022.

Revenue Recognition

The Company’s revenues are derived from multiple sources. The following are descriptions of its principal revenue generating activities.

Rental Revenue

Rental revenue is earned from the lease of rental production equipment, consisting principally of compressors. These rental contracts are accounted for as operating leases under the authoritative guidance for leases (“ASC 842”) and rental revenue is recognized as income is earned over the term of the rental agreement.

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

Our rental contract terms range from one month to 36 months and are typically billed at a fixed monthly rate while the equipment is in use by the customer. Payment for rentals is typically collected within 45-90 days. Monthly agreements are generally cancellable with 30-day notice by the customer.

Upon lease commencement, the Company evaluates the rental agreements to determine if they meet the criteria set forth in ASC 842 for classification as sales-type leases or direct financing leases; if a rental agreement meets none of these criteria, the Company classifies it as an operating lease. Based on the assessment of the lease classification criteria, all rental agreements have been classified as operating leases. As such, the underlying assets remain on our balance sheet within property, plant, and equipment and are depreciated consistently with other owned assets. Rental revenue is recognized on a straight-line basis over the term of the rental and is included in rental revenue in the consolidated statements of operations.

The Company’s rental agreements generally include lease and non-lease components where the timing and pattern of transfer are the same. Non-lease components related to our lease arrangements, such as installation, monitoring and field service support are performed with the same timing and pattern of transfer for the lease component. Because the pattern of recognition of the non-lease components is the same as that of the lease component, the Company has elected the practical expedient, in accordance with ASC 842, to combine all lease and non-lease components as a single component. The Company has determined that the rental of equipment is the predominant component of the rental agreement and therefore has accounted for these transactions entirely in accordance with ASC 842.

Sales Revenue

The Company accounts for sales revenue in accordance with ASU 2014-09, Revenue from Contracts with Customers (“ASC 606”), and all subsequent amendments issued thereafter. Sales revenue is recognized when a customer obtains control of promised goods and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods. The principles in ASC 606 are applied using a five-step model that includes 1) identifying the contract(s) with a customer, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations in the contract, and 5) recognizing revenue when (or as) the performance obligations are satisfied. ASC 606 also requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

Sales revenue is measured as the amount of fixed consideration to which we expect to be entitled in exchange for transferring products to our customers. Our contracts with customers typically contain a single performance obligation to provide agreed-upon products. We do not assess whether promised goods are performance obligations if they are immaterial in the context of the contract with the customer. Sales revenue is recognized when our performance obligation is satisfied at a point in time, at the amount we expect to be entitled when control of the products is transferred to our customers. For sales of equipment based on firm purchase orders or sales contracts, sales revenue is recognized when fabrication of the equipment is completed, it is segregated and ready for customer pickup and the customer has been notified. The completion notification includes the invoice for the sale, which represents a right to payment from the customer. At that point, risks and rewards of ownership transfer to the customer per the terms of the contract. Product delivery, including shipping and

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

handling costs associated with outbound freight, is the responsibility of the customer. While the customer is arranging transportation of the equipment, it remains in the Company’s physical possession with a unique customer identification number in a separate location. The Company does not have the contractual right to direct the use of the product or direct it to another customer. The length of time between the completion notification and equipment pick up typically ranges from 2-14 days.

Payment for sales revenue is typically collected within 20-60 days. Since the period between sale of the product and receipt of payment is not expected to exceed one year, we have elected not to calculate or disclose a financing component for our customer contracts. We do not incur any material costs of obtaining contracts. Sales revenue generally does not include right of return or other significant post-delivery obligations.

Advertising

The Company expenses advertising costs as incurred. Advertising costs were $478 and $374 for the years ended December 31, 2023, and 2022, respectively.

Share-Based Compensation

The Estis Member issued profits interests to certain employees of the Company. The Company accounts for these awards in accordance with ASC 718, Compensation—Stock Compensation. While the awards are issued by the Estis Member, the costs have been recognized by the Company.

The Company recognized the share-based compensation expense on a straight-line basis over the vesting period based on the estimated fair value of the share-based award at the grant date. The share-based awards are classified as equity and are accounted for as a capital contribution from the Estis Member. The share-based compensation expense is included within selling and general administrative expense in the consolidated statements of operations.

The Company estimates grant date fair value using the Black-Scholes-option-pricing model. The use of a valuation model requires management to make certain assumptions with respect to selected model inputs. The fair value of the Company’s profit units is based on the Company’s historical financial performance and observable arms-length sales of the Company’s Member’s Equity.

The expected term represents the period that the share-based awards are expected to be outstanding. The Company determines the expected term using the simplified method as provided by the Securities and Exchange Commission. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the profit units. Since the Company’s shares are not publicly or privately traded, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the options is based on the U.S. Treasury yield curve at the date of the grant. Forfeitures are recognized as they occur (Note 9).

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

Fair Value

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. A three-tiered hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value. This hierarchy requires that the Company use observable market data, when available, and minimize the use of unobservable inputs when determining fair value:

Level 1 Quoted market prices in active markets for identical assets and liabilities.

Level 2 Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3 Unobservable inputs that are not corroborated by market data.

Income Taxes

The Company is not a tax paying entity for federal income tax purposes, and thus no provision for federal income taxes has been recognized. Income of the Company is taxed to the members of the parent in their respective returns. The Company is subject to Texas state margin tax based on gross profit. Accordingly, a provision and liability for the Texas margin tax has been included in the accompanying consolidated financial statements.

The Company believes that all significant tax positions utilized by the Company will more likely than not be sustained upon examination. As of December 31, 2023, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations are from the year 2017 forward (with limited exceptions). Tax penalties and interest, if any, would be accrued as incurred and would be classified as tax expense in the consolidated statements of operations.

Basic and Diluted Earnings per Unit (“EPU”)

Basic EPU is calculated by dividing net income attributable to unitholders by the weighted average number of units of common units outstanding during the period. The Company does not have any potentially dilutive securities that would impact basic EPU.

New Accounting Pronouncements

Recently Adopted Accounting Standards

Accounting standard-setting organizations frequently issue new or revised accounting rules and pronouncements. We regularly review new accounting rules and pronouncements to determine their impact, if any, on our consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326). The guidance requires organizations to measure all expected credit losses for financial instruments held at the reporting date

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

based on historical experience, current conditions, and reasonable and supportable forecasts. The accounting standard introduces the current expected credit losses methodology (“CECL”) for estimating allowances for credit losses. The guidance eliminates the probable initial recognition threshold in current U.S. GAAP and, instead, reflects an organization’s current estimate of all expected credit losses over the contractual term of its financial assets and broadens the information that an entity can consider when measuring credit losses to include forward-looking information. The guidance affects loans, debt securities, trade receivables, net investments in leases, off-balance-sheets credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. We adopted the standard beginning January 1, 2023. The adoption resulted in no adjustments to the Company’s consolidated financial statements.

A reserve for bad debts was historically determined based on a general reserve as well as specific identification of accounts reviewed by management and deemed doubtful as to collectability. Beginning January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments—Credit Losses (Topic 326) and assesses a reserve for expected credit losses to provide for the estimated amount of receivables that will not be collected. The reserve is based upon an assessment of customer creditworthiness, historical payment experience, the age of outstanding receivables, collateral to the extent applicable, and reflects the possible impact of current conditions and reasonable forecasts not already reflected in historical loss information.

Recently Issued Accounting Standards Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The amendments in this update require public companies to disclose on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (CODM) and require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. In addition, the amendment requires that a public entity provide all annual disclosures about a reportable segment’s profit or loss and assets currently required in interim periods and require that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Early adoption is permitted. This amendment is effective for the fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact of ASU 2023-07 on its consolidated financial statements and related disclosures.

In March 2024, FASB issued ASU No. 2024-01, Compensation- Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards. ASU 2024-01 provides an illustrative example that includes four fact patterns to demonstrate how an entity should apply the scope guidance in paragraph 718-10-15-3 to determine whether a profits interest award should be accounted for in accordance with Topic 718. ASU 2024-01 is effective for fiscal years beginning after December 15, 2025. The Company is currently evaluating the impact of ASU 2024-01 on its consolidated financial statements and related disclosures.

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

3. Inventory

Inventory consists of the following as of December 31, 2023 and 2022:

	2023	2022
Work in progress	$3,391	$2,234
Components, parts and materials	27,945	24,979

	$31,336	$27,213

4. Property, Plant and Equipment

Property, plant and equipment consist of the following as of December 31, 2023 and 2022:

	2023	2022
Land	$150	$150
Buildings	1,935	1,935
Furniture and fixtures	2,339	1,270
Machinery and equipment	409,212	370,449
Vehicles	2,052	1,705

	415,688	375,509
Less: Accumulated depreciation	(123,740)	(84,701)

	291,948	290,808
Construction in progress	275	109

Total	$292,223	$290,917

The Company’s rental fleet included in machinery and equipment above was $395,300 (approximately $276,100, net of accumulated depreciation) as of December 31, 2023, and was $361,600 (approximately $279,500, net of accumulated depreciation) as of December 31, 2022. Depreciation expense for the years ended December 31, 2023 and 2022 was approximately $40,200 and $32,400, respectively.

5. Leases

The Company has operating leases related to office space. The Company has finance leases related to vehicles. The Company’s office space leases have a remaining lease term of 6-111 months as of December 31, 2023, with no extension options. The Company’s vehicle leases have a remaining lease term of 2-36 months as of December 31, 2023, with no extension options.

Lease terms are negotiated on an individual basis and may contain a wide range of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the Company.

Amounts recognized in the consolidated balance sheet

The consolidated balance sheets consist of the following amounts relating to operating leases:

	December 31, 2023	December 31, 2022

Operating right-of-use assets
Real property	$4,424	$408

	$4,424	$408

Operating lease liabilities
Current	$640	$245
Non-current	3,784	163

	$4,424	$408

The consolidated balance sheets consist of the following amounts relating to finance leases:

	December 31, 2023	December 31, 2022

Finance right-of-use assets
Vehicles	$3,391	$2,730

	$3,391	$2,730

Finance lease liabilities
Current	$1,737	$1,497
Non-current	1,654	1,233

	$3,391	$2,730

Additions to right-of-use assets during the year ended December 31, 2023 were approximately $6,710. Additions to right-of-use assets during the year ended December 31, 2022 were approximately $5,105. There were no disposals of right-of-use assets during the years ended December 31, 2023 or 2022.

The weighted average lessee’s incremental borrowing rate applied to the operating and finance lease liabilities on December 31, 2023 was 10.0% and 10.0% respectively. The weighted average lessee’s incremental borrowing rate applied to the operating and finance lease liabilities on December 31, 2022 was 7.25% and 6.8%, respectively. The weighted average remaining lease term for operating and finance lease on December 31, 2023 was 6.63 years and 2.17 years, respectively. The weighted average remaining lease term for operating and finance lease on December 31, 2022 was 1.70 years and 2.12 years, respectively.

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

Amounts recognized in the consolidated statement of operations

The consolidated statements of operations consist of the following amounts relating to leases:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Amortization of real property operating right-of-use assets (included in general and administrative expenses)	$508	$219
Interest Expense of vehicles finance right-of-use assets (included in depreciation and amortization)	$530	$657
Amortization of vehicles finance right-of-use assets (included in depreciation and amortization)	$995	$1,091

The total cash outflow for leases for each of the years ended December 31, 2023 and 2022 was approximately $2,000.

The table below reconciles the undiscounted future minimum operating lease payments to the operating lease liabilities recorded on the balance sheet as of December 31, 2023:

2024	$1,027
2025	869
2026	781
2027	806
2028	830
Thereafter	1,721

Total future minimum operating lease payments	6,034
Less: Amount of operating lease payments representing interest	1,610

Present value of future minimum operating lease payments	4,424
Less: Current operating lease liabilities	640

Long-term operating lease liabilities	$3,784

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

The table below reconciles the undiscounted future minimum finance lease payments to the finance lease liabilities recorded on the balance sheet as of December 31, 2023:

2024	$1,929
2025	1,239
2026	599
2027	—
2028	—
Thereafter	—

Total future minimum finance lease payments	3,767
Less: Amount of finance lease payments representing interest	376

Present value of future minimum finance lease payments	3,391
Less: Current finance lease liabilities	1,737

Long-term finance lease liabilities	$1,654

Lessor Accounting

This Lessor Accounting disclosure was omitted in error in our original issuance of these consolidated financial statements. We have revised our disclosure to include this required information.

Rental agreements are for the rental of our compressor units to customers. Rental revenue for the years ended December 31, 2023 and 2022 was approximately $168.8 million and $120.2 million, respectively. Revenue related to these rental agreements is reflected as rental revenue in the consolidated statements of operations.

Scheduled future minimum lease payments to be received by the Company as of December 31, 2023 for each of the next five years is as follows:

2024	$136,098
2025	64,597
2026	19,793
2027	5,347
2028	347
Thereafter	—

Total	$226,182

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

6. Goodwill and Intangible assets

The following table summarizes the goodwill balance:

	Goodwill	Accumulated Impairment Losses	Net
Balance as of January 1, 2022	$7,596	$(5,372)	$2,224
Additions to goodwill	—	—	—
Goodwill impairment	—	—	—

Balance as of December 31, 2022	$7,596	$(5,372)	$2,224

Balance as of January 1, 2023	$7,596	$(5,372)	$2,224
Additions to goodwill	—	—	—
Goodwill impairment	—	—	—

Balance as of December 31, 2023	$7,596	$(5,372)	$2,224

Trade name and other intangible assets, net consist of the following:

	December 31, 2023			December 31, 2022
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value

Subject to amortization:
Developed Technology	$10,900	$(4,814)	$6,086	$10,900	$(3,724)	$7,176
Trade name	5,360	(2,367)	2,993	5,360	(1,831)	3,529
Customer Relationships	4,270	(2,095)	2,175	4,270	(1,621)	2,649

Total	$20,530	$(9,276)	$11,254	$20,530	$(7,176)	$13,354

Amortization expense totaled $2,100 for both of the years ended December 31, 2023 and December 31, 2022. As of December 31, 2023, the weighted average remaining useful lives for the developed technology, trade name and customer relationships are 5.1 years, 5.1 years, and 4.1 years, respectively.

Amortization expense is classified in operating expenses on the consolidated statements of operations. Estimated future amortization expense is as follows:

Years Ending December 31,	Amount
2024	$2,101
2025	2,101
2026	2,100
2027	2,100
2028	1,903
Thereafter	949

Total	$11,254

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

7. Long-Term Debt

Long-term debt consists of the following at December 31, 2023 and 2022:

	2023	2022
Revolving credit facility	$236,380	$221,544
Less: Deferred financing costs	(1,115)	(1,515)
Current maturities	—	—

Total long-term debt, net	$235,265	$220,029

The Company has a Revolving Credit Facility with a syndication of financial institutions. On August 11, 2022, the Company amended its credit agreement to increase the maximum borrowings to $280,000 and extend the maturity date until August 11, 2026. Variable interest is due monthly at the Commercial Bank Floating Rate (2.75% over SOFR at December 31, 2023) and may be increased an additional 0.75%, depending on leverage ratio criteria stated in the agreement. Principal is due at maturity. The facility is subject to certain financial and operational covenants and is collateralized by all the assets of the Company. The Revolving Credit Facility agreement includes a Fixed Charge Coverage Ratio requirement that must be greater than 1.10 to 1.00 and a Total Leverage Ratio requirement to be less than 3.75 to 1.00 on a monthly basis. The Company was in compliance with the debt covenants as of and for the years ended December 31, 2023 and 2022.

For the years ended December 31, 2023 and 2022, interest expense totaled $18,899 and $8,868, respectively.

Future maturities of debt are due as follows for the years ending December 31:

2024	$—
2025	—
2026	235,265
2027	—
2028	—
Thereafter	—

Total debt	$235,265

8. Member’s Equity

As provided for in the Fourth Amended and Restated Operating Agreement, dated as of September 26, 2019, (the “Operating Agreement”), the Member holds 100% of the limited liability company interests of the Company and exercises all control through those interests. The Company was capitalized with a deemed non-cash contribution of $100 from the Member. Distributions (including liquidating distributions) are to be made to the Member at a time to be determined by the board of managers. There are no restrictions on distributions. The Member’s equity account will be adjusted for distributions paid to, and additional capital contributions that are made by the Member. All revenues, costs and expenses of the Company are allocated to the Member in accordance with the Operating Agreement.

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

9. Earnings Per Unit

Basic EPU is computed by dividing net income attributable to the Company’s unitholders by the weighted average number of units of common stock outstanding for the period. The Company does not have any potentially dilutive securities that would impact the basic EPU.

The following table provides a reconciliation of the numerator and denominator used for basic and diluted earnings per unit (in thousands, except units and per unit data):

	2023	2022
Net income	$58,089	$32,729
Weighted average common units outstanding	1,000	1,000

Basic and diluted earnings per unit	58,089	32,729

10. Share-Based Compensation

On July 19, 2019, the Estis Member implemented a Profit Units Plan (the “Plan”) pursuant to which the Estis Member may grant profit units in form of Class B Units to certain of the Company’s employees. The profit units vest over a service period of three years from the date of the grant. Upon the occurrence of a change in control transaction, all Class B Units that have not yet vested will vest in full (subject to certain forfeiture of rights in connection with a failure to perform requested transition services). The Business Combination discussed in Note 1 did not result in a change of control and did not trigger any incremental vesting.

As a change in control transaction was not determined to be probable as of December 31, 2023 or 2022 no additional share-based compensation expense was recognized under this acceleration feature for either of the years ended December 31, 2023 and 2022. The Company is currently contemplating a series of organizational transactions in preparation for an initial public offering. If completed successfully, these organizational transactions will end the Plan governing the profit units and cause any outstanding profit units to vest and all unrecognized expense to be recorded. The Class B Units, whether vested or unvested, are also subject to forfeiture in connection with a termination of employment for cause.

The Company, through its parent company, has the right and not the obligation to repurchase the profit units at fair value in an event of termination of its employees (“call option”). The call option is considered non-mandatorily redeemable and not probable.

Since inception, the Estis Member has granted 950,833 profit units under the Plan. No Class B units from the Company’s parent were granted for the years ended December 31, 2023 and 2022.

The weighted average grant-date fair value of profit units granted for the years ended December 31, 2023 and 2022 was $2.29.

Total share-based compensation expense recognized in sales, general and administrative expenses in 2023 and 2022 was $85 and $493, respectively.

At December 31, 2023 and 2022, there was $46 and $131, respectively, of total unrecognized compensation cost related to unvested profit units granted under the Plan. That cost is expected to be recognized over a weighted-average period of 0.66 years.

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

The following table summarizes the unvested activity of the Company’s profit units during the year ended December 31, 2023 and 2022:

	Number of units	Weighted average grant date fair value	Weighted average remaining term (years)
Unvested Balance at January 1, 2023	30,000	$—	0.03
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Expired	—	—	—
Vested	24,167

Unvested Balance at December 31, 2023	5,833	$—	0.01

	Number of units	Weighted average grant date fair value	Weighted average remaining term (years)
Unvested Balance at January 1, 2022	346,944	$—	0.52
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Expired	—	—	—
Vested	316,944

Unvested Balance at December 31, 2022	30,000	$—	0.03

11. Employee Benefit Plan

The Company has a 401(k) defined contribution profit sharing plan covering substantially all employees whereby the Company matches 100% of employee contributions up to 3% of the employee’s salary and an additional 50% of employee contributions for the next 2% of the employee’s salary. The Company’s matching contributions amounted to approximately $420 and $290 during the years ended December 31, 2023 and 2022, respectively.

12. Commitments and Contingencies

The Company is, and from time to time may be, subject to various claims and legal proceedings which arise in the ordinary course of business. In the opinion of management, there are no legal matters that are likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. The Company has insurance coverage with Federal Insurance Company covering employment practices and other fiduciary liabilities on employees.

13. Fair Value Measurements

The Company has assessed that the fair value of cash and cash equivalents, accounts receivable, accounts payable, and other current liabilities, approximates their carrying amounts largely due to the short-term nature of these accounts. The Company has also determined the carrying value of the Revolving Term Loan approximates its fair value given its variable rate and indirect indexation to the Company’s credit risk.

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

See “Note 2. Summary of Significant Accounting Policies,” for information regarding the estimated fair value of goodwill.

The Company did not have any assets or liabilities that were measured at fair value on a recurring basis at December 31, 2023 and 2022.

14. Segment and geographical information

The Company’s operations are based in the United States. All material revenues of the Company are derived from the United States. All long-lived assets of the Company are located in the United States.

Financial information for the years ended December 31, 2023 and 2022 is as follows:

	Year Ended December 31,
	2023	2022

Segment Revenue:
Production Solutions	$168,801	$120,237
Natural Gas Technologies	111,280	128,317

Total Revenues	280,081	248,554
Eliminations	(36,758)	(99,945)

Total Consolidated Revenue	$243,323	$148,609

Segment Income from Operations:
Production Solutions	$71,040	$40,978
Natural Gas Technologies	7,294	1,726

Total Income from Operations	$78,334	$42,704

Segment Depreciation and Amortization:
Production Solutions	$42,773	35,274
Natural Gas Technologies	1,049	932

Total Depreciation and Amortization:	$43,822	$36,206

Segment Capital Expenditures:
Production Solutions	$39,035	$105,420
Natural Gas Technologies	1,144	1,465

Total Capital Expenditures	$40,179	$106,885

Segment Assets:
Production Solutions	$340,198	$333,515
Natural Gas Technologies	56,276	48,116

Total Assets	396,474	381,631
Eliminations	(4,386)	(15,420)

Total Consolidated Assets	$392,088	$366,211

Flowco MergeCo LLC (Predecessor)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except for unit and per unit data)

Eliminations within the segment revenue disclosure above relate to $36.8 million and $100.0 million of intersegment equipment sales from Natural Gas Technologies to Production Solutions for the years ended December 31, 2023 and 2022, respectively.

Segment income from operations above does not include total other expense of $20.2 million and $10.0 million for years ended December 31, 2023 and 2022, respectively, to reconcile to net income.

15. Subsequent Events

The Company has evaluated subsequent events through August 30, 2024, the date the consolidated financial statements were originally available to be issued.

Contribution Agreement

As previously discussed in Note 1, on June 20, 2024, Estis Member, Flowco, and Flogistix Member transferred, assigned and contributed to Flowco MergeCo LLC, and Flowco MergeCo LLC accepted and acquired equity interests in the mentioned companies and subsidiaries and related assets.

Credit Agreement

On August 20, 2024, certain wholly owned subsidiaries of Flowco MergeCo LLC, Flowco MasterCo LLC, Flowco Productions, Estis Intermediate and Flogistix Intermediate, as borrowers, and other loan parties entered into a first lien credit agreement which provides for a $700 million aggregate principal amount senior secured revolving credit facility (the “Credit Agreement”). The Credit Agreement continues the prior Revolving Credit Facility (as described in footnote 7), and borrowings were used to repay all outstanding indebtedness under then-existing credit agreements with Flowco Productions and Flogistix Intermediate.

Events Subsequent to the Original Issuance of the Financial Statements (Unaudited)

In connection with the reissuance of the consolidated financial statements, the Company evaluated subsequent events through October 11, 2024, the date that the consolidated financial statements were available to be reissued.

Flowco MergeCo LLC (Predecessor)

Unaudited Condensed Consolidated Balance Sheets

(in thousands of U.S. dollars, except unit data)

	September 30, 2024	December 31, 2023
Assets

Current assets
Cash and cash equivalents	$23,124	$—
Accounts receivable, net of allowances for credit losses of $876 and $1,259, respectively	110,311	44,399
Inventory	169,113	31,336
Prepaid expenses and other current assets	6,435	2,837

Total current assets	308,983	78,572

Property, plant and equipment, net	694,624	292,223
Operating lease right-of-use assets	18,109	4,424
Finance lease right-of-use assets	21,535	3,391
Intangible assets, net	285,856	11,254
Goodwill	267,524	2,224
Other assets	9,107	—

Total assets	$1,605,738	$392,088

Liabilities and members’ equity

Current liabilities
Accounts payable	$32,348	$6,351
Accrued expenses	36,239	8,906
Current portion of operating lease obligations	6,381	640
Current portion of finance lease obligations	9,185	1,737
Deferred revenue	6,056	—

Total current liabilities	90,209	17,634

Long-term liabilities
Long-term debt	575,491	235,265
Operating lease obligations, net of current portion	11,751	3,784
Finance lease obligations, net of current portion	11,990	1,654

Total long-term liabilities	599,232	240,703

Total liabilities	689,441	258,337
Commitments and contingencies (Note 13)

Members’ equity
Class A Units, no par value, 10,000,000 issued and outstanding as of September 30, 2024 and 5,100,000 issued and outstanding as of December 31, 2023	—	—
Additional paid-in capital	891,616	36,479
Retained earnings	24,681	97,272

Total members’ equity	916,297	133,751

Total liabilities and members’ equity	$1,605,738	$392,088

The accompanying notes are an integral part of these condensed consolidated financial statements.

Flowco MergeCo LLC (Predecessor)

Unaudited Condensed Consolidated Statements of Operations

(in thousands of U.S. dollars, except unit and per unit data)

	Nine Months Ended

	September 30, 2024	September 30, 2023
Revenues
Rentals	$184,982	$123,905
Sales	164,303	43,956

Total revenues	349,285	167,861

Operating expenses
Cost of rentals (exclusive of depreciation and amortization disclosed separately below)	48,956	31,382
Cost of sales (exclusive of depreciation and amortization disclosed separately below)	124,073	36,390
Selling, general and administrative expenses	36,204	11,688
Depreciation and amortization	56,502	32,078
Loss on sale of equipment	727	764

Income from operations	82,823	55,559

Other expense
Interest expenses	(22,174)	(14,671)
Loss on debt extinguishment	(221)	—
Other expenses	(1,813)	(481)

Total other expenses	(24,208)	(15,152)

Income before provision for income taxes	58,615	40,407
Provision for income taxes	(702)	(379)

Net income	$57,913	$40,028

Earnings per unit:
Basic and diluted	$8.34	$7.85

Weighted average units outstanding:
Basic and diluted	6,941,971	5,100,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

Flowco MergeCo LLC (Predecessor)

Unaudited Condensed Consolidated Statements of Members’ Equity

(in thousands of U.S. dollars, except unit data)

	Class A Units		Additional Paid-in Capital	Retained Earnings	Members’ Equity
	Units	Amount
Balance as of December 31, 2023	5,100,000	$—	$36,479	$97,272	$133,751
2024 Business Combination Issuance of Units	4,900,000	—	854,628	—	854,628
Distribution to Members	—	—	—	(130,504)	(130,504)
Net income	—	—	—	57,913	57,913
Share-based compensation	—	—	509	—	509

Balance as of September 30, 2024	10,000,000	$—	$891,616	$24,681	$916,297

	Common Units		Class A Units		Additional Paid-in Capital	Retained Earnings	Members’ Equity
	Units	Amount	Units	Amount
Balance as of December 31, 2022	1,000	$—	—	$—	$88,894	$39,183	$128,077
Distribution to Members	—	—	—	—	(38,000)	—	(38,000)
Reorganization to Flowco MergeCo	(1,000)	—	5,100,000	—	—	—	—
Net income	—	—	—	—	—	40,028	40,028
Share-based compensation	—	—	—	—	68	—	68

Balance as of September 30, 2023	—	$—	5,100,000	$—	$50,962	$79,211	$130,173

The accompanying notes are an integral part of these condensed consolidated financial statements.

Flowco MergeCo LLC (Predecessor)

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands of U.S. dollars)

	Nine Months Ended
	September 30, 2024	September 30, 2023

Cash flows from operating activities
Net income	$57,913		$40,028
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,502		32,078
Amortization of operating right-of-use assets	2,294		381
Amortization of deferred financing costs	395		300
Loss on sale of equipment	727		764
Loss on debt extinguishment	221		—
(Gain)/Loss on lease termination	(353)		(309)
Share-based compensation	509		68
Provision for inventory obsolescence	1,283		740
Allowance for credit losses	(383)		232

Changes in operating assets and liabilities:
Accounts receivable	(4,426)		(3,709)
Inventory	6,212		(10,896)
Prepaid expenses and other current assets	518		(1,500)
Other assets	(2,566)		—
New finance leases & modifications current year	(389)		—
Operating lease liabilities	(2,259)		(381)
Accounts payable	(3,265)		13
Accrued expenses	2,304		3,551
Deferred revenue	1,971		—

Net cash provided by operating activities	117,208		61,360

Cash flows used in investing activities
Purchase of property, plant and equipment	(62,087)		(38,254)
Proceeds from sale of property, plant and equipment	160		840
Payment for capitalized patent costs	(64)		—
Net cash acquired in 2024 Business Combination	3,088		—

Net cash used in investing activities	(58,903)		(37,414)

Cash flows used in financing activities
Principal payments on finance lease obligations	(3,008)		(733)
Proceeds on finance lease terminations	507		309
Proceeds from long-term debt	270,758		44,146
Payments on long-term debt	(167,510)		(26,075)
Payment of debt issuance costs	(5,424)		—
Distribution to Members	(130,504)		(38,000)

Net cash used in financing activities	(35,181)		(20,353)

Net change in cash and cash equivalents	23,124		3,593

Cash and cash equivalents
Beginning of period	—		—

End of period	$23,124		$3,593

Supplemental disclosures of investing and financing activities
Cash paid for interest	$18,788		$13,991

Supplemental schedule of non-cash investing and financing activities
Noncash debt refinancing of long-term debt with Revolving Credit Facility	$470,584	$
Issuance of 4.9 million Class A Units in exchange for the net assets acquired in a Business Combination	$854,628		$—
Issuance of 5.1 million Class A Units in exchange for 1,000 Common Units of Estis	$—		$—
Lease liabilities arising from obtaining operating right-of-use assets	$954		$4,553
Lease liabilities arising from obtaining financing right-of-use assets	$5,624		$1,560

The accompanying notes are an integral part of these condensed consolidated financial statements.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Note 1—Nature of Operations and Organization

Flowco MergeCo, LLC and its subsidiaries (“the Company”) is a leading provider of production optimization, artificial lift and methane abatement solutions for the oil and natural gas industry. The Company’s products and services include a full range of equipment and technology solutions that enable real-time remote monitoring and control to maximize efficiencies of its products and services. The Company generates revenues throughout the long producing lives of oil and gas wells. The Company’s core technologies include high pressure gas lift (“HPGL”), conventional gas lift, plunger lift and vapor recovery unit (“VRU”) solutions. As of September 30, 2024, the Company operates a fleet of over 4,300 active systems.

The Company is headquartered in Houston, Texas with major service facilities and operations in Midland, Texas; Carlsbad, New Mexico; and Williston, North Dakota. The Company operates manufacturing and repair facilities in El Reno, Oklahoma; Houston, Fort Worth, Kilgore and Pampa, Texas; and Lafayette, Louisiana.

The Company provides its products and services through two reportable segments: (i) Production Solutions; and (ii) Natural Gas Technologies. Any corporate costs or assets not directly related to these two reportable segments have been categorized in a separate corporate and other category.

Business Combination

On June 20, 2024, the Company entered into a Contribution Agreement with GEC Estis Holdings LLC (parent company of Estis Compression LLC (“Estis”) (“Estis Member”)), Flowco Production Solutions, L.L.C. (“Flowco”) and Flogistix Holdings, LLC (“Flogistix Member”) (parent company of Flogistix, LP (“Flogistix”)) (Estis Member, Flowco and Flogistix Member collectively, the “Members”), pursuant to which, the Members contributed 100% of the direct equity interests of Estis Intermediate Holdings, LLC (“Estis Intermediate”), Flowco Productions LLC (“Flowco Productions”) and Flogistix Intermediate Holdings, LLC (“Flogistix Intermediate”) to the Company in exchange for Series A Units of the Company proportionate to the value of the contributed entities (the “2024 Business Combination”). In connection with the transaction, (i) Estis Member contributed substantially all of its net assets (including membership interests in Estis) to Estis Intermediate immediately prior to the consummation of the 2024 Business Combination and the contribution of the membership interests of Estis Intermediate to the Company, (ii) Flowco also contributed substantially all of its net assets to Flowco Productions immediately prior to the consummation of the 2024 Business Combination and the contribution of the membership interests of Flowco Productions to the Company, and (iii) Flogistix Member also contributed substantially all of its net assets (including the equity interests in Flogistix GP, LLC and Flogistix) to Flogistix Intermediate immediately prior to the consummation of the 2024 Business Combination and the contribution of the membership interests of Flogistix Intermediate to the Company.

The 2024 Business Combination was accounted for in accordance with ASC 805, Business Combinations, and Estis has been identified as the accounting acquirer and Flowco and Flogistix the acquirees. Additionally, Estis has been identified as the predecessor and as such, these financial statements reflect only the Estis historical financial information for any period prior to June 20, 2024. All financial information as of and subsequent to June 20, 2024, reflect that of Estis, Flowco, and Flogistix, as well as changes in the capital structure and operations of the Company. See Note 2 for more information.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) pertaining to interim financial information. Certain information in footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) has been condensed or omitted pursuant to those rules and regulations. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company as of and for the years ended December 31, 2023 and 2022.

The results of operations for the nine months ended September 30, 2024 are not necessarily indicative of the operating results that may be expected for the full fiscal year ending December 31, 2024 or any future period.

The accompanying condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of financial position as of September 30, 2024, and results of operations for the nine months ended September 30, 2024 and 2023, and cash flows for nine months ended September 30, 2024 and 2023. The consolidated balance sheet as of December 31, 2023, was derived from the audited consolidated balance sheets of the Company, but may not contain all of the footnote disclosures from those annual financial statements. The condensed consolidated financial statements are prepared in U.S. dollars in accordance with US GAAP and include the accounts of the Company and its subsidiaries.

Basis of Consolidation

The condensed consolidated statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company does not have any components of other comprehensive income within its condensed consolidated financial statements, and, therefore, does not separately present a statement of comprehensive income in its condensed consolidated financial statements.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in the preparation of these financial statements include but are not limited to the following: revenue recognition, allowance for credit losses, inventory reserve, impairment of goodwill, intangible assets and long-life assets, share-based compensation, useful lives of property, plant and equipment and intangible assets, and estimation of contingencies. Management believes these estimates and assumptions provide a reasonable basis for the fair presentation of the condensed consolidated financial statements. Actual results could differ from those estimates.

Basic and Diluted Earnings per Unit (“EPU”)

Basic EPU is calculated by dividing net income attributable to unitholders by the weighted average number of units of common units outstanding during the period. The Company does not have any potentially dilutive securities that would impact basic EPU.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Segment Information

The Company determined its operating segments in accordance with ASC 280, Segment Reporting (“ASC 280”).

Segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) to allocate resources and assess performance. The CODM reviews Adjusted EBITDA as the measure of segment profit or loss, which is presented on a business unit level for purposes of allocating resources and evaluating operating and financial performance. Accordingly, the Company operates and manages its business units in the following two operating and reporting segments:

•

Production Solutions: relates to rentals, sales and services related to high pressure gas lift, conventional gas lift and plunger lift; including other digital solutions and methane abatement technologies.

•	Natural Gas Technologies: relates to the design and manufacturing for the rental, sales and servicing of vapor recovery and natural gas systems.

Customer Concentration

One customer in the Natural Gas Technologies segment accounted for approximately 12% of trade receivables as of September 30, 2024, and one customer in the Natural Gas Technologies segment accounted for approximately 39% of trade receivables as of December 31, 2023. One customer in the Natural Gas Technologies segment accounted for 15% of total revenue for the nine months ended September 30, 2024, and two customers in the Natural Gas Technologies segment accounted for 20% and 16% of total revenue for nine months ended September 30, 2023.

Vendor Concentration

One vendor accounted for 12% of purchases for the nine months ended September 30, 2024. Two vendors accounted for 24% and 11% of purchases for the nine months ended September 30, 2023. The Company believes alternatives to these vendors are available.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The carrying values of cash and cash equivalents approximate their fair values due to the short-term nature of these instruments. Cash in the Company’s bank accounts may exceed federally insured limits. Certain subsidiaries of the Company transfer any excess cash to pay down the Revolving Credit Facility, which is then drawn on for cash on an as needed basis. As of September 30, 2024 and December 31, 2023, the Company had no restricted cash.

Accounts Receivable

Accounts receivable are stated at amounts management expects to collect from outstanding balances. The Company’s accounts receivable are due from customers who it has rented or sold products to. The Company bills its customers in accordance with contractual agreements. Generally, no collateral or other security is required to support a customer’s receivables.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

The trade accounts receivable is recorded net of an allowance for credit losses. The allowance for credit losses is based upon the amount of losses expected to be incurred in the collection of these accounts pursuant to the guidance outlined in Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses (ASU 2016-13, Topic 326, or ASC 326). The estimated losses are calculated using the loss rate method based upon a review of outstanding receivables, including specific accounts, related aging, and on historical collection experience based on the invoice due date. These allowances reflect the Company’s estimate of the amount of receivables that will be unable to collect based on historical write-off experience and, as applicable, current conditions and reasonable and supportable forecasts that affect collectability. The Company’s estimate could require a change based on changing circumstances, including changes in the economy or in the circumstances of individual customers. In addition, specific accounts are written off against the allowance when management determines the account is uncollectible.

The balance of allowance for credit losses amounted to $876 and $1,259 as of September 30, 2024 and December 31, 2023, respectively.

The following table summarizes the change in the accounts receivable allowance for credit losses:

	September 30, 2024	December 31, 2023
Beginning balance	$1,259	$949
Reversal of allowance for credit losses	(400)	(72)
Allowance for credit losses	17	382

Ending balance	$876	$1,259

The following table provides information about accounts receivable and contract liabilities from contracts with customers:

	Nine Months Ended September 30, 2024	Year Ended December 31, 2023
Accounts receivable, net	$110,311	$44,399
Contract liabilities	6,056	—

Contract liabilities represent consideration received or consideration which is unconditionally due from customers prior to transferring goods or services to the customer under the terms of the contract and is included within deferred revenue in the condensed consolidated balance sheets. There was no revenue recognized during the nine months ended September 30, 2024 and 2023 from amounts included in contract liabilities at the beginning of each period. The Company has recognized revenue of $1,927 from amounts included in contract liabilities from the 2024 Business Combination date within sales in the condensed consolidated statement of operations for the nine months ended September 30, 2024.

The Company does not disclose the aggregate transaction price for remaining performance obligations, generally because either the revenue from the satisfaction of the performance obligations is recognized in the amount invoiced or the original expected duration of the contract is one year or less.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Inventory

Inventory is composed principally of artificial lift products and the associated parts and materials necessary to construct these products as well as natural gas compressors to be sold and the associated parts and materials used to construct, repair and maintain these products. Inventory is valued at the lower of cost or net realizable value. Production Solutions inventory is measured using the first in, first out (FIFO) costing method and average costing method. Natural Gas Technologies inventory is measured using the average costing method, which is based on historical purchases at an individual item level. The cost of fabrication of compressor packages, including labor and shop overhead, is charged to cost of sales during the period in which revenue from sale of such equipment is recognized.

The Company regularly reviews inventory quantities on hand and records provisions for excess or obsolete inventory based primarily on historical usage, estimated product demand, market conditions and technological developments.

For the nine months ended September 30, 2024 and 2023, the Company recorded charges of $1,283 and $740, respectively, to write down slow moving inventory, perform cost adjustments and physical adjustments. These charges are included in cost of sales in the accompanying condensed consolidated statements of operations.

Property, Plant and Equipment

Property, plant and equipment, net are stated at cost. Depreciation of property, plant and equipment is provided over the estimated useful lives of the respective assets, principally using the straight-line method. Any property, plant and equipment acquired in connection with a business combination will be recorded at its fair value as of the acquisition date and depreciated over its remaining economic useful life using the straight-line method.

Expenditures for additions, major renewals, and betterments are capitalized, and expenditures for maintenance and repairs are charged to earnings as incurred. The estimated useful lives of major asset categories are as follows:

Buildings	40 years
Compressor and related equipment	10-15 years
Machinery and equipment	3-15 years
Furniture, fixtures and office equipment	3-7 years
Software	3-5 years
Vehicles	5 years
Land	Unlimited
Leasehold improvements	Lesser of useful life or lease term

When assets are retired or otherwise disposed of, the cost and the applicable accumulated depreciation is removed from the respective accounts and the resulting gain or loss is reflected in earnings.

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. For purposes of

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted future net cash flows of assets grouped at the lowest level for which there are identifiable cash flows that are independent of the cash flows of other groups of assets. If the undiscounted future net cash flows are less than the carrying amount of the asset, the asset is deemed impaired. The amount of the impairment is measured as the difference between carrying value and the fair value of the asset. The Company did not record an impairment to its long-lived assets for the nine months ended September 30, 2024 or 2023.

Internally Developed Software

Certain direct development costs associated with internally developed software are capitalized. Costs incurred during the preliminary project stage for internal software programs are expensed as incurred, whereas costs incurred during the development stage of new software and for upgrades and enhancements for existing software programs that result in additional functionality are capitalized. Subsequent to capitalization, internally developed software is amortized over its estimated useful life through depreciation and amortization on the statement of operations. Impairment charges are taken as a result of circumstances that indicate that the carrying values of the assets are not fully recoverable. The Company recognized internally developed software amortization expense of $810 and $0 for the nine months ended September 30, 2024 and 2023, respectively.

Leases

The Company accounts for leases in accordance with ASC 842, Leases. The Company determines if an arrangement is a lease at inception of the arrangement and classifies it as an operating lease or finance lease. A right-of-use (“ROU”) asset (the right to use the leased item) and a financial liability to make lease payments are recognized at inception of the lease.

ROU assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payment made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The lease liability is based on the present value of unpaid lease payments over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate.

Contracts may contain both lease and non-lease components. To the extent applicable, the Company allocates the consideration in the contract to the lease and non-lease components based on their relative stand-alone prices. However, for leases of real property for which the Company is a lessee, it has elected not to separate lease and non-lease components and instead accounts for these as a single lease component. As policy election, the Company does not include leases equal to or less than 12 months on the condensed consolidated balance sheet.

The two components of operating lease expense, amortization and interest, are recognized on a straight-line basis over the lease term as a single expense element within depreciation and amortization on the condensed consolidated statements of operations. For finance leases, interest on the accrued lease liability is recognized in interest expense, and amortization of ROU assets are recognized on the condensed consolidated statements of operations within depreciation and amortization.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Goodwill

The Company evaluates goodwill for impairment at least annually at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the Company’s reporting units that are expected to benefit from the combination. The Company evaluates changes in its reporting structure to assess whether that change impacts the composition of one or more of its reporting units. If the composition of the Company’s reporting units’ changes, goodwill is reassigned between reporting units using the relative fair value allocation approach.

The Company performs its annual impairment test of goodwill at December 31. In addition, the Company performs impairment tests during any reporting period in which events or changes in circumstances indicate that impairment may have occurred. In assessing the fair value of the reporting units, the Company considers the market approach, the income approach, or a combination of both. Under the market approach, the fair value of the reporting unit is based on quoted market prices of companies comparable to the reporting unit being valued. Under the income approach, the fair value of the reporting unit is based on the present value of estimated cash flows. The income approach is dependent on a number of significant management assumptions, including estimated future revenue growth rates, gross margin on sales, operating margins, capital expenditures, tax rates and discount rates.

If the carrying amount of the reporting unit exceeds the calculated fair value, an impairment charge is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Additionally, the Company considers the income tax effect from any tax-deductible goodwill on the carrying amount of the reporting unit, if applicable, when measuring the goodwill impairment charge.

The Company did not record an impairment to goodwill for the nine months ended September 30, 2024 or 2023.

Intangible Assets Other Than Goodwill

Intangible assets that have finite useful lives are measured at cost less accumulated amortization and impairment losses, if any. Subsequent expenditures for intangible assets are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. Amortization is recognized in profit or loss on a straight-line basis over the estimated useful lives of intangible assets. The Company has customer relationships, developed technology and trade name assets which are amortized using the straight-line method over their respective estimated useful lives below:

Trade Names	10 years
Customer Relationships	7-14 years
Developed Technology	10-20 years

The Company reviews intangible assets subject to amortization at the relevant asset group level for impairment when circumstances indicate that the carrying amount of an intangible asset is not recoverable and its carrying value exceeds its fair value in accordance with ASC 360.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Amortization of intangible assets is included in other depreciation and amortization on the condensed consolidated statements of operations. There was no impairment of intangible assets during the nine months ended September 30, 2024 or 2023.

Revenue Recognition

The Company’s revenues are derived from multiple sources. The following are descriptions of its principal revenue generating activities.

Rental Revenue

Rental revenue is earned from the lease of rental production equipment, consisting principally of compressors. These rental contracts are accounted for as operating leases under the authoritative guidance for leases (“ASC 842”) and rental revenue is recognized as income is earned over the term of the rental agreement.

Our rental contract terms range from month-to-month up to 48 months and are typically billed at a fixed monthly rate while the equipment is in use by the customer. Payment for rentals is typically collected within 15-60 days. Monthly agreements are generally cancellable with 30-day notice by the customer.

Upon lease commencement, the Company evaluates the rental agreements to determine if they meet the criteria set forth in ASC 842 for classification as sales-type leases or direct financing leases; if a rental agreement meets none of these criteria, the Company classifies it as an operating lease. Based on the assessment of the lease classification criteria, all rental agreements have been classified as operating leases. As such, the underlying assets remain on our balance sheet within property, plant, and equipment and are depreciated consistently with other owned assets. Rental revenue is recognized on a straight-line basis over the term of the rental and is included in rental revenue in the consolidated statements of operations.

The Company’s rental agreements generally include lease and non-lease components where the timing and pattern of transfer are the same. Non-lease components related to our lease arrangements, such as ongoing monitoring and maintenance services are performed with the same timing and pattern of transfer for the lease component. Because the pattern of recognition of the non-lease components is the same as that of the lease component, the Company has elected the practical expedient, in accordance with ASC 842, to combine all lease and non-lease components as a single component. The Company has determined that the rental of equipment is the predominant component of the rental agreement and therefore has accounted for these transactions entirely in accordance with ASC 842.

The Company has included several stipulations within its agreements with customers to protect its assets and mitigate risk of loss during the rental period. The primary method is through Company operation of the units including ongoing monitoring and maintenance. Contracts contain a clause for customer liability should any damage or loss to the units occur during customer oversight or operational control. Many contracts include a requirement for customers to insure a small percentage of the asset or pay a premium if they elect not to insure the asset.

Sales Revenue

The Company accounts for sales revenue in accordance with ASU 2014-09, Revenue from Contracts with Customers (“ASC 606”), and all subsequent amendments issued thereafter. Sales revenue is recognized when a

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

customer obtains control of promised goods and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods. The principles in ASC 606 are applied using a five-step model that includes 1) identifying the contract(s) with a customer, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations in the contract, and 5) recognizing revenue when (or as) the performance obligations are satisfied. ASC 606 also requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

Equipment and compressors

Sales revenue is measured as the amount of fixed consideration to which we expect to be entitled in exchange for transferring products to our customers. Our contracts with customers typically contain a single performance obligation to provide agreed-upon products. We do not assess whether promised goods are performance obligations if they are immaterial in the context of the contract with the customer. Sales revenue is recognized when our performance obligation is satisfied at a point in time, at the amount we expect to be entitled when control of the products is transferred to our customers. For sales of equipment based on firm purchase orders or sales contracts, sales revenue is recognized when fabrication of the equipment is completed, it is segregated and ready for customer pickup and the customer has been notified. The completion notification includes the invoice for the sale, which represents a right to payment from the customer. At that point, risks and rewards of ownership transfer to the customer per the terms of the contract. Product delivery, including shipping and handling costs associated with outbound freight, is the responsibility of the customer. While the customer is arranging transportation of the equipment, it remains in the Company’s physical possession with a unique customer identification number in a separate location. The Company does not have the contractual right to direct the use of the product or direct it to another customer. The length of time between the completion notification and equipment pick up typically ranges from 2-14 days.

Payment for sales revenue is typically collected within 15-60 days. Since the period between sale of the product and receipt of payment is not expected to exceed one year, we have elected not to calculate or disclose a financing component for our customer contracts. We do not incur any material costs of obtaining contracts. Sales revenue generally does not include right of return or other significant post-delivery obligations.

Sale of parts and oil & gas products

As it relates to the sale of oil & gas products, the Company has a single performance obligation associated with these contracts—the manufacture and sale of the contracted good to the customer. Revenue from the sale of goods is recognized upon satisfaction of the performance obligation, which occurs point-in-time upon transfer of control of the product upon delivery to the customer. The transaction price (i.e., the amount that the Company has the right to under the terms of the sales contract with the customer) is the standalone sales price of each individual good and is typically settled within 30-45 days of the satisfaction of the performance obligation. The Company treats shipping and handling activities as a fulfillment activity, and the costs are recognized in cost of sales. With respect to taxes assessed by governmental authorities that are imposed upon sales transactions and collected by the Company from its customers, the Company’s policy is to exclude such amounts from revenues. Payment for sales is typically collected within 15-70 days.

The Company performs maintenance and repair services for gas lift systems, plunger lift systems, and plunger assisted gas lift systems as well as services related to downhole fluid recovery, spooling, capillary, downhole

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

tool installation and removal and other related activities. As it relates to oil & gas services, the Company has a single performance obligation associated with these contracts—the completion of the contracted service. Revenue from the sale of services is recognized upon satisfaction of the performance obligation, which occurs point-in-time upon completion of the service, which typically occurs within 1-3 days from the date the services commence. The transaction price for services (i.e., the amount that the Company has the right to under the terms of the service contract with the customer) is the standalone price of each service completed and charged to the customer. The transaction price is typically settled within 30-45 days of the satisfaction of the performance obligation. With respect to taxes assessed by governmental authorities that are imposed upon service transactions and collected by the Company from its customer, the Company’s policy is to exclude such amounts from revenues.

Disaggregation of Revenue

The following table presents our third party revenue from contracts with customers by reportable segment (see Note 15 – “Segment Information”) and disaggregated by major product and service lines, timing of revenue recognition, and geographical markets for the nine months ended September 30, 2024:

Segments	Production Solutions	Natural Gas Technologies	Total

Major Product/Service Lines
Surface Equipment(1)	$141,920	$—	$141,920
Downhole Components	72,555	—	72,555
Vapor Recovery(1)	—	63,543	63,543
Natural Gas Systems	—	71,267	71,267

Total	$214,475	$134,810	$349,285

Timing of Revenue Recognition
Goods transferred at a point in time	$72,555	$91,748	$164,303
Services transferred over time	141,920	43,062	184,982

Total	$214,475	$134,810	$349,285

Geographical Markets
United States	$212,661	$134,574	$347,235
International	1,814	236	2,050

Total	$214,475	$134,810	$349,285

(1)	Revenue for these service lines are recognized in accordance with ASC 842 as described within the Revenue Recognition section above.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

The following table presents our third party revenue from contracts with customers by reportable segment (see Note 15 – “Segment Information”) and disaggregated by major product and service lines, timing of revenue recognition, and geographical markets for the nine months ended September 30, 2023:

Segments	Production Solutions	Natural Gas Technologies	Total

Major Product/Service Lines
Surface Equipment(1)	$123,905	$—	$123,905
Natural Gas Systems	—	43,956	43,956

Total	$123,905	$43,956	$167,861

Timing of Revenue Recognition
Goods transferred at a point in time	$—	$43,956	$43,956
Services transferred over time	123,905	—	123,905

Total	$123,905	$43,956	$167,861

Geographical Markets
United States	$123,905	$43,956	$167,861
International	—	—	—

Total	$123,905	$43,956	$167,861

(1)	Revenue for these service lines are recognized in accordance with ASC 842 as described within the Revenue Recognition section above.

Advertising

The Company expenses advertising costs as incurred. Advertising costs were $458 and $54 for the nine months ended September 30, 2024 and 2023, respectively.

Share-Based Compensation

The Company recognizes share-based compensation from plans held and maintained by each of its Members. The share-based awards are issued to certain employees of the Company and therefore require expense to be recognized within these condensed consolidated financial statements.

The Company accounts for these awards in accordance with ASC 718, Compensation—Stock Compensation.

The Company recognizes the share-based compensation expense on a straight-line basis over the vesting period based on the estimated fair value of the share-based award at the grant date. The share-based awards are classified as equity and are accounted for as a capital contribution from the Members. The share-based compensation expense is included within selling and general administrative expense in the condensed consolidated statements of operations.

The Company estimates grant date fair value using the Black-Scholes option-pricing model. The use of a valuation model requires management to make certain assumptions with respect to selected model inputs. The fair value of the Company’s share-based awards is based on the Company’s historical financial performance and observable arms-length sales of the Company’s equity.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

The expected term represents the period that the share-based awards are expected to be outstanding. The Company determines the expected term using the simplified method as provided by the Securities and Exchange Commission. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the share-based awards. Since the Company’s shares are not publicly or privately traded, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the options is based on the U.S. Treasury yield curve at the date of the grant. Forfeitures are recognized as they occur (Note 11).

Fair Value

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. A three-tiered hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value. This hierarchy requires that the Company use observable market data, when available, and minimize the use of unobservable inputs when determining fair value:

Level 1 Quoted market prices in active markets for identical assets and liabilities.

Level 2 Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3 Unobservable inputs that are not corroborated by market data.

Income Taxes

The Company is not a tax paying entity for federal income tax purposes, and thus no provision for federal income taxes has been recognized. Income of the Company is taxed to the members of the parent in their respective returns. The Company is subject to Texas state margin tax based on gross profit. Accordingly, a provision and liability for the Texas margin tax has been included within other expense and accrued expenses in the accompanying condensed consolidated statements of operations and balance sheets, respectively.

The Company believes that all significant tax positions utilized by the Company will more likely than not be sustained upon examination. As of September 30, 2024, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations are from the year 2017 forward (with limited exceptions). Tax penalties and interest, if any, would be accrued as incurred and would be classified as tax expense in the condensed consolidated statements of operations.

New Accounting Pronouncements

Recently Adopted Accounting Standards

Accounting standard-setting organizations frequently issue new or revised accounting rules and pronouncements. The Company regularly reviews new accounting rules and pronouncements to determine their impact, if any, on its condensed consolidated financial statements.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Recently Issued Accounting Standards Not Yet Adopted

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The amendments in this update require public companies to disclose on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (CODM) and require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. In addition, the amendment requires that a public entity provide all annual disclosures about a reportable segment’s profit or loss and assets currently required in interim periods and require that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Early adoption is permitted. This amendment is effective for public business entities for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company does not expect ASU 2023-07 to have a material impact on its condensed consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, which requires disclosure of disaggregated income taxes paid, prescribes standard categories for the components of the effective tax rate reconciliation, and modifies other income tax-related disclosures. ASU 2023-09 is effective for public business entities for fiscal years beginning after December 15, 2024 and December 15, 2025 for all other entities. ASU 2023-09 may be applied prospectively or retrospectively, and allows for early adoption. These requirements do not currently impact these financial statements, however, to the extent the Company’s registration statement is declared effective these requirements may have an impact on the Company’s income tax disclosures. The Company does not intend to early adopt ASU 2023-09. The impact of adoption will be assessed at the time that the Company is subject to the disclosure requirements of ASC 740, Income Taxes (“ASC 740”).

In March 2024, FASB issued ASU No. 2024-01, Compensation—Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards. ASU 2024-01 provides an illustrative example that includes four fact patterns to demonstrate how an entity should apply the scope guidance in paragraph 718-10-15-3 to determine whether a profits interest award should be accounted for in accordance with Topic 718. ASU 2024-01 is effective for public business entities for fiscal years beginning after December 15, 2024 and December 15, 2025 for all other entities. The Company is currently evaluating the impact of ASU 2024-01 on its condensed consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. ASU 2024-03 requires companies to disclose, in the notes to the financial statements, specific information about certain costs and expenses at each interim and annual reporting period. This includes disclosing amounts related to employee compensation, depreciation, and intangible asset amortization. In addition, companies will need to provide qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. ASU 2024-03 is effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Implementation of ASU 2024-03 may be applied prospectively or retrospectively. The Company does not expect the adoption of ASU 2024-03 to have a material impact on its consolidated financial statements.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Note 2—Business Combinations

On June 20, 2024, the 2024 Business Combination was completed and accounted for using the acquisition method of accounting under ASC 805. The results of operations are included in the accompanying condensed consolidated statements of operations from the date of the acquisition. Under the acquisition method of accounting, the assets and liabilities have been recorded at their respective estimated fair values as of the date of completion of the acquisition and reported into the condensed consolidated balance sheets.

Preliminary fair value measurements were made for acquired assets and liabilities, and adjustments to those measurements may be made in subsequent periods (up to one year from the acquisition date) as information necessary to complete the fair value analysis is obtained. The measurements associated with working capital, property, plant and equipment, and the allocation of certain intangible assets are preliminary as of the date these financial statements are available to be issued. The carrying amounts of cash and cash equivalents, and other net working capital accounts approximate their fair values due to their nature or the short-term maturity of instruments. The acquired debt was determined to approximate fair value as the terms were commensurate with current market terms. The acquired leases were accounted for in accordance with ASC 842. The fair value of the intangible assets acquired was determined using variations of the income approach that utilizes unobservable inputs classified as Level 3 measurements.

Customer relationships were valued using a form of the income approach referred to as the excess earnings method. This approach is based on forecasted revenue expected from the acquired customers, accounting for the loss of customers over time. Projected income from existing customer relationships was determined using a customer retention rate of 97% for both Flowco Productions and Flogistix. The present value of operating cash flows from existing customers was determined using discount rates of 23% and 19% for Flogistix and Flowco Productions, respectively.

The trade name and developed technology were valued using the relief-from-royalty method. This method is based on the application of a royalty rate to forecasted revenue to quantify the benefit of owning the intangible asset rather than paying a royalty for use of the asset. To estimate royalty savings over time, the Company projected revenue from the acquired existing technology over the estimated remaining life of the technology, including the effect of assumed technological obsolescence, before applying an assumed royalty rate. The Company assumed technological obsolescence at rates of 5% and 10% annually for Flogistix and Flowco Productions, respectively, before applying an assumed royalty rate between 1.5% and 5% for Flogistix, and 2.5% and 5% for Flowco Productions.

The fair value of inventory was determined using a form of the top-down approach known as the comparative sales method. This method begins with estimating the selling price of the acquired finished goods which utilizes the respective royalty rates defined above, and then deducts the costs and profits related to manufacturing and disposal efforts. The fair value of property and equipment was determined using a combination of replacement cost and indirect cost.

Flowco Productions is a provider of artificial lift products, which offer early intervention and long-term solutions for enhanced oil and gas recovery. The financial results of Flowco Productions are included in the Production Solutions reporting segment.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Flogistix operates in the business of capturing natural gas from tanks and other production equipment for its customers primarily through providing natural gas compression equipment and services, along with improving natural gas and crude oil production. The financial results of Flogistix are included in the Natural Gas Technologies reporting segment.

The Company paid $1,250 of transaction related expenses, which were expensed as incurred and included within selling, general and administrative expenses in the condensed consolidated statements of operations.

The 2024 Business Combination was achieved through the contributions of Flowco Productions and Flogistix in exchange for 2,600,000 and 2,300,000 Class A units, respectively. Estis was determined to be the accounting acquirer and therefore is not included in the consideration transferred. 5,100,000 Class A units were issued to Estis Member in exchange for 1,000 units of the predecessor, which have been reflected retrospectively.

The total purchase price for the 2024 Business Combination was $854,628 consisting of $399,765 relating to Flogistix and $454,863 relating to Flowco Productions. The value of the consideration was equivalent to the enterprise value of the underlying businesses which were determined using the guideline public company method market approach. Goodwill is recognized as the excess of consideration over the net assets acquired of Flowco Productions and Flogistix and represents the value derived from the assembled workforce, established processes, and expected future market growth.

The following table presents the consideration transferred and preliminary fair value of Flogistix assets acquired and liabilities assumed in accordance with ASC 805:

Cash and cash equivalents	$193
Accounts receivable - trade, net	18,104
Inventory	82,378
Prepaid expenses and other current assets	2,551
Property, plant and equipment	357,443
Intangible assets	92,500
Finance lease right-of-use assets	8,629
Operating lease right-of-use assets	9,763
Other assets	358
Accounts payable - Trade	(18,143)
Accrued expenses	(9,495)
Current portion of finance lease obligations	(2,356)
Current portion of operating lease obligations	(3,579)
Deferred revenue	(4,085)
Operating lease obligations, net of current portion	(6,172)
Finance lease obligations, net of current portion	(6,506)
Long-term debt	(205,933)

Identifiable net assets acquired	315,650
Goodwill	84,115

Total consideration transferred	$399,765

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

The following table presents the consideration transferred and preliminary fair value of Flowco Productions assets acquired and liabilities assumed in accordance with ASC 805:

Cash and cash equivalents	$2,895
Accounts receivable - trade, net	42,999
Inventory	62,894
Prepaid expenses and other current assets	1,565
Property, plant and equipment	28,608
Intangible assets	191,000
Finance lease right-of-use assets	6,102
Operating lease right-of-use assets	5,151
Other assets	300
Accounts payable - Trade	(11,119)
Accrued expenses	(15,534)
Current portion of finance lease obligations	(3,225)
Current portion of operating lease obligations	(2,179)
Operating lease obligations, net of current portion	(2,972)
Finance lease obligations, net of current portion	(2,877)
Long-term debt	(29,930)

Identifiable net assets acquired	273,678
Goodwill	181,185

Total consideration transferred	$454,863

Identifiable intangible assets and their amortization periods are estimated as follows:

	Cost Basis	Useful Life (years)

Flogistix
Trade name	$16,650	10
Developed Technology	47,450	20
Customer relationships	28,400	14

	$92,500

Flowco Productions
Trade name	$39,000	10
Developed Technology	39,000	10
Customer relationships	113,000	9

	$191,000

$84,115 of Flogistix goodwill was recognized within the Natural Gas Technology segment and $181,185 of Flowco Productions goodwill was recognized within the Production Solutions segment in the condensed consolidated balance sheet. The Company determined the useful life of the customer relationships using a form of the income approach referred to as excess earnings method. This approach is based on forecasted revenue expected from the acquired customers, accounting for the loss of customers over time. The Company determined the useful life of the trade name based on anticipated future use of the trade name and industry norms. The Company determined the useful life of the developed technology on the basis of the obsolescence

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

factor and long-term projections for U.S. gross domestic product (“GDP”) and consumer price index (“CPI”) and the understanding of the current and expected future state of the technology.

The following table presents certain unaudited pro forma financial information for the nine months ended September 30, 2024 and 2023 as if the 2024 Business Combination had been completed on January 1, 2023. Net Sales and net income of Flogistix in the historical consolidated statements of operations for the period from June 20, 2024 to September 30, 2024 were $63,543 and $4,695, respectively. Net Sales and net income of Flowco Productions in the historical consolidated statements of operations for the period from June 20, 2024 to September 30, 2024 were $72,555 and $1,223, respectively. These unaudited pro forma results may not necessarily reflect the actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations. The unaudited pro forma information reflects adjustments for depreciation and amortization resulting from the fair value step-up of property, plant and equipment and the intangible assets acquired, recognition of incremental costs due to the fair value step-up for inventory acquired, and the reduction in interest expense from elimination of deferred financing costs.

The following unaudited pro-forma financial results considers that the 2024 Business Combination occurred as of January 1, 2023:

	September 30, 2024	September 30, 2023
Pro forma net sales	$547,267	$479,888
Pro forma net income	$81,662	$149,359

Note 3—Inventory

Inventory consists of the following as of September 30, 2024 and December 31, 2023:

	September 30, 2024	December 31, 2023
Components, parts and materials	$109,152	$27,945
Work in process	16,122	3,391
Finished goods	43,839	—

Total	$169,113	$31,336

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Note 4—Property, plant and equipment

Property, plant and equipment consist of the following as of September 30, 2024 and December 31, 2023:

	September 30, 2024	December 31, 2023
Land	$1,822	$150
Buildings	2,979	1,935
Furniture and fixtures	4,606	2,339
Software	2,948	—
Machinery and equipment	831,895	409,212
Vehicles	3,299	2,052
Leasehold improvements	7,564	—
Construction in progress	7,535	275

Property, plant and equipment	862,648	415,963
Less accumulated depreciation	(168,025)	(123,740)

Property, plant and equipment, net	$694,623	$292,223

The Company’s rental fleet included in machinery and equipment above was $775,800 (approximately $494,200, net of accumulated depreciation) as of September 30, 2024 and was $361,600 (approximately $279,500, net of accumulated depreciation) as of December 31, 2023.

Depreciation expense for the nine months ended September 30, 2024 and 2023 was approximately $44,966 and $29,769, respectively.

Note 5—Leases

The Company has operating leases related to office space and manufacturing facilities. The Company has finance leases related to vehicles, tractors, and trailers. The Company’s office space leases have a remaining lease term of 6-102 months as of September 30, 2024. The Company’s finance leases have remaining lease terms ranging from 1-84 months as of September 30, 2024. Certain leases include one or more options to renew, with renewal terms that can extend the lease term from one to seven years. The exercise of lease renewal options is typically at our discretion. The measurement of the lease term includes options to extend or renew the lease when it is reasonably certain that we will exercise those options.

Lease terms are negotiated on an individual basis and may contain a wide range of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the Company.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Amounts recognized in the condensed consolidated balance sheet

The condensed consolidated balance sheets consist of the following amounts relating to operating and finance leases:

September 30, 2024

Operating right-of-use assets
Real property	$18,109

$18,109

Operating lease liabilities
Current	6,381
Non-current	11,751

$18,132

September 30, 2024

Finance right-of-use assets
Vehicles	$21,535

$21,535

Finance lease liabilities
Current	$9,185
Non-current	11,990

$21,175

Additions to right-of-use assets during the nine months ended September 30, 2024 were approximately $6,578. Disposals to right-of-use assets during the nine months ended September 30, 2024 were approximately $615.

The weighted average lessee’s incremental borrowing rate applied to the operating and finance lease liabilities on September 30, 2024 was 7% and 6% respectively. The weighted average remaining lease term for operating and finance lease on September 30, 2024 was 3.80 years and 2.05 years, respectively.

Amounts recognized in the condensed consolidated statement of operations

The condensed consolidated statements of operations consist of the following amounts relating to leases:

Nine Months Ended
September 30, 2024

Amortization of real property operating right-of-use assets
(included in general and administrative expenses)	$2,294

Interest expense of vehicles finance right-of-use assets
(included in interest expense)	$1,630

Depreciation of vehicles finance right-of-use assets
(included in depreciation and amortization)	$2,534
Variable lease expense	$—
Short-term lease expense	$—

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

The total cash outflow for leases for the nine months ended September 30, 2024 and 2023 was approximately $5,267 and $1,114, respectively.

The table below reconciles the undiscounted future minimum operating and finance lease payments to the operating and finance lease liabilities recorded on the balance sheet as of September 30, 2024:

	Operating Lease	Finance Lease
Rest of 2024	$1,947	$3,264
2025	7,215	11,038
2026	5,592	7,276
2027	2,812	1,895
2028	1,106	38
Thereafter	1,735	2

Total future minimum lease payments	20,407	23,513
Less: Amount of lease payments representing interest	(2,275)	(2,338)

Present values of future minimum lease payments	$18,132	$21,175

Lessor Accounting

Rental agreements are for the rental of our compressor units to customers. Rental revenue for the nine months ended September 30, 2024 and 2023 was approximately $184,982 and $123,905, respectively. Revenue related to these rental agreements is reflected as rental revenue in the condensed consolidated statements of operations.

Scheduled future minimum lease payments to be received by the Company as of September 30, 2024 for each of the next five years is as follows:

Rest of 2024	$43,709
2025	73,802
2026	19,879
2027	5,362
2028	347
Thereafter	—

Total	$143,099

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Note 6—Goodwill and Intangible Assets, Net

The following table summarizes goodwill balance:

	Natural Gas Technologies			Production Solutions	Consolidated
	Goodwill	Accumulated Impairment Losses	Goodwill, net of Accumulated Impairment	Goodwill	Goodwill, net of Accumulated Impairment
Balance as of December 31, 2023	$7,596	$(5,372)	$2,224	$—	$2,224
Additions to goodwill	84,115	—	84,115	181,185	265,300
Goodwill impairment	—	—	—	—	—

Balance as of September 30, 2024	$91,711	$(5,372)	$86,339	$181,185	$267,524

Balance as of December 31, 2022	$7,596	$(5,372)	$2,224	$—	$2,224
Additions to goodwill	—	—	—	—	—
Goodwill impairment	—	—	—	—	—

Balance as of September 30, 2023	$7,596	$(5,372)	$2,224	$—	$2,224

Intangible assets, net consist of the following:

	September 30, 2024			December 31, 2023
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Developed technology	$97,350	$(7,374)	$89,976	$10,900	$(4,814)	$6,086
Trade name	61,010	(4,315)	56,695	5,360	(2,367)	2,993
Customer relationships	145,670	(6,523)	139,147	4,270	(2,095)	2,175
Patents	64	(26)	38	—	—	—

Total	$304,094	$(18,238)	$285,856	$20,530	$(9,276)	$11,254

Amortization expense totaled $8,962 and $1,575 for the nine months ended September 30, 2024 and 2023, respectively. As of September 30, 2024, the weighted average remaining useful lives for the developed technology, trade name and customer relationships are 14.6 years, 9.5 years, and 9.6 years, respectively.

Amortization expense is classified in operating expenses on the condensed consolidated statements of operations. Estimated future amortization expense as of September 30, 2024 for each of the next five years and thereafter is as follows:

Rest of 2024	$7,149
2025	28,636
2026	28,597
2027	28,597
2028	28,400
Thereafter	164,477

$285,856

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Note 7—Accrued Liabilities

Accrued liabilities as of September 30, 2024 and December 31, 2023 are summarized as follows:

	September 30, 2024	December 31, 2023
Products received not invoiced	$1,990	$—
Accrued payroll and related expenses	17,603	3,011
Accrued taxes	8,100	3,070
Customer deposits	114	1,515
Accrued interest	3,424	782
Other accrued liabilities	5,008	528

Total accrued expenses	$36,239	$8,906

Accrued taxes consist of amounts owed for obligations under sales & use tax arrangements, property taxes and applicable state income taxes.

Note 8—Long-Term Debt

Long-term debt consists of the following at September 30, 2024 and December 31, 2023:

	September 30, 2024	December 31, 2023
Revolving Credit Facility	$575,491	$236,380

Total debt	575,491	236,380
Less: Deferred financing costs	—	(1,115)
Current maturities	—	—

Total long-term debt, net	$575,491	$235,265

Revolving Credit Facility

On August 20, 2024, the Company’s wholly-owned subsidiaries Flowco MasterCo LLC, Flowco Productions LLC, Estis Intermediate and Flogistix Intermediate, collectively the (“Borrowers”), entered into a credit agreement (the “Credit Agreement”), which provides for a $700,000 five-year senior secured revolving credit facility (the “Revolving Credit Facility”). The Company has the ability to request the issuance of letters of credit under the Revolving Credit Facility in an aggregate amount of up to $20,000. The Company also has the ability to borrow swingline loans under the Revolving Credit Facility in an aggregate principal amount of up to $50,000. The Revolving Credit Facility modifies the previous Estis revolving credit facility, and settled all outstanding indebtedness under then-existing credit agreements with Estis, Flowco Productions and Flogistix Intermediate. The Revolving Credit Facility matures on August 20, 2029. Borrowings under the Revolving Credit Facility can be used to finance working capital needs, capital expenditures and general corporate purposes, including to finance permitted acquisitions.

The borrowing base under the Revolving Credit Facility is equal to the sum of (i) 85% of eligible accounts receivable of the Borrowers and each of the direct and indirect subsidiaries of the Parent Borrower that are subsidiary guarantors (the Borrowers and such subsidiary guarantors, collectively, the “Loan Parties”), plus

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

(ii) 90% of eligible investment grade accounts receivable of the Loan Parties, plus (iii) 85% of the net orderly liquidation value of the Loan Parties’ eligible inventory plus (iv) the lesser of (x) 120% of the net book value of the Loan Parties’ eligible appraised rental compressor fleet and (y) the product of 80% multiplied by the net orderly liquidation value percentage identified in the most recent appraisal multiplied by the net book value of the Loan Parties’ eligible appraised rental compressor fleet, plus (v) 80% of the lesser of (x) the cost and (y) the net book value of the Loan Parties’ eligible new rental compressor fleet plus (vi) the lesser of (x) 85% of the net orderly liquidation value of the Borrowers’ eligible equipment and (y) not to exceed 10% of the borrowing base, less (vii) reserves established by the administrative agent in its permitted discretion pursuant to the terms of the Revolving Credit Facility. The Company’s ability to borrow loans or obtain letters of credit under the Revolving Credit Facility is subject to there being sufficient availability under the Revolving Credit Facility, which is calculated as (i) the lesser of (a) the Aggregate Revolving Commitment under the Revolving Credit Facility and (b) the borrowing base at such time, minus (ii) the aggregate outstanding principal amount of all loans and the aggregate outstanding amount of all letters of credit under the Revolving Credit Facility at such time.

Borrowings under the Credit Agreement are, at the option of the Borrowers, either based on an alternate base rate (“ABR”) or a term SOFR (“Secured Overnight Finance Rate”). Loans comprising each ABR borrowing under the Credit Agreement accrue interest at the ABR plus an applicable margin ranging from 0.75% to 1.50% per annum, dependent upon the Total Leverage Ratio (as defined in the Credit Agreement). Loans comprising each SOFR rate borrowing accrue interest at a Term SOFR rate plus an applicable margin ranging from 1.75% to 2.50%, depending on the Total Leverage Ratio. As of September 30, 2024, the Company had $575,491 in borrowings outstanding under the Revolving Credit Facility at the Term SOFR rate of 5.30% and applicable margin of 2.00%. In addition, the Revolving Credit Facility contains financial covenants with respect to minimum interest coverage ratio and maximum total leverage ratio, as detailed below.

•

The Borrowers will not permit the Interest Coverage Ratio (as defined in the Credit Agreement), as of the end of any calendar quarter commencing with the calendar quarter ending September 30, 2024, to be less than 2.50 to 1.00; and

•

The Borrowers will not permit the Total Leverage Ratio (as defined in the Credit Agreement), as of the end of any calendar quarter commencing with the calendar quarter ending September 30, 2024, to be greater than 3.50 to 1.00.

The Borrowers are in compliance with all covenants as of and for the period ended September 30, 2024.

The Company incurred direct costs associated with the issuance of the Revolving Credit Facility and recorded approximately $5,424 of debt issuance costs. In addition to the remaining unamortized debt issuance costs associated with the Prior Revolving Credit Facility of $640, the debt issuance costs are being amortized to interest expense over the life of Revolving Credit Facility. $221 of unamortized debt issuance costs associated with the Prior Revolving Credit Facility was written off. Unamortized debt issuance costs are included in other current assets and other non-current assets in the Company’s consolidated balance sheet. For the nine months ended September 30, 2024, the Company recorded $4,669 of interest expense related to the Revolving Credit Facility and $141 of expense related to the amortization of debt issuance costs.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

The schedule of future maturities of long-term debt as of September 30, 2024, consists of the following:

Amount
Rest of 2024	$—
2025	—
2026	—
2027	—
2028	—
Thereafter	575,491

Total debt	$575,491

Note 9—Members’ Equity

As provided for in the Limited Liability Agreement of the Company, dated as of June 20, 2024, the Members hold 100% of the limited liability company interests of the Company and exercise all control through those interests. The Members contributed 100% of the direct equity interests of Estis, Flowco and Flogistix to the Company in exchange of Series A Units of the Company of 5,100,000, 2,600,000 and 2,300,000, respectively, proportionate to the value of the contributed entities.

There are no restrictions on distributions. The Members’ equity account will be adjusted for distributions paid to, and additional capital contributions that are made by the Members. Distributions of cash and profit and losses are allocated to the Members based on their capital contributions.

Note 10—Earnings Per Unit

Basic EPU is computed by dividing net income attributable to the Company’s unitholders by the weighted average number of units of common stock outstanding for the period. The Company does not have any potentially dilutive securities that would impact the basic EPU.

The following table provides a reconciliation of the numerator and denominator used for basic and diluted earnings per unit (in thousands, except units and per unit data):

	Nine Months Ended
	September 30, 2024	September 30, 2023
Net income	$57,913	$40,028
Weighted average common units outstanding	6,941,971	5,100,000
Basic and diluted earnings per unit	$8.34	$7.85

Note 11—Share-Based Compensation

The Company’s Members have the following plans discussed below. These plans are for the benefit of certain employees of the Company and therefore share-based compensation expense has been recognized within selling, general and administrative expenses within the condensed consolidated statements of operations.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Estis Holdings LLC Profit Units Plan

On July 19, 2019, GEC Estis Holdings, LLC, implemented a Profit Units Plan (the “Estis Plan”) pursuant to which the Member may grant profit units in form of Class B Units to certain Estis’ employees. The profit units vest over a service period of three years from the date of the grant. Upon the occurrence of a change in control transaction, all Class B Units that have not yet vested will vest in full (subject to certain forfeiture of rights in connection with a failure to perform requested transition services).

Estis has the right and not the obligation to repurchase the profit units at fair value in an event of termination of its employees (“call option”). The call option is considered non-mandatorily redeemable and not probable.

The 2024 Business Combination did not result in a change in control transaction for the Estis Member and as such, no additional share-based compensation expense was recognized under this acceleration feature for the nine months ended September 30, 2024 and 2023.

Flowco Production Solutions L.L.C. Profit Units Plan

On November 17, 2017, Flowco implemented a Profit Units Plan (the “Flowco Plan”) pursuant to which Flowco may grant profit units in the form of Class C Units to certain Flowco employees. The profit units vest over a service period of three years from the date of the grant for selected employees or at the grant date. Upon occurrence of a change in control transaction, all class C units that have not yet vested shall vest in full.

Flowco has the right and not the obligation to repurchase the profit units at fair value in an event of termination of its employees (“call option”). The call option is considered non-mandatorily redeemable and not probable.

The 2024 Business Combination did not result in a change in control transaction for Flowco and as such, no additional share-based compensation expense was recognized under this acceleration feature for the nine months ended September 30, 2024 and 2023.

Flogistix Holding LLC Profit Units Plan

On February 29, 2024, affiliates of the Flogistix Member closed on a continuation vehicle transaction, whereby existing investors in the affiliate were allowed to exit their investment and be replaced by new investors. As part of this transaction, certain units of Flogistix Member were exchanged. Any units that did not meet threshold requirements for conversion were cancelled. As a result of the exchanged or cancelled units, Flogistix Member authorized a new issuance of units for certain Flogistix employees. The units will vest in equal annual installments over a five-year period from the grant date. The grant date fair value was $360/Unit.

The aggregate recognized compensation expense for all profit units plans was $509 and $68 for the nine months ended September 30, 2024 and 2023.

The aggregate unrecognized compensation expense for all profit units plans was $4,248 and $63 as of September 30, 2024 and December 31, 2023. The Company is currently contemplating a series of organization transactions in preparation for an initial public offering. If completed successfully, these organizational transactions will end the respective plans governing the profit units discussed above and cause any outstanding profit units to vest and all unrecognized expense to be recorded.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Note 12—Employee Benefit Plan

The Company’s subsidiaries have a 401(k) defined contribution profit sharing plan covering substantially all employees whereby the Company matches 100% or substantially all of employee contributions up to a range of 3%-6% of the employee’s salary subject to IRS limitations. The Company’s matching contributions amounted to approximately $1,060 and $361 during the nine months ended September 30, 2024 and 2023, respectively.

Note 13—Commitments and Contingencies

The Company is, and from time to time may be, subject to various claims and legal proceedings which arise in the ordinary course of business. In the opinion of management, there are no legal matters that are likely to have a material adverse effect on the Company’s condensed consolidated financial position, results of operations or cash flows. The Company has insurance coverage with Federal Insurance Company covering employment practices and other fiduciary liabilities on employees.

Note 14—Fair Value Measurements

The Company has assessed that the fair value of cash and cash equivalents, accounts receivable, accounts payable, and other current liabilities, approximates their carrying amounts largely due to the short-term nature of these accounts. The Company has also determined the carrying value of the long-term debt approximates its fair value given its variable rate and indirect indexation to the Company’s credit risk.

See Note 2 for information regarding the estimated fair value of goodwill.

The Company did not have any assets or liabilities that were measured at fair value on a recurring basis at September 30, 2024 and December 31, 2023.

Note 15—Segment Information

The Company’s operations are primarily based in the United States. All material revenues of the Company are derived from the United States. All long-lived assets of the Company are located in the United States.

We have identified two reportable business segments as follows:

•

Production Solutions: relates to rental services related to high pressure gas lift, conventional gas lift and plunger lift; including other digital solutions and methane abatement technologies. This segment includes rental, sales, and service revenues.

•	Natural Gas Technologies: relates to the design, manufacturing and rent of vapor recovery and natural gas systems. This segment includes rental, sales, and service revenues.

Corporate headquarters and certain functional departments do not earn revenues but incur costs which do not constitute business activities. Therefore, these corporate headquarters and certain functional departments do not qualify as an operating segment and have been included within corporate and other, which is also not considered a reportable segment. Corporate and other includes (i) corporate and overhead costs, and (ii) capitalized costs related to the initial public offering (the “IPO”) and debt issuance and does not include any immaterial and aggregated operating segments.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Financial information for the nine months ended September 30, 2024 and 2023 is as follows:

	September 30, 2024	September 30, 2023

Segment Revenue:
Production Solutions	$214,475	$123,905
Natural Gas Technologies	163,697	77,536

Total Segment Revenue	378,172	201,441
Eliminations	(28,887)	(33,580)

Total Revenue	$349,285	$167,861

Segment Adjusted EBITDA:
Production Solutions	$112,239	$83,220
Natural Gas Technologies	36,418	4,768

Total Segment Adjusted EBITDA	148,657	87,988
Corporate and other (1)	1,226	—
Interest expense	(22,174)	(14,671)
Depreciation and amortization	(56,502)	(32,078)
Transaction related expenses	(3,083)	—
Share-based compensation expense	(509)	(68)
Loss on sale of equipment	(727)	(764)
Loss on debt extinguishment	(221)	—
Inventory valuation adjustment	(8,052)	—

Income before provision for income taxes	$58,615	$40,407

Segment Depreciation and Amortization:
Production Solutions	$41,276	$31,300
Natural Gas Technologies	15,226	778

Total Segment Depreciation and Amortization	$56,502	$32,078

	September 30, 2024	December 31, 2023

Segment Capital Expenditures:
Production Solutions	$38,355	$39,035
Natural Gas Technologies	23,269	1,144

Total Segment Capital Expenditures	$61,624	$40,179

Segment Assets:
Production Solutions	$880,080	$340,198
Natural Gas Technologies	732,048	56,276

Total Segment Assets	1,612,128	396,474
Eliminations	(14,873)	(4,386)
Corporate and other(1)	8,483	—

Total Assets	$1,605,738	$392,088

(1)	Corporate costs incurred without revenues do not constitute business activities and therefore, do not meet the criteria of an operating segment. These costs have been combined into Corporate and other. Corporate and other includes (i) corporate and overhead costs, and (ii) capitalized costs related to the IPO and debt issuance.

Flowco MergeCo LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except unit data)

Eliminations within the segment revenue disclosure above relate to $28,887 and $33,580 of intersegment equipment sales from Natural Gas Technologies to Production Solutions for the nine months ended September 30, 2024 and 2023, respectively.

During the nine months ended September 30, 2024, the Company changed the measure used by the Company’s CODM to evaluate segment profitability from income from operations to Adjusted EBITDA, which is consistent with how the Company’s CODM evaluates the results of operations and makes strategic decisions about the business.

The effect of the change was an additional $50.0 million and $15.9 million in the measurement of segment profitability for Production Solutions and Natural Gas Technologies for the nine months ended September 30, 2024, respectively; and $31.7 million and $0.8 million in the measurement of segment profitability for Production Solutions and Natural Gas Technologies for the nine months ended September 30, 2023, respectively. The primary driver of the change in these two measures of profitability is depreciation and amortization, as well as other non-cash and non-recurring adjustments being included in segment Adjusted EBITDA. Additionally, there are $1.2 million of expenses within corporate and other in the nine months ended September 30, 2024 related to salaries, professional services and facilities expenses that did not exist in the nine months ended September 30, 2023.

Note 16—Subsequent Events

The Company has evaluated subsequent events through December 6, 2024, the date the condensed consolidated financial statements were available to be issued.

Asset Acquisition

On October 25, 2024, Flowco Productions entered into an asset purchase agreement with TM Oilfield Services, LLC (“Seller”), pursuant to which it agreed to acquire substantially all of the assets, consistently primarily of inventory, fixed and intangible assets for a purchase price of $7,600.

On November 27, 2024, the Company amended its Credit Agreement for an additional revolving commitment of $25 million.

Report of Independent Auditors

To the Management of Flowco Productions LLC

Opinion

We have audited the accompanying consolidated financial statements of Flowco Production Solutions, L.L.C. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for goodwill and the manner in which it accounts for leases effective January 1, 2022. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 26, 2024, except for the change in the manner in which the Company accounts for goodwill and leases discussed in Note 2 to the consolidated financial statements, as to which the date is August 30, 2024

Flowco Production Solutions, L.L.C.

Consolidated Balance Sheets

As of December 31, 2023 and 2022

(Amounts in thousands of U.S. dollars, except units data)	2023	2022

Assets
Current assets
Cash and cash equivalents	$944	$848
Trade accounts receivable, net	42,997	40,680
Inventories	46,288	44,041
Prepaid expenses and other current assets	1,455	6,929

Total current assets	91,684	92,498

Property, plant and equipment, net	14,174	11,428
Finance lease right-of-use asset, net	6,596	4,235
Operating lease right-of-use asset, net	6,067	7,662
Intangible assets, net	2,522	3,954
Goodwill	7,410	7,410

Total assets	$128,453	$127,187

Liabilities and Members’ Equity
Current liabilities
Current portion of long-term debt	$—	$301
Current portion of finance lease obligations	2,552	1,614
Current portion of operating lease obligations	2,269	2,184
Accounts payable	8,616	8,723
Accrued liabilities	12,203	14,964

Total current liabilities	25,640	27,786
Long-term debt, net of current portion	24,550	29,710
Finance lease obligations, net of current portion	2,887	1,682
Operating lease obligations, net of current portion	4,027	5,466

Total liabilities	57,104	64,644

Commitments and contingencies (Note 11)

Members’ equity
Unlimited Class A Units, no par value and 95,267,902 issued and outstanding as of December 31, 2023 and 2022	—	—
Unlimited Class B Units, no par value and 12,064,621 issued and outstanding as of December 31, 2023 and 2022	—	—
Unlimited Class C Units, no par value and 87,315 and 58,965 issued and outstanding as of December 31, 2023 and 2022, respectively	—	—
Additional paid-in capital	31,774	29,968
Retained earnings	39,575	32,575

Total members’ equity	71,349	62,543

Total liabilities and members’ equity	$128,453	$127,187

The accompanying notes are an integral part of these consolidated financial statements.

Flowco Production Solutions, L.L.C.

Consolidated Statements of Operations

Years Ended December 31, 2023 and 2022

(Amounts in thousands of U.S. dollars, except units data)	2023	2022

Revenues
Sales Revenue	$189,192	$168,998
Service Revenue	40,276	31,485

Total revenue	229,468	200,483

Operating expenses
Cost of goods sold (exclusive of depreciation and amortization, presented separately below)
Sales	101,611	88,070
Service	18,555	16,286
Sales, general and administrative	60,353	56,602
Depreciation and amortization	7,392	6,170
Loss (gain) on sale of assets	95	(568)

Total operating expenses	188,006	166,560

Operating income	41,462	33,923
Interest expense	(2,439)	(1,332)
Other income	1,006	28
Other (expense)	(808)	(184)

Income before income taxes	39,221	32,435

Income tax expense	(624)	(530)

Net income	$38,597	$31,905

The accompanying notes are an integral part of these consolidated financial statements.

Flowco Production Solutions, L.L.C.

Consolidated Statements of Changes in Members’ Equity

Years Ended December 31, 2023 and 2022

(Amounts in thousands of U.S. dollars, except units data)	Class A Units		Class B Units		Class C Units		Additional Paid-in Capital	Retained Earnings	Members’ Equity
	Units	Amount	Units	Amount	Units	Amount
Balances at December 31, 2021	95,267,902	$—	12,064,621	$—	48,965	$—	$29,442	$11,202	$40,644
Distribution to members	—	—	—	—	—	—	—	(10,532)	(10,532)
Net income	—	—	—	—	—	—	—	31,905	31,905
Share-based compensation	—	—	—	—	10,000	—	526	—	526

Balances at December 31, 2022	95,267,902	—	12,064,621	—	58,965	—	29,968	32,575	62,543
Distribution to members	—	—	—	—	—	—	—	(31,597)	(31,597)
Net income	—	—	—	—	—	—	—	38,597	38,597
Member contribution	—	—	—	—	—	—	786	—	786
Share-based compensation	—	—	—	—	28,350	—	1,020	—	1,020

Balances at December 31, 2023	95,267,902	$—	12,064,621	$—	87,315	$—	$31,774	$39,575	$71,349

The accompanying notes are an integral part of these consolidated financial statements.

Flowco Production Solutions, L.L.C.

Consolidated Statements of Cash Flows

Years Ended December 31, 2023 and 2022

(Amounts in thousands of U.S. dollars, except units data)	2023	2022

Cash flows from operating activities
Net income	$38,597	$31,905

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation & amortization	7,392	6,170
Amortization of ROU operating lease assets	2,243	1,856
Share based compensation	1,020	526
Bad debt recovery	(50)	(22)
Inventory allowance expense	683	1,749
Loss (gain) on sale of assets	95	(568)
Foreign currency translation loss	5	83
Changes in operating assets and liabilities
Accounts receivable	(2,267)	(16,429)
Inventories	(2,928)	(12,329)
Prepaid expenses and other current assets	5,474	(4,658)
Operating lease liabilities	(2,003)	(2,049)
Accounts payable	(61)	(368)
Accrued liabilities	(2,812)	6,046

Net cash provided by operating activities	45,388	11,912

Cash flows from investing activities
Purchases of property, plant and equipment	(7,161)	(4,642)
Proceeds from sale of property, plant, and equipment	302	700

Net cash (used in) investing activities	(6,859)	(3,942)

Cash flows from financing activities
Proceeds from debt	84,315	95,870
Payments on debt	(89,475)	(91,200)
Payments on finance leases	(2,162)	(1,657)
Payments on promissory notes	(301)	(561)
Member contributions	786
Distributions to members	(31,596)	(10,532)

Net cash (used in) financing activities	(38,433)	(8,080)

Increase (decrease) in cash and cash equivalents	96	(110)

Cash and cash equivalents
Beginning of year	848	958

End of year	$944	$848

Supplemental disclosure of cash flow information
Interest paid	$2,522	$1,351
Income taxes paid	624	530

Noncash investing & financing activities
Finance lease additions	$4,305	$2,334

The accompanying notes are an integral part of these consolidated financial statements.

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

1. Organization and Nature of Operations

Flowco Production Solutions, L.L.C. (“Flowco” or the “Company”) was formed as a Texas Limited Liability Company and maintains its principal office in Houston, Texas. The Company includes consolidated subsidiaries in the United States and Canada, and it provides artificial lift products, which offer early intervention and long-term solutions for enhanced oil and gas recovery.

The Company’s subsidiaries at December 31, 2023 and 2022 are Patriot Artificial Lift LLC, Flowco Production Solutions Canada Ltd., SPM Completion Systems LLC, Industrial Valve Manufacturing LLC, and Gas Lift Production Solutions LLC.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are prepared in U.S. dollars in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its subsidiaries. Intercompany balances and transactions are eliminated.

Change in Accounting Principles

As a significant acquired business of Flowco MergeCo LLC (Note 14), the Company revised its previously issued financial statements as of and for the years ended December 31, 2023 and 2022 to reflect changes in accounting principle related to its accounting for goodwill and operating lease arrangements. Within its previously issued financial statements, the Company had elected accounting alternatives developed by the Private Company Council (PCC) allowing for the amortization of goodwill and the use of the risk-free rate in measuring its right-of-use operating lease assets and liabilities, which are not allowable accounting principles for an acquired business that meets the definition of a public business entity (PBE). The Company retroactively adopted the requisite provisions of ASC 350, Intangibles—Goodwill and Other, and ASC 842, Leases, to unwind the impacts of these PCC alternatives and apply standards applicable for PBEs. These accounting policies are disclosed within the footnotes to these consolidated financial statements.

The impact of unwinding the PCC alternative for goodwill amortization to the previously issued financial statements was a cumulative increase to retained earnings of $2,310 as of January 1, 2022, an increase to net income of $741 for the year ended December 31, 2022, and an increase to net income of $741 for the year ended December 31, 2023. The impact of unwinding the PCC alternative for usage of the risk-free discount rate to the previously issued financial statements was a decrease to operating lease right-of-use assets of $186 and $277, as of December 31, 2023 and 2022, respectively, with corresponding comparable decreases to operating lease liabilities at each reporting date.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. Significant estimates

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

reflected in these consolidated financial statements include, but are not limited to, fair value of goodwill, useful life fixed assets and intangible assets, inventory, allowance for credit losses, share-based compensation, and estimation of contingencies. The Company assesses estimates on an ongoing basis, however, actual results could materially differ from those estimates.

Revenue Recognition

The Company accounts for revenue in accordance with Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). The principles in the standard are applied using a five-step model that includes 1) identifying the contract(s) with a customer, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations in the contract, and 5) recognizing revenue when (or as) the performance obligations are satisfied.

The Company’s material streams of revenue are as follows:

Sales

As it relates to the sale of oil & gas products, the Company has a single performance obligation associated with these contracts—the manufacture and sale of the contracted good to the customer. Revenue from the sale of goods is recognized upon satisfaction of the performance obligation, which occurs point-in-time upon transfer of control of the product upon delivery to the customer. The transaction price (i.e., the amount that the Company has the right to under the terms of the sales contract with the customer) is the standalone sales price of each individual good and is typically settled within 30-45 days of the satisfaction of the performance obligation. The Company treats shipping and handling activities as a fulfillment activity, and the costs are recognized in cost of sales. With respect to taxes assessed by governmental authorities that are imposed upon sales transactions and collected by the Company from its customers, the Company’s policy is to exclude such amounts from revenues.

Services

The Company performs maintenance and repair services for gas lift systems, plunger lift systems, and plunger assisted gas lift systems as well as services related to downhole fluid recovery, spooling, capillary, downhole tool installation and removal and other related activities. As it relates to oil & gas services, the Company has a single performance obligation associated with these contracts—the completion of the contracted service. Revenue from the sale of services is recognized upon satisfaction of the performance obligation, which occurs point-in-time upon completion of the service, which typically occurs within 1-3 days from the date the services commence. The transaction price for services (i.e., the amount that the Company has the right to under the terms of the service contract with the customer) is the standalone price of each service completed and charged to the customer. The transaction price is typically settled within 30-45 days of the satisfaction of the performance obligation. With respect to taxes assessed by governmental authorities that are imposed upon service transactions and collected by the Company from its customer, the Company’s policy is to exclude such amounts from revenues.

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

The following table summarizes revenue by geographical location where the Company operates its business:

	2023	2022
United States	$222,229	$194,784
International	7,239	5,699

Total revenue	$229,468	$200,483

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs were $534 and $447 for the years ended December 31, 2023, and 2022, respectively. Advertising costs are included in sales, general, and administrative expenses in the accompanying consolidated statements of operations.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains cash and cash equivalents in bank deposits and at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash or cash equivalents. As of December 31, 2023 and 2022, the Company had no restricted cash.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable is comprised of receivables from the sales of products, which are recorded at the invoiced amount and do not bear interest. The Company bills its customers in accordance with contractual agreements. Generally, no collateral or other security is required to support a customer’s receivables.

The trade accounts receivable is recorded net of an allowance for credit losses. The allowance for credit losses is based upon the amount of losses expected to be incurred in the collection of these accounts pursuant to the guidance outlined in ASU 2016-13, Financial Instruments—Credit Losses (ASU 2016-13, Topic 326, or ASC 326), which the Company adopted effective January 1, 2023 as further discussed in the “Recently Adopted Accounting Standards” section of this Note. The estimated losses are calculated using the loss rate method based upon a review of outstanding receivables, including specific accounts, related aging, and on historical collection experience. These allowances reflect our estimate of the amount of our receivables that we will be unable to collect based on historical write-off experience and, as applicable, current conditions and reasonable and supportable forecasts that affect collectability. Our estimate could require a change based on changing circumstances, including changes in the economy or in the circumstances of individual customers. In addition, specific accounts are written off against the allowance when management determines the account is uncollectible. At December 31, 2023 and 2022, the Company’s allowance for credit losses was $340 and $313, respectively. Management believes that the allowance for credit losses is adequate; however, changes in circumstances relating to accounts receivable may result in a requirement for additional allowances in the future.

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

The following table summarizes the change in the accounts receivables allowance for credit losses:

	December 31,
	2023	2022
Beginning balance	$(313)	$(314)
Reversal of allowance for credit losses	282	134
Allowance for credit losses	(309)	(133)

Ending balance	$(340)	$(313)

Inventories

Inventories consist of artificial lift products and the associated parts and materials necessary to construct these products. Inventories are stated at the lower of cost (as determined by average costing) or net realizable value. Cost includes material, applied labor and manufacturing overhead. Inventory quantities are regularly reviewed and provisions for market value decline and obsolete inventory are recorded primarily based on management’s forecast of future demand and market conditions. For the years ended December 31, 2023 and 2022, the Company recorded charges of $683 and $1,749, respectively, to write down slow moving inventory, perform cost adjustments and physical adjustments. These charges are included in cost of goods sold expenses in the accompanying consolidated statements of operations.

Property, Plant and Equipment, Net

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets as summarized below:

Useful Life
Plant and equipment	2–7 years
Motor vehicles	3 years
Office equipment	5 years
Leasehold improvements	Lesser of useful life or lease term

Disposals are removed at cost less accumulated depreciation with any gain or loss from disposition reflected in operations. Expenditures for improvements are capitalized. Maintenance and repairs are charged to expense as incurred. Write-off of fully depreciated assets is performed when the assets are no longer in use.

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

Intangible Assets, Net

Intangible assets are stated at cost, net of accumulated amortization. Amortization is provided on the straight-line method over the estimated useful lives of the related assets as summarized below:

Useful Life
Patents	20 years
Customer relationships	6–10 years
Developed technology	10 years
Trade name	5 years
Noncompete agreement	3 years
Backlog	1 year

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted future net cash flows of assets grouped at the lowest level for which there are identifiable cash flows that are independent of the cash flows of other groups of assets. If the undiscounted future net cash flows are less than the carrying amount of the asset, the asset is deemed impaired. The amount of the impairment is measured as the difference between carrying value and the fair value of the asset. The Company did not record an impairment to its long-lived assets for the years ended December 31, 2023 and 2022.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets, including other intangibles, acquired during a business combination.

Goodwill is not amortized. Instead, it is subject to an annual impairment test at the reporting unit level. The Company performs the annual goodwill impairment test as of December 31. Impairment of goodwill exists when the carrying amount of the reporting units that includes goodwill exceeds its fair value.

The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If the qualitative assessment is not conclusive, the Company performs the quantitative assessment, comparing the fair value of a reporting unit with its carrying amount, including goodwill.

As part of goodwill impairment testing, fair value is determined by using a combination of the income approach and the market approach. The income approach estimates the fair value by using forecasted revenues and operating cash flows, estimating terminal values and associated growth rates, and discounting them using an estimate of the discount rate, or expected return, that a market participant would have required as of the valuation date. The market approach estimates fair value by applying valuation multiples sourced from representative peer group companies to the Company’s earnings.

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

The Company did not record an impairment to goodwill for the years ended December 31, 2023 and 2022.

Share-Based Compensation

The Company issued Class C units (“Profit Units”) to certain employees in form of profit units and accounts for them in accordance with ASC 718, “Compensation—Stock Compensation”.

The Company recognizes the share-based compensation expense over the employee’s requisite service period. The share-based awards are classified as equity. The share-based compensation expense is included within sales, general and administrative expense in the consolidated statements of operations.

The Company estimates grant date fair value using a Black-Scholes-Merton (“BSM”) option pricing framework based on the rights and preferences of the units outstanding. The use of a valuation model requires management to make certain assumptions with respect to selected model inputs. The fair value of the Company’s profit units is based in part on the fair value of equity at or near the time of issuance and other key assumptions utilized in the BSM model. The grant date fair value of each profit units award is estimated on the date of grant using the BSM option-pricing model based on the following weighted average assumptions:

Valuation assumptions:	2023	2022
Expected term (in years)	2	2
Expected equity volatility	45.7%	54.6%
Expected dividend yield	0.00%	0.00%
Risk free rate	3.75%	4.05%
Discount for lack of marketability	25.00%	30.00%

Since the Company’s shares are not publicly or privately traded, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the options is based on the U.S. Treasury yield curve at the date of the grant. Forfeitures are recognized as they occur (Note 9).

Income Taxes

The Company and its wholly owned subsidiaries are treated as a partnership for federal income tax purposes. All revenue and expenses of the Company and its subsidiaries are reportable in the income tax returns of the members. The Company is subject to minimum annual tax and a franchise tax in the state of Texas.

The Company is not aware of any significant uncertain tax positions at December 31, 2023 and 2022 as it relates to its state income tax positions.

Leases

The Company determines if an arrangement is or contains a lease at inception by assessing whether an identified asset exists and if the Company has the right to control the use of the identified asset. The Company enters into lease arrangements primarily for buildings and vehicles.

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

The Company accounts for leases in accordance with ASU 016-02, Leases (Topic 842), including all subsequent related updates. This standard requires lessees to recognize, for all operating leases with initial terms greater than twelve months, right-of-use (“ROU”) assets and lease liabilities in the consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The Company elected to account for leases with initial terms of 12 months or less as straight-line expense and not record assets or liabilities.

Lease ROU assets and liabilities are recognized at commencement of the agreement. ROU assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payment made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The lease liability is based on the present value of its unpaid minimum lease payments over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the incremental borrowing rate which is the rate we pay to borrow on a collateralized basis. In determining the minimum amount of its lease payments, the Company elected to not separate lease and non-lease components, instead treating this as one component of lease payments in measuring its lease liabilities for all classes of assets.

Most leases include one or more options to extend or terminate the lease, however, for purposes of calculating the lease liabilities, lease terms are deemed not to include options to extend or terminate the lease until it is reasonably certain that the Company will exercise that option. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The two components of operating lease expense, amortization and interest, are recognized on a straight-line basis over the lease term as a single expense element within sales, general and administrative costs on the consolidated statements of operations. For finance leases, interest on the accrued lease liability is recognized in interest expense and amortization of ROU assets is recognized as depreciation expense on the consolidated statements of operations.

Fair Value Measurements

Assets and liabilities that are carried at fair value are classified and disclosed in one of the following three categories:

Level 1	Quoted market prices in active markets for identical assets and liabilities.

Level 2	Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3	Unobservable inputs that are not corroborated by market data.

Risk and Uncertainties

As a provider to the oil and gas industry, the Company’s revenue, profitability, and future growth are substantially dependent upon the prevailing and future prices for oil and natural gas, which are dependent upon numerous factors beyond its control such as economic, political and regulatory developments, and

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

competition from other energy sources. The energy markets have historically been volatile and there can be no assurance that oil and natural gas prices will not be subject to wide fluctuations in the future.

A substantial or extended decline in oil and natural gas prices could have a material adverse effect on the Company’s financial position, results of operations, and cash flows. Other risks and uncertainties that could affect the Company in the current price environment include, but are not limited to, counterparty credit risk for its receivables, access to credit markets and ability to meet financial ratios and covenants in its financing agreements.

Concentrations of Credit Risk

The Company is subject to concentrations of credit risk related primarily to its cash and cash equivalents and accounts receivable. Substantially all of the Company’s cash is deposited in high credit quality financial institutions. In addition, the Company grants credit under normal payment terms, generally without collateral, to its customers. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors throughout the United States as a result of uncertain economic and financial market conditions that have existed in recent years.

The Company has no customers accounting for more than 10% of its accounts receivable as of December 31, 2023 and 2022 and for the years then ended. The Company has no customers and one customer accounting for more than 10% of its revenue as of December 31, 2023 and 2022, respectively.

New Accounting Pronouncements

Recently Adopted Accounting Standards

Effective January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including trade accounts receivable.

Prior to the adoption of ASC 326, the Company applied a probable initial recognition threshold in determining its allowance for doubtful accounts. Management would periodically review its trade accounts receivable for collectability, establishing an allowance as necessary for past due accounts for which no payments had been received, customer delinquency or dispute notices had arisen, or other circumstances indicating potential for non-payment or loss were identified. With the adoption of ASC 326 and application of the CECL methodology, the Company applies a forward-looking estimate of all credit losses expected over the contractual term of its trade accounts receivable positions as they arise, considering customer credit profiles, historical loss experience, economic conditions in the industry, and financial stability of its customer base.

The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost. Results for periods beginning after January 1, 2023, are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP. The adoption of

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

ASC 326 did not hold an impact to the previously determined allowance for doubtful accounts as of January 1, 2023.

Recently Issued Accounting Standards Not Yet Adopted

In March 2024, FASB issued ASU No. 2024-01, “Compensation- Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards.” ASU 2024-01 provides an illustrative example that includes four fact patterns to demonstrate how an entity should apply the scope guidance in paragraph 718-10-15-3 to determine whether a profits interest award should be accounted for in accordance with Topic 718. ASU 2024-01 is effective for fiscal years beginning after December 15, 2025. The Company is currently evaluating the impact of ASU 2024-01 on its consolidated financial statements and related disclosures.

3. Inventories

Inventories consisted of the following as of December 31, 2023 and 2022:

	2023	2022
Raw materials and supplies	$11,102	$10,263
Work in process	6,789	5,277
Finished goods	28,397	28,501

Total Inventories	$46,288	$44,041

4. Property, plant and equipment, net

Fixed assets and related accumulated depreciation as of December 31, 2023 and 2022 are summarized as follows:

	2023	2022
Plant and equipment	$26,212	$20,908
Motor vehicles	172	522
Office equipment	2,329	2,170
Leasehold improvements	3,151	2,759
Construction in process	2,589	1,272

Total property, plant and equipment	34,453	27,630
Less: Accumulated depreciation	(20,279)	(16,202)

	$14,174	$11,428

Depreciation expense for the years ended December 31, 2023 and 2022 was $4,416 and $3,416, respectively.

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

5. Intangible Assets, Net

Intangible assets and related accumulated amortization as of December 31, 2023 and 2022 are summarized as follows:

	2023	2022
Patents	$38	$38
Customer relationships	8,800	8,800
Developed technology	470	470
Trade name	570	570
Backlog	700	700

	10,578	10,578
Less: Accumulated amortization	(8,056)	(6,624)

	$2,522	$3,954

Amortization expense for the years ended December 31, 2023 and 2022 was $1,432 and $1,441, respectively. Estimated amortization expense in future years is summarized as follows:

Years Ended December 31,
2024	$1,298
2025	527
2026	494
2027	127
2028	76

$2,522

6. Goodwill

The following table summarizes the goodwill balance as of and for the years ended December 31, 2023 and 2022:

	Goodwill	Accumulated Impairment Losses	Total
Balance as of December 31, 2021	$7,410	$—	$7,410
Additions to goodwill	—	—	—
Goodwill impairment	—	—	—

Balance as of December 31, 2022	$7,410	$—	$7,410

Additions to goodwill	—	—	—
Goodwill impairment	—	—	—

Balance as of December 31, 2023	$7,410	$—	$7,410

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

7. Accrued Liabilities

Accrued liabilities as of December 31, 2023 and 2022 are summarized as follows:

	2023	2022
Goods received not invoiced	$1,587	$3,507
Accrued payroll & payroll related	5,596	4,602
Taxes payable	3,132	3,528
Other accrued liabilities	1,888	3,328

Total accrued liabilities	$12,203	$14,964

Taxes payable consist of amounts owed for obligations under sales & use tax arrangements, property taxes and applicable state income taxes.

8. Notes Payable and Long-Term Debt

Notes payable and long-term debt as of December 31, 2023 and 2022 are summarized as follows:

	2023	2022
Asset-based line of credit	$1,200	$6,360
Term notes	23,350	23,350
Promissory notes	—	301

Total debt	24,550	30,011
Less: Current maturities	—	(301)

Long-term debt, excluding current maturities	$24,550	$29,710

Scheduled principal repayments of the Company’s debt obligations are summarized as follows:

Years Ended December 31,
2024	$—
2025	24,550
Thereafter	—

$24,550

Long-term Debt

On September 14, 2020, the Company entered into a Credit Agreement with a financial institution which provided the Company with an asset-based line of credit and term notes. On June 30, 2022, the Company amended the Credit Agreement to a maximum borrowing capacity of $46,000 and is set to mature September 14, 2025. Also within this amendment, the Company transitioned from LIBOR to the Secured Overnight Financing Rate (SOFR).

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

The Credit Agreement contains a minimum fixed charge coverage ratio restrictive covenant for which the Company must maintain a minimum ratio of 1.00 to 1.00. Additionally, the Credit Agreement contains a number of customary covenants which limit the Company’s ability to, among other things, incur indebtedness, make acquisitions, or engage in certain asset dispositions. As of December 31, 2023 and 2022, the Company was in compliance with its debt covenants.

The asset-based line of credit and the term notes are both components of the credit agreement. The borrowing capacity available on the asset-based line of credit is measured at 85% of the Company’s eligible accounts receivable, 85% of eligible inventory, 85% of eligible machinery & equipment and 75% of the fair market value of eligible real estate. As of December 31, 2023, the line of credit interest was 7.375%. Available capacity on the asset-based line of credit as of December 31, 2023 was $21,450 based on the Company’s receivable, inventory and fixed asset positions as of the balance sheet date, respectively.

The term notes have the same maturity as the asset-based line of credit and bear interest at a rate that is based upon the average excess availability as a percentage of the asset-based line of credit. As of December 31, 2023, the term note interest was 7.375%

Shareholder Promissory Notes

The Company, along with certain shareholders, entered into promissory notes for share repurchases. The notes bore interest equal to the Prime Rate as published in The Wall Street Journal’s “Money Rates”. The principal balance and accrued but unpaid interest of the note was payable in equal annual installments with the remaining balance paid and settled by the Company upon maturity on December 1, 2023. The Shareholder Promissory Notes balance as of December 31, 2023 and 2022 was $0 and $301, respectively.

For the years ended December 31, 2023 and 2022, interest expense on the share promissory notes totaled $26 and $49, respectively.

9. Members’ Equity

The Company’s third amended and restated operating agreement dated as of June 17, 2017, (the “Operating Agreement”) provide for various classes of membership interests. Pursuant to the Operating Agreement, the membership interests are transferable; however, transfers are subject to obtaining the prior written consent of the Company, with certain exceptions for transfers to affiliated parties. An investor’s capital interest is comprised of Class A or B Units. The Class A Units have voting rights, while the Class B Units are non-voting. The Class A and B Units are otherwise economically identical. Class A and B Units entitle the respective members to receive distributions, pro rata to the combined sharing ratios of Class A and Class B.

Such distributions are subject to dilution from two classes of profits interests, called Class C Units and the Class C Tranche, which are non-voting. Holders of Class C Units and holders of the Class C Tranche are entitled to receive distributions after the Class A and B members achieve certain returns thresholds. The various members’ units do not entitle their holders to any conversion rights or redemption rights. Distributions are reflected in the consolidated statements of changes in equity when declared by the board of managers.

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

10. Leases

The following table presents components of lease expense for the year ended December 31, 2023:

	2023	2022

Components of lease expense

Finance lease cost
Amortization of right-of-use assets	$1,544	$1,262
Interest on lease liabilities	257	121

Total finance lease cost	1,801	1,383
Operating lease cost	2,577	2,180
Short-term lease cost	622	728

Total lease cost	$5,000	$4,291

The following presents other supplemental information related to the Company’s leases as of December 31, 2023 and 2022:

	2023	2022

Other supplemental information

Cash paid for amounts included in the measurement of lease liabilities
Operating cash outflows for operating leases	$2,582	$2,039
Operating cash outflows for finance leases	239	117
Financing cash outflows for finance leases	2,162	1,657

Right of use assets obtained in exchange for new lease obligations
Operating leases	$648	$4,840
Finance leases	4,305	2,334

Weighted-average remaining lease terms
Operating leases	3.0 years	3.7 years
Finance leases	2.3 years	2.2 years
Weighted-average discount rate for operating leases	5.0%	4.7%
Weighted-average discount rate for finance leases	7.6%	5.2%

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

The following table summarizes the future maturity of operating and finance leases as of December 31, 2023:

	Operating Leases	Finance Leases
2024	$2,519	$2,884
2025	2,271	2,090
2026	1,295	989
2027	523	3
2028	160	—
Thereafter	12	—

Total lease payments	6,780	5,966
Less: Imputed interest	484	527

	$6,296	$5,439

11. Commitments and Contingencies

The Company is subject to various legal proceedings that arise in the ordinary course of business. The Company accrues liabilities for loss contingencies arising from claims, assessment, litigation, fines, penalties, and other sources when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated, in accordance with the recognition criteria of ASC Topic 450, Contingencies. Management believes that any potential liabilities arising from these claims and lawsuits would not have a significant effect on the Company’s financial position or results of operations.

The Company is subject to certain ongoing sales tax audits within the State of Texas for years ranging from 2015 to 2021. The Texas State Comptroller has asserted the Company did not properly determine its amount of sales tax due for the noted years and issued a finding against the Company for underreported taxes, as well as associated penalties and interest. The Company, with the assistance of its external tax advisors, has been working towards a settlement agreement with the Texas State Comptroller and accrued $2,106 and $2,543 as of December 31, 2023 and 2022, respectively, which constitutes its expected settlement amount for the audit period of 2015 to 2021 and an estimated amount for 2022. The actual amount of a negotiated settlement could differ from Management’s estimated exposure.

12. Employee Benefits

The Company participates in a single-employer 401-K plan, which covers substantially all employees of the Company who qualify as to age and length of service. The Company matches up to 6% of wages, subject to IRS limitations. The Company match was $718 and $563 which was recorded within the consolidated statements of operations for the years ended December 31, 2023 and 2022, respectively.

13. Share-Based Compensation

On November 17, 2017, the Company implemented a Profit Units Plan (the “Plan”) pursuant to which the Company may grant profit units in form of Class C Units to certain Company’s employees. The profit units vest

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

over a service period of three years from the date of the grant for selected employees or at the grant date. Upon occurrence of a change in control transaction, all class C units that have not yet vested shall vest in full. As a change in control transaction was not determined to be probable as of December 31, 2023 or 2022, no additional share-based compensation expense was recognized under this acceleration feature for either of the years then ended.

The Company has the right and not the obligation to repurchase the profit units at fair value in an event of termination of its employee’s (“call option”). The call option is considered non-mandatorily redeemable and not probable.

Total share-based compensation expense recognized in sales, general and administrative expenses in 2023 and 2022 was $ 1,020 and $ 526, respectively.

At December 31, 2023 and 2022, there was $ 2,560 and $ 994, respectively, of total unrecognized compensation cost related to unvested profit units granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.09 years.

The following table summarizes the Company’s profit units activity during the years ended December 31, 2023 and 2022:

	Number of Units	Weighted Average Grant Date Fair Value
Units outstanding at December 31, 2021	48,965	$19.77
Granted	11,000	—
Forfeited	(1,000)	—
Expired	—	—

Units outstanding at December 31, 2022	58,965	$31.65
Granted	29,350	—
Forfeited	(1,000)	—
Expired	—	—

Units outstanding at December 31, 2023	87,315	$50.99

Vested at December 31, 2023	48,535	$22.11

14. Subsequent Events

The Company evaluated subsequent events through April 26, 2024, the date that the consolidated financial statements were originally available to be issued.

Flowco Production Solutions, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(amounts in thousands of U.S. dollars)

Events Subsequent to the Original Issuance of the Financial Statements (Unaudited)

In connection with the reissuance of the financial statements, the Company evaluated subsequent events through August 30, 2024, the date that the consolidated financial statements were available to be issued.

On June 20, 2024, substantially all of the net assets of Flowco were contributed to Flowco Productions LLC (“Flowco Productions”), a newly formed holding company and wholly owned subsidiary of Flowco.

On June 20, 2024, Flowco MergeCo LLC (“Flowco MergeCo”) entered into a Contribution Agreement with GEC Estis Holdings LLC (parent company of Estis Compression LLC) (“Estis Member”), Flowco and Flogistix Holdings, LLC (“Flogistix Member”)(parent company of Flogistix, LP (“Flogistix”)) (Estis Member, Flowco and Flogistix Member collectively, the “Members”), pursuant to which, the Members contributed 100% of the direct equity interests of Estis Intermediate Holdings, LLC (“Estis Intermediate”), Flowco Productions and Flogistix Intermediate Holdings, LLC (“Flogistix Intermediate”) to Flowco MergeCo in exchange for Series A Units of Flowco MergeCo proportionate to the value of the contributed entities. In connection with the transaction, (i) Flowco contributed substantially all of its net assets to Flowco Productions immediately prior to the consummation of the business combination and the contribution of the membership interests of Flowco Productions to Flowco MergeCo, (ii) Estis Member also contributed substantially all of its net assets (including membership interests in Estis Compression LLC (“Estis”)) to Estis Intermediate immediately prior to the consummation of the business combination and the contribution of the membership interests of Estis Intermediate to Flowco MergeCo, and (iii) Flogistix Member also contributed substantially all of its net assets (including the equity interests in Flogistix GP, LLC and Flogistix) to Flogistix Intermediate immediately prior to the consummation of the business combination and the contribution of the membership interests of Flogistix Intermediate to Flowco MergeCo. The purpose of Flowco MergeCo is to directly, or indirectly through subsidiaries or joint ventures, carry on the business activities of each of the contributed entities, including production optimization and related oilfield services business lines.

On August 20, 2024, Flowco Productions, Estis Intermediate and Flogistix Intermediate, as borrowers, and other loan parties entered into a first lien credit agreement which provides for a $700 million aggregate principal amount senior secured revolving credit facility. The Credit Agreement borrowings were used to repay all outstanding indebtedness under our prior credit agreement disclosed within note 8.

Flowco Production Solutions, L.L.C.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands of U.S. dollars, except units data)	March 31, 2024	December 31, 2023

Assets

Current assets
Cash and cash equivalents	$1,878	$944
Trade accounts receivables, net	45,964	42,997
Inventories	46,891	46,288
Prepaid expenses and other current assets	1,449	1,455

Total current assets	96,182	91,684
Property and equipment, net	15,762	14,174
Finance lease right-of-use assets, net	6,450	6,596
Operating lease right-of-use assets, net	5,484	6,067
Intangible assets, net	2,191	2,522
Goodwill	7,410	7,410

Total assets	$133,479	$128,453

Liabilities and Members’ Equity

Current liabilities
Current portion of long-term debt	$—	$—
Current portion of finance lease obligations	2,524	2,552
Current portion of operating lease obligations	2,216	2,269
Accounts payable	11,726	8,616
Accrued liabilities	12,946	12,203

Total current liabilities	29,412	25,640
Long-term debt, net of current portion	27,310	24,550
Finance lease obligations, net of current portion	2,783	2,887
Operating lease obligations, net of current portion	3,492	4,027

Total liabilities	62,997	57,104

Commitments and contingencies (Note 5)

Members’ equity
Unlimited Class A Units, no par value and 95,267,902 issued and outstanding as of March 31, 2024 and at December 31, 2023	—	—
Unlimited Class B Units, no par value and 12,064,621 issued and outstanding as of March 31, 2024 and at December 31, 2023	—	—
Unlimited Class C Units, no par value and 86,515 and 87,315 issued and outstanding as of March 31, 2024 and at December 31, 2023, respectively.	—	—
Additional paid-in-capital	32,113	31,774
Retained Earnings	38,369	39,575

Total members’ equity	70,482	71,349

Total liabilities and members’ equity	$133,479	$128,453

The accompanying notes are an integral part of these condensed consolidated financial statements.

Flowco Production Solutions, L.L.C.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
(Amounts in thousands of U.S. dollars, except units data)	March 31, 2024	March 31, 2023
Revenues
Sales revenue	$49,504	$43,611
Service revenue	11,134	9,889

Total revenue	60,638	53,500
Operating expenses
Cost of goods sold (exclusive of depreciation and amortization, presented separately below)
Sales	26,727	23,801
Service	4,624	4,203
Sales, general and administrative	16,428	15,345
Depreciation and amortization	2,098	1,762
Loss on sale of assets	204	73

Total operating expenses	50,081	45,184

Operating income	10,557	8,316
Interest expense	(671)	(452)
Other income	8	8
Other expense	(138)	(8)

Income before income taxes	9,756	7,864
Income tax expense	(188)	(153)

Net income	$9,568	$7,711

The accompanying notes are an integral part of these condensed consolidated financial statements.

Flowco Production Solutions, L.L.C.

Condensed Consolidated Statements of Changes in Members’ Equity

(Unaudited)

(Amounts in thousands of U.S. dollars, except units data)	Class A Units		Class B Units		Class C Units		Additional Paid-in Capital	Retained Earnings	Members’ Equity
	Units	Amount	Units	Amount	Units	Amount
Balances at December 31, 2023	95,267,902	$—	12,064,621	$—	87,315	$—	$31,774	$39,575	$71,349
Distribution to members	—	—	—	—	—	—	—	(10,774)	(10,774)
Net income	—	—	—	—	—	—	—	9,568	9,568
Share-based compensation	—	—	—	—	(800)	—	339	—	339

Balances at March 31, 2024	95,267,902	$—	12,064,621	$—	86,515	$—	$32,113	$38,369	$70,482

	Class A Units		Class B Units		Class C Units		Additional Paid-in Capital	Retained Earnings	Members’ Equity
	Units	Amount	Units	Amount	Units	Amount
Balances at December 31, 2022	95,267,902	$—	12,064,621	$—	58,965	$—	$29,968	$32,575	$62,543
Distribution to members	—	—	—	—	—	—	—	(4,988)	(4,988)
Net income	—	—	—	—	—	—	—	7,711	7,711
Share-based Compensation	—	—	—	—	—	—	133	—	133

Balances at March 31, 2023	95,267,902	$—	12,064,621	$—	58,965	$—	$30,101	$35,298	$65,399

The accompanying notes are an integral part of these condensed consolidated financial statements.

Flowco Production Solutions, L.L.C.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
(Amounts in thousands of U.S. dollars, except units data)	March 31, 2024	March 31, 2023

Cash flows from operating activities
Net income	$9,568	$7,711
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,098	1,762
Amortization of ROU operating lease assets	585	552
Bad debt expense	—	5
Share-based compensation	339	133
Inventory obsolescence expense	90	244
Loss on sale of assets	204	73
Foreign currency translation loss	—	8
Changes in operating assets and liabilities
Accounts receivable	(2,968)	(107)
Inventories	(693)	(6,078)
Prepaid expenses and other current assets	6	5,239
Operating lease liabilities	(590)	(550)
Accounts payable	3,269	3,034
Accrued liabilities	586	(1,897)

Net cash provided by operating activities	12,494	10,129

Cash flows from investing activities
Purchases of property, plant and equipment	(2,893)	(765)
Proceeds from sale on property, plant and equipment	68	133

Net cash (used in) investing activities	(2,825)	(632)

Cash flows from financing activities
Proceeds from debt	15,080	23,120
Payments on debt	(12,320)	(27,160)
Payments on finance lease	(721)	(458)
Distributions to members	(10,774)	(4,988)

Net cash (used in) financing activities	(8,735)	(9,486)

Increase in cash and cash equivalents	934	11

Cash and cash equivalents
Beginning of year	944	848

End of period	$1,878	$859

Noncash investing & financing activities
Finance lease additions	$743	$369

The accompanying notes are an integral part of these condensed consolidated financial statements.

Flowco Production Solutions, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(amounts in thousands of U.S. dollars, except unit and per unit data)

1. Nature of Business and Significant Accounting Policies

Organization

Flowco Production Solutions, L.L.C. (“Flowco” or the “Company”) was formed as a Texas Limited Liability Company and maintains its principal office in Houston, Texas. The Company includes consolidated subsidiaries in the United States and Canada, and it provides artificial lift products, which offer early intervention and long-term solutions for enhanced oil and gas recovery.

Basis of Presentation

The Condensed Consolidated Financial Statements are prepared in U.S. dollars in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its subsidiaries. Intercompany balances and transactions are eliminated.

The condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all normal and recurring adjustments that are, in the opinion of management, necessary for a fair statement of the Company’s financial position, results of operations, changes in members’ equity, and cash flows for the periods presented. The results of operations for the three month period ended March 31, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any other future annual or three months ended. The condensed consolidated balance sheet as of December 31, 2023 included herein was derived from the audited consolidated financial statements as of that date, but does not include all disclosures including certain notes required by GAAP on an annual reporting basis.

These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company as of and for the years ended December 31, 2023 and 2022.

Significant Accounting Policies

The significant accounting policies followed by the Company are set forth in Note 2 to the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 and are supplemented by the notes to the unaudited condensed consolidated financial statements in this report. The unaudited condensed consolidated financial statements in this report should be read in conjunction with the consolidated financial statements and notes included in the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. Significant estimates reflected in these consolidated financial statements include, but are not limited to fair value of goodwill, useful life fixed assets and intangible assets, inventory allowance, allowance for credit losses, share-based

Flowco Production Solutions, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(amounts in thousands of U.S. dollars, except unit and per unit data)

compensation, and estimation of contingencies. The Company assesses estimates on an ongoing basis, however, actual results could materially differ from those estimates.

New Accounting Pronouncements

Recently Issued Accounting Standards Not Yet Adopted

In March 2024, FASB issued ASU No. 2024-01, “Compensation-Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards.” ASU 2024-01 provides an illustrative example that includes four fact patterns to demonstrate how an entity should apply the scope guidance in paragraph 718-10-15-3 to determine whether a profits interest award should be accounted for in accordance with Topic 718. ASU 2024-01 is effective for fiscal years beginning after December 15, 2025. The Company is currently evaluating the impact of ASU 2024-01 on its consolidated financial statements and related disclosures.

Customer Concentration

The Company has no customers accounting for more than 10% of its accounts receivable as of March 31, 2024 and March 31, 2023, respectively. The Company has no customers and one customer accounting for more than 10% of its revenue for the three month periods ended March 31, 2024 and March 31, 2023, respectively.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable is comprised of receivables from the sales of products and provisioning of services, which are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for credit losses for estimated losses inherent in its accounts receivable. For the three month periods ended March 31, 2024 and March 31, 2023, the Company’s allowance for credit losses was $450 and $309, respectively. Management believes that the allowance for credit losses is adequate; however, changes in circumstances relating to accounts receivable may result in a requirement for additional allowances in the future.

The following table summarizes the change in the accounts receivables allowance for credit losses:

	March 31,
	2024	2023
Beginning balance	$(340)	$(313)
Reversal of allowance for credit losses	—	5
Allowance for credit losses	(110)	(1)

Ending balance	$(450)	$(309)

Flowco Production Solutions, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(amounts in thousands of U.S. dollars, except unit and per unit data)

Geographical Information

The following table summarizes revenue by geographical area:

	Three Months Ended
	March 31, 2024	March 31, 2023
United States	$58,581	$51,647
International	2,057	1,853

Total revenue	$60,638	$53,500

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs were $155 and $48 for the three month periods ended March 31, 2024, and March 31, 2023, respectively. Advertising costs are included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.

2. Inventories

Inventories as of March 31, 2024, and December 31, 2023 consisted of the following:

	March 31, 2024	December 31, 2023
Raw materials and supplies	$11,687	$11,102
Work in process	6,979	6,789
Finished goods	28,225	28,397

	$46,891	$46,288

3. Notes Payable and Long-Term Debt

Notes payable and long-term debt as of March 31, 2024, and December 31, 2023 consisted of the following:

	March 31, 2024	December 31, 2023
Asset-based line of credit	$3,960	$1,200
Term notes	23,350	23,350

Total debt	27,310	24,550
Less: Current maturities	—	—

Long-term debt, excluding current maturities	$27,310	$24,550

Flowco Production Solutions, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(amounts in thousands of U.S. dollars, except unit and per unit data)

Future minimum principal repayments of the Company’s debt obligations will consist of the following:

Amount
Remainder of 2024	$—
2025	27,310
Thereafter	—

$27,310

Long-term Debt

On September 14, 2020, the Company entered into a Credit Agreement with a financial institution which provided the Company with an asset-based line of credit and term notes. On June 30, 2022, the Company amended the Credit Agreement to a maximum borrowing capacity of $46,000 and is set to mature September 14, 2025. Also within this amendment, the Company transitioned from LIBOR to the Secured Overnight Financing Rate (SOFR).

The Credit Agreement contains a minimum fixed charge coverage ratio restrictive covenant for which the Company must maintain a minimum ratio of 1.00 to 1.00. Additionally, the Credit Agreement contains a number of customary covenants which limit the Company’s ability to, among other things, incur indebtedness, make acquisitions, or engage in certain asset dispositions. As of March 31, 2024, and December 31, 2023, the Company was in compliance with its debt covenants.

The asset-based line of credit and the term notes are both components of the Credit Agreement. The borrowing capacity available on the asset-based line of credit is measured at 85% of the Company’s eligible accounts receivable, 85% of eligible inventory, 85% of eligible machinery & equipment and 75% of the fair market value of eligible real estate. As of March 31, 2024, the line of credit interest was 7.375%. Available capacity on the asset based line of credit as of March 31, 2024 was $18,690 based on the Company’s receivable, inventory and fixed asset positions as of the balance sheet date, respectively.

The term notes have the same maturity as the asset-based line of credit and bear interest at a rate that is based upon the average excess availability as a percentage of the asset-based line of credit. As of March 31, 2024, the term note interest was 7.375%

4. Share Based Compensation

On November 17, 2017, the Company implemented a Profit Units Plan (the “Plan”) pursuant to which the Company may grant profit units in form of Class C Units to certain Company’s employees. The profit units vest over a service period of three years from the date of the grant for selected employees or at the grant date.

Total share-based compensation expense recognized in sales, general and administrative expenses for the three month periods ended March 31, 2024, and March 31, 2023 was $339 and $133, respectively.

For the three month periods ended March 31, 2024, and March 31, 2023, there was $2,221 and $817, respectively, of total unrecognized compensation cost related to unvested profit units granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.89 years.

Flowco Production Solutions, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(amounts in thousands of U.S. dollars, except unit and per unit data)

As of March 31, 2024, there were 86,515 Class C units outstanding with a weighted average grant date fair value of $51.47 per unit. No Class C units were granted or expired, and 800 units were forfeited during the three month period ended March 31, 2024.

As of March 31, 2023, there were 58,965 Class C units outstanding with a weighted average grant date fair value of $31.65 per unit. No Class C units were granted, forfeited or expired during the three month period ended March 31, 2023.

5. Commitments and Contingencies

The Company is subject to various legal proceedings that arise in the ordinary course of business. The Company accrues liabilities for loss contingencies arising from claims, assessment, litigation, fines, penalties, and other sources when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated, in accordance with the recognition criteria of ASC Topic 450, Contingencies. Management believes that any potential liabilities arising from these claims and lawsuits would not have a significant effect on the Company’s financial position or results of operations.

The Company is subject to certain ongoing sales tax audits within the State of Texas for years ranging from 2015 to 2021. The Texas State Comptroller has asserted the Company did not properly determine its amount of sales tax due for the noted years and issued a finding against the Company for underreported taxes, as well as associated penalties and interest. The Company, with the assistance of its external tax advisors, has been working towards a settlement agreement with the Texas State Comptroller and accrued $2,106 and $2,543 as of March 31, 2024, and March 31, 2023, respectively, which constitutes its expected settlement amount for the audit period of 2015 to 2021 and an estimated amount for 2022. The actual amount of a negotiated settlement could differ from Management’s estimated exposure.

6. Subsequent Events

The Company evaluated subsequent events through August 30, 2024, the date that the Condensed Consolidated Financial Statements were available to be issued.

On June 20, 2024, substantially all of the net assets of Flowco were contributed to Flowco Productions LLC (“Flowco Productions”), a newly formed holding company and wholly owned subsidiary of Flowco.

On June 20, 2024, Flowco MergeCo LLC (“Flowco MergeCo”) entered into a Contribution Agreement with GEC Estis Holdings LLC (parent company of Estis Compression LLC) (“Estis Member”), Flowco and Flogistix Holdings, LLC (“Flogistix Member”)(parent company of Flogistix, LP (“Flogistix”)) (Estis Member, Flowco and Flogistix Member collectively, the “Members”), pursuant to which, the Members contributed 100% of the direct equity interests of Estis Intermediate Holdings, LLC (“Estis Intermediate”), Flowco Productions and Flogistix Intermediate Holdings, LLC (“Flogistix Intermediate”) to Flowco MergeCo in exchange for Series A Units of Flowco MergeCo proportionate to the value of the contributed entities. In connection with the transaction, (i) Flowco contributed substantially all of its net assets to Flowco Productions immediately prior to the consummation of the business combination and the contribution of the membership interests of Flowco Productions to Flowco MergeCo, (ii) Estis Member also contributed substantially all of its net assets (including membership interests in Estis Compression LLC (“Estis”) to Estis Intermediate immediately prior to the consummation of the business combination and the contribution of the

Flowco Production Solutions, L.L.C.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(amounts in thousands of U.S. dollars, except unit and per unit data)

membership interests of Estis Intermediate to Flowco MergeCo, and (iii) Flogistix Member also contributed substantially all of its net assets (including the equity interests in Flogistix GP, LLC and Flogistix) to Flogistix Intermediate immediately prior to the consummation of the business combination and the contribution of the membership interests of Flogistix Intermediate to Flowco MergeCo. The purpose of Flowco MergeCo is to directly, or indirectly through subsidiaries or joint ventures, carry on the business activities of each of the contributed entities, including production optimization and related oilfield services business lines.

On August 20, 2024, Flowco Productions, Estis Intermediate and Flogistix Intermediate, as borrowers, and other loan parties entered into a first lien credit agreement which provides for a $700 million aggregate principal amount senior secured revolving credit facility. The Credit Agreement borrowings were used to repay all outstanding indebtedness under our prior credit agreement disclosed within note 3.

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GRANT THORNTON LLP 211 N. Robinson, Suite 1200 Oklahoma City, OK 73102 D +1 405 218 2800 F +1 405 218 2801	REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Flogistix, LP

Opinion

We have audited the consolidated financial statements of Flogistix, LP (a Texas limited partnership) and subsidiaries (the “Partnership”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in partners’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of management for the financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

GT.COM	Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•  Exercise professional judgment and maintain professional skepticism throughout the audit.

•  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control. Accordingly, no such opinion is expressed.

•  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Oklahoma City, Oklahoma

April 5, 2024

Flogistix, LP

Consolidated Balance Sheets

(in thousands)

	As of December 31,
	2023	2022

ASSETS
Current assets:
Cash	$2,610	$1,614
Accounts receivable, net	29,516	19,343
Inventories, net	78,705	55,900
Other current assets	1,005	971

Total current assets	111,836	77,828
Property, plant, and equipment, net	243,890	182,355
Goodwill	7,553	7,553
Intangible assets, net	11,934	13,496
Note receivable—related party (includes interest receivable from officer of $295 and $211 as of December 31, 2023, and 2022, respectively)	2,254	2,121
Right-of-use operating assets, net	11,003	13,329
Other assets, net	3,090	3,927

Total assets	$391,560	$300,609

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Book overdraft	$5,386	$2,579
Accounts payable	10,066	16,239
Accrued liabilities	8,250	5,712
Deferred revenue	4,691	2,182
Current portion of operating lease obligations	3,582	3,202
Current portion of finance lease obligations	1,381	2,081

Total current liabilities	33,356	31,995
Long-term debt	194,830	131,065
Non-current portion of operating lease obligations	7,489	10,211
Non-current portion of finance lease obligations	5,113	2,183

Total liabilities	240,788	175,454

Commitments and contingencies (Note 10) Partners’ equity:
General partner interest	15	13
Limited partner interest	150,757	125,142

Total partners’ equity	150,772	125,155

Total liabilities and partners’ equity	$391,560	$300,609

The accompanying notes are an integral part of these consolidated financial statements.

Flogistix, LP

Consolidated Statements of Operations

(in thousands)

	For the years ended December 31,
	2023	2022

Revenues
Field services revenue	$120,183	$89,297
Compressor and fabricated equipment sales revenue	58,270	38,285
Aftermarket part sales and services revenue	13,179	10,277
Other revenue	888	528

Total revenues	192,520	138,387

Costs and expenses
Cost of revenues (excluding depreciation, reflected below)
Cost of field services revenue	43,401	32,530
Cost of compressor and fabricated equipment sales	41,517	29,849
Cost of aftermarket part sales and services	9,931	8,095
Cost of other revenue	934	643

Total cost of revenues	95,783	71,117

Selling, general, and administrative expenses	26,690	21,624
Depreciation and amortization	30,016	23,255

Total costs and expenses	152,489	115,996

Operating income	40,031	22,391

Other income (expense), net
Other income, net	203	2,650
Interest expense	(14,743)	(5,714)

Total other income (expense), net	(14,540)	(3,064)

Net income	$25,491	$19,327

The accompanying notes are an integral part of these consolidated financial statements.

Flogistix, LP

Consolidated Statements of Changes in Partners’ Equity

(in thousands)

	General partner interest	Limited partner interest	Total partners’ equity
Balance as of January 1, 2022	$11	$105,701	$105,712
Share-based compensation	—	116	116
Net income	2	19,325	19,327

Balance as of December 31, 2022	$13	$125,142	$125,155
Share-based compensation	—	126	126
Net income	2	25,489	25,491

Balance as of December 31, 2023	$15	$150,757	$150,772

The accompanying notes are an integral part of these consolidated financial statements.

Flogistix, LP

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$25,491	$19,327

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	30,016	23,255
Share-based compensation	126	116
Amortization of loan origination fees	714	382
Gain on sale of assets, net	(46)	(379)
Provision (release) for expected credit losses	(70)	57
Other	149	(267)
Changes in operating assets and liabilities:
Accounts receivable	(10,103)	(7,854)
Inventories	(22,954)	(24,636)
Interest receivable from affiliate	(84)	(75)
Other assets	(91)	(479)
Accounts payable	(6,173)	10,021
Accrued liabilities	2,538	1,852
Deferred revenue	2,509	1,662

Net cash provided by operating activities	22,022	22,982
Cash flows from investing activities:
Purchases and manufacturing of property, plant, and equipment	(84,561)	(56,151)
Proceeds from disposals of property, plant, and equipment	46	472
Payments for intangible assets	(231)	(264)

Net cash used in investing activities	(84,746)	(55,943)
Cash flows from financing activities:
Change in book overdraft	2,807	647
Payments on finance leases	(2,815)	(2,230)
Proceeds from revolving line of credit	253,380	179,802
Payments on revolving line of credit	(189,615)	(140,750)
Debt issuance costs	165	(3,079)
Proceeds from affiliate on note receivable	271	—
Payments to affiliate on note receivable	(320)	(100)
Other	(153)	(151)

Net cash provided by financing activities	63,720	34,139
Net increase in cash	996	1,178
Cash at beginning of period	1,614	436

Cash at end of period	$2,610	$1,614

Supplemental cash flow information
Interest paid	$13,780	$4,952
Operating lease right-of-use assets recognized	752	1,800
Finance lease right-of-use assets recognized	4,989	3,200

The accompanying notes are an integral part of these consolidated financial statements.

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

December 31, 2023 and 2022

NOTE 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Flogistix, LP (the “Partnership”) is a Texas limited partnership in the business of capturing natural gas from tanks and other production equipment for its customers primarily through providing natural gas compression equipment and services, along with improving natural gas and crude oil production. On December 12, 2014, WDE Flogistix Aggregate, LLC (“WDE”) and certain managers of the Partnership purchased 100% of Flogistix Holdings, LLC which owns the interests in the limited and general partner of the Partnership. The Partnership interests are allotted 99.99% to the limited partner and 0.01% to the general partner. The Partnership’s headquarters and primary administrative offices are in Oklahoma City, Oklahoma, and its manufacturing facilities are located in Pampa, Texas, El Reno, Oklahoma and Gillette, Wyoming. The Partnership provides services in the Mid Continent of Texas, Kansas, and Oklahoma, the Bakken Shale formation in North Dakota, the Eagle Ford Shale formation in South Texas, the Permian Basin in West Texas and New Mexico, the Marcellus-Utica Shale in Ohio, Pennsylvania and West Virginia, and throughout the Rocky Mountains (Wyoming, Colorado, New Mexico, and Utah).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Partnership and its wholly owned subsidiaries, Flogistix ULC, Flogistix Global OBU LLC, and Flogistix De Mexico. All intercompany accounts and transactions are eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported net earnings.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the accounting for and recognition and disclosure of the reported balances of assets, liabilities, and equity at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period then ended. The estimates and assumptions used in these consolidated financial statements are based upon management’s evaluation of relevant facts and circumstances as of the date of the financial statements. Actual results could differ from these estimates and assumptions and such differences could be material to the consolidated financial statements. Significant estimates and assumptions include, but are not limited to, those related to, allowances for expected credit losses, estimated useful lives assigned to long-lived assets, and impairment of long-lived assets including goodwill.

Segment Information

We identify our operating and reportable segments in accordance with ASC Topic 280, Segment Reporting, which stipulates use of a “management approach” whereby external segment reporting aligns with internal reporting and is reflective of how management organizes its segments for making operating decisions and

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

assessing performance. Management evaluated how the Partnership’s chief operating decision maker has organized the entity, concluding that the Partnership’s operations are organized into three reportable segments: (i) Field Services, (ii) Compressor and Fabricated Equipment Sales, and (iii) Aftermarket Part Sales and Services. Refer to Note 13—“Segment and Geographic Information” for further discussion.

Cash

The Partnership considers all short-term investments with an original maturity of three months or less upon purchase to be cash and cash equivalents. As of December 31, 2023, we did not hold any cash equivalents. Our cash balance consists of cash held in banks.

Accounts Receivable, Net

Accounts receivable from sales and rentals of compressors, equipment, and services are based on contracted prices. Normal accounts receivable are due 30 days after the issuance of the invoice. The Partnership assesses the credit risk of its customers based on payment history, current payment patterns, and an assessment of the customer’s ability to pay outstanding balances. The Partnership monitors accounts receivable for delinquency and provides for estimated losses for specific receivables that are not likely to be collected. Additionally, accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivables previously written off are recorded when received.

Accounts receivables are presented net of an allowance for expected credit losses, which amounted to $45 and $37 as of December 31, 2023 and 2022, respectively.

Concentrations of Credit Risk

A majority of the Partnership’s principal customers operate or provide services in the oil and gas production industry, which has been susceptible to swings in economic cycles. Collateral normally is not required for credit extended, in the form of accounts receivable, to the Partnership’s customers. Therefore, in the normal course of business, the Partnership is exposed to credit risk resulting from the possibility that a loss may occur due to failure of another party, and specifically our most major customers, to perform according to the terms of their contract. Major customers are defined as those comprising more than 10% of the Partnership’s consolidated annual revenues. For the year ended December 31, 2023, the Partnership had three major customer that accounted for 36.7% of the annual consolidated revenue and accounted for 23.7% of the accounts receivable. For the year ended December 31, 2022, the Partnership had one major customer that accounted for 10.4% of the annual consolidated revenue and accounted for 17.4% of the accounts receivable. The following table disaggregates the amounts and percentages attributed to each major customer for the periods presented:

	Revenue	Percentage of Total Revenue	Accounts Receivable	Percentage of Total Accounts Receivable
December 31, 2023
Major Customer A
Field services	$2,106	1.1%	$708	2.5%
Aftermarket part sales and services	589	0.3%	76	0.3%
Compressor and fabricated equipment sales	25,642	13.3%	1,188	4.1%
Other	33	0.0%	6	0.0%

Total Major Customer A	$28,370	14.7%	$1,978	6.9%

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

	Revenue	Percentage of Total Revenue	Accounts Receivable	Percentage of Total Accounts Receivable
Major Customer B
Field services	$7,503	3.9%	$520	1.8%
Aftermarket part sales and services	3,726	1.9%	539	1.9%
Compressor and fabricated equipment sales	9,920	5.2%	4,010	13.9%
Other	140	0.0%	24	0.1%

Total Major Customer B	$21,289	11.0%	$5,093	17.7%
Major Customer C
Field services	$20,774	10.8%	$75	0.2%
Aftermarket part sales and services	339	0.2%	33	0.1%
Other	27	0.0%	0	0.0%

Total Major Customer C	$21,140	11.0%	$108	0.3%

December 31, 2022
Major Customer A
Field services	$2,692	2.0%	$251	1.4%
Aftermarket part sales and services	172	0.1%	18	0.1%
Compressor and fabricated equipment sales	11,556	8.3%	2,867	15.9%
Other	7	0.0%	2	0.0%

Total Major Customer A	$14,427	10.4%	$3,138	17.4%

Additionally, the Partnership’s cash balances may at times be in excess of federally insured amounts. The Partnership has not experienced losses in such accounts and believes it is not exposed to any significant risk in such accounts.

The Partnership continually monitors its credit risk exposure and concentrations.

Inventories, Net

Inventories consist of newly manufactured compressor units to be sold, work in progress, component parts, and raw materials. The Partnership uses average cost in determining the costs assigned to its inventory, which are measured at the lower of cost or net realizable value.

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation is recognized using the straight-line method over the estimated useful life of the underlying asset. The estimated useful lives assigned to each asset class are derived through a variety of factors, including but not limited to the durability and expected usage of the asset, and are as follows:

Asset Classification	Estimated Useful Life

Land	Unlimited

Buildings and leasehold improvements	20 - 40 years

Rental compressors	15 years

Furniture, fixtures, and office equipment	7 years

Shop equipment	5 years

Vehicles	5 years

Computers, computer equipment, and software	3 years

Methane detection equipment	3 years

Expenditures for major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Property, plant, and equipment construction in progress consists of auxiliary projects and leasehold improvements, which are not depreciated until placed into service. As of December 31, 2023 and 2022, property, plant, and equipment construction in progress was $1,192 and $1,060, respectively.

Internally Developed Software

Certain direct development costs associated with internally developed software are capitalized. Costs incurred during the preliminary project stage for internal software programs are expensed as incurred, whereas costs incurred during the development stage of new software and for upgrades and enhancements for existing software programs that result in additional functionality are capitalized. Subsequent to capitalization, internally developed software is amortized over its estimated useful life through depreciation and amortization on the statement of operations. Impairment charges are taken as a result of circumstances that indicate that the carrying values of the assets are not fully recoverable. The Partnership recognized internally developed software amortization expense of $1,791 and $1,127 for the years ended December 31, 2023 and 2022, respectively.

Our construction in progress balance consists primarily of internally developed software, which is not amortized until placed into service. As of December 31, 2023 and 2022, the internally developed software construction in progress balance was $2,758 and $6,607, respectively.

Leases

We determine whether an arrangement is or contains a lease and establish assumptions related to classification and measurement at contract inception based on ASC 842. If it is determined that a lease exists, we recognize a right-of-use asset and liability on the commencement date based on the present value of minimum lease

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

payments over the lease term. As an accounting policy election, the Partnership does not include leases equal to or less than 12 months on our balance sheet. As the discount rate implicit in the lease is typically undeterminable, the Partnership utilizes the incremental borrowing rate, which is the rate we pay to borrow on a collateralized basis. The Partnership applies the practical expedient to not separate non-lease components from lease components, but to allocate consideration to a single lease component.

Refer to Note 9—“Leases” for further discussion of our operating and finance leases recognized under ASC 842.

Impairment of Long-Lived Assets

Management reviews long-lived assets, including intangible assets and property, plant, and equipment, for recoverability whenever events or changes in circumstances indicate that the carrying amount of such long-lived asset or group of long-lived assets (collectively referred to as “the asset”) may not be recoverable. Such events and circumstances may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends, and significant changes in the Partnership’s business strategy. When such events or circumstances exist, the recoverability of the asset’s carrying value is determined by estimating the undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is measured and recorded in the amount by which the carrying amount of the asset exceeds its fair value. No such impairment occurred in the years ended December 31, 2023 and 2022.

Revenue Recognition

Revenue is recognized when performance obligations under the terms of a contract with a customer are satisfied. This occurs with the transfer of control of our products or services to our customer. Revenue is measured as the amount of consideration to which we expect to be entitled in exchange for transferring products or providing services to our customers. Total revenues do not include sales taxes collected from customers as the Partnership is simply a conduit for collecting and remitting sales taxes between customers and the relevant taxing authorities. Upon contract commencement, the Partnership evaluates the rental agreements to determine if they meet criteria set forth in lease accounting guidance for classification as sales-type leases or direct financing leases; if a rental agreement meets none of these criteria, the Partnership classifies it as an operating lease. The Partnership has assessed these agreements in accordance with ASC 842, and based on the assessment of the lease classification criteria, all rental agreements have been classified as operating leases. As such, the underlying assets remain on our balance sheet and are depreciated consistently with other owned assets, with income recognized as it is earned over the term of the lease agreement. The Partnership’s rental agreements generally include lease and non-lease components where the timing and pattern of transfer are the same and the Partnership has elected the practical expedient in accordance with ASC 842-10-15-42A to combine all lease and non-lease components as a single component. The Partnership has determined that the non-lease service component is the predominant component of the rental agreement and therefore, has accounted for these transactions as a single performance obligation under ASC 606. Refer to Note 11—“Revenue from Contracts with Customers” for further discussion.

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

Income Taxes

The entity is treated as a partnership for federal income tax purposes under the Internal Revenue Code (IRC). Partnership earnings are not subject to the federal corporate income tax, rather, items of profit and loss, as well as tax credits and loss carryforwards, are allocated to the partners of the Partnership for inclusion in their individual and fiduciary income tax returns.

The entity is subject to state franchise tax in Texas. For the years ended December 31, 2023 and 2022, we recorded Texas franchise tax expense to other income, net, of $73 and $26, respectively.

Uncertain tax positions are recognized in the financial statements only if that position will more-likely- than-not be sustained upon examination by taxing authorities, based on the technical merits of the position. The Company has not recorded a reserve for uncertain tax positions for the years ended December 31, 2023 and 2022.

The Partnership files income tax returns in the U.S. federal and various state jurisdictions. The Partnership’s income tax returns for 2019 through 2023 remain open to examination by the applicable taxing authorities.

Advertising Costs

The Partnership expenses its advertising costs as incurred and include direct marketing events, public relations, and sales and collateral materials, which amounted to $909 and $612 for the years ended December 31, 2023 and 2022, respectively. Advertising costs are included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.

Loan Origination Fees

Loan origination fees are costs incurred in relation to obtaining the Partnership’s revolving line of credit. These costs are amortized over the life of the related agreement using the straight-line method. The amortization of these costs is included in interest expense in the accompanying consolidated statements of operations. Such costs are capitalized and included in other assets, net on the accompanying consolidated balance sheets.

Financial Instruments and Fair Value Measurements

The Partnership utilizes fair value measurements to measure assets and liabilities in a business combination or to assess impairment of property, plant and equipment, intangible assets and goodwill. Fair value is defined as the amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in an orderly transaction between market participants at the measurement date. Further, ASC 820, Fair Value Measurements, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value, and includes certain disclosure requirements. Fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability, including estimates of risk.

ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. The three levels are defined as follows:

Level 1 —Unadjusted quoted prices for identical assets or liabilities in active markets.

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

Level 2 —Quoted prices for similar assets or liabilities in non-active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 —Inputs that are unobservable and significant to the fair value measurement (including the Partnership’s own assumptions in determining fair value).

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Partnership’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The Partnership does not have any assets or liabilities measured at fair value on a recurring basis.

Nonfinancial assets and liabilities measured at fair value on a non-recurring basis include certain nonfinancial assets and liabilities as may be acquired in a business combination and measurements of goodwill and intangible impairment. As there is no corroborating market activity to support the assumptions used, the Partnership has designated these measurements as Level 3. The Partnership’s estimates of fair value have been determined at discrete points in time based on relevant information. These estimates involve uncertainty and cannot be determined with precision. Refer to additional discussion on the impairment analysis for goodwill at Note 6—“Goodwill and Intangible Assets, Net.”

The carrying values of the Partnership’s financial instruments of cash, accounts receivable, note receivable, accounts payable, accrued liabilities, and long-term debt under its revolving credit facility approximates their carrying amounts due to their short maturity or market interest rates.

Recent Accounting Pronouncements

New Accounting Pronouncements Adopted

In June 2016, the FASB issued ASU 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 replaces the current incurred loss methodology for expected loss methodology, resulting in more timely recognition of loss on financial instruments not accounted for at fair value through net income. The provision requires credit impairment to be measured over the contractual life of an asset and developed with consideration for past events, current conditions, and forecast of future economic information. Credit impairments will be accounted for as an allowance for credit losses deducted from the amortized cost basis at each reporting date. Updates at each reporting date after initial adoption will be recorded through selling, general, and administrative expense.

On January 1, 2023, the Partnership adopted ASC 326, expected loss methodology, which was applied to trade receivables, certain financing receivables, and standby letters of credit. Adoption of ASU 2016-13 did not have a material impact on our consolidated financial statements.

New Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07 provides accounting guidance to improve the disclosures about an entity’s

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

reportable segments and address requests from investors for additional, more detailed information about a reportable segment’s expenses. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods after December 15, 2024. As this guidance impacts disclosures only, the partnership expects no impact to the results of operations, financial position, or cash flows.

NOTE 3—NOTE RECEIVABLE—RELATED PARTY

As of December 31, 2023, the Partnership holds a note receivable for $1,959, which is due from BMT Investment Partners, Ltd. (“BMT”), an entity managed by an officer and director of the Partnership. The note is classified as long-term as the maturity date shall be the earliest to occur of (i) a sale of Flogistix Holdings, LLC (“Holder”), which shall include any merger, consolidation, or transfer of more than 50% of the issued and outstanding membership interest or assets of Holder, or a sale of substantially all of the assets of Flogistix, LP, a subsidiary of Holder, (ii) the date that is six months following receipt of written notice from Holder that this note is due and payable, or (iii) August 5, 2026 (“Maturity Date Events”). The carrying amount of the note is captured in the accompanying consolidated balance sheet in Note receivable from affiliate. The note is collateralized by BMT’s interest in the Partnership and a personal guarantee.

The note accrues interest at 4.0% and is also due at the earliest of the Maturity Date Events to occur. As of December 31, 2023 and 2022, accrued interest receivable was $295 and $211, respectively, which is included in note receivable—related party within the accompanying consolidated balance sheets. Interest income for the years ended December 31, 2023 and 2022 amounted to $84 and $78, respectively.

NOTE 4—INVENTORIES, NET

Inventories consisted of the following at December 31, 2023 and 2022:

	December 31,
	2023	2022
Parts and raw materials	$70,618	$47,185
Work in process	6,486	8,646
Finished goods	1,601	69

Total inventories, net	$78,705	$55,900

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

NOTE 5—PROPERTY, PLANT, AND EQUIPMENT, NET

Property, plant, and equipment consisted of the following at December 31, 2023, and 2022:

	December 31,
	2023	2022
Land	$144	$144
Buildings and leasehold improvements	7,892	6,154
Rental compressors	324,924	251,363
Furniture, fixtures, and office equipment	720	599
Methane detection equipment	1,669	1,520
Shop equipment	10,459	7,642
Computers, computer equipment, and software	15,960	8,533
Construction in progress	1,192	1,060
Construction in progress—internally developed software (Note 6)	2,758	6,607
Vehicles under finance lease	15,365	10,961
Vehicles owned	2,399	1,125

Total cost	383,482	295,708
Less accumulated depreciation	139,592	113,353

Total property, plant, and equipment, net	$243,890	$182,355

Depreciation expense for property, plant, and equipment was $25,300 and $19,227 for the years ended December 31, 2023 and 2022, respectively. Accumulated depreciation of rental compressors included in total accumulated depreciation was $113,187 and $93,633 as of December 31, 2023 and 2022, respectively. Accumulated amortization of vehicles under finance leases included in total accumulated depreciation was $9,098 and $6,966 as of December 31, 2023 and 2022, respectively.

NOTE 6—GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill

Goodwill represents the excess of consideration transferred in a business combination over the fair value of the assets acquired and liabilities assumed under the transaction. Goodwill is evaluated for impairment annually on December 31 or more often if events or circumstances indicate the balance might be impaired. In performing the goodwill impairment analysis, the Partnership first assesses qualitative factors to determine whether it is more likely than not that the fair value of our business is less than its carrying value. This qualitative assessment, whether performed annually or based on specific events or circumstances, considers various factors, including but not limited to severe adverse industry or economic trends, significant entity-specific actions such as restructuring or exiting a business activity, actual or projected deterioration of financial performance, or a sustained decrease in the Partnership’s market capitalization below its net book value. Specific uncertainties affecting our estimated fair value include the impact of competition, the prices for oil and natural gas, future overall activity levels in the regions in which we operate, the activity levels of our significant customers, and other factors affecting the rate of our future growth. These factors will continue to be reviewed and assessed going forward. Negative developments with regard to these factors could have a further negative effect on our fair value.

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

After assessing the totality of events and circumstances, if it is determined it is not more likely than not that the fair value of its reporting unit is less than its carrying amount, no further assessment is performed. Conversely, if the Partnership determines it is more likely than not that the fair value of the reporting unit is less than its carrying amount, an impairment loss is recognized in an amount equal to the excess. Based on the qualitative assessment performed, the Partnership determined it was not more likely than not that the fair value of the reporting unit was less than its carrying amount as of December 31, 2023 and 2022.

As of December 31, 2023 and 2022, the Partnership had goodwill of $7,553, allocated across its reporting units. The Partnership has determined that no impairment of goodwill existed at December 31, 2023 and 2022. Accumulated impairment loss was $4,543 as of those same periods ended.

The following table presents the carrying amount of goodwill by business segment as of the periods indicated:

	Field Services	Equipment Sales	Aftermarket Parts and Sales	Consolidated Total
December 31, 2023	$6,186	$903	$464	$7,553
December 31, 2022	$6,186	$903	$464	$7,553

Intangible Assets, Net

Intangible assets, net consisted of the following as of December 31, 2023:

	Intangible Assets, Gross	Accumulated Amortization	Intangible Assets, Net	Weighted- Average Remaining Useful Life (Years)
Trade name	$13,000	$6,901	$6,099	8.0
Internally developed software	1,400	1,400	—	0.0
Customer listings	12,000	7,220	4,780	6.0
Patents	1,329	295	1,034	13.2
Trademarks	47	26	21	4.0

Total	$27,776	$15,842	$11,934

Intangible assets, net consisted of the following as of December 31, 2022:

	Intangible Assets, Gross	Accumulated Amortization	Intangible Assets, Net	Weighted- Average Remaining Useful Life (Years)
Trade name	$13,000	$6,137	$6,863	9.0
Internally developed software	1,400	1,248	152	1.0
Customer listings	12,000	6,420	5,580	7.0
Patents	1,098	223	875	14.1
Trademarks	47	21	26	5.0

Total	$27,545	$14,049	$13,496

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

In addition to the internally developed software the Partnership has placed in service to date, the Partnership carries a balance of internally developed software construction in progress. Amortization expense of intangible assets was $1,793 and $1,778 for the years ended December 31, 2023 and 2022, respectively.

Amortization expense in each of the next five years is expected to be as follows:

Amount
Fiscal Year Ending December 31,
2024	$1,688
2025	1,648
2026	1,648
2027	1,648
2028	1,643
Thereafter	3,659

Total	$11,934

NOTE 7—LONG-TERM DEBT

In January 2011, the Partnership executed a revolving line of credit (the “Credit Agreement”) with a bank. The Credit Agreement is subject to a borrowing base based on specified percentages of eligible accounts receivable, inventory, and rental compressors which also serves as collateral for the line of credit.

Additionally, the Partnership entered into the First Amended and Restated Credit Agreement in December 2013 and the Second Amended and Restated Credit Agreement in July 2015, both of which served to amend and restate the existing Credit Agreement and to adjust the lending parties’ respective percentage interests in the extension of credit outstanding thereunder.

In July 2019, the Partnership entered into the First Amendment of the Second Amended and Restated Credit Agreement with a maximum borrowing capacity of $137,500 and includes an additional $75,000 accordion feature.

In December 2022, the Partnership entered into the Third Amendment of the Second Amended Restated Credit Agreement increasing the maximum borrowing capacity to $242,500.

As of December 31, 2023, the Partnership had a borrowing base of $225,927 and related availability of $26,962 that is net of a $4,135 availability reserve for inventory, rental, credit card, and state sales tax obligations. The availability reserve is assessed on a month-to-month basis and functions as a reduction to our related availability, insuring anticipated rent, credit card, and state sales tax liabilities. The facility matures in December 2027 and bears interest at the Secured Overnight Financing Rate (SOFR), plus an applicable spread. Additionally, the frequency of interest payments is based on the interest rate elections made by the Partnership and are typically monthly but can be bimonthly. The weighted average interest rate as of December 31, 2023 and 2022 is 8.28% and 7.22%, respectively.

The Credit Agreement contains certain financial and nonfinancial covenants, including a requirement to maintain certain fixed charge coverage and leverage ratios. As of December 31, 2023, the Partnership is in

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

compliance with said covenants. The revolving line of credit does not have minimum repayment requirements but is due in full upon maturity and is thus classified as noncurrent in the accompanying consolidated balance sheets.

Future minimum payments of principal on the Credit Agreement as of December 31, 2023 are as follows:

Amount
Fiscal Year Ending December 31,
2024	$—
2025	—
2026	—
2027	194,830

Total payments	$194,830

Loan origination fees of $2,723 and $3,602 as of December 31, 2023 and 2022, respectively, are classified within other assets, net and are being amortized over the term of the Partnership’s revolving line of credit which matures in December 2027.

Book overdraft of $5,386 and $2,579, as of December 31, 2023 and 2022, respectively, will be paid by the revolving line of credit as checks are presented to the bank.

NOTE 8—401(K) RETIREMENT PLAN

The Partnership sponsors a 401(k)-retirement plan that is offered to all eligible employees. To be eligible, an employee must be a full-time employee and have completed one hour of service. Partnership safe harbor contributions to the plan are equal to the sum of 100% of the amount of the employee’s elective deferrals that do not exceed 3% of the employee’s compensation (excluding bonuses), plus 50% of the amount of the employee’s elective deferrals that exceed 3% of the employee’s compensation (excluding bonuses), but do not exceed 5% of the employee’s compensation (excluding bonuses), subject to limitations under the IRC. Partnership contributions to the plan were approximately $1,195 and $822 for the years ended December 31, 2023 and 2022, respectively.

NOTE 9—LEASES

The Partnership assesses lease arrangements at inception by determining whether the arrangement includes the right to control the use of an identified asset for a period of time in exchange for consideration. If a lease component is identified, a right-of-use asset and lease liability are recognized at the lease commencement date based on the present value of lease payments over the lease term at the Partnership’s incremental rate of borrowing on a collateralized basis. Both operating and finance leases are held by the Partnership. Operating leases are primarily related to our field offices and manufacturing facilities and have remaining terms of 1 to 5 years. Finance leases are related to our service truck fleet and have remaining terms of 1 to 3 years.

The Partnership’s operating and finance lease agreements do not contain any contingent rental payments, material residual guarantees or material restrictive covenants and options to extend or terminate leases are only included if it is reasonably certain to be exercised. As of December 31, 2023, there were no material leases pending commencement or lease transactions with related parties.

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

The tables below reflect the amounts related to operating and finance leases, respectively, that are recorded on our consolidated balance sheet as of December 31, 2023 and 2022:

	Classification on Consolidated Balance Sheets	2023
Operating lease assets, net	Right-of-use operating assets, net	$11,003
Current lease liabilities	Current portion of operating lease obligations	$3,582
Non-current lease liabilities	Non-current portion of operating lease obligations	7,489

Total lease liabilities		$11,071

Weighted average remaining lease term in years		3.19
Weighted average discount rate		7.12%

	Classification on Consolidated Balance Sheets	2023
Finance lease assets, net	Property, plant and equipment, net	$6,267
Current lease liabilities	Current portion of finance lease obligations	$1,381
Non-current lease liabilities	Non-current portion of finance lease obligations	5,113

Total lease liabilities		$6,494

Weighted average remaining lease term in years		2.11
Weighted average discount rate		7.88%

	Classification on Consolidated Balance Sheets	2022
Operating lease assets, net	Right-of-use operating assets, net	$13,329
Current lease liabilities	Current portion of operating lease obligations	$3,202
Non-current lease liabilities	Non-current portion of operating lease obligations	10,211

Total lease liabilities		$13,413

Weighted average remaining lease term in years		4.20
Weighted average discount rate		4.29%

	Classification on Consolidated Balance Sheets	2022
Finance lease assets, net	Property, plant and equipment, net	$3,995
Current lease liabilities	Current portion of finance lease obligations	$2,081
Non-current lease liabilities	Non-current portion of finance lease obligations	2,183

Total lease liabilities		$4,264

Weighted average remaining lease term in years		2.10
Weighted average discount rate		5.16%

Finance lease costs include recognition of right of use amortization on a straight-line basis and interest expense by applying the effective interest method over the lease term. Finance lease costs are included on the

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

Consolidated Statements of Operations in depreciation and amortization. Right-of-use amortization and interest expense associated with finance leases were $3,295 and $2,878, respectively, for the period ended December 31, 2023 and 2022, respectively.

Operating lease costs are recognized on a straight-line basis over the lease term and are included on the Consolidated Statements of Operations in cost of field services revenue, costs of aftermarket part sales and services, and selling, general, and administrative expense. Operating lease cost was $3,973 and $2,694 for leases with terms greater than 12 months and $628 and $704 for leases with terms 12 months or less for the years ended December 31, 2023 and 2022, respectively.

The following tables shows the future maturities of lease liabilities ending December 31, 2023:

	Operating Lease Liabilities	Finance Lease Liabilities	Total
2024	$4,049	$3,586	$7,635
2025	3,615	2,543	6,158
2026	3,062	921	3,983
2027	1,216	—	1,216

Total lease payments	11,942	7,050	18,992
Less: Imputed interest	(871)	(556)	(1,427)

Total	$11,071	$6,494	$17,565

NOTE 10—COMMITMENTS AND CONTINGENCIES

Litigation

The Partnership, at times, may be subject to claims and pending legal proceedings that could involve product liability and employment issues. These proceedings are, in the opinion of management, ordinary routine matters incidental to the normal business conducted by the Partnership. In the opinion of management, such proceedings are substantially covered by insurance, and the ultimate disposition of such proceedings are not expected to have a material adverse effect on the Partnership’s financial position, results of operations, or cash flows.

Standby Letters of Credit

As of December 31, 2023, the Partnership had $515 in standby letters of credit due to prepayments received for international compressor packages. The standby letters of credit represent a Flogistix performance obligation and are fully collateralized by cash received.

NOTE 11—REVENUE FROM CONTRACTS WITH CUSTOMERS

Field Services. Field services revenue is generated by leasing compressor packages to customers for use at their oil and gas facilities. Lease compressor packages consist of the lease of a vapor recovery unit along with ongoing monitoring and maintenance services by a qualified service technician to ensure operational performance. With the monitoring and maintenance, the customer receives access to the telemetry system to

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

get performance reports, real time alerts, and a company technician to install consumable replacement parts, perform maintenance and repairs and remote access to operate the unit, maximizing run time and performance. Because we have a right to consideration from the customer in amount that corresponds directly with the value to the customer of our performance completed to date, we have elected the practical expedient permitted under ASC Topic 606 to recognize field services revenue in the amount to which we have the right to invoice. Accordingly, we recognize field services revenue on a monthly basis over the term of the rental contract, at the monthly rate agreed upon by the customer. Primarily all of our contract terms are 12 months or less, with an immaterial amount of contracts ranging up to 36 months. Monthly agreements are generally cancellable with 30-day notice by the customer. We receive cash equal to the invoice price for field services provided. Payment terms are net 30 days from the date we invoice our customer. Since the period between services rendered and receipt of payment is not expected to exceed one year, we have elected not to calculate or disclose a financing component for our customer contracts.

Compressor and Fabricated Equipment Sales. Compressor and fabricated equipment sales revenue is recognized when our performance obligation is satisfied. The performance obligation is satisfied at the point in time when control transfers, which happens when the customer accepts ownership either by delivery or acceptance through inspection at the Partnership’s facility depending on the specific contract terms.

Depending on the terms of the arrangement, we may defer the recognition of revenue for a portion of consideration received because we must satisfy a future performance obligation. Deferred revenue is recognized when control of the fabricated equipment has been transferred to our customer. Warranties for our compressors and fabricated equipment sales are historically immaterial in nature. Components installed on our fabricated equipment carry a manufacturer’s warranty and are typically replaced at no cost to the Partnership by the manufacturer, if proven to be faulty.

Aftermarket Part Sales and Services. Aftermarket part sales and service revenues are recognized when our performance obligation is satisfied. This occurs at the point in time when we transfer control of our product or service to our customer which occurs upon completion of service or delivery of parts. Components sold or consumed as part of a service carry a manufacturer’s warranty and are typically replaced at no cost to the Partnership by the manufacturer, if proven to be faulty. Aftermarket service revenues pertain to service work that take less than one workday to complete. Given the short duration of these service contracts, we recognize revenues upon completion of service work.

Use of Estimates. Our revenues do not include material amounts of variable consideration, as our revenues typically do not require significant estimates or judgments. The transaction prices of our arrangements are fixed, and product returns are immaterial. Additionally, our arrangements typically do not include multiple performance obligations that require estimates of the stand-alone purchase price for each performance obligation.

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

Disaggregation of Revenue

The following table presents our revenue from contracts with customers by reportable segment (see Note 13—“Segments and Geographic Information”) and disaggregated by geographical region and type of good or service:

	Year Ended December 31,
	2023	2022

Field Services
Permian Basin	$58,058	$42,837
DJ Basin & Piecance/Uinta Basin	22,543	18,486
Midcontinent, Barnett & East Texas	9,394	9,416
Eagle Ford	8,185	5,609
Marcellus/Utica Basin	8,372	5,163
Bakken & Powder River	11,503	6,155
Other	2,128	1,631

Total field services revenue	$120,183	$89,297

Compressor and Fabricated Equipment Sales
Permian Basin	33,734	19,555
DJ Basin & Piecance/Uinta Basin	415	455
Midcontinent, Barnett & East Texas	5,557	2,584
Eagle Ford	2,083	3,328
Marcellus/Utica Basin	—	332
Bakken & Powder River	16,076	11,472
Other	405	559

Total compressor and fabricated equipment sales	$58,270	$38,285

Aftermarket Part Sales and Services
Parts	$11,520	$8,556
Services	1,659	1,721

Total aftermarket parts sales and services	$13,179	$10,277
Other	$888	$528

Total Revenues	$192,520	$138,387

Contract Balances

The following table provides information about accounts receivable and contract liabilities from contracts with customers:

	December 31,
	2023	2022
Accounts receivable, net	$30,777	$19,343
Contract liabilities	4,690	2,182

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

Contract liabilities represent consideration received or consideration which is unconditionally due from customers prior to transferring goods or services to the customer under the terms of the contract and is included within deferred revenue. Revenue recognized during the years ended December 31, 2023 and 2022 from amounts included in contract liabilities at the beginning of each period was $1,320 and $168, respectively.

Remaining Performance Obligations

We do not disclose the aggregate transaction price for remaining performance obligations, generally because either the revenue from the satisfaction of the performance obligations is recognized in the amount invoiced or the original expected duration of the contract is one year or less.

Costs to Obtain and Fulfill Contracts

The Partnership pays commissions to its sales team. These commissions qualify as direct incremental costs to obtain a sales contract, and we expect to recover those costs through the transaction price charged to the customer.

Under ASC 340-40, such incremental costs should be capitalized and amortized on a systematic basis that is consistent with the transfer to the customer of the goods or services to which the commissions relate. However, given that the majority of our sales contracts do not exceed a term of one year, we have elected the practical expedient of expensing these commission costs as incurred.

The Partnership also incurs certain costs to fulfill our sales contracts, such as mobilization costs. These costs do not result in the transfer of a good or service to the customer. We capitalize the costs incurred to bring new rental units to their designated locations in accordance with the guidance in ASC 360. On occasion, we may be required to move a rental unit to a different field office at a different basin. These additional mobilization costs for a subsequent contract in a different basin are viewed as fulfillment costs that fall within the scope of ASC 340-40 and are insignificant when considered individually and in the aggregate.

NOTE 12—EQUITY-BASED COMPENSATION

Flogistix Holdings, LLC, the Partnership’s parent, issued incentive awards to certain employees in the form of profit interest units. Class B and C awards are accounted for as stock-based compensation. Class B units fully vest in equal installments over a three-year period from grant date, so long as the holder has remained continuously employed by the Partnership for the vesting period. Class C units fully vest upon consummation of a sale transaction in which the Multiple on Invested Capital (“MOIC”) must be at least 3.5x of WDE’s investment in the Partnership and the holder of the Class C unit awards have remained continuously employed from the initial date of employment through the date of the sale transaction.

For Class B shares, the Partnership recognizes compensation expense over the 3-year vesting from the date of issuance. Share-based compensation expense for Class B shares was $126 and $116 as of December 31, 2023 and 2022. The aggregate unrecognized compensation expense for Class B shares was $138 and $265 as of December 31, 2023 and 2022.

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

Class C awards become exercisable only upon the occurrence of the sale transaction and, in accordance with US GAAP, will be recorded as compensation expense when it is deemed probable a sale transaction will occur. The compensation cost will be accounted for as a deemed contribution from the Parent within the accompanying consolidated statements of partner’s equity. As of December 31, 2023, no compensation expense associated with these awards has been recorded as a sale transaction is not deemed probable. The aggregate unrecognized compensation expense for Class C shares was $481 as of December 31, 2023 and 2022.

The Partnership has issued 7,865 B shares and 7,665 C shares for awards under this equity-based plan as of December 31, 2023.

A summary of the Class B and C unit activity under the Partnership’s equity-based compensation plan for the years ended December 31, 2023 and 2022 is presented below:

Class B and C Units	B Shares	B Share Weighted- Average Grant Date Fair Value	C Shares	C Share Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2022	6,715	364.97	6,715	63.75
Granted	1,150	332.00	1,150	62.00
Forfeited	—	—	(200)	90.30

Outstanding at December 31, 2022	7,865	$360.15	7,665	$62.79
Granted	—	—	—	—
Forfeited	—	—	—	—

Exercisable at December 31, 2023	7,865	$360.15	7,665	$62.79

NOTE 13—SEGMENT AND GEOGRAPHIC INFORMATION

The Partnership’s reportable business segments consist of Field Services, Compressor and Fabricated Equipment Sales, and Aftermarket Part Sales and Services. These three segments align with our internal reporting and are reflective of how management has organized the entity for the purpose of making operating decisions and assessing performance. Our reportable segments were identified based on a variety of factors, including the level at which budgets and forecasts are prepared and reviewed, the information reviewed by our chief operating decision maker, and the information provided to the Partnership’s board of directors. Refer to Note 11—“Revenue from Contracts with Customers,” for a discussion of the types of products and services from which each reportable segment derives its revenues.

Our chief operating decision maker, who is our chief executive officer, evaluates the performance of each segment based on its respective revenues and segment gross margin. Assets by reportable segment is not considered in performance review and allocation of resources. Segment gross margin is defined as revenues less cost of sales, excluding depreciation. Expenses below the gross margin line are not allocated across operating segments, as they relate primarily to the overall management of the consolidated entity. The remainder of our business operations is presented as “Other,” and consists of corporate and other immaterial operations.

Flogistix, LP

Notes to Consolidated Financial Statements

(in thousands)

The following table presents our measurements of revenues and segment gross margin for the years indicated.

	Field Services	Compressor and Fabricated Equipment Sales	Aftermarket Part Sales and Services	Other	Total
2023
Revenues	$120,183	$58,270	$13,179	$888	$192,520
Segment gross margin(1)	76,782	16,753	3,248	(46)	96,737
2022
Revenues	$89,297	$38,285	$10,277	$528	$138,387
Segment gross margin(1)	56,767	8,436	2,182	(115)	67,270

1	The segment gross margin used by our chief operating decision maker in assessing the performance of and allocating resources to our segments excludes depreciation.

The reconciliation of the totals reported for our reportable segments to the applicable line items within the accompanying consolidated financial statements for the years ended December 31, 2023 and 2022 is as follows:

	2023	2022
Net income	$25,491	$19,327
Interest expense	14,743	5,714
Other income, net	(203)	(2,650)
Depreciation and amortization	30,016	23,255
Selling, general, and administrative expenses	26,690	21,624

Total segment gross margin	$96,737	$67,270

As of December 31, 2023 and 2022, our operations are primarily confined to the United States. Therefore, we have limited revenues and capitalized fixed assets in any geographic areas outside of the United States.

NOTE 14—SUBSEQUENT EVENTS

Management has evaluated the effects of subsequent events for inclusion and disclosure in the accompanying consolidated financial statements through the date these financial statements were available to be issued, or April 5, 2024. In February 2024, WDE closed on a continuation vehicle transaction, whereby existing investors in WDE were allowed to exit their investment and be replaced by new investors. As part of the transaction, the existing Class B and C incentive units as shown in Note 12 were exercised and converted to Class A units if certain threshold requirements were met. In addition, new Class B units were issued to management of the Partnership that vest over a 5 year period. The Partnership is not aware of any additional subsequent events that would have a material impact on the accompanying consolidated financial statements.

Flogistix, LP

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except unit data)

	March 31, 2024	December 31, 2023

Assets

Current Assets
Cash	$385	$2,610
Accounts receivable, net	17,930	29,516
Inventories	79,647	78,705
Other current assets	2,581	1,005

Total current assets	100,543	111,836
Property, plant, and equipment, net	266,337	243,890
Goodwill	7,553	7,553
Intangible assets, net	11,550	11,934
Note receivable – related party	2,229	2,254
Right-of-use operating assets, net	10,452	11,003
Other assets, net	2,944	3,090

Total assets	$401,608	$391,560

Liabilities And Partners’ Equity

Current Liabilities
Book overdraft	$6,893	$5,386
Accounts payable	12,139	10,066
Accrued liabilities	7,368	8,250
Deferred revenue	3,906	4,691
Current portion of operating lease obligations	3,649	3,582
Current portion of finance lease obligations	1,844	1,381

Total current liabilities	35,799	33,356
Long-term debt	197,200	194,830
Non-current portion of operating lease obligations	6,839	7,489
Non-current portion of finance lease obligations	5,744	5,113

Total liabilities	245,582	240,788

Commitments and Contingencies (Note 8)

Partners’ Equity
General partner interest	16	15
Limited partner interest	156,010	150,757

Total partners’ equity	156,026	150,772

Total liabilities and partners’ equity	$401,608	$391,560

The accompanying notes are an integral part of these condensed consolidated financial statements.

Flogistix, LP

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2024	2023

Revenues:
Field services revenue	$34,953	$27,695
Compressor and fabricated equipment sales revenue	4,617	7,622
Aftermarket part sales and services revenue	4,738	2,748
Other revenue	308	187

Total revenues	44,616	38,252

Costs and expenses:
Cost of revenues (excluding depreciation)
Cost of field services revenue	12,052	9,768
Cost of compressor and fabricated equipment sales	3,288	5,561
Cost of aftermarket part sales and services	3,355	2,257
Cost of other revenue	283	235

Total cost of revenues	18,978	17,821
Selling, general, and administrative expenses	7,390	6,847
Depreciation and amortization	8,895	6,641

Total costs and expenses	35,263	31,309

Operating income	9,353	6,943

Other income (expense), net:
Other income, net	66	111
Interest expense	(4,231)	(2,806)

Total other income (expense), net	(4,165)	(2,695)

Net income	$5,188	$4,248

The accompanying notes are an integral part of these condensed consolidated financial statements.

Flogistix, LP

Condensed Consolidated Statements of Changes in Partners’ Equity (Unaudited)

(in thousands)

	General partner interest	Limited partner interest	Total partners’ equity
Balance, December 31, 2022	$13	$125,142	$125,155
Net income	—	4,248	4,248
Share based compensation	—	32	32

Balance, March 31, 2023	$13	$129,422	$129,435

	General partner interest	Limited partner interest	Total partners’ equity
Balance, December 31, 2023	$15	$150,757	$150,772
Net income	1	5,187	5,188
Share based compensation	—	66	66

Balance, March 31, 2024	$16	$156,010	$156,026

The accompanying notes are an integral part of these condensed consolidated financial statements.

Flogistix, LP

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Month Ended March 31,
	2024	2023

Cash flows from operating activities:
Net income	$5,188	$4,248
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8,895	6,641
Share-based compensation	66	32
Amortization of loan origination fees	140	184
Gain (loss) on sale of assets, net	5	(3)
Release for expected credit losses	—	(34)
Other	25	19
Changes in operating assets and liabilities:
Accounts receivable	11,586	2,325
Inventories	(967)	(11,604)
Interest receivable from affiliate	(22)	(19)
Other assets	(1,603)	(1,947)
Accounts payable	2,073	(2,656)
Accrued liabilities	(882)	748
Deferred revenue	(785)	230

Net cash provided by (used) in operating activities	23,719	(1,836)

Cash flows from investing activities:
Purchases and manufacturing of property, plant, and equipment	(28,891)	(22,833)
Proceeds from disposals of property, plant, and equipment	(5)	—
Payments for intangible assets	(25)	(31)

Net cash used in investing activities	(28,921)	(22,864)

Cash flows from financing activities:
Change in book overdraft	1,507	7,494
Payments on finance leases	(924)	(607)
Proceeds from revolving line of credit	61,280	58,568
Payments on revolving line of credit	(58,910)	(40,616)
Debt issuance costs	—	(2)
Proceeds from affiliate on note receivable	—	211
Payments to affiliate on note receivable	—	(30)
Other	24	—

Net cash provided by financing activities	2,977	25,018
Net increase (decrease) in cash	(2,225)	318
Cash at beginning of period	2,610	1,614

Cash at end of period	$385	$1,932

Supplemental cash flow information:
Interest paid	$3,864	$2,569
Finance lease right-of-use assets recognized	1,702	1,076

The accompanying notes are an integral part of these condensed consolidated financial statements.

Flogistix, LP

Notes to the Condensed Consolidated Financial Statements

(in thousands, except unit data)

NOTE 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Flogistix, LP (the “Partnership” or the “Company”) is a Texas limited partnership in the business of capturing natural gas from tanks and other production equipment for its customers primarily through providing natural gas compression equipment and services, along with improving natural gas and crude oil production. On December 12, 2014, WDE Flogistix Aggregate, LLC (“WDE”) and certain managers of the Partnership purchased 100% of Flogistix Holdings, LLC which owns the interests in the limited and general partner of the Partnership. The Partnership interests are allotted 99.99% to the limited partner and 0.01% to the general partner. The Partnership’s headquarters and primary administrative offices are in Oklahoma City, Oklahoma, and its manufacturing facilities are located in Pampa, Texas, El Reno, Oklahoma and Gillette, Wyoming. The Partnership provides services in the Mid Continent of Texas, Kansas, and Oklahoma, the Bakken Shale formation in North Dakota, the Eagle Ford Shale formation in South Texas, the Permian Basin in West Texas and New Mexico, the Marcellus-Utica Shale in Ohio, Pennsylvania and West Virginia, and throughout the Rocky Mountains (Wyoming, Colorado, New Mexico, and Utah).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Partnership and its wholly owned subsidiaries, Flogistix ULC, and Flogistix Global OBU LLC.

The condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all normal and recurring adjustments that are, in the opinion of management, necessary for a fair statement of the Company’s financial position, results of operations, changes in members’ equity, and cash flows for the periods presented.

These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2023 and 2022 (“2023 consolidated financial statements and report of independent certified public accountant”).

Principles of Consolidation

The Company’s condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated upon consolidation. There are no items of comprehensive income.

Significant Accounting Policies

The significant accounting policies followed by the Company are set forth in Note 2 to the Company’s consolidated financial statements in its 2023 consolidated financial statements and report of independent certified public accountant and are supplemented by the notes to the unaudited condensed consolidated financial statements in this report.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the accounting for and recognition and disclosure of the reported

Flogistix, LP

Notes to the Condensed Consolidated Financial Statements

(in thousands, except unit data)

balances of assets, liabilities, and equity at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period then ended. The estimates and assumptions used in these condensed consolidated financial statements are based upon management’s evaluation of relevant facts and circumstances as of the date of the financial statements. Actual results could differ from these estimates and assumptions and such differences could be material to the condensed consolidated financial statements. Significant estimates and assumptions include, but are not limited to, those related to, allowances for expected credit losses, estimated useful lives assigned to long-lived assets, share-based compensation and impairment of long-lived assets including goodwill.

New Accounting Pronouncements

Recently Issued Accounting Standards Not Yet Adopted

In March 2024, FASB issued Accounting Standards Update No. 2024-01, “Compensation- Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards.” ASU 2024-01 provides an illustrative example that includes four fact patterns to demonstrate how an entity should apply the scope guidance in paragraph 718-10-15-3 to determine whether a profits interest award should be accounted for in accordance with Topic 718. ASU 2024-01 is effective for fiscal years beginning after December 15, 2025. The Company is currently evaluating the impact of ASU 2024-01 on its consolidated financial statements and related disclosures.

The Company considers the applicability and impact of all ASU. ASUs not listed above were assessed and determined to be either not applicable, previously disclosed, or not material upon adoption.

Customer Concentration

The Company has one customer accounting for more than 10% of its accounts receivable as of March 31, 2024 and December 31, 2023. The Company has two and one customers accounting for more than 10% of its revenue for the periods ended March 31, 2024 and March 31, 2023, respectively.

Accounts Receivable, Net

Accounts receivables are presented net of an allowance for expected credit losses, which amounted to $45 as of March 31, 2024 and December 31, 2023.

The following table summarizes the change in the accounts receivables allowance for credit losses:

	March 31, 2024	December 31, 2023
Beginning balance	$45	$45
Reversal of allowance for credit losses	—	—
Allowance for credit losses	—	—

Ending balance	$45	$45

NOTE 3—NOTE RECEIVABLE—RELATED PARTY

As of March 31, 2024, the Partnership has an amount due from Flogistix Holdings, LLC (“Holder”) for the funding of a note receivable for $2,229, which is due from BMT Investment Partners, Ltd. (“BMT”), an entity managed by an officer

Flogistix, LP

Notes to the Condensed Consolidated Financial Statements

(in thousands, except unit data)

and director of the Partnership. The amount due is classified as long-term as the maturity date shall be the earliest to occur of (i) a sale of Holder, which shall include any merger, consolidation, or transfer of more than 50% of the issued and outstanding membership interest or assets of Holder, or a sale of substantially all of the assets of Flogistix, LP, a subsidiary of Holder, (ii) the date that is six months following receipt of written notice from Holder that this note is due and payable, or (iii) August 5, 2026 (“Maturity Date Events”). The carrying amount is captured in the accompanying condensed consolidated balance sheet in Note receivable—related party. The note is collateralized by BMT’s interest in the Partnership and a personal guarantee.

The note accrues interest to the Partnership at 4.0% and is also due at the earliest of the Maturity Date Events to occur. As of March 31, 2024 and December 31, 2023, accrued interest receivable was $317 and $295, respectively, which is included in note receivable—related party within the accompanying condensed consolidated balance sheets. Interest income for the periods ended March 31, 2024 and March 31, 2023, amounted to $22 and $19, respectively.

NOTE 4—INVENTORIES

Inventories consisted of the following:

	March 31, 2024	December 31, 2023
Parts and raw materials	$69,713	$70,618
Work in process	8,409	6,486
Finished goods	1,525	1,601

Total inventories, net	$79,647	$78,705

NOTE 5—PROPERTY, PLANT, AND EQUIPMENT, NET

Property, plant, and equipment, net consisted of the following:

	March 31, 2024	December 31, 2023
Land	$144	$144
Buildings and leasehold improvements	8,178	7,892
Rental compressors	352,239	324,924
Furniture, fixtures, and office equipment	721	720
Methane detection equipment	1,701	1,669
Shop equipment	11,333	10,459
Computers, computer equipment, and software	16,775	15,960
Construction in progress	631	1,192
Construction in progress—internally developed software (Note 6)	2,695	2,758
Vehicles under finance lease	16,367	15,365
Vehicles owned	2,493	2,399

Total cost	413,277	383,482
Less accumulated depreciation	(146,940)	(139,592)

Total property, plant, and equipment, net	$266,337	$243,890

Flogistix, LP

Notes to the Condensed Consolidated Financial Statements

(in thousands, except unit data)

Depreciation expense for property, plant, and equipment was $7,521 and $5,558 for the periods ended March 31, 2024, and March 31, 2023, respectively. Accumulated depreciation of rental compressors included in total accumulated depreciation was $119,004 and $113,187 as of March 31, 2024 and December 31, 2023, respectively. Accumulated amortization of vehicles under finance leases included in total accumulated depreciation was $9,022 and $9,098 as of March 31, 2024, and December 31, 2023, respectively.

NOTE 6—GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill

The Partnership had goodwill of $7,553, allocated across its reporting units. The Partnership has determined that no impairment of goodwill existed on March 31, 2024, and December 31, 2023. Accumulated impairment loss was $4,543, as of those same periods ended.

Intangible Assets, Net

Intangible assets, net consisted of the following as of March 31, 2024:

(in thousands)	Intangible Assets, Gross	Accumulated Amortization	Intangible Assets, Net	Weighted Average Remaining Useful Life (Years)
Trade name	$13,000	$7,092	$5,908	7.8
Internally developed software	1,400	1,400	—	—
Customer listing	12,000	7,420	4,580	5.8
Patents	1,354	311	1,043	12.9
Trademarks	47	28	19	3.8

Total	$27,801	$16,251	$11,550

Intangible assets, net consisted of the following as of December 31, 2023:

(in thousands)	Intangible Assets, Gross	Accumulated Amortization	Intangible Assets, Net	Weighted Average Remaining Useful Life (Years)
Trade name	$13,000	$6,901	$6,099	8.0
Internally developed software	1,400	1,400	—	—
Customer listing	12,000	7,220	4,780	6.0
Patents	1,329	295	1,034	13.2
Trademarks	47	26	21	4.0

Total	$27,776	$15,842	$11,934

In addition to the internally developed software previously placed into service, the Partnership placed an additional $790 and $0 into service for the quarters ended March 31, 2024 and March 31, 2023, respectively. Amortization expense of intangible assets was $409 and $445 for the periods ending March 31, 2024 and March 31, 2023, respectively.

Flogistix, LP

Notes to the Condensed Consolidated Financial Statements

(in thousands, except unit data)

Amortization expense in each of the next five years is expected to consist of:

Amount
Remainder of 2024	$1,240
2025	1,654
2026	1,654
2027	1,654
2028	1,648
Thereafter	3,700

Total	$11,550

NOTE 7—LONG-TERM DEBT

In January 2011, the Partnership executed a revolving line of credit (the “Credit Agreement”) with a bank. The Credit Agreement is subject to a borrowing base based on specified percentages of eligible accounts receivable, inventory, and rental compressors which also serves as collateral for the line of credit.

Additionally, the Partnership entered into the First Amended and Restated Credit Agreement in December 2013 and the Second Amended and Restated Credit Agreement in July 2015, both of which served to amend and restate the existing Credit Agreement and to adjust the lending parties’ respective percentage interests in the extension of credit outstanding thereunder.

In July 2019, the Partnership entered into the First Amendment of the Second Amended and Restated Credit Agreement with a maximum borrowing capacity of $137,500 and includes an additional $75,000 accordion feature.

In December 2022, the Partnership entered into the Third Amendment of the Second Amended Restated Credit Agreement increasing the maximum borrowing capacity to $242,500.

As of March 31, 2024, the Partnership had a borrowing base of $242,500 and related availability of $38,600 that is net of a $6,700 availability reserve for inventory, rental, credit card, and state sales tax obligations. The availability reserve is assessed on a month-to-month basis and functions as a reduction to our related availability, insuring anticipated rent, credit card, and state sales tax liabilities. The facility matures in December 2027 and bears interest at the Secured Overnight Financing Rate (SOFR), plus an applicable spread. Additionally, the frequency of interest payments is based on the interest rate elections made by the Partnership and are typically monthly but can be bimonthly. The weighted average interest rate as of March 31, 2024 and December 31, 2023, is 7.98% and 8.28%, respectively.

The Credit Agreement contains certain financial and nonfinancial covenants, including a requirement to maintain certain fixed charge coverage and leverage ratios. As of March 31, 2024, the Partnership is in compliance with said covenants. The revolving line of credit does not have minimum repayment requirements but is due in full upon maturity and is thus classified as noncurrent in the accompanying consolidated balance sheets.

Flogistix, LP

Notes to the Condensed Consolidated Financial Statements

(in thousands, except unit data)

Future minimum payments of principal on the Credit Agreement as of March 31, 2024 will consist of:

Amount
Remainder of 2024	$—
2025	—
2026	—
2027	197,200

Total payments	$197,200

Loan origination fees of $2,546 and $2,723 as of March 31, 2024 and December 31, 2023, respectively, are classified within other assets, net and are being amortized over the term of the Partnership’s revolving line of credit which matures in December 2027.

Book overdraft of $6,893 and $5,386, as of March 31, 2024 and December 31, 2023, respectively, will be paid by the revolving line of credit as checks are presented to the bank.

For the periods ended March 31, 2024 and March 31, 2023, interest expense totaled $3,915 and $2,559, respectively.

NOTE 8—COMMITMENTS AND CONTINGENCIES

Litigation

The Partnership, at times, might be subject to claims and pending legal proceedings that could involve product liability and employment issues. These proceedings are, in the opinion of management, ordinary routine matters incidental to the normal business conducted by the Partnership. In the opinion of management, such proceedings are substantially covered by insurance, and the ultimate disposition of such proceedings are not expected to have a material adverse effect on the Partnership’s financial position, results of operations, or cash flows.

Flogistix, LP

Notes to the Condensed Consolidated Financial Statements

(in thousands, except unit data)

NOTE 9—REVENUE FROM CONTRACTS WITH CUSTOMERS

Disaggregation of Revenue

The following table presents our revenue from contracts with customers by reportable segment (see Note 12 – “Segments and Geographic Information”) and disaggregated by geographical region and type of good or service:

	Three months ended
	March 31, 2024	March 31, 2023
Field Services
Permian Basin	$17,415	$13,398
DJ Basin & Piecance/Uinta Basin	6,323	5,313
Midcontinent, Barnett & East Texas	2,306	2,604
Eagle Ford	2,357	1,769
Marcellus/Utica Basin	2,582	1,771
Bakken & Powder River	3,376	2,310
Other	594	530

Total field services revenue	$34,953	$27,695
Compressor and Fabricated Equipment Sales
Permian Basin	$3,833	$3,671
DJ Basin & Piecance/Uinta Basin	42	240
Midcontinent, Barnett & East Texas	25	631
Eagle Ford	349	—
Marcellus/Utica Basin	—	—
Bakken & Powder River	368	3,080
Other	—	—

Total compressor and fabricated equipment sales	$4,617	$7,622
Aftermarket Part Sales and Services
Parts	$4,150	$2,357
Services	588	391

Total aftermarket parts sales and services	$4,738	$2,748
Other	$308	$187

Total Revenues	$44,616	$38,252

Flogistix, LP

Notes to the Condensed Consolidated Financial Statements

(in thousands, except unit data)

The following table disaggregates the amounts and percentages attributed to each major customer for the periods presented:

	Three months ended March 31, 2024		Three months ended March 31, 2023
(in thousands)	Amount ($)	% of Revenue	Amount ($)	% of Revenue

Customer A
Field services	$947	2.1%	$874	2.3%
Aftermarket part sales and services	1,419	3.2%	312	0.8%
Compressor and fabricated equipment sales	1,890	4.2%	634	1.7%

Total Customer A	$4,256	9.5%	$1,820	4.8%

Customer B
Field services	6,529	14.6%	4,688	12.3%
Aftermarket part sales and services	162	0.4%	37	0.1%
Other	22	0.1%	7	0.0%

Total Customer B	$6,713	15.1%	$4,732	12.4%

Customer C
Field services	2,365	5.3%	1,475	3.9%
Aftermarket part sales and services	1,629	3.7%	786	2.0%
Compressor and fabricated equipment sales	987	2.2%	—	—
Other	40	0.1%	33	0.1%

Total Customer C	$5,021	11.3%	$2,294	6.0%

Flogistix, LP

Notes to the Condensed Consolidated Financial Statements

(in thousands, except unit data)

	March 31, 2024		December 31, 2023
(in thousands)	Amount ($)	% of Total Accounts Receivable	Amount ($)	% of Total Accounts Receivable

Customer A
Field services	$612	3.6%	$585	2.0%
Aftermarket part sales and services	668	3.9%	908	3.2%
Compressor and fabricated equipment sales	2,031	12.0%	9,695	33.6%

Total Customer A	$3,311	19.5%	$11,188	38.8%

Customer B
Field services	1,439	8.5%	75	0.3%
Aftermarket part sales and services	61	0.4%	33	0.1%

Total Customer B	$1,500	8.9%	$108	0.4%

Customer C
Field services	246	1.5%	520	1.8%
Aftermarket part sales and services	883	5.2%	539	1.9%
Compressor and fabricated equipment sales	428	2.5%	4,010	13.9%
Other	23	0.1%	24	0.1%

Total Customer C	$1,580	9.3%	$5,093	17.7%

Contract Balances

The following table provides information about accounts receivable and contract liabilities from contracts with customers:

	March 31, 2024	December 31, 2023
Accounts receivable, net	$16,908	$30,777
Contract liabilities	3,906	4,691

Contract liabilities represent consideration received or consideration which is unconditionally due from customers prior to transferring goods or services to the customer under the terms of the contract and is included within deferred revenue. Revenue recognized during the periods ended March 31, 2024 and March 31, 2023, from amounts included in contract liabilities at the beginning of each period was $2,089 and $15, respectively.

NOTE 10—EQUITY-BASED COMPENSATION

On December 12, 2014, October 13, 2016, and February 10, 2022 Flogistix Holdings, LLC, the Partnership’s parent, issued incentive awards to certain employees in the form of profit interest units. Class B and C awards are accounted for as stock-based compensation. Class B units fully vest in equal installments over a three-year period from the grant date, so long as the holder has remained continuously employed by the Partnership for the vesting period. Class C units fully vest upon consummation of a sale transaction in which the Multiple on

Flogistix, LP

Notes to the Condensed Consolidated Financial Statements

(in thousands, except unit data)

Invested Capital (“MOIC”) must be at least 3.5x of WDE’s investment in the Partnership and the holder of the Class C unit awards have remained continuously employed from the initial date of employment through the date of the sale transaction.

For Class B shares, the Partnership recognizes compensation expense over the 3-year vesting from the date of issuance.

Class C awards become exercisable only upon the occurrence of the sale transaction and, in accordance with US GAAP, will be recorded as compensation expense when it is deemed probable a sale transaction will occur.

On February 29, 2024, WDE closed on a continuation vehicle transaction, whereby existing investors in WDE were allowed to exit their investment and be replaced by new investors. As part of this transaction, Class B-1 and B-2 Units of the Partnership’s parent were exchanged into Class A units. Class B-3 and C Units did not meet threshold requirements for conversion to Class A Units and were cancelled. Class A Units represent a direct ownership in the Partnership.

On February 29, 2024, as a result of the previous Class B and C Units being exchanged or cancelled, the Partnership’s parent, authorized a new issuance of 8,160 Class B Units, of which 7,262 units were granted to employees and will vest in equal annual installments over a five-year period from the grant date. The grant date fair value of the new Class B Units was $360/Unit.

The compensation cost is accounted for as a deemed contribution from the Parent within the accompanying consolidated statements of partner’s equity.

The aggregate recognized compensation expense for Class B shares was $66 and $32 as of March 31, 2024 and March 31, 2023.

The aggregate unrecognized compensation expense for Class B shares was $2,716 and $233 as of March 31, 2024 and March 31, 2023.

NOTE 11—FAIR VALUE MEASUREMENTS

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable and accounts payable where the carrying value approximates fair value due to the short-term nature of each instrument.

The fair values of the note receivable with related party and revolving line of credit approximate to their carrying values.

The Company did not have any assets or liabilities that were measured at fair value on a recurring basis at March 31, 2024 and March 31, 2023.

NOTE 12—SEGMENT AND GEOGRAPHIC INFORMATION

The Partnership’s reportable business segments consist of Field Services, Compressor and Fabricated Equipment Sales, and Aftermarket Part Sales and Services. These three segments align with our internal reporting and are reflective of how management has organized the entity for the purpose of making operating decisions and assessing performance. Our reportable segments were identified based on a variety of factors,

Flogistix, LP

Notes to the Condensed Consolidated Financial Statements

(in thousands, except unit data)

including the level at which budgets and forecasts are prepared and reviewed, the information reviewed by our chief operating decision maker, and the information provided to the Partnership’s board of directors. Refer to Note 9 – “Revenue from Contracts with Customers,” for a discussion of the types of products and services from which each reportable segment derives its revenues.

Our chief operating decision maker, who is our chief executive officer, evaluates the performance of each segment based on its respective revenues and segment gross margin. Assets by reportable segment is not considered in performance review and allocation of resources. Segment gross margin is defined as revenues less cost of sales, excluding depreciation. Expenses below the gross margin line are not allocated across operating segments, as they relate primarily to the overall management of the consolidated entity. The remainder of our business operations is presented as “Other,” and consists of corporate and other immaterial operations.

The following table presents our measurements of revenues and segment gross margin for the periods indicated.

	field Service	Compressor and Fabricated Equipment Sales	Aftermarket Part Sales and Services	Other	Total

Three months ended March 31, 2024
Revenues	$34,953	$4,617	$4,738	$308	$44,616
Segment gross margin(1)	22,901	1,329	1,383	25	25,638

March 31, 2023
Revenues	$27,695	$7,622	$2,748	$187	$38,252
Segment gross margin(1)	17,927	2,061	491	(48)	20,431

(1)	The segment gross margin used by our chief operating decision maker in assessing the performance of and allocating resources to our segments excludes depreciation.

The reconciliation of the totals reported for our reportable segments to the applicable line items within the accompanying consolidated financial statements for the years ended March 31, 2024 and 2023 is as follows:

	Three months ended
	March 31, 2024	March 31, 2023
Net income (loss)	$5,188	4,248
Interest expense	4,231	2,806
Other income, net	(66)	(111)
Depreciation and amortization	8,895	6,641
Selling, general, and administrative expenses	7,390	6,847

Total gross margin	$25,638	20,431

As of March 31, 2024 and 2023, our operations are primarily confined to the United States. Therefore, we have limited revenues and capitalized fixed assets in any geographic areas outside of the United States.

Flogistix, LP

Notes to the Condensed Consolidated Financial Statements

(in thousands, except unit data)

NOTE 13—SUBSEQUENT EVENTS

The Partnership evaluated subsequent events through August 29, 2024, the date that the Condensed Consolidated Financial Statements were available to be issued.

In May 2024, the Partnership’s parent, awarded 408 Class B Units from the unissued pool of units authorized on February 29, 2024.

Contribution agreement

On June 20, 2024, GEC Estis Holdings LLC, Flowco Production Solutions LLC, and Flogistix Holdings, LLC, transferred, assigned and contributed to Flowco MergeCo LLC, and Flowco MergeCo LLC accepted and acquired, equity interests in their subsidiaries and related assets, including equity interest in the Partnership and its general partner.

Credit Agreement

On August 20, 2024, certain wholly-owned subsidiaries of Flowco MergeCo LLC, Flowco MasterCo LLC, Flowco Productions LLC, Estis Intermediate Holdings, LLC and Flogistix Intermediate Holdings, LLC, as borrowers, and other loan parties entered into a first lien credit agreement which provides for a $700 million aggregate principal amount senior secured revolving credit facility (the “Credit Agreement”). The Credit Agreement continues the prior Revolving Credit Facility (as described in Note 7), and borrowings were used to repay all outstanding indebtedness under then-existing credit agreements with Flowco Productions LLC and Flogistix Intermediate Holdings, LLC.

     Shares

Flowco Holdings Inc.

Class A Common Stock

PROSPECTUS

J.P.Morgan

Jefferies

Piper Sandler

Evercore ISI

BofA Securities

BMO Capital Markets

Fearnley Securities

Pareto Securities

Pickering Energy Partners

TPH&Co.

   , 2024

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other expenses of issuance and distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder (excluding the underwriters’ discount and commission). All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the New York Stock Exchange listing fee.

SEC registration fee	$	*
FINRA filing fee		*
New York Stock Exchange listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky qualification fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be filed by amendment

Item 14. Indemnification of directors and officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors or officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director or officer of Flowco Holdings Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Upon consummation of the Transactions, our amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent sales of unregistered securities.

On July 25, 2024, Flowco Holdings Inc. agreed to issue 1,000 shares of common stock, par value $0.01 per share, which will be redeemed upon the consummation of the Transactions, to Flowco LLC in exchange for $10.00. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

Item 16. Exhibits and financial statements.

The following documents are filed as exhibits to this registration statement.

Exhibit No.		Description

1.1	*	Form of Underwriting Agreement.

2.1	**	Contribution Agreement, dated as of June 20, 2024, by and among Flowco MergeCo LLC, GEC Estis Holdings LLC, Flowco Production Solutions, L.L.C. and Flogistix Holdings, LLC.

3.1	**	Certificate of Incorporation of Flowco Holdings Inc., as in effect prior to the consummation of the Transactions.

3.2		Form of Amended and Restated Certificate of Incorporation of Flowco Holdings Inc., to be in effect upon the consummation of the Transactions.

3.3	**	Bylaws of Flowco Holdings Inc., as in effect prior to the consummation of the Transactions.

3.4		Form of Amended and Restated Bylaws of Flowco Holdings Inc. to be in effect upon the consummation of the Transactions.

4.1	*	Specimen Stock Certificate evidencing the shares of Class A common stock.

5.1	*	Opinion of Sidley Austin LLP.

10.1		Form of Tax Receivable Agreement, to be effective upon the consummation of the Transactions.

10.2		Form of Second Amended and Restated LLC Agreement of Flowco MergeCo LLC, to be effective upon the consummation of the Transactions.

10.3		Form of Stockholders Agreement, to be effective upon the consummation of the Transactions.

10.4		Form of Registration Rights Agreement, to be effective upon the consummation of the Transactions.

10.5		Form of Indemnification Agreement

10.6	**	Second Amended and Restated Credit Agreement, dated as of August 20, 2024, by and among, Flowco MasterCo LLC, Flowco Productions LLC, Estis Intermediate Holdings, LLC, Flogistix Intermediate Holdings, LLC, as borrowers, the Loan Parties named therein, the Lenders named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent, and the Joint Bookrunner and Joint Lead Arrangers named therein.

10.7	#	Form of Flowco Holdings Inc. Equity and Incentive Plan.

10.8	#	Form of Restricted Stock Unit Award Agreement

10.9	**#	Executive Employment Agreement by and between Joe Bob Edwards and Flowco MasterCo, LLC, dated as of November 1, 2024.

10.10	**#	Executive Employment Agreement by and between Jonathan W. Byers and Flowco MasterCo, LLC, dated as of October 14, 2024.

10.11	**#	Executive Employment Agreement by and between Chad Roberts and Flowco MasterCo, LLC, dated as of October 29, 2024.

10.12	**#	Executive Employment Agreement by and between Mims Talton and Flowco MasterCo, LLC, dated as of October 29, 2024.

10.13	**#	Executive Employment Agreement by and between John Gatlin and Flowco MasterCo, LLC, dated as of November 26, 2024.

10.14	#	Form of Restricted Stock Unit Award Agreement (Non-Employee Director)

10.15	**	First Amendment to Second Amended and Restated Credit Agreement, dated as of November 27, 2024.

Exhibit No.		Description

10.16	#	Executive Employment Agreement by and between Joel Lambert and Flowco Masterco, LLC, dated as of December 6, 2024.

10.17	*	Form of Master Reorganization Agreement by and among Flowco Holdings Inc., Flowco MergeCo LLC, GEC Estis Holding LLC, Flowco Production Solutions, L.L.C., Flogistix Holdings LLC, each Blocker Merger Sub, each Blocker Entity and each Blocker Entity Shareholder, dated as of [•], 2025.

21.1	**	List of Subsidiaries of Flowco Holdings Inc.

23.1		Consent of PricewaterhouseCoopers LLP, as to the consolidated financial statements of Flowco Holdings Inc.

23.2		Consent of PricewaterhouseCoopers LLP, as to the consolidated financial statements of Flowco MergeCo LLC

23.3		Consent of PricewaterhouseCoopers LLP, as to the consolidated financial statements of Flowco Production Solutions, L.L.C.

23.4		Consent of Grant Thornton LLP, as to the consolidated financial statement of Flogistix, LP

23.5	*	Consent of Sidley Austin LLP (contained in its opinion filed as Exhibit 5.1 hereto).

23.6	**	Consent of Rystad Energy Inc.

24.1		Power of Attorney (included on signature page of the initial filing of the Registration Statement).

99.1	**	Consent of Paul W. Hobby to be named as a director nominee

99.2	**	Consent of Cynthia L. Walker to be named as a director nominee

99.3	**	Consent of William H. White to be named as a director nominee

107	**	Filing fee table

*	To be filed by amendment
**	Previously filed
#	Indicates management contract or compensatory plan

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby further undertakes that:

1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on December 20, 2024.

Flowco Holdings Inc.

By:	/s/ Joseph R. Edwards
Joseph R. Edwards
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph R. Edwards	President and Chief Executive Officer (Principal Executive Officer); Director	December 20, 2024
Joseph R. Edwards

/s/ Jonathan W. Byers	Chief Financial Officer (Principal Financial Officer)	December 20, 2024
Jonathan W. Byers

*	Controller (Principal Accounting Officer)	December 20, 2024
Jim Merrill

*	Director	December 20, 2024
Alexander Chmelev

*	Director	December 20, 2024
Jonathan B. Fairbanks

*	Director	December 20, 2024
Ben A. Guill

*By:	/s/ Joseph R. Edwards
Joseph R. Edwards Attorney-in-fact